Exhibit 10.4

Execution Version

LOAN AGREEMENT

Dated as of November 8, 2026

among

CORMEDIX INC.

(as Borrower and a Credit Party),

THE GUARANTORS SIGNATORY HERETO OR OTHERWISE PARTY HERETO FROM TIME TO TIME

(as additional Credit Parties),

BIOPHARMA CREDIT PLC

(as Collateral Agent),

BPCR LIMITED PARTNERSHIP

(as a Lender)

and

BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP

(as a Lender)

i

5.	AFFIRMATIVE COVENANTS		44
	5.1	Maintenance of Existence	44
	5.2	Financial Statements, Notices	45
	5.3	Taxes	48
	5.4	Insurance	49
	5.5	Operating Accounts	49
	5.6	Compliance with Laws	50
	5.7	Protection of Intellectual Property Rights	50
	5.8	Books and Records	52
	5.9	Access to Collateral; Audits	52
	5.10	Use of Proceeds	52
	5.11	Further Assurances	52
	5.12	Additional Collateral	52
	5.13	Formation or Acquisition of Subsidiaries; Designated Guarantors	54
	5.14	Post-Closing Requirements	54
	5.15	Environmental	55
	5.16	Inventory; Returns; Maintenance of Properties	56
	5.17	Regulatory Obligations; Maintenance of Regulatory Approval; Manufacturing, Marketing and Distribution	56
	5.18	Material Contracts; Collateral Documents; Permitted Royalty Agreement Documents; Permitted Royalty Financing Documents; Permitted Acquisition Royalty Documents	56
	5.19	Protection of Regulatory Materials	57
	5.20	Privacy, Cybersecurity, and Data Protection	57

6.	NEGATIVE COVENANTS		58
	6.1	Dispositions	58
	6.2	Fundamental Changes; Location of Collateral	58
	6.3	Mergers, Acquisitions, Liquidations or Dissolutions	59
	6.4	Indebtedness	59
	6.5	Encumbrances	59
	6.6	No Further Negative Pledges; Negative Pledge	60
	6.7	Maintenance of Collateral Accounts	60
	6.8	Distributions; Investments	60
	6.9	No Restrictions on Subsidiary Distributions	60
	6.10	Subordinated Debt; Permitted Convertible Indebtedness; Permitted Royalty Agreement Documents; Permitted Royalty Financing; Permitted Other Royalty Financing; Permitted Acquisition Royalty Documents	61
	6.11	Amendments or Waivers of Organizational Documents	63
	6.12	Compliance	63
	6.13	Compliance with Sanctions, Export and Import Laws, Anti-Corruption Laws and Anti-Money Laundering Laws	63
	6.14	Material Contracts	64

7.	EVENTS OF DEFAULT		65
	7.1	Payment Default	65
	7.2	Covenant Default	65
	7.3	Withdrawal Event; Material Adverse Change	66
	7.4	Attachment; Levy; Restraint on Business	66
	7.5	Insolvency	66
	7.6	Other Agreements	67
	7.7	Judgments	68
	7.8	Misrepresentations	68
	7.9	Loan Documents; Collateral	68
	7.10	ERISA Event	68
	7.11	Intercreditor Agreements	69

8.	RIGHTS AND REMEDIES UPON AN EVENT OF DEFAULT		69
	8.1	Rights and Remedies	69
	8.2	Power of Attorney	71
	8.3	Application of Payments and Proceeds Upon Default	71
	8.4	Collateral Agent’s Liability for Collateral	71
	8.5	No Waiver; Remedies Cumulative	71
	8.6	Demand Waiver; Makewhole Amount; Prepayment Premium; Additional Consideration	72

ii

9.	NOTICES		72

10.	CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER		74

11.	GENERAL PROVISIONS		74
	11.1	Successors and Assigns	74
	11.2	Indemnification	75
	11.3	Severability of Provisions	76
	11.4	Correction of Loan Documents	76
	11.5	Amendments in Writing; Integration	76
	11.6	Counterparts	77
	11.7	Survival; Termination	77
	11.8	Confidentiality	77
	11.9	Attorneys’ Fees, Costs and Expenses	78
	11.10	Right of Setoff	78
	11.11	Marshalling; Payments Set Aside	78
	11.12	Electronic Execution of Documents	78
	11.13	Captions	78
	11.14	Construction of Agreement	79
	11.15	Third Parties	79
	11.16	No Advisory or Fiduciary Duty	79
	11.17	Credit Parties’ Agent	79

12.	COLLATERAL AGENT		80
	12.1	Appointment and Authority	80
	12.2	Rights as a Lender	80
	12.3	Exculpatory Provisions	80
	12.4	Reliance by Collateral Agent	81
	12.5	Delegation of Duties	81
	12.6	Resignation of Collateral Agent	81
	12.7	Non-Reliance on Collateral Agent and Other Lenders	82
	12.8	Collateral and Guaranty Matters	82
	12.9	Reimbursement by Lenders	83
	12.10	Notices and Items to Lenders	83

13.	DEFINITIONS		84
	13.1	Definitions	84

Exhibit A: Loan Advance Request Form

Exhibit B-1: Form of Tranche A Term Loan Note

Exhibit B-2: Form of Tranche B Term Loan Note

Exhibit C: Form of Security Agreement

Exhibit D: Commitments; Notice Addresses

Exhibit E: Form of Compliance Certificate

Exhibit F-1: Form of U.S. Tax Compliance Certificate for Foreign Lenders that Are Not Partnerships for U.S. Federal Income Tax Purposes

Exhibit F-2: Form of U.S. Tax Compliance Certificate for Foreign Participants that Are Not Partnerships for U.S. Federal Income Tax Purposes

Exhibit F-3: Form of U.S. Tax Compliance Certificate for Foreign Participants that Are Partnerships for U.S. Federal Income Tax Purposes

Exhibit F-4: Form of U.S. Tax Compliance Certificate for Foreign Lenders that Are Partnerships for U.S. Federal Income Tax Purposes

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of November 8, 2026 (the “Effective Date”) by and among CORMEDIX INC., a Delaware corporation (as “Borrower” and a Credit Party), the Guarantors signatory hereto or otherwise party hereto from time to time, as additional Credit Parties, BIOPHARMA CREDIT PLC, a public limited company incorporated under the laws of England and Wales with company number 10443190 (as the “Collateral Agent”), BPCR LIMITED PARTNERSHIP, a limited partnership established under the laws of England and Wales with registration number LP020944 (as a “Lender”) and BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP, a Cayman Islands exempted limited partnership acting by its general partner, BioPharma Credit Investments V GP LLC (as a “Lender”), provides the terms on which each Lender shall make, and Borrower shall repay, the Credit Extensions (as hereinafter defined).

1. ACCOUNTING AND OTHER TERMS

1.1 Accounting. Except as otherwise expressly provided herein, all accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in conformity with GAAP. Calculations and determinations must be made following GAAP. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document (including for purposes of measuring compliance with any provision of Section 6), and either Borrower or the Collateral Agent shall so request, the Collateral Agent and Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP; provided, that, until so amended, (x) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (y) all financial statements, Compliance Certificates and similar documents provided, delivered or submitted hereunder shall be provided, delivered or submitted together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts referred to herein, including in Section 5 and Section 6 shall be made, without giving effect to any election under ASC 825-10 (or any other Financial Accounting Standards Board Accounting Standards Codification (“ASC”) or Financial Accounting Standard or Applicable Accounting Standard (including IFRS 9) having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”. Notwithstanding anything to the contrary above or in the definition of “Capital Lease Obligations”, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of ASC 842 shall continue to be accounted for as operating leases for all purposes hereunder or under any other Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Leases.

1.2 Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.

1.3 Currency. For purposes of Sections 5 and 6 hereof and solely with respect to the amount of any Indebtedness, Investment or other transaction made or consummated in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred after the time such Indebtedness, Investment or other transaction is incurred, made or consummated (so long as such Indebtedness, Investment or other transaction, at the time incurred, made or consummated, was permitted hereunder) solely as a result of changes in rates of currency exchange occurring over time.

1.4 SOFR. The Collateral Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Collateral Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. The Collateral Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2. LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender the outstanding principal amount of the Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Term Loans.

(a) Availability. Subject to the terms and conditions of this Agreement (including Sections 3.1, 3.2, 3.3, 3.4 and 3.5):

(i) (A) Borrower agrees to request the Tranche A Loan Amount in accordance with Section 3.5, and each Lender severally agrees to make a term loan to Borrower on the Tranche A Closing Date in an original principal amount equal to such Lender’s Applicable Percentage of the Tranche A Loan Amount and, for the avoidance of doubt, not greater than such Lender’s Tranche A Commitment (the “Tranche A Loan”); provided, however, that the parties hereto hereby agree that if Borrower does not deliver the completed and duly executed Advance Request Form for the Tranche A Loan pursuant to Section 3.1(a)(ii) and Borrower or any of its Subsidiaries consummates the Heron Acquisition Transaction or any other transaction involving the acquisition, directly or indirectly, of one or more of the Heron Acquisition Products on or before the Tranche A Commitment End Date, Borrower shall be and is deemed to have requested the Tranche A Loan in accordance with Section 2.2(h) and Section 3.5.

(ii) (A) if the Tranche B Closing Date is the First Closing Date and the use of proceeds thereof are to fund the Other Acquisition Transaction, Borrower agrees to request the Tranche B Loan Amount in accordance with Section 3.5, and each Lender severally agrees to make a term loan to Borrower on the Tranche B Closing Date in an original principal amount equal to such Lender’s Applicable Percentage of the Tranche B Loan Amount and, for the avoidance of doubt, not greater than such Lender’s Tranche B Commitment (the “Tranche B Loan”); provided, however, that the parties hereto hereby agree that if Borrower does not deliver the completed and duly executed Advance Request Form for the Tranche B Loan pursuant to Section 3.1(a)(ii) and Borrower or any of its Subsidiaries consummates the Other Acquisition Transaction or any other transaction involving the acquisition, directly or indirectly, of one or more of the Other Acquisition Products on or before the Tranche B Commitment End Date, Borrower shall be and is deemed to have requested the Tranche B Loan in accordance with Section 2.2(h) and Section 3.5; and (B) if the Tranche B Closing Date is the Second Closing Date, at Borrower’s election pursuant to Section 3.5, each Lender severally agrees to make a term loan to Borrower on the Tranche B Closing Date in an original principal amount equal to such Lender’s Applicable Percentage of the Tranche B Loan Amount and, for the avoidance of doubt, not greater than such Lender’s Tranche B Commitment (the “Tranche B Loan”).

(iii) After repayment or prepayment (in whole or in part), no Term Loan (or any portion thereof) may be re-borrowed.

(b) Repayment.

(i) Borrower shall make equal quarterly payments of principal of each Term Loan, commencing on the Initial Payment Date and continuing quarterly on each of the next seven (7) consecutive Payment Dates thereafter and on the Term Loan Maturity Date; provided, however, that, notwithstanding the foregoing, upon the occurrence of the Amortization Adjustment Trigger, Borrower shall have the right to elect, by delivery of written notice thereof to the Collateral Agent no later than November 30, 2029, to make equal quarterly payments of principal of each Term Loan, commencing on the Initial Payment Date and continuing quarterly on each of the next three (3) consecutive Payment Dates thereafter and on the Term Loan Maturity Date.

(ii) The Term Loans, including all unpaid principal thereunder (and, for the avoidance of doubt, all accrued and unpaid interest, all due and unpaid Lender Expenses and any and all other outstanding amounts payable under the Loan Documents), are due and payable in full on the Term Loan Maturity Date.

(iii) The Term Loans may be prepaid only in accordance with Section 2.2(c), except as provided in Section 8.1.

(c) Prepayment of Term Loans.

(i) Borrower shall have the option, at any time after the First Closing Date, to prepay, outstanding principal amounts under the Term Loans advanced by Lenders under this Agreement, in whole or in part, in multiples of no less than $25,000,000 per prepayment (unless the then-outstanding principal amount of the Term Loans is less than $25,000,000, in which case such Term Loans shall be prepaid in whole); provided, that, (A) Borrower provides written notice to the Collateral Agent of its election to prepay the Term Loans at least five (5) Business Days prior to such prepayment (which notice shall be irrevocable and shall include the amount of the outstanding principal amount of the Term Loans to be prepaid), and (B) the prepayment of such principal amount shall be accompanied by any and all accrued and unpaid interest thereon through the date of prepayment, any and all amounts payable in connection with such prepayment pursuant to Section 2.2(e) and Section 2.2(f), as applicable, and any and all other amounts payable and not yet paid under this Agreement and the other Loan Documents (including pursuant to Section 2.4). The Collateral Agent will promptly notify each Lender of its receipt of such notice, and the amount of such Lender’s Applicable Percentage of such prepayment. Notwithstanding anything in this Section 2.2(c)(i) to the contrary, Borrower may rescind any notice of prepayment under this Section 2.2(c)(i) if such prepayment would have resulted from a refinancing of the Term Loans or other contingent transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed (in which case the date of prepayment may be extended with the consent of the Collateral Agent or the Required Lenders (not to be unreasonably withheld, conditioned or delayed) or a new notice shall be required to be sent in connection with any subsequent prepayment).

(ii) Borrower shall promptly, and in any event no later than ten (10) Business Days prior (or immediately if known fewer than ten (10) Business Days prior) to the consummation of such Change in Control, notify the Collateral Agent in writing of the occurrence (or anticipated occurrence) of a Change in Control, which notice shall include reasonable detail as to the nature, timing and other circumstances of such Change in Control (such notice, a “Change in Control Notice”). Borrower shall prepay in full all of the Term Loans advanced by Lenders under this Agreement, immediately upon (and concurrent with) the consummation of such Change in Control, in an amount equal to the sum of (A) all unpaid principal and any and all accrued and unpaid interest thereon through the date of prepayment (such interest to be calculated based on Term SOFR for the Interest Period during which such Change in Control is consummated), and (B) any and all amounts payable with respect to the prepayment under this Section 2.2(c)(ii) pursuant to Section 2.2(e) and Section 2.2(f), as applicable, together with any and all other amounts payable or accrued and not yet paid under this Agreement and the other Loan Documents (including pursuant to Section 2.4). The Collateral Agent will promptly notify each Lender of its receipt of the Change in Control Notice, and the amount of such Lender’s Applicable Percentage of such prepayment.

(iii) Prior to any prepayment, repurchase, redemption or similar action, of the Permitted Convertible Indebtedness in accordance with its terms (the “Convertible Indebtedness Redemption”) that occurs prior to the Term Loan Maturity Date, Borrower shall promptly, and in any event no later than five (5) days prior to the consummation of such Convertible Indebtedness Redemption, notify the Collateral Agent in writing of the expected occurrence of such Convertible Indebtedness Redemption, which notice shall include reasonable detail as to the nature, timing and other circumstances of such Convertible Indebtedness Redemption (such notice, a “Convertible Indebtedness Redemption Notice”). Borrower shall prepay in full all of the Term Loans advanced by Lenders under this Agreement no later than concurrently with such Convertible Indebtedness Redemption, in an amount equal to the sum of (A) all unpaid and outstanding principal and any and all accrued and unpaid interest with respect to the Term Loans, and (B) any and all amounts payable with respect to the prepayment under this Section 2.2(c)(iii) pursuant to Section 2.2(e) and Section 2.2(f), as applicable, together with any and all other amounts payable or accrued and not yet paid under this Agreement and the other Loan Documents (including pursuant to Section 2.4). The Collateral Agent will promptly notify each Lender of its receipt of the Convertible Indebtedness Redemption Notice, and the amount of such Lender’s Applicable Percentage of such prepayment. Notwithstanding the foregoing, none of the following shall be deemed to be a Convertible Indebtedness Redemption: (w) the conversion to Equity Interests (and payment of cash in lieu of fractional shares) by holders of Permitted Convertible Indebtedness (including any cash payment upon conversion) or required payment of any interest with respect to any Permitted Convertible Indebtedness, in each case, in accordance with the terms of the indenture or other documentation governing such Permitted Convertible Indebtedness; (x) delivery of Equity Interests and cash in lieu of fractional shares or in respect of accrued and unpaid interest to any holder of Permitted Convertible Indebtedness to induce such holder to convert Permitted Convertible Indebtedness in accordance with the terms of the indenture governing such Permitted Convertible Indebtedness; (y) any prepayment, repurchase, redemption or similar action of the Permitted Convertible Indebtedness using cash proceeds of (1) any issuance of Permitted Convertible Indebtedness (and any cash proceeds received pursuant to the exercise, early unwind or termination of any Permitted Equity Derivatives in connection with such prepayment, repurchase, redemption or action) or (2) any issuance of Equity Interests of Borrower occurring within thirty (30) days prior to such prepayment, repurchase, redemption or similar action and no later than the Maturity Date Acceleration Trigger; or (z) the exchange of existing Permitted Convertible Indebtedness for (1) Indebtedness constituting new Permitted Convertible Indebtedness (the “Refinancing Convertible Debt”) (or the cash proceeds from the issuance of such Refinancing Convertible Debt) to the extent such Refinancing Convertible Debt is permitted to be issued under the terms of this Agreement, (2) Equity Interests, (3) the cash proceeds, if any, received pursuant to the exercise, early unwind or termination of any Permitted Equity Derivatives entered into in connection with such existing Permitted Convertible Indebtedness, or (4) cash in respect of accrued and unpaid interest on such exchanged existing Permitted Convertible Indebtedness (any such transaction described in sub-clauses (w) through (z) above, a “Permitted Transaction” and collectively, the “Permitted Transactions”).

(d) Prepayment Application. Any prepayment of the Term Loans pursuant to Section 2.2(c) or as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a) (together with the accompanying Makewhole Amount and Prepayment Premium that is payable pursuant to Section 2.2(e) and Section 2.2(f), as applicable), shall be paid to Lenders in accordance with their respective Applicable Percentages for application to the Obligations in the following order: (i) first, to due and unpaid Lender Expenses; (ii) second, to accrued and unpaid interest at the Default Rate incurred pursuant to Section 2.3(b), with respect to past due amounts, if any; (iii) third, without duplication of amounts paid pursuant to sub-clause (ii) above, to accrued and unpaid interest at the Term Loan Rate; (iv) fourth, to accrued and unpaid Additional Consideration, if any; (v) fifth, to the Prepayment Premium; (vi) sixth, to the Makewhole Amount, if applicable; (vii) seventh, to the outstanding principal amount of the Term Loans being prepaid, provided, that, unless otherwise determined by the Collateral Agent in its sole discretion, such prepayment shall be applied first to reduce the principal amount of the Term Loans funded on the Second Closing Date, then to reduce the principal amount of the Term Loans funded on the First Closing Date; and (viii) eighth, to any remaining amounts then due and payable under this Agreement and the other Loan Documents.

(e) Makewhole Amount.

(i) Any (A) prepayment of the Tranche A Loan by Borrower (1) pursuant to Section 2.2(c) or (2) as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a) (but not, for the avoidance of doubt, as a result of the acceleration of the maturity of the Term Loans upon the occurrence of the Maturity Date Acceleration Trigger), in either case occurring prior to the 2nd-year anniversary of the Tranche A Closing Date, or (B) in the case where the Tranche A Loan is deemed to have been requested by Borrower and to have been advanced by Lenders pursuant to Sections 2.2(a)(i), 2.2(h) and 3.5, any deemed prepayment of the Tranche A Loan by Borrower pursuant to Section 2.2(h), shall in either case of sub-clause (A) or (B) above, be accompanied by payment of an amount equal to the Tranche A Makewhole Amount.

(ii) Any (A) prepayment of the Tranche B Loan by Borrower (1) pursuant to Section 2.2(c) or (2) as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a) (but not, for the avoidance of doubt, as a result of the acceleration of the maturity of the Term Loans upon the occurrence of the Maturity Date Acceleration Trigger), in either case occurring prior to the 2nd-year anniversary of the Tranche B Closing Date, or (B) in the case where the Tranche B Loan is deemed to have been requested by Borrower and to have been advanced by Lenders pursuant to Sections 2.2(a)(ii), 2.2(h) and 3.5, any deemed prepayment of the Tranche B Loan by Borrower pursuant to Section 2.2(h), shall in either case of sub-clause (A) or (B) above, be accompanied by payment of an amount equal to the Tranche B Makewhole Amount.

(f) Prepayment Premium.

(i) Any (A) prepayment of the Tranche A Loan by Borrower (1) pursuant to Section 2.2(c) or (2) as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a) (including, for the avoidance of doubt, as a result of the acceleration of the maturity of the Term Loans upon the occurrence of the Maturity Date Acceleration Trigger), or (B) in the case where the Tranche A Loan is deemed to have been requested by Borrower and to have been advanced by Lenders pursuant to Sections 2.2(a)(i), 2.2(h) and 3.5, any deemed prepayment of the Tranche A Loan by Borrower pursuant to Section 2.2(h), shall in either case of sub-clause (A) or (B) above, be accompanied by payment of an amount equal to the Tranche A Prepayment Premium.

(ii) Any (A) prepayment of the Tranche B Loan by Borrower (1) pursuant to Section 2.2(c) or (2) as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a) (including, for the avoidance of doubt, as a result of the acceleration of the maturity of the Term Loans upon the occurrence of the Maturity Date Acceleration Trigger), or (B) in the case where the Tranche B Loan is deemed to have been requested by Borrower and to have been advanced by Lenders pursuant to Sections 2.2(a)(ii), 2.2(h) and 3.5, any deemed prepayment of the Tranche B Loan by Borrower pursuant to Section 2.2(h), shall in either case of sub-clause (A) or (B) above, be accompanied by payment of an amount equal to the Tranche B Prepayment Premium.

(g) Any Makewhole Amount or Prepayment Premium or, if applicable pursuant to Section 2.2(h) below, Tranche A Additional Consideration or Tranche B Additional Consideration, payable as a result of any prepayment of the Term Loans pursuant to Section 2.2(c) or as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a), or any deemed prepayment of the Tranche A Loan by Borrower pursuant to Section 2.2(h) below or any deemed prepayment of the Tranche B Loan by Borrower pursuant to Section 2.2(h) below, shall be presumed to be the liquidated damages sustained by each applicable Lender as the result of the early redemption and repayment of such Term Loan Notes and Borrower agrees that it is reasonable under the circumstances currently existing. BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE REQUIREMENTS OF LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY MAKEWHOLE AMOUNT OR PREPAYMENT PREMIUM OR TRANCHE A ADDITIONAL CONSIDERATION OR TRANCHE B ADDITIONAL CONSIDERATION IN CONNECTION WITH ANY SUCH PREPAYMENT OR ACCELERATION OR OTHERWISE. Borrower expressly agrees that (to the fullest extent it may lawfully do so) that: (i) each Makewhole Amount and Prepayment Premium and, if applicable pursuant to Section 2.2(h) below, Tranche A Additional Consideration and Tranche B Additional Consideration, is reasonable and is the product of an arm’s-length transaction among sophisticated business people, ably represented by counsel; (ii) each Makewhole Amount and Prepayment Premium and, if applicable pursuant to Section 2.2(h) below, Tranche A Additional Consideration and Tranche B Additional Consideration, shall be payable notwithstanding the then-prevailing market rates at the time payment thereof is made; (iii) there has been a course of conduct among Lenders and Borrower giving specific consideration in this transaction for such agreement to pay each Makewhole Amount and Prepayment Premium and, if applicable pursuant to Section 2.2(h) below, Tranche A Additional Consideration and Tranche B Additional Consideration; and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 2.2(g), Section 2.2(h) and Section 8.6. Borrower expressly acknowledges that its agreement to pay the Makewhole Amount and Prepayment Premium and, as may be applicable pursuant to Section 2.7, Tranche A Additional Consideration and Tranche B Additional Consideration, to applicable Lenders as herein described is a material inducement to such Lenders to make any Credit Extension. Without affecting any of any Lender’s rights or remedies hereunder or in respect hereof, if Borrower fails to pay the applicable Makewhole Amount or Prepayment Premium or, as may be applicable pursuant to Section 2.2(h) below, Tranche A Additional Consideration or Tranche B Additional Consideration, when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.

(h) (i) The parties hereto hereby agree that if Borrower does not deliver the completed and duly executed Advance Request Form for the Tranche A Loan pursuant to Section 3.1(a)(ii) and Borrower or any of its Subsidiaries consummates the Heron Acquisition Transaction or any other transaction involving the acquisition, directly or indirectly, of one or more of the Heron Acquisition Products on or before the Tranche A Commitment End Date (such consummation date, the “Tranche A Loan Trigger Date”): (a) Borrower shall be deemed to have requested the Tranche A Loan based on the Tranche A Loan Amount on the Business Day immediately preceding such Tranche A Loan Trigger Date; (b) each Lender shall be and is deemed to have advanced its Applicable Percentage of the Tranche A Loan Amount to Borrower on the Business Day immediately preceding such Tranche A Loan Trigger Date; (c) Borrower shall be deemed to have prepaid in full the Tranche A Loan pursuant to Section 2.2(c)(i) on such Tranche A Loan Trigger Date; (d) each of the Tranche A Additional Consideration, Tranche A Makewhole Amount and Tranche A Prepayment Premium shall be due and payable on such Tranche A Loan Trigger Date, without any notice, demand or other action by the Collateral Agent or any Lender (calculated based on the Tranche A Loan Amount deemed to have been requested by Borrower and advanced by Lenders pursuant to this clause (h) and Sections 2.2 and 3.5 hereof); and (e) Borrower shall pay each Lender its Applicable Percentage of the Tranche A Additional Consideration, Tranche A Makewhole Amount and Tranche A Prepayment Premium that is payable pursuant to Section 2.2 and Section 2.7, as applicable, on such Tranche A Loan Trigger Date; and

(ii) If the Tranche B Closing Date is the First Closing Date and the use of proceeds thereof are to fund the Other Acquisition Transaction, the parties hereto hereby agree that if Borrower does not deliver the completed and duly executed Advance Request Form for the Tranche B Loan pursuant to Section 3.1(a)(ii) and Borrower or any of its Subsidiaries consummates the Other Acquisition Transaction or any other transaction involving the acquisition, directly or indirectly, of one or more of the Other Acquisition Products on or before the Tranche B Commitment End Date (such consummation date, the “Tranche B Loan Trigger Date”): (a) Borrower shall be deemed to have requested the Tranche B Loan based on the Tranche B Loan Amount of $50,000,000.00 on the Business Day immediately preceding such Tranche B Loan Trigger Date; (b) each Lender shall be and is deemed to have advanced its Applicable Percentage of the Tranche B Loan Amount to Borrower on the Business Day immediately preceding such Tranche B Loan Trigger Date; (c) Borrower shall be deemed to have prepaid in full the Tranche B Loan pursuant to Section 2.2(c)(i) on such Tranche B Loan Trigger Date; (d) each of the Tranche B Additional Consideration, Tranche B Makewhole Amount and Tranche B Prepayment Premium shall be due and payable on such Tranche B Loan Trigger Date, without any notice, demand or other action by the Collateral Agent or any Lender (calculated based on the Tranche B Loan Amount deemed to have been requested by Borrower and advanced by Lenders pursuant to this clause (h) and Sections 2.2 and 3.5 hereof); and (e) Borrower shall pay each Lender its Applicable Percentage of the Tranche B Additional Consideration, Tranche B Makewhole Amount and Tranche B Prepayment Premium that is payable pursuant to Section 2.2 and Section 2.7, as applicable, on such Tranche B Loan Trigger Date.

2.3 Payment of Interest on Credit Extensions.

(a) Interest Rate.

(i) Subject to Section 2.3(b) below, the principal amount outstanding under each Term Loan shall accrue interest at a per annum rate equal to Term SOFR for the Interest Period therefor plus the Applicable Margin (the “Term Loan Rate”), which interest shall be payable quarterly in arrears in accordance with this Section 2.3.

(ii) Interest shall accrue on each Term Loan commencing on, and including, the day on which such Term Loan is made, and shall accrue on such Term Loan, or any portion thereof, through and including the day on which such Term Loan or such portion is paid.

(iii) Interest is due and payable quarterly on each Interest Date, as calculated by the Collateral Agent (which calculations shall be deemed correct absent manifest error, provided that the Collateral Agent shall provide evidence of such calculation upon Borrower’s written request); provided, however, that if any such date is not a Business Day, the applicable interest shall be due and payable on the immediately preceding Business Day.

(b) Default Rate. In the event Borrower fails to pay any of the Obligations when due (after giving effect to any applicable grace or cure period), or upon the commencement and during the continuance of an Insolvency Proceeding of Borrower, or upon the occurrence and during the continuance of any other Event of Default, immediately (and without notice or demand by any Lender or the Collateral Agent for payment thereof to Borrower), any past due Obligations shall accrue interest at a rate per annum which is three percentage points (3.00%) above the rate that is otherwise applicable thereto (the “Default Rate”), and, notwithstanding anything to the contrary in Section 2.3(a) above, such interest shall be payable entirely in cash on demand of the Collateral Agent; provided, however, that, with respect to any Event of Default of the type described in Section 7, other than Sections 7.1 and 7.5, the Collateral Agent shall notify Borrower in writing regarding the accrual of interest at the Default Rate in respect of any such Obligations as promptly as practicable following the occurrence of such Event of Default; provided, further, that the failure of the Collateral Agent to deliver such notice to Borrower shall not constitute a waiver of any such Event of Default or affect the right of any Lender or the Collateral Agent to collect or demand such accrued interest with respect to any time prior to the giving of such notice or otherwise prejudice or limit any rights or remedies of the Collateral Agent or any Lender. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment of any Obligations and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Collateral Agent or any Lender.

(c) 360-Day Year. Interest payable under each Term Loan shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed.

(d) Payments. Except as otherwise expressly provided herein, all Term Loan payments and any other payments hereunder by (or on behalf of) Borrower shall be made on the date specified herein to such bank account of each applicable Lender as such Lender (or the Collateral Agent) shall have designated in a written notice to Borrower delivered on or before the First Closing Date (which such notice may be updated by such Lender (or the Collateral Agent) by written notice to Borrower from time to time after the First Closing Date on two (2) Business Days’ notice). Except as otherwise expressly provided herein, interest is payable quarterly on each Interest Date; provided, however, that if any such date is not a Business Day, the applicable interest shall be due and payable on the immediately preceding Business Day. Payments of principal or interest received after 11:00 a.m. New York City time on such date are considered received at the opening of business on the next Business Day. When any payment is due on a day that is not a Business Day, such payment is due on the immediately preceding Business Day. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest made hereunder and pursuant to any other Loan Document, and all fees, expenses, indemnities and reimbursements, shall be made without setoff, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

(e) Conforming Changes. In connection with the use or administration of Term SOFR, the Collateral Agent, in consultation with Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Collateral Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(f) Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i) Benchmark Replacement. Notwithstanding anything herein or in any other Loan Document to the contrary, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of Benchmark Replacement for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of Benchmark Replacement for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Collateral Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. For the avoidance of doubt, if the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii) Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Collateral Agent, in consultation with Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Collateral Agent will promptly notify Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Collateral Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to sub-clause (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Collateral Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.3(f), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.3(f).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Collateral Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Collateral Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to sub-clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Collateral Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

2.4 Expenses. Borrower shall pay to or reimburse (or pay directly on behalf of) each Lender and the Collateral Agent, as applicable, all of such Person’s reasonable and documented Lender Expenses incurred through and after the Effective Date, promptly after receipt of a written demand therefor by such Lender or the Collateral Agent (with, in the case of any Lender, a copy of such demand to the Collateral Agent), setting forth in reasonable detail such Person’s Lender Expenses.

2.5 Requirements of Law; Increased Costs. In the event that any applicable Change in Law:

(a) does or shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any other Loan Documents or the Term Loans made hereunder (except, in each case, Indemnified Taxes, Taxes described in clause (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes);

(b) does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan, insurance charge or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any Lender; or

(c) does or shall impose on any Lender any other condition (other than Taxes, which are addressed in clause (a) above); and the result of any of the foregoing is to increase the cost to such Lender (as determined by such Lender in good faith using calculation methods customary in the industry) of making, renewing or maintaining the Term Loans or to reduce any amount receivable in respect thereof or to reduce the rate of return on the capital of such Lender or any Person controlling such Lender, then, in any such case, Borrower shall promptly pay to the applicable Lender, within ten (10) Business Days of its receipt of the certificate described below, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as reasonably determined by such Lender with respect to this Agreement or the Term Loans made hereunder. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.5, it shall notify Borrower in writing of the event by reason of which it has become so entitled (with a copy of such notice to the Collateral Agent), and a certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by such Lender to Borrower (with a copy of such certificate to the Collateral Agent) shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and the payment of the outstanding Term Loans and all other Obligations. Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital under this Section 2.5 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be under any obligation to compensate such Lender under this Section 2.5 with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to the date of the delivery of the notice required pursuant to the foregoing provisions of this clause (c); provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.6 Taxes; Withholding, Etc.

(a) All sums payable by any Credit Party hereunder and under the other Loan Documents shall (except to the extent required by Requirements of Law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority. In addition, the Credit Parties shall pay, in a timely manner, to the relevant Governmental Authority in accordance with Requirements of Law, Other Taxes, and Borrower shall furnish, in a timely manner, to each Lender (as applicable, with a copy to the Collateral Agent) the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to the Collateral Agent of such payment and of the remittance thereof to the relevant taxing or other Governmental Authority.

(b) If any Credit Party or any other Person (in either case, a “Withholding Agent”) is required by Requirements of Law to make any deduction or withholding on account of any Tax (as determined in the good faith discretion of such Withholding Agent) from any sum paid or payable by any Credit Party to any Lender under any of the Loan Documents: (i) such Withholding Agent shall make any such withholding or deduction; (ii) such Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law; (iii) if the Tax is an Indemnified Tax, the sum payable by such Withholding Agent in respect of which the relevant deduction, withholding or payment of Indemnified Tax is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.6(b)), such Lender receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment of Indemnified Tax been required or made; and (iv) Borrower shall (or shall cause such Withholding Agent, if not Borrower, to) deliver to such Lender (with a copy to the Collateral Agent) the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to such Lender of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other Governmental Authority.

(c) The Credit Parties shall jointly and severally indemnify each Lender for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.6(c)) paid by such Lender and any liability (including any reasonable expenses) arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any indemnification payment pursuant to this Section 2.6(c) shall be made to the applicable Lender within ten (10) days of written demand therefor. A certificate as to the amount of such payment or liability delivered to the Credit Parties by a Lender (with a copy to the Withholding Agent, if not a Credit Party), or by the Withholding Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver, as soon as practicable, to Borrower, at the times reasonably requested in writing by Borrower, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, such Lender, if reasonably requested in writing by Borrower, shall deliver, as soon as practicable, such other documentation prescribed by Requirements of Law or otherwise reasonably requested by Borrower to enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.6(d)(i), (ii) or (iv) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. For the avoidance of doubt, for the purposes of this Section 2.6(d), the term “Lender” shall include each applicable assignee thereof. Without limiting the generality of the foregoing, each Lender shall deliver, and shall cause each applicable assignee thereof to deliver, to Borrower, on or prior to the First Closing Date or on or prior to the applicable date of assignment, as applicable, and at such other times as may be necessary in the determination of Borrower, upon reasonable request in writing by Borrower:

(i) If such Lender or applicable assignee is organized under the laws of the United States, two (2) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(ii) If such Lender or assignee is a Foreign Lender:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, a properly completed and duly executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, a properly completed and duly executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) a completed and duly executed copy of IRS Form W-8ECI;

(3) to the extent that such Foreign Lender is not the beneficial owner, a properly completed and duly executed copy of IRS Form W-8IMY and a certificate substantially in the form of Exhibit F-2 or Exhibit F-3 (a “U.S. Tax Compliance Certificate”), along with IRS Form W-9, W-8BEN-E, W-8BEN, W-8ECI or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; or

(4) in the case of a Foreign Lender claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the IRC, a properly completed and duly executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, and U.S. Tax Compliance Certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the IRC.

(iii) If any Lender is a Foreign Lender it shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(iv) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this sub-clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.6 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify Borrower and Collateral Agent in writing of its legal inability to do so.

(e) If any party hereto determines, in its discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.6 (including by the payment of additional amounts pursuant to this Section 2.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) if the payment of such amount would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Borrower is currently treated as a corporation for U.S. federal income tax purposes. Borrower shall provide the Required Lenders with a prior written notice before taking any affirmative action (including making any election under Section 301.7701-3(c) of the Treasury Regulations (or any successor provision) by way of filing an IRS Form 8832) to change its U.S. entity tax classification.

(g) Borrower shall use commercially reasonable efforts to furnish upon reasonable request any information to assist any Lender (i) in the computation of accruals with respect to any “original issue discount” or “market discount” arising with respect to the Term Loans for U.S. federal income tax and GAAP purposes, and (ii) with its compliance with any associated tax reporting or filing requirements of such Lender or its partners, members or beneficial owners.

(h) If any Lender requests compensation under Section 2.5, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.6, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.5 or 2.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i) Each party’s obligations under this Section 2.6 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.7 Additional Consideration. As additional consideration for the obligation of each Lender to fund (deemed or otherwise) its Applicable Percentage of the Term Loans pursuant to Section 2.2(a), Section 2.2(h) and Section 3.5 on the applicable Closing Date:

(a) on the Tranche A Closing Date, Borrower shall pay to each Lender an amount equal to the product of (x) such Lender’s Applicable Percentage of the Tranche A Loan Amount actually funded (or deemed to have been funded pursuant to Section 2.2(h)), multiplied by (y) 0.015 (such product, the “Tranche A Additional Consideration”); and

(b) on the Tranche B Closing Date, Borrower shall pay to each Lender an amount equal to the product of (x) such Lender’s Applicable Percentage of the Tranche B Loan Amount actually funded (or deemed to have been funded pursuant to Section 2.2(h)), multiplied by (y) 0.015 (such product, the “Tranche B Additional Consideration”).

Any and all Additional Consideration shall be fully earned when paid and shall not be refundable for any reason whatsoever. Except, solely in the case where the Tranche A Additional Consideration or Tranche B Additional Consideration becomes payable pursuant to Section 2.2(h), as applicable, all Additional Consideration shall be treated as original issue discount with respect to the applicable Term Loan for U.S. federal income tax purposes, unless otherwise required by Requirements of Law. The Additional Consideration payable hereunder shall be deducted, as applicable, from the proceeds of the applicable Term Loans to be advanced to Borrower pursuant to Section 2.2(a) and Section 3.5.

2.8 Evidence of Debt; Note Register; Term Loan Notes.

(a) Evidence of Debt; Register. Borrower will maintain at all times at its principal executive office, a register that identifies each beneficial owner that is entitled to a payment of principal and stated interest on each Term Loan (the “Note Register”) and provides for the registration and transfer of Term Loan Notes so that each Term Loan is at all times in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations (or any amended or successor version) and Section 163(f), 871(h)(2) and 881(c)(2) of the IRC and any related regulations (and any other relevant or successor provisions of the IRC or such regulations). Each Term Loan: (i) shall, pursuant to this clause (a), be registered as to both principal and any stated interest with Borrower or its agent, and (ii) shall be transferred or exchanged by any Lender only through a book entry system maintained by Borrower. Any Term Loan Note issued in exchange for any other Term Loan Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue that were carried by the Term Loan Note so exchanged or transferred, and neither gain nor loss of interest shall result from any such transfer or exchange. Any stamp, documentary, transfer or similar tax or governmental charge or fee relating to such transaction shall be paid by the party requesting the exchange. The entries in the Note Register shall be conclusive and binding for all purposes, including as to the outstanding principal amount of the Term Loan Note and the payment of interest, principal and other sums due hereunder absent manifest error and Borrower, Lenders and any of their respective agents shall treat the Person recorded in the Note Register as the sole and exclusive record and beneficial holder and owner of such Term Loan Note or any other Loan Document (including this Agreement), and a Lender hereunder, for all purposes whatsoever.

(b) Term Loan Notes. Borrower shall execute and deliver to each Lender to evidence such Lender’s Term Loan, (i) on the Tranche A Closing Date, a Tranche A Note, and (ii) on the Tranche B Closing Date (if any), a Tranche B Note. All amounts due under the Term Loan Notes shall be repayable as set forth in this Agreement and interest shall accrue on the principal amount of the Term Loans represented by the Term Loan Notes, in each case, in accordance with the terms of this Agreement. All Term Loan Notes shall rank for all purposes pari passu with each other.

3. CONDITIONS TO TERM LOANS

3.1 Conditions Precedent to First Closing Date. Each Lender’s obligation to advance its Applicable Percentage of the Tranche A Loan Amount or the Tranche B Loan Amount, as applicable, is subject to the satisfaction (or waiver in Lenders’ sole discretion in accordance with Section 11.5 hereof) of the following conditions:

(a) the Collateral Agent’s and each Lender’s receipt of:

(i) on the Effective Date:

(1) copies of the Loan Agreement, the Disclosure Letter, and the Perfection Certificate for the Credit Parties, in each case (x) dated as of the Effective Date, (y) executed (where applicable) and delivered by each applicable Credit Party, and (z) in form and substance reasonably satisfactory to the Collateral Agent;

(2) true, correct and complete copies of each Permitted Royalty Agreement and other Permitted Royalty Agreement Documents, in the form duly executed (as applicable) and delivered by all parties thereto;

(3) true, correct and complete copies of the Permitted Royalty Financing Agreement and other Permitted Royalty Financing Agreement Documents, if any, (x) substantially in form and substance to be duly executed (as applicable) by all parties thereto, and (y) in form and substance reasonably satisfactory to the Required Lenders (as confirmed by the Required Lenders in writing delivered to Borrower);

(4) true, correct and complete copies of any Permitted Acquisition Royalty Agreements and other Permitted Acquisition Royalty Agreement Documents, if any, (x) to be duly executed (as applicable) by all parties thereto and (y) in form and substance reasonably satisfactory to the Required Lenders (which such satisfaction shall be deemed if and only so long as the terms and conditions of each such Permitted Acquisition Royalty Agreement and other Permitted Acquisition Royalty Agreement Document do not and would not contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable);

(5) a true, correct and complete copy of the Heron Acquisition Agreement substantially in form and substance to be duly executed (as applicable) by all parties thereto;

(6) [reserved]; and

(7) a Secretary’s Certificate in relation to each Credit Party, dated the Effective Date, certifying that:

a.	attached to such certificate is a true, correct, and complete copy of the Borrowing Resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Credit Party of the Loan Documents to which it is a party;

b.	the name(s) and title(s) of the officers or other signatories of such Credit Party authorized to execute the Loan Documents to which such Credit Party is a party on behalf of such Credit Party, together with a sample of the true signature(s) of each such signatory; and

c.	the Collateral Agent and each Lender may conclusively rely on such certificate with respect to the authority of such officers unless and until such Credit Party shall have delivered to the Collateral Agent a further certificate, canceling or amending such prior certificate; or, as applicable;

(ii) Prior to the First Closing Date, and in no event later than thirty (30) days prior to the First Closing Date:

(1) the completed Advance Request Form for the Tranche A Loan or the Tranche B Loan, as applicable, (x) executed and delivered by Borrower and (y) in form and substance reasonably satisfactory to the Collateral Agent;

(2) if the First Closing Date will be the Tranche A Closing Date, true, correct and complete copies of the Permitted Royalty Financing Agreement and other Permitted Royalty Financing Agreement Documents, (x) substantially in form and substance to be duly executed (as applicable) by all parties thereto, and (y) in form and substance reasonably satisfactory to the Required Lenders, as confirmed by the Required Lenders in writing delivered to Borrower prior to the Tranche A Closing Date, which such satisfaction shall be deemed only if (A) such Permitted Royalty Financing Agreement and other Permitted Royalty Financing Agreement Documents are in form and substance the same or substantially similar in all material respects to the versions delivered to the Collateral Agent and Lenders pursuant to Section 3.1(a)(i)(3) above, or (B) there have been no supplements or modifications thereto that would contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable, or are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the First Closing Date);

(3) true, correct and complete copies of any Permitted Acquisition Royalty Agreement and other Permitted Acquisition Royalty Agreement Documents, if any, (x) substantially in form and substance to be duly executed by all parties thereto, and (y) in form and substance reasonably satisfactory to the Required Lenders (which such satisfaction shall be deemed if and only so long as (A) (aa) such Permitted Acquisition Royalty Agreement and other Permitted Acquisition Royalty Agreement Documents are in form and substance the same or substantially similar in all material respects to the versions delivered to the Collateral Agent and Lenders pursuant to Section 3.1(a)(i)(4) above, or (bb) there have been no supplements or modifications thereto since the Effective Date that would contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable or are materially adverse when taken as a whole to the interests of Lenders unless confirmed by the Required Lenders in writing delivered to Borrower prior to the First Closing Date) or, if not so delivered, (B) the terms and conditions of each such Permitted Acquisition Royalty Agreement and other Permitted Acquisition Royalty Agreement Document do not and would not contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the First Closing Date);

(4) true, correct and complete copies of any Permitted Other Royalty Financing Agreement and other Permitted Other Royalty Financing Agreement Documents, if any, (x) substantially in form and substance to be duly executed (as applicable) by all parties thereto, and (y) in form and substance reasonably satisfactory to the Required Lenders (as confirmed by the Required Lenders in writing delivered to Borrower prior to the date that is thirty (30) days prior to the First Closing Date);

(5) if the First Closing Date will be the Tranche A Closing Date, a true, correct and complete copy of the Heron Acquisition Agreement (x) substantially in form and substance to be duly executed by all parties thereto, and (y) in form and substance reasonably satisfactory to the Required Lenders, which such satisfaction shall be deemed if (A) the Heron Acquisition Agreement is in form and substance the same or substantially similar to the version delivered to the Collateral Agent and Lenders pursuant to Section 3.1(a)(i)(5) above, or (B) there have been no supplements or modifications thereto since the Effective Date that are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the First Closing Date), it being understood that (aa) no reduction of up to ten percent (10.0%) of the purchase price payable under the Heron Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders, and (bb) any increase in the purchase price payable under the Heron Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders (including in connection with any purchase price, working capital or similar adjustment set forth in the Heron Acquisition Agreement), other than any increase in the cash purchase price in connection with working capital adjustments that does not exceed $5,000,000; and

(6) If the First Closing will be the Tranche B Closing Date and the use of proceeds thereof are to fund the Other Acquisition Transaction, true, correct and complete copies of the Other Acquisition Agreement (x) substantially in form and substance to be duly executed by all parties thereto, and (y) in form and substance reasonably satisfactory to the Required Lenders;

(iii) on or prior to the First Closing Date, copies of the other Loan Documents (including the schedules and exhibits thereto), including the Collateral Documents (but excluding any Loan Documents described in Schedule 5.14 of the Disclosure Letter to be delivered after the First Closing Date), the Tranche A Notes or the Tranche B Notes, as applicable, executed by Borrower and a Disclosure Letter and Perfection Certificate updated as necessary for the period between the Effective Date and the First Closing Date (provided, that, if the Second Closing Date is the Tranche A Closing Date, such Disclosure Letter and Perfection Certificate shall include the Heron Acquisition Products; provided, further, if the Second Closing Date is the Tranche B Closing Date, such Disclosure Letter and Perfection Certificate shall include the Other Acquisition Products; provided, finally, that in no event may the Disclosure Letter or the Perfection Certificate be updated in a manner that would reflect or evidence a Default or an Event of Default (with or without such update)), in each case (x) dated as of the First Closing Date, (y) executed (where applicable) and delivered by each applicable Credit Party, and (z) in form and substance reasonably satisfactory to the Collateral Agent;

(b) the Collateral Agent’s receipt of (i) true, correct, complete and up-to-date copies of the Operating Documents of each of the Credit Parties and (ii) a Secretary’s Certificate, dated the First Closing Date, certifying that the foregoing copies are true, correct and complete (such Secretary’s Certificate (as applicable) to be in form and substance reasonably satisfactory to the Collateral Agent);

(c) the Collateral Agent’s receipt of a good standing certificate for each Credit Party (where applicable in the subject jurisdiction), certified (where available) by the Secretary of State (or the equivalent thereof) of the jurisdiction of incorporation, formation or organization of such Person as of a date no earlier than thirty (30) days prior to the First Closing Date;

(d) the Collateral Agent’s receipt of a Secretary’s Certificate in relation to each Credit Party, dated the First Closing Date, certifying that:

(i) either (A) the Borrowing Resolutions previously delivered to the Collateral Agent pursuant to clause (a) above authorize the Tranche A Loan or the Tranche B Loan, as applicable, and have not been modified and remain in full force and effect or, alternatively, (B) attached to such certificate is a true, correct, and complete copy of the Borrowing Resolutions then in full force and effect authorizing the Tranche A Loan or the Tranche B Loan, as applicable, together with the name(s) and title(s) of the officers or other signatories of such Credit Party authorized to execute the Loan Documents to which such Credit Party is a party on behalf of such Credit Party, together with a sample of the true signature(s) of each such signatory; and

(ii) the Collateral Agent and each Lender may conclusively rely on such certificate with respect to the authority of such officers unless and until such Credit Party shall have delivered to the Collateral Agent a further certificate canceling or amending such prior certificate; or, as applicable,

(e) each Credit Party shall have obtained all Governmental Approvals, if any, and all consents of other Persons, if any, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Collateral Agent;

(f) the Collateral Agent’s receipt on the First Closing Date of an opinion of Willkie Farr & Gallagher LLP, in its capacity as counsel to the Credit Parties, in form and substance reasonably satisfactory to the Collateral Agent;

(g) subject to Section 5.14, the Collateral Agent’s receipt of (i) evidence that any products liability and general liability insurance policies maintained regarding any Collateral are in full force and effect and (ii) appropriate evidence showing the Collateral Agent, for the benefit of Lenders and the other Secured Parties, having been named as additional insured or loss payee, as applicable (such evidence to be in form and substance reasonably satisfactory to the Collateral Agent) with respect to any products liability and general liability insurance policies maintained in the United States regarding any Collateral;

(h) the Collateral Agent’s receipt prior to the First Closing Date of Borrower’s U.S. tax forms and all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”);

(i) concurrent with the funding of the Tranche A Loan or the Tranche B Loan, as applicable, payment of (i) Lender Expenses then due as specified in Section 2.4 hereof for which Borrower has received an invoice at least one (1) Business Day prior, and (ii) payment of the Tranche A Additional Consideration or the Tranche B Additional Consideration, as applicable, which such payments in each case of sub-clause (i) and (ii) above shall be deducted from the proceeds of the Tranche A Loan or the Tranche B Loan, as applicable;

(j) if the First Closing Date is the Tranche A Closing Date, the Collateral Agent’s and each Lender’s receipt on the Tranche A Closing Date of (i) a true, correct and complete copy of the Heron Acquisition Agreement in the form duly executed by all parties thereto, and in form and substance reasonably satisfactory to the Required Lenders, which such satisfaction shall be deemed if (A) the Heron Acquisition Agreement is in form and substance the same or substantially similar to the version delivered to the Collateral Agent and Lenders pursuant to Section 3.1(a)(ii)(5) above, or (B) there have been no waivers, amendments, consents or other modifications thereto or thereof that are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the First Closing Date), it being understood that (aa) no reduction of up to ten percent (10.0%) of the purchase price payable under the Heron Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders, and (bb) any increase in the purchase price payable under the Heron Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders (including in connection with any purchase price, working capital or similar adjustment set forth in the Heron Acquisition Agreement), other than any increase in the cash purchase price in connection with working capital adjustments that does not exceed $5,000,000, and (ii) the Collateral Agent’s receipt of a certificate, dated the Tranche A Closing Date and signed by a Responsible Officer of Borrower, confirming as of the date thereof, that the Heron Acquisition Transaction has been consummated substantially concurrently with the funding of the Tranche A Loan hereunder in accordance in all material respects with the Heron Acquisition Agreement, without any waivers, amendments, consents or other modifications thereto or thereof that are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the First Closing Date), it being understood that (A) no reduction of up to ten percent (10.0%) of the purchase price payable under the Heron Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders, and (B) any increase in the purchase price payable under the Heron Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders (including in connection with any purchase price, working capital or similar adjustment set forth in the Heron Acquisition Agreement), other than any increase in the cash purchase price in connection with working capital adjustments that does not exceed $5,000,000;

(k) if the First Closing Date is the Tranche B Closing Date and the use of proceeds thereof is to fund the Other Acquisition Transaction, the Collateral Agent’s and each Lender’s receipt on the Tranche B Closing Date of (i) true, correct and complete copies of the Other Acquisition Agreement in the form duly executed by all parties thereto, and in form and substance reasonably satisfactory to the Required Lenders, which such satisfaction shall be deemed if (A) the Other Acquisition Agreement is in form and substance the same or substantially similar to the version delivered to the Collateral Agent and Lenders pursuant to Section 3.1(a)(ii)(6) above, or (B) there have been no waivers, amendments, consents or other modifications thereto or thereof that are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the First Closing Date), it being understood that no reduction of up to ten percent (10.0%) of the purchase price payable under the Other Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders, and (ii) the Collateral Agent’s receipt of a certificate, dated the Tranche B Closing Date and signed by a Responsible Officer of Borrower, confirming as of the date thereof, that the Other Acquisition Transaction has been consummated substantially concurrently with the funding of the Tranche B Loan hereunder in accordance in all material respects with the Other Acquisition Agreement, without any waivers, amendments, consents or other modifications thereto or thereof that are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the First Closing Date), it being understood that no reduction of up to ten percent (10.0%) of the purchase price payable under the Other Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders;

(l) the Collateral Agent’s and each Lender’s receipt on the First Closing Date of (i) if the First Closing Date is the Tranche A Closing Date, true, correct and complete copies the Permitted Royalty Financing Agreement and other Permitted Royalty Financing Documents in the forms duly executed (as applicable) by all parties thereto, and in form and substance reasonably satisfactory to the Required Lenders, which such satisfaction shall be deemed if (A) such Permitted Royalty Financing Agreement and other Permitted Royalty Financing Agreement Documents are in form and substance the same or substantially similar in all material respects to the versions previously approved by the Required Lenders pursuant to Section 3.1(a)(i)(3) or Section 3.1(a)(ii)(2) above (as the case may be), or (B) there have been no waivers, amendments, consents or other modifications thereto or thereof that relate to any royalty or milestone payment or similar contingent payment (or any royalty sale, synthetic royalty financing or similar financing) thereunder that would contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable, or are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the Tranche A Closing Date), (ii) true, correct and complete copies any Permitted Other Royalty Financing Agreement and other Permitted Other Royalty Financing Documents in the forms duly executed (as applicable) by all parties thereto, and in form and substance reasonably satisfactory to the Required Lenders, which such satisfaction shall be deemed if (A) such Permitted Other Royalty Financing Agreement and other Permitted Other Royalty Financing Agreement Documents are in form and substance the same or substantially similar in all material respects to the versions previously approved by the Required Lenders pursuant to Section 3.1(a)(ii)(4) above, or (B) there have been no waivers, amendments, consents or other modifications thereto or thereof that relate to any royalty or milestone payment or similar contingent payment (or any royalty sale, synthetic royalty financing or similar financing) thereunder that would contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable, or are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the Tranche A Closing Date), and (iii) the Collateral Agent’s receipt of a certificate, dated the First Closing Date and signed by a Responsible Officer of Borrower, confirming as of the date thereof, that the transactions underlying such Permitted Royalty Financing Agreement and other Permitted Royalty Financing Documents and such Permitted Other Royalty Financing Agreement and other Permitted Other Royalty Financing Documents, as applicable, have been consummated substantially concurrently with the funding of the Tranche A Loan, in accordance in all material respects with such Permitted Royalty Financing Agreement and other Permitted Royalty Financing Documents and such Permitted Other Royalty Financing Agreement and other Permitted Other Royalty Financing Documents, as applicable, without any waivers, amendments, consents or other modifications thereto or thereof that relate to any royalty or milestone payment or similar contingent payment (or any royalty sale, synthetic royalty financing or similar financing) thereunder that would contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable, or are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the Tranche A Closing Date);

(m) the Collateral Agent’s and each Lender’s receipt on the First Closing Date of (i) true, correct and complete copies of any Permitted Acquisition Royalty Agreement and other Permitted Acquisition Royalty Agreement Documents in the forms duly executed by all parties thereto, if any, and in form and substance reasonably satisfactory to the Required Lenders (which such satisfaction shall be deemed if and only so long as (A) the terms and conditions of each such Permitted Acquisition Royalty Agreement and other Permitted Acquisition Royalty Agreement Document is in form and substance the same or substantially similar to the version delivered to the Collateral Agent and Lenders pursuant to Section 3.1(a)(i)(4) or Section 3.1(a)(ii)(3) above, or (B) there have been no supplements or modifications thereto that would contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable, or are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the First Closing Date), and (ii) the Collateral Agent’s receipt of a certificate, dated the First Closing Date and signed by a Responsible Officer of Borrower, confirming as of the date thereof, that the transactions underlying such Permitted Acquisition Royalty Agreement and other Permitted Acquisition Royalty Agreement Documents have been consummated substantially concurrently with the funding of the Tranche A Loan or Tranche B Loan hereunder, as applicable, in accordance in all material respects with such Permitted Acquisition Royalty Agreement and other Permitted Acquisition Royalty Agreement Documents, without any waivers, amendments, consents or other modifications thereto or thereof that relate to any royalty or milestone payment or similar contingent payment (or any royalty sale, synthetic royalty financing or similar financing) thereunder that would contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable, or are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the First Closing Date); and

(n) the Collateral Agent’s receipt of a certificate, dated the First Closing Date and signed by a Responsible Officer of Borrower, confirming as of the date thereof: (i) there is no Adverse Proceeding pending or, to the Knowledge of Borrower, threatened, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, except as set forth on Schedule 4.7 of the Disclosure Letter delivered in accordance with Section 3.1(a); (ii) assuming the Collateral Agent’s and each Lender’s satisfaction with any matter as to which such satisfaction is required, the satisfaction of the other conditions precedent set forth in this Section 3.1 and in Section 3.3, Section 3.4 and Section 3.5 (such certificate to be in form and substance reasonably satisfactory to the Collateral Agent); and (iii) that the organizational structure or list of the names of Borrower and each of its Subsidiaries and the ownership therein held by Borrower or its applicable Subsidiary is as described on Schedule 4.15 of the Disclosure Letter as at the First Closing Date.

3.2 Conditions Precedent to Second Closing Date. Each Lender’s obligation to advance its Applicable Percentage of the Tranche A Loan Amount or the Tranche B Loan Amount, as applicable, is subject to the satisfaction (or waiver in accordance with Section 11.5 hereof) of the following conditions:

(a) the Collateral Agent’s and each Lender’s receipt, on (or prior to) the Second Closing Date, of the Tranche A Note or the Tranche B Note, as applicable, executed by Borrower, and, if and to the extent any update thereto is necessary between the First Closing Date and the Second Closing Date, an updated Disclosure Letter or Perfection Certificate (provided, that, if the Second Closing Date is the Tranche A Closing Date, such Disclosure Letter and Perfection Certificate shall include the Heron Acquisition Products; provided, further, if the Second Closing Date is the Tranche B Closing Date, such Disclosure Letter and Perfection Certificate shall include the Other Acquisition Products; provided, finally, that in no event may the Disclosure Letter or the Perfection Certificate be updated in a manner that would reflect or evidence a Default or an Event of Default (with or without such update)), in each case (x) dated as of the Second Closing Date, (y) executed (where applicable) and delivered by each applicable Credit Party, and (z) in form and substance reasonably satisfactory to the Collateral Agent;

(b) Prior to the Second Closing Date, and in no event later than thirty (30) days prior to the Second Closing Date:

(i) the completed Advance Request Form for the Tranche A Loan or the Tranche B Loan, as applicable, (x) executed and delivered by Borrower and (y) in form and substance reasonably satisfactory to the Collateral Agent;

(ii) if the Second Closing Date will be the Tranche A Closing Date, true, correct and complete copies of the Permitted Royalty Financing Agreement and other Permitted Royalty Financing Agreement Documents, (x) substantially in form and substance to be duly executed (as applicable) by all parties thereto, and (y) in form and substance reasonably satisfactory to the Required Lenders, as confirmed by the Required Lenders in writing delivered to Borrower prior to the Tranche A Closing Date, which such satisfaction shall be deemed only if (A) such Permitted Royalty Financing Agreement and other Permitted Royalty Financing Agreement Documents are in form and substance the same or substantially similar in all material respects to the versions delivered to the Collateral Agent and Lenders pursuant to Section 3.1(a)(i)(3) or Section 3.1(a)(ii)(2) above (as the case may be), or (B) there have been no supplements or modifications thereto since the Effective Date that are materially adverse when taken as a whole to the interests of Lenders, that would contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable, or are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the First Closing Date);

(iii) true, correct and complete copies of any Permitted Acquisition Royalty Agreement and other Permitted Acquisition Royalty Agreement Documents, if any, (x) substantially in form and substance to be duly executed by all parties thereto, and (y) in form and substance reasonably satisfactory to the Required Lenders (which such satisfaction shall be deemed if and only so long as the terms and conditions of each such Permitted Acquisition Royalty Agreement and other Permitted Acquisition Royalty Agreement Document do not and would not contravene Section 6.10 or Section 6.14(c), as applicable); and

(iv) true, correct and complete copies of any Permitted Other Royalty Financing Agreement and other Permitted Other Royalty Financing Agreement Documents, (x) substantially in form and substance to be duly executed (as applicable) by all parties thereto, and (y) in form and substance reasonably satisfactory to the Required Lenders, as confirmed by the Required Lenders in writing delivered to Borrower prior to the Second Closing Date;

(v) if the Second Closing Date will be the Tranche A Closing Date, a true, correct and complete copy of the Heron Acquisition Agreement (x) substantially in form and substance to be duly executed by all parties thereto, and (y) in form and substance reasonably satisfactory to the Required Lenders, which such satisfaction shall be deemed if (A) the Heron Acquisition Agreement is in form and substance the same or substantially similar to the version delivered to the Collateral Agent and Lenders pursuant to Section 3.1(a)(i)(5) above, or (B) there have been no supplements or modifications thereto since the Effective Date that are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the First Closing Date), it being understood that (aa) no reduction of up to ten percent (10.0%) of the purchase price payable under the Heron Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders, and (bb) any increase in the purchase price payable under the Heron Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders (including in connection with any purchase price, working capital or similar adjustment set forth in the Heron Acquisition Agreement, other than any increase in the cash purchase price in connection with working capital adjustments that does not exceed $5,000,000; and

(vi) If the Second Closing will be the Tranche B Closing Date and the proceeds thereof are to fund the Other Acquisition Transaction, true, correct and complete copies any Other Acquisition Agreement (x) substantially in form and substance to be duly executed by all parties thereto, and (y) in form and substance reasonably satisfactory to the Required Lenders, which such satisfaction shall be deemed if (A) such Other Acquisition Agreement is in form and substance the same or substantially similar to the version delivered to the Collateral Agent and Lenders pursuant to Section 3.1(a)(ii)(6) above, or (B) there have been no supplements or modifications thereto since the Effective Date that are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the First Closing Date), it being understood that no reduction of up to ten percent (10.0%) of the purchase price payable under the Other Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders;

(c) if the Second Closing Date is the Tranche A Closing Date, the Collateral Agent’s and each Lender’s receipt on the Tranche A Closing Date of (i) a true, correct and complete copy of the Heron Acquisition Agreement in the form duly executed by all parties thereto, and in form and substance reasonably satisfactory to the Required Lenders, which such satisfaction shall be deemed if (A) the Heron Acquisition Agreement is in form and substance the same or substantially similar to the version delivered to the Collateral Agent and Lenders pursuant to Section 3.2(b)(v) above, or (B) there have been no waivers, amendments, consents or other modifications thereto or thereof that are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the Second Closing Date), it being understood that (aa) no reduction of up to ten percent (10.0%) of the purchase price payable under the Heron Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders, and (bb) any increase in the purchase price payable under the Heron Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders (including in connection with any purchase price, working capital or similar adjustment set forth in the Heron Acquisition Agreement), other than any increase in the cash purchase price in connection with working capital adjustments that does not exceed $5,000,000, and (ii) the Collateral Agent’s receipt of a certificate, dated the Tranche A Closing Date and signed by a Responsible Officer of Borrower, confirming as of the date thereof, that the Heron Acquisition Transaction has been consummated substantially concurrently with the funding of the Tranche A Loan hereunder in accordance in all material respects with the Heron Acquisition Agreement, without any waivers, amendments, consents or other modifications thereto or thereof that are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the Second Closing Date), it being understood that (A) no reduction of up to ten percent (10.0%) of the purchase price payable under the Heron Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders, and (B) any increase in the purchase price payable under the Heron Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders (including in connection with any purchase price, working capital or similar adjustment set forth in the Heron Acquisition Agreement, other than any increase in the cash purchase price in connection with working capital adjustments that does not exceed $5,000,000;

(d) if the Second Closing Date is the Tranche B Closing Date and the use of proceeds thereof is to fund the Other Acquisition Transaction, the Collateral Agent’s and each Lender’s receipt on the Tranche B Closing Date of (i) true, correct and complete copies of the Other Acquisition Agreement in the form duly executed by all parties thereto, and in form and substance reasonably satisfactory to the Required Lenders, which such satisfaction shall be deemed if (A) the Other Acquisition Agreement is in form and substance the same or substantially similar to the version delivered to the Collateral Agent and Lenders pursuant to Section 3.2(b)(vi) above, or (B) there have been no waivers, amendments, consents or other modifications thereto or thereof that are materially adverse when taken as a whole to the interests of Lenders, it being understood that no reduction of up to ten percent (10.0%) of the purchase price payable under the Other Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders, and (ii) the Collateral Agent’s receipt of a certificate, dated the Tranche B Closing Date and signed by a Responsible Officer of Borrower, confirming as of the date thereof, that the Other Acquisition Transaction has been consummated substantially concurrently with the funding of the Tranche B Loan hereunder in accordance in all material respects with the Other Acquisition Agreement, without any waivers, amendments, consents or other modifications thereto or thereof that are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the Second Closing Date), it being understood that no reduction of up to ten percent (10.0%) of the purchase price payable under the Other Acquisition Transaction shall be deemed to be materially adverse to the interests of Lenders;

(e) the Collateral Agent’s and each Lender’s receipt on the Second Closing Date of (i) if the Second Closing Date is the Tranche A Closing Date, true, correct and complete copies the Permitted Royalty Financing Agreement and other Permitted Royalty Financing Documents in the forms duly executed (as applicable) by all parties thereto, and in form and substance reasonably satisfactory to the Required Lenders, which such satisfaction shall be deemed if (A) such Permitted Royalty Financing Agreement and other Permitted Royalty Financing Agreement Documents are in form and substance the same or substantially similar in all material respects to the versions delivered to the Collateral Agent and Lenders pursuant to Section 3.2(b)(ii) above, or (B) there have been no waivers, amendments, consents or other modifications thereto or thereof that relate to any royalty or milestone payment or similar contingent payment (or any royalty sale, synthetic royalty financing or similar financing) thereunder that would contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable, or are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the Tranche A Closing Date), (ii) true, correct and complete copies of any Permitted Other Royalty Financing Agreement and other Permitted Other Royalty Financing Documents in the forms duly executed (as applicable) by all parties thereto, and in form and substance reasonably satisfactory to the Required Lenders, which such satisfaction shall be deemed if (A) such Permitted Other Royalty Financing Agreement and other Permitted Other Royalty Financing Agreement Documents are in form and substance the same or substantially similar in all material respects to the versions delivered to the Collateral Agent and Lenders pursuant to Section 3.2(b)(iv) above, or (B) there have been no waivers, amendments, consents or other modifications thereto or thereof that relate to any royalty or milestone payment or similar contingent payment (or any royalty sale, synthetic royalty financing or similar financing) thereunder that would contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable, or are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the Second Closing Date), and (iii) the Collateral Agent’s receipt of a certificate, dated the Second Closing Date and signed by a Responsible Officer of Borrower, confirming as of the date thereof, that the transactions underlying such Permitted Royalty Financing Agreement and other Permitted Royalty Financing Documents and such Permitted Other Royalty Financing Agreement and other Permitted Other Royalty Financing Documents have been consummated substantially concurrently with the funding of the Tranche A Loan or Tranche B Loan hereunder, as applicable, in accordance in all material respects with such Permitted Royalty Financing Agreement and other Permitted Royalty Financing Documents, without any waivers, amendments, consents or other modifications thereto or thereof that relate to any royalty or milestone payment or similar contingent payment (or any royalty sale, synthetic royalty financing or similar financing) thereunder that that would contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable, or are materially adverse when taken as a whole to the interests of Lenders are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the Second Closing Date);

(f) the Collateral Agent’s and each Lender’s receipt on the Second Closing Date of (i) true, correct and complete copies of any Permitted Acquisition Royalty Agreement and other Permitted Acquisition Royalty Agreement Documents in the forms duly executed by all parties thereto, if any, and in form and substance reasonably satisfactory to the Required Lenders (which such satisfaction shall be deemed if and only so long as (A) the terms and conditions of each such Permitted Acquisition Royalty Agreement and other Permitted Acquisition Royalty Agreement Document is in form and substance the same or substantially similar to the version delivered to the Collateral Agent and Lenders pursuant to Section 3.2(b)(iii) above, or (B) there have been no supplements or modifications thereto that would contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable, or are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the Second Closing Date), and (ii) the Collateral Agent’s receipt of a certificate, dated the Second Closing Date and signed by a Responsible Officer of Borrower, confirming as of the date thereof, that the transactions underlying such Permitted Acquisition Royalty Agreement and other Permitted Acquisition Royalty Agreement Documents have been consummated substantially concurrently with the funding of the Tranche A Loan or Tranche B Loan hereunder, as applicable, in accordance in all material respects with such Permitted Acquisition Royalty Agreement and other Permitted Acquisition Royalty Agreement Documents, without any waivers, amendments, consents or other modifications thereto or thereof that relate to any royalty or milestone payment or similar contingent payment (or any royalty sale, synthetic royalty financing or similar financing) thereunder that would contravene any of the provisions of Section 6.10 or Section 6.14(c), as applicable, or are materially adverse when taken as a whole to the interests of Lenders (unless confirmed by the Required Lenders in writing delivered to Borrower prior to the Second Closing Date);

(g) the Collateral Agent’s receipt of a Secretary’s Certificate in relation to each Credit Party, dated the Second Closing Date, certifying that:

(i) (A) the Borrowing Resolutions authorizing the Term Loans and previously delivered to the Collateral Agent pursuant to Section 3.1 above have not been modified and remain in full force and effect or, alternatively, (B) attached to such certificate is a true, correct, and complete copy of the Borrowing Resolutions then in full force and effect authorizing the Tranche A Loan or the Tranche B Loan, as applicable; and

(ii) the Collateral Agent and each Lender may conclusively rely on such certificate with respect to the authority of such officers unless and until such Credit Party shall have delivered to the Collateral Agent a further certificate canceling or amending such prior certificate;

(h) there has been no prepayment or repayment of any Term Loan funded hereunder on the First Closing Date, in whole or in part, other than the deemed prepayment thereof pursuant to Section 2.2(h), provided, that, Borrower has paid in full all amounts that are payable pursuant to Section 2.2 and Section 2.7, as applicable, in accordance with Section 2.2(h);

(i) concurrent with the funding of the Tranche A Loan or the Tranche B Loan, as applicable, payment of Lender Expenses then due as specified in Section 2.4 hereof for which Borrower has received an invoice at least one (1) Business Day prior, and payment of the Tranche A Additional Consideration or the Tranche B Additional Consideration, as applicable, in accordance with Section 2.7, which such payments shall be deducted from the proceeds of the Tranche A Loan or the Tranche B Loan, as applicable; and

(j) the Collateral Agent’s receipt of a certificate, dated the Second Closing Date and signed by a Responsible Officer of Borrower, confirming: (i) there is no Adverse Proceeding pending or, to the Knowledge of Borrower, threatened, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, except as set forth on Schedule 4.7 of the Disclosure Letter delivered in accordance with Section 3.1(a) or Section 3.2(a), as applicable; and (ii) assuming the Collateral Agent’s and each Lender’s satisfaction with any matter as to which such satisfaction is required, the satisfaction of the conditions precedent set forth in this Section 3.2 and in Section 3.3, Section 3.4 and Section 3.5 (such certificate to be in form and substance reasonably satisfactory to the Collateral Agent).

3.3 Additional Conditions Precedent to Term Loans. The obligation of each Lender to advance its Applicable Percentage of each Term Loan is subject to the following additional conditions precedent:

(a) the representations and warranties made by the Credit Parties in Section 4 of this Agreement and in the other Loan Documents are true and correct in all material respects on the applicable Closing Date, unless any such representation or warranty is stated to relate to a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (it being understood that any representation or warranty that is qualified as to “materiality,” “Material Adverse Change,” or similar language shall be true and correct in all respects, in each case, on the applicable Closing Date (both with and without giving effect to the Term Loans to be borrowed on such Closing Date) or as of such earlier date, as applicable); and

(b) there shall not have occurred any Default, that is then continuing, or any Event of Default (including, for the avoidance of doubt, any Material Adverse Change or Withdrawal Event).

3.4 Covenant to Deliver. The Credit Parties agree to deliver to the Collateral Agent or each Lender, as applicable, each item required to be delivered to Collateral Agent or each Lender, as applicable, under this Agreement as a condition precedent to any Credit Extension; provided, however, that any such items set forth on Schedule 5.14 of the Disclosure Letter shall be delivered to the Collateral Agent within the time period prescribed therefor on such schedule. The Credit Parties expressly agree that a Credit Extension made prior to the receipt by the Collateral Agent or any Lender, as applicable, of any such item shall not constitute a waiver by the Collateral Agent or any Lender of the Credit Parties’ obligation to deliver such item, and the making of any Credit Extension in the absence of any such item required to have been delivered by the date of such Credit Extension shall be in the applicable Lender’s sole discretion.

3.5 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of each Term Loan set forth in this Agreement, to obtain any Term Loan, Borrower shall deliver to the Collateral Agent and Lenders by electronic mail or facsimile a completed Advance Request Form (but for the funds flow to be attached thereto, if any) for such Term Loan executed by a Responsible Officer of Borrower (which notice shall be irrevocable on and after the date on which such notice is given and Borrower shall be bound to make a borrowing in accordance therewith, in which case each Lender agrees to advance its Applicable Percentage of such Term Loan to Borrower on the Tranche A Closing Date or the Tranche B Closing Date, as applicable, by wire transfer of same day funds in Dollars, to such account(s) in the United States as may be designated in writing to the Collateral Agent by Borrower at least two (2) Business Days prior to the Tranche A Closing Date or the Tranche B Closing Date, respectively; provided, however, that with respect to the Tranche A Loan, Borrower shall deliver to the Collateral Agent and Lenders by electronic mail or facsimile, the completed Advance Request Form for the Tranche A Loan no later than thirty (30) days prior to the Tranche A Commitment End Date; provided, further, that, with respect to the Tranche A Loan and notwithstanding anything to the contrary herein, if Borrower does not deliver the completed and duly executed Advance Request Form for the Tranche A Loan pursuant to Section 3.1(a)(ii) and Borrower or any of its Subsidiaries consummates the Heron Acquisition Transaction or any other transaction involving the acquisition, directly or indirectly, of one or more of the Heron Acquisition Products on or before the Tranche A Commitment End Date, Borrower shall be deemed to have delivered to the Collateral Agent and Lenders such completed and duly executed Advance Request Form on the Business Day immediately preceding the Tranche A Loan Trigger Date; provided, further, that with respect to the Tranche B Loan, Borrower shall deliver to the Collateral Agent and Lenders by electronic mail or facsimile, at its option should it wish to obtain the Tranche B Loan, the completed Advance Request Form for the Tranche B Loan no later than the date that is thirty (30) days prior to the Tranche B Commitment End Date provided, finally, that, with respect to the Tranche B Loan and notwithstanding anything to the contrary herein, if the Tranche B Closing Date is the First Closing Date and the use of proceeds thereof is to fund the Other Acquisition Transaction, if Borrower does not deliver the completed and duly executed Advance Request Form for the Tranche B Loan pursuant to Section 3.1(a)(ii) and Borrower or any of its Subsidiaries consummates the Other Acquisition Transaction or any other transaction involving the acquisition, directly or indirectly, of one or more of the Other Acquisition Products on or before the Tranche B Commitment End Date, Borrower shall be deemed to have delivered to the Collateral Agent and Lenders such completed and duly executed Advance Request Form on the Business Day immediately preceding the Tranche B Loan Trigger Date. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the parties hereto hereby agree that (x) each Lender’s Tranche A Commitment, and any obligations of such Lender hereunder with respect thereto, shall terminate automatically without any further action by any party hereto and be of no further force and effect if (1) the Heron Acquisition Transaction is not consummated pursuant to the Heron Acquisition Agreement in substantially the same form and substance as the version delivered pursuant to Section 3.1(j) or Section 3.2(c), as applicable, on or before the Tranche A Commitment End Date, or (2) such Heron Acquisition Agreement (and the underlying Heron Acquisition Transaction) is terminated by any party thereto on or before the Tranche A Commitment End Date, and (y) upon the occurrence of any event described in the foregoing clause (x), unless the Tranche B Closing Date shall have occurred on or before the Tranche A Commitment End Date, each Lender’s Tranche B Commitment, and any obligations of such Lender hereunder with respect thereto, shall terminate automatically on the Tranche A Commitment End Date without any further action by any party hereto and be of no further force and effect. Notwithstanding anything in this Section 3.5 to the contrary, if the Advance Request Form provides that the proceeds of the Term Loans will be used to consummate the Heron Acquisition Transaction or any Other Acquisition Transaction, Borrower may rescind such Advance Request Form if the Heron Acquisition Transaction or such Other Acquisition Transaction is terminated and shall not be consummated.

4. REPRESENTATIONS AND WARRANTIES

In order to induce each Lender and the Collateral Agent to enter into this Agreement and for each Lender to make the Credit Extensions to be made on each applicable Closing Date, each Credit Party, jointly and severally with each other Credit Party, represents and warrants to each Lender and the Collateral Agent that the following statements are true and correct as of the Effective Date and each applicable Closing Date on which a Term Loan is made (both with and without giving effect to the Term Loans) except as otherwise specified below; provided, that, for purposes of this Section 4 (including the Disclosure Letter and the Perfection Certificate), each reference to “Products” (and to Company IP, Current Company IP, Material Agreements and other matters to the extent relating to any Product) shall be deemed to refer to: (a) when made as of the Effective Date, the Effective Date Products; (b) when made as of the Tranche A Closing Date, (i) the Effective Date Products, (ii) the Heron Acquisition Products acquired on or concurrent with the Tranche A Closing Date pursuant to the Heron Acquisition Transaction (after giving effect thereto), and, if the Tranche B Closing Date precedes the Tranche A Closing Date, the Other Acquisition Products; and (c) when made as of the Tranche B Closing Date, (i) the Effective Date Products, (ii) the Other Acquisition Products acquired on or concurrent with the Tranche B Closing Date pursuant to the Other Acquisition Transaction (after giving effect thereto), and (iii) if the Tranche A Closing Date precedes the Tranche B Closing Date, the Heron Acquisition Products; provided, further, that each representation and warranty in Section 4.6 relating to Intellectual Property, including Company IP, Current Company IP, Current Product IP and Third-Party IP, (A) to the extent made as of the Tranche A Closing Date with respect to any Heron Acquisition Product acquired by Borrower or any of its Subsidiaries pursuant to the Heron Acquisition Agreement on or concurrently with the Tranche A Closing Date or (B) to the extent made as of the Tranche B Closing Date with respect to any Other Acquisition Product acquired by Borrower or any of its Subsidiaries pursuant to the Other Acquisition Agreement on or concurrently with the Tranche B Closing Date, is, in each case of sub-clause (A) and (B) above, made solely to the Knowledge of the Credit Parties.

4.1 Due Organization, Existence, Power and Authority. Borrower and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and, to the extent the concept is applicable in such jurisdiction, in good standing, under the laws of its jurisdiction of incorporation, organization or formation identified on Schedule 4.15 of the Disclosure Letter, (b) has all requisite power and authority to (i) own, lease, license and operate its assets and properties and to carry on its business as currently conducted and (ii) execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder and otherwise carry out the transactions contemplated thereby, (c) is duly qualified and, to the extent the concept is applicable in such jurisdiction, in good standing, under the laws of each jurisdiction where its ownership, lease, license or operation of assets or properties or the conduct of its business requires such qualification, and (d) has all requisite Governmental Approvals to operate its business as currently conducted; except in each case referred to clauses (a) (other than with respect to Borrower and any other Credit Party), (b)(i), (c) or (d) above, to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.2 Equity Interests. All of the outstanding Equity Interests in each Subsidiary of Borrower which are required to be pledged pursuant to the Collateral Documents have been duly authorized and validly issued, are (where required by Requirements of Law to be) fully paid and, in the case of Equity Interests representing corporate interests, are non-assessable, and all such Equity Interests owned directly by Borrower or any other Credit Party are owned free and clear of all Liens except for Permitted Liens. Schedule 4.2 of the Disclosure Letter identifies each Person, the Equity Interests in which as of the applicable Closing Date are required to be pledged pursuant to the Collateral Documents.

4.3 Authorization; No Conflict. Except as set forth on Schedule 4.3 of the Disclosure Letter, the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Credit Party’s Operating Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Credit Party is a party or affecting such Credit Party or the assets or properties of such Credit Party or any of its Subsidiaries or (B) any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Credit Party or any of its properties or assets are subject, (iii) result in the creation of any Lien (other than under or otherwise permitted under the Loan Documents) or (iv) violate any Requirements of Law, except, in the cases of clauses (b)(ii) and (b)(iv) above, to the extent that such conflict, breach, contravention, payment or violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.4 Government Consents; Third-Party Consents. Except as set forth on Schedule 4.4 of the Disclosure Letter, no Governmental Approval or other approval, consent, exemption or authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (including any counterparty to any Company IP Agreement or other Material Contract) is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document, or for the consummation of the transactions contemplated hereby or thereby, (b) the grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except in each case of clause (a) through (d) above, for (i) filings or registrations necessary to perfect the Liens on the Collateral granted by the Credit Parties to the Collateral Agent for the benefit of Lenders and the other Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) filings under state or federal securities laws, (iv) notices required to be delivered by the Collateral Agent or any Lender in connection with, or the cooperation of any third Person (that is not an Affiliate of any Credit Party) that is required for, any exercise of any of the rights or remedies by the Collateral Agent or any Lender, and (v) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.5 Binding Obligation. This Agreement has been duly executed and delivered by Borrower and each other Credit Party that is a party hereto and each other Loan Document has been duly executed and delivered by each Credit Party that is a party thereto, constitutes a legal, valid and binding obligation of Borrower or such Credit Party (as applicable), enforceable against Borrower or such Credit Party (as applicable) in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, by general principles of equity.

4.6 Collateral. In connection with this Agreement, Borrower has delivered to the Collateral Agent a completed certificate signed by a Responsible Officer of Borrower (as may be updated from time to time in accordance with the terms herein, the “Perfection Certificate”). Each Credit Party, jointly and severally, represents and warrants to the Collateral Agent and each Lender that:

(a) (i) Its exact legal name is that indicated on the Perfection Certificate; (ii) it is an organization or company of the type and is organized or incorporated in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth its organizational identification or registration number or accurately states that it has none; (iv) the Perfection Certificate accurately sets forth its place of business or registered office address, or, if more than one, its chief executive office or registered office address, as well as its mailing address (if different than its chief executive office or registered office address); (v) except as set forth in the Perfection Certificate, it (and each of its predecessors) has not, in the five (5) years prior to the Effective Date or applicable Closing Date, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to it and each of its Subsidiaries is accurate and complete in all material respects.

(b) (i) It has good and valid title to, has the rights it purports to have in, and subject to Permitted Subsidiary Distribution Restrictions, Permitted Negative Pledges and the occurrence of the applicable Closing Date, the power to transfer, each item of the Collateral (including each item of Current Company IP included therein) upon which it purports to grant a Lien under any Collateral Document, free and clear of any and all Liens except Permitted Liens and except for such irregularities or defects in title as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, and (ii) it has no deposit accounts maintained at a bank or other depository or financial institution which are not Excluded Accounts other than the deposit accounts described in the Perfection Certificate delivered to the Collateral Agent pursuant to Section 3 hereof or as otherwise disclosed to the Collateral Agent in writing from time to time (including in any Compliance Certificate delivered to the Collateral Agent pursuant to Section 5.2(a)(iii) hereof).

(c) A true, correct and complete list of each: (I) pending, registered, or issued or in-licensed Patent, Copyright and Trademark in the Territory that is owned by or in-licensed to a Credit Party and that relates to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labeling, promotion, advertising, offer for sale or lease, distribution (including for investigational use) or sale or lease of any Key Product in the Territory; (II) pending, registered or issued or in-licensed Patent, Copyright and Trademark in the Territory that is owned by or in-licensed to a Credit Party and that is related to any material aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labeling, promotion, advertising, offer for sale or lease, distribution (including for investigational use) or sale or lease of any other Product in the Territory; (III) regulatory exclusivities that are listed in FDA’s so called “Orange Book” as covering any Key Product in the Territory; (IV) regulatory exclusivities that are listed in FDA’s so called “Orange Book” as covering any other Product in the Territory; and (V) any other pending, registered, issued or in-licensed Patent, Copyright or Trademark in the Territory or regulatory exclusivity that, individually or taken together with any other such Patent, Copyright or Trademarks or regulatory exclusivity, is material to the business of Borrower and its Subsidiaries, taken as a whole, but excluding, in each case, any Patents, Copyrights or Trademarks for off-the-shelf and other commercially available products that are non-exclusively in-licensed (the foregoing sub-clauses (I) and (III) above, collectively, the “Current Key Product IP”; and the foregoing sub-clauses (II) and (IV) above, collectively, the “Current Other Product IP”, and the foregoing sub-clauses (I) through (IV) above, collectively the “Current Product IP”; and the foregoing sub-clauses (I) through (V) above, the “Current Company IP”), including its name/title, current owner or co-owners, registration, patent or application number, and registration or application date, is set forth on Schedule 4.6(c) of the Disclosure Letter. Except as set forth on Schedule 4.6(c) of the Disclosure Letter:

(i) (A) to such Credit Party’s Knowledge, each item of Current Company IP owned or co-owned by a Credit Party or any of its Subsidiaries (x) is valid, subsisting and enforceable, (y) has not in any respect lapsed, expired, been cancelled, held unpatentable, held unenforceable or held invalidated or become abandoned or unenforceable, in each case, except in accordance with its statutory term or in the exercise of normal prosecution practices and reasonable business judgment, and (z) no circumstance or grounds exist that would invalidate or reduce, in whole or in part, the validity, enforceability, subsistence or scope of any such Current Company IP, or reduce or otherwise materially limit the ownership or use of such Current Company IP, by any Credit Party or any of its Subsidiaries, and (B) no written notice has been received by any Credit Party or any of its Subsidiaries challenging the validity, patentability, enforceability, inventorship or ownership (other than from patent and trademark and other intellectual property offices through the normal prosecution practices), or relating to any lapse, expiration, invalidation, cancellation, abandonment or unenforceability (other than from patent and trademark and other intellectual property offices through the normal prosecution practices or relating to the expiration of Current Company IP in accordance with its statutory term), of any such item of Current Company IP owned or co-owned by a Credit Party or any of its Subsidiaries;

(ii) (A) to the Knowledge of such Credit Party, each item of Current Company IP that is exclusively in-licensed by a Credit Party or any of its Subsidiaries from another Person is valid, subsisting and enforceable and no item of such Current Company IP has in any respect lapsed, expired, been cancelled, held unpatentable, held unenforceable or held invalidated, or become abandoned (in each case other than in accordance with its statutory term or through the exercise of normal prosecution practices or reasonable business judgment of the applicable licensor), and (B) no written notice has been received by any Credit Party or any of its Subsidiaries challenging the validity, patentability, enforceability, inventorship or ownership, or relating to any lapse, expiration, invalidation, cancellation, abandonment or unenforceability, of any item of Current Company IP that is exclusively in-licensed by a Credit Party or any of its Subsidiaries (in each case, other than from patent and trademark and other intellectual property offices through the applicable licensor’s normal prosecution practices or relating to the expiration of Current Company IP in accordance with its statutory term);

(iii) to the Knowledge of each Credit Party, all prior art references (including published patents, published patent applications and published articles) known to the Credit Party and reasonably believed to be material to patentability of one or more claims of each Patent included in the Current Product IP that is owned or co-owned by a Credit Party were disclosed to the U.S. Patent and Trademark Office and, to the Knowledge of each Credit Party, any Product as approved by FDA does not infringe the claims of an issued U.S. patent or the currently pending claims of a published U.S. patent application as of the Effective Date or applicable Closing Date if the currently pending claims were to issue and were valid except as would not be reasonably expected to materially adversely affect the exploitation of such Product;

(iv) (A) each Person who has or has had any rights in or to any Current Company IP or any trade secrets, in each case, owned by any Credit Party or any of its Subsidiaries relating to any material aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labeling, promotion, advertising, offer for sale, distribution or sale of any Product in the Territory, including each such Person who is an inventor named on the Patents within such owned Current Company IP, has executed an agreement assigning his, her or its entire right, title and interest in and to such owned Current Company IP and such trade secrets, and the inventions, ideas, discoveries, writings, works of authorship, information and other intellectual property embodied, described or claimed therein, to the stated owner thereof, and (B) to the Knowledge of each Credit Party, no such Person has any contractual or other obligation that would preclude or conflict with such assignment or the exploitation of any Product in the Territory or entitle such Person to ongoing payments; and

(v) no item of Current Company IP that is non-exclusively in-licensed from another Person is material to or necessary for research, development, manufacturing, production, use, commercialization, marketing, importing, storage, transport, packaging, labeling, promotion, advertising, offering for sale, distribution or selling any Product in the Territory.

(d) (i) Each Credit Party or any of its Subsidiaries possesses valid title to the Current Company IP for which it is listed as the owner or co-owner, as applicable, on Schedule 4.6(c) of the Disclosure Letter; and (ii) there are no Liens on any Current Company IP, other than Permitted Liens.

(e) There are no maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period for any of the Current Product IP that is owned by or, exclusively licensed to any Credit Party or any of its Subsidiaries; to the Knowledge of the Credit Parties, there are no maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period for any of the Current Company IP (other than Current Product IP) that is owned by or, exclusively licensed to any Credit Party or any of its Subsidiaries.

(f) There are no unpaid fees, royalties or indemnification payments under any Company IP Agreement that have become, or are reasonably expected to become, due or overdue. Each Company IP Agreement is in full force and effect and, to the Knowledge of each Credit Party, is legal, valid, binding, and enforceable in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Except as set forth on Schedule 4.6(f) of the Disclosure Letter, no Credit Party or any of its Subsidiaries is in breach of or default under any Company IP Agreement to which it is a party or is otherwise bound, and to the Knowledge of each Credit Party, no circumstances or grounds exist that could give rise to a claim of breach or right of rescission, termination, non-renewal, revision, or amendment of any of the Company IP Agreements, including the execution, delivery and performance of this Agreement and the other Loan Documents.

(g) Except as set forth on Schedule 4.6(g) of the Disclosure Letter, no payments by any Credit Party or any of its Subsidiaries are due to any other Person in respect of the Current Company IP, other than (i) pursuant to (A) the Company IP Agreements (including, for the avoidance of doubt, that certain License and Assignment Agreement, dated January 30, 2008, between ND Partners, LLP and Borrower, as may be amended, restated, supplemented, modified or replaced, or renewed or altered (including pursuant to any waiver, consent or approval) from time to time), (B) any Permitted Royalty Agreement Document, (C) any Permitted Royalty Financing Document or Permitted Other Royalty Financing Document, or (D) any Permitted Acquisition Royalty Document and (ii) those fees for which a Credit Party is responsible that are payable to the U.S. Patent and Trademark Office or the U.S. Copyright Office in connection with the prosecution and maintenance of the Current Company IP and associated attorney fees.

(h) (A) (i) No Credit Party or any of its Subsidiaries has knowingly undertaken or omitted to undertake any acts, and (ii) to the Knowledge of such Credit Party in the case of Current Product IP owned or co-owned by or exclusively or non-exclusively licensed to any Credit Party or any of its Subsidiaries, no circumstance or grounds exist, that, in either case of sub-clause (i) or (ii) above, would invalidate, impair the validity of or reduce, in whole or in part, the enforceability or scope of any Credit Party’s or any of its Subsidiary’s right or entitlement to the Current Company IP in any manner that could reasonably be expected to materially adversely affect any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale, distribution or sale of any Product in the Territory, except as set forth on Schedule 4.6(h)(A) of the Disclosure Letter; (B) (i) to the Knowledge of each Credit Party, no Credit Party or any of its Subsidiaries has undertaken or omitted to undertake any acts, and (ii) to the Knowledge of such Credit Party in the case of Current Company IP (other than Current Product IP) owned or co-owned by or exclusively or non-exclusively licensed to any Credit Party or any of its Subsidiaries, no circumstances or grounds exist that, in either case of sub-clause (i) or (ii) above, would invalidate, impair the validity of or reduce, in whole or in part, the enforceability or scope of any Credit Party’s or any Subsidiary’s right or entitlement to the Current Company IP in any manner that could reasonably be expected to materially adversely affect any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale, distribution or sale of any Product in the Territory, except as set forth on Schedule 4.6(h)(B) of the Disclosure Letter.

(i) Except as noted on Schedule 4.6(i) of the Disclosure Letter, to the Knowledge of any Credit Party, there is no product or other technology of any third-party that infringes a Patent within the Current Company IP.

(j) As of the Effective Date and each applicable Closing Date, (i) no Credit Party is a party to, nor is it bound by, any Restricted License and (ii) except as noted on Schedule 4.6(j)(ii) of the Disclosure Letter, no Credit Party nor any of its Subsidiaries is a party to, nor is it bound by, any Excluded License.

(k) Except as set forth on Schedule 4.6(k) of the Disclosure Letter, in each case where an issued U.S. Patent within the Current Company IP is owned or co-owned by any Credit Party or its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office, and if applicable the assignment has been duly recorded or will be recorded promptly with all similar offices and agencies anywhere in the world in which foreign counterparts are registered, filed or issued.

(l) Except as set forth on Schedule 4.6(l) of the Disclosure Letter, there are no pending or, to the Knowledge of each Credit Party, threatened (in writing) claims against Borrower or any of its Subsidiaries alleging (i) that any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale, distribution or sale of any Product in any Territory infringes or violates (or in the past infringed or violated), or form a reasonable basis for a claim of infringement or violation of, any of the rights of any third parties in or to any Intellectual Property (“Third-Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Third-Party IP, or (ii) that any Current Company IP is invalid, unpatentable or unenforceable (other than from patent and trademark offices through the normal prosecution practices).

(m) Except as set forth on Schedule 4.6(m) of the Disclosure Letter, to the Knowledge of each Credit Party, the manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory has not in the past and does not (i) infringe or violate (or in the past infringed or violated), or form a reasonable basis for a claim of infringement or violation of, any of the rights of third parties in or to any Third-Party IP, or (ii) constitute (or in the past constituted) a misappropriation of any Third-Party IP.

(n) Except as set forth on Schedule 4.6(n) of the Disclosure Letter, there are no settlements, covenants not to sue, consents, judgments, orders or similar obligations, that: (i) restrict the rights of any Credit Party or any of its Subsidiaries to use any Intellectual Property owned, exclusively licensed or, to the Knowledge of each Credit Party, non-exclusively licensed, by such Credit Party relating to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labeling, promotion, advertising, offer for sale, distribution or sale of any Product in the Territory (in order to accommodate any Third-Party IP or otherwise), or (ii) permit any third parties to use any Company IP owned, exclusively licensed or, to the Knowledge of each Credit Party, non-exclusively licensed, by such Credit Party existing as of the Effective Date and on the applicable Closing Date.

(o) Except as set forth on Schedule 4.6(o) of the Disclosure Letter, to the Knowledge of each Credit Party, (i) there is no, nor has there been any, infringement or violation by any Person of any of the Company IP or the rights therein and (ii) there is no, nor has there been any, misappropriation by any Person of any of the Company IP or the subject matter thereof.

(p) Each Credit Party and each of its Subsidiaries has taken commercially reasonable measures customary in the health and life sciences sector to protect the confidentiality and value of trade secrets owned or licensed by such Credit Party or any of its Subsidiaries, or used or held for use by such Credit Party or any of its Subsidiaries, in each case (i) relating to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labeling, promotion, advertising, offer for sale, distribution or sale of any Key Product in the Territory or (ii) material to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labeling, promotion, advertising, offer for sale, distribution or sale of any other Product in the Territory. Any use or disclosure by a Credit Party or any of its Subsidiaries of any trade secrets to any third-party has been pursuant to the terms of a written agreement including appropriate confidentiality, access, use and non-disclosure provisions with such third-party, and, to the Knowledge of the Credit Party, no Credit Party or any of its Subsidiaries has suffered any material data breach or other incident that has resulted in any loss, unauthorized access, use, disclosure or modification of any such trade secrets.

(q) Except as set forth on Schedule 4.6(q) of the Disclosure Letter, units of any Product made, used or sold in the Territory under the Patents within the Current Company IP have been marked with the proper patent notice (where required by Requirements of Law).

(r) To the Knowledge of each Credit Party, (i) at the time of any shipment of any Key Product occurring prior to the Effective Date or applicable Closing Date, the units thereof so shipped complied with their relevant specifications and were developed, manufactured, stored and shipped (A) in accordance with then applicable FDA Good Manufacturing Practices, FDA Good Clinical Practices and FDA Good Laboratory Practices, and (B) in all material respects in accordance with all other Requirements of Law, and (ii) at the time of any shipment of any other Product occurring prior to the Effective Date or applicable Closing Date, the units thereof so shipped complied in all material respects with their relevant specifications and were developed, manufactured, stored and shipped (A) in accordance with then applicable FDA Good Manufacturing Practices, FDA Good Clinical Practices and FDA Good Laboratory Practices, and (B) in all material respects in accordance with all other Requirements of Law.

(s) Except as set forth on Schedule 4.6(s) of the Disclosure Letter:

(i) [Reserved];

(ii) (A) with respect to the Current Product IP consisting of Patents, subsequent to the issuance of such Patents, no Credit Party nor any Subsidiary nor any of their respective predecessors-in-interest, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the inventions claimed in such Patents, and (B) with respect to the Current Company IP (other than Current Product IP) consisting of Patents, subsequent to the issuance of such Patents, to the Knowledge of the Credit Parties, no Credit Party nor any Subsidiary nor any of their respective predecessors-in-interest, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the inventions claimed in such Patents;

(iii) with respect to the Current Company IP consisting of Patents, to the Knowledge of such Credit Party, no subject matter of such Patents that is designated allowable or allowed by the U.S. Patent and Trademark Office is subject to any competing conception claims of subject matter of any patent applications or patents of any third-party in the Territory and have not been the subject of any interference or derivation proceeding, and such Patents are not and have not been the subject of any re-examination, opposition or any other post-grant proceedings in the Territory;

(iv) with respect to the Current Company IP consisting of Patents and except as set forth on Schedule 4.6(s) of the Disclosure Letter, if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral; and

(v) with respect to the Current Company IP consisting of Patents, neither any Credit Party nor any Subsidiaries has received advice from legal counsel expressing an opinion, including a preliminary or qualified opinion, that concludes that a challenge to the validity or enforceability, subsistence or scope of any such Patents is more likely than not to succeed.

(t) (A) Neither any Credit Party nor any Subsidiary nor, to the Knowledge of such Credit Party, any of their respective agents or representatives, have (i) engaged in any conduct, the result of which would invalidate or render unpatentable or unenforceable or materially reduce, in whole or in part, the validity, enforceability, subsistence or scope of any Patent included within Current Company IP, or (ii) omitted to perform any necessary act to maintain the validity, patentability, enforceability, subsistence or scope of any such Patent, and (B) to the Knowledge of such Credit Party, no prior owner of any such Patent of any Credit Party or any of its Subsidiaries, nor any of such prior owner’s agents or representatives, have (i) engaged in any conduct, the result of which would invalidate or render unpatentable or unenforceable or materially reduce, in whole or in part, the validity, enforceability, subsistence or scope of any such Patent, or (ii) omitted to perform any necessary act to maintain the validity, patentability, enforceability, subsistence or scope of any such Patent, in each case of sub-clause (A) and (B) above, except in the reasonable exercise of normal prosecution practices or reasonable business judgment.

(u) The Collateral Documents create in favor of the Collateral Agent, for the benefit of Lenders and the other Secured Parties, a valid and continuing and, upon the making of the filings and the taking of the actions required under the terms of the Loan Documents, perfected Lien on and security interest in the Collateral (in each case, solely to the extent perfection is available under Requirements of Law through the making of such filings and taking of such actions and except to the extent expressly not required to be perfected pursuant to the terms of the Loan Documents), securing the payment of the Obligations, and having priority over all other Liens on and security interests in the Collateral (except Permitted Liens).

Notwithstanding anything set forth to the contrary herein: (A) each representation and warranty in Section 4.6 relating to Intellectual Property, including Company IP, Current Company IP, Current Product IP and Third-Party IP, to the extent made as of the Tranche A Closing Date with respect to any Heron Acquisition Product acquired by Borrower or any of its Subsidiaries pursuant to the Heron Acquisition Agreement on or concurrently with the Tranche A Closing Date, is made solely to the Knowledge of the Credit Parties; and (B) each representation and warranty in Section 4.6 relating to Intellectual Property, including Company IP, Current Company IP, Current Product IP and Third-Party IP, to the extent made as of the Tranche B Closing Date with respect to any Other Acquisition Product acquired by Borrower or any of its Subsidiaries pursuant to the Other Acquisition Agreement on or concurrently with the Tranche B Closing Date, is made solely to the Knowledge of the Credit Parties.

4.7 Adverse Proceedings, Compliance with Laws.

(a) As of the Effective Date and the Tranche A Closing Date, except as set forth on Schedule 4.7 of the Disclosure Letter, (i) there are no Adverse Proceedings pending or, to the Knowledge of such Credit Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of Borrower’s Subsidiaries; and (ii) neither Borrower nor any of Borrower’s Subsidiaries (A) is in material violation of any Requirements of Law, excluding any Requirement of Law which is being contested in good faith by appropriate proceedings, or (B) is subject to or in default with respect to any final judgments, orders, writs, injunctions, settlement agreements, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency, instrumentality, or other Governmental Authority, domestic or foreign.

(b) As of each Closing Date other than the Tranche A Closing Date, (i) except as set forth on Schedule 4.7 of the Disclosure Letter, there are no Adverse Proceedings pending or, to the Knowledge of any Credit Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of Borrower’s Subsidiaries, which, if adversely determined, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change; and (ii) neither Borrower nor any of Borrower’s Subsidiaries (A) is in violation of any Requirements of Law, excluding any Requirement of Law which is being contested in good faith by appropriate proceedings, where such violation could reasonably be expected to result in uninsured damages, penalties or costs to Borrower or any of Borrower’s Subsidiaries in an amount in excess of the materiality thresholds applied by Borrower in accordance with the Exchange Act and related regulations and standards for purposes of its Exchange Act reporting or (B) is subject to or in default with respect to any final judgment, order, writ, injunction, settlement agreement, decree, rule or regulation of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency, instrumentality, or other Governmental Authority, domestic or foreign that could reasonably be expected to result in uninsured damages, penalties or costs to Borrower or any of its Subsidiaries in an amount in excess of the materiality thresholds applied by Borrower in accordance with the Exchange Act and related regulations and standards for purposes of its Exchange Act reporting.

(c) Each of Borrower and its Subsidiaries, to the Knowledge of each such Credit Party, is in compliance in all material respects with the terms of all settlement agreements relating to any Adverse Proceeding to which Borrower or any Subsidiary is a party.

4.8 Exchange Act Documents; Financial Statements; Financial Condition; No Material Adverse Change; Books and Records.

(a) The Exchange Act Documents filed by Borrower with the SEC since December 31, 2025, when they were filed with the SEC, conformed in all material respects to the requirements of the Exchange Act, and as of the time they were filed with the SEC, none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein (excluding any projections and forward-looking statements, estimates, budgets and general economic or industry data of a general nature), in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are not a guarantee of financial performance and are subject to uncertainties and contingencies, many of which are beyond the control of Borrower or any Subsidiary, and neither Borrower nor any Subsidiary can give any assurance that such projections will be attained, that actual results may differ in a material manner from such projections and any failure to meet such projections shall not be deemed to be a breach of any representation or covenant herein).

(b) Borrower’s audited annual financial statements as of December 31, 2025 and unaudited quarterly financial statements as of March 31, 2026 and June 30, 2026 (in each case, including the related notes thereto) of Borrower and its Subsidiaries included in the Exchange Act Documents present fairly in all material respects the consolidated financial condition of Borrower and such Subsidiaries and their consolidated results of operations as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed therein and, in the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes.

(c) Borrower acknowledges that its management is responsible for the preparation and fair presentation of the financial statements of Borrower and each of its Subsidiaries delivered to the Collateral Agent pursuant to Section 5.2(a), in each case, in conformance, in all material respects, with GAAP. Borrower has, suitable for a company of its size and stage of development, designed, implemented and maintained internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

(d) Since December 31, 2025, there has not occurred any change or event that has had or could reasonably be expected to have, either alone or in conjunction with any other change(s), event(s) or failure(s), a Material Adverse Change.

(e) Except as described on Schedule 4.8(e) of the Disclosure Letter, since December 31, 2025, there has not occurred any Transfer by Borrower or any Subsidiary, voluntary or involuntary, of any material part of the business, assets or property of Borrower or any of its Subsidiaries, and no purchase or other acquisition by any of them of any business, assets or property (including any Equity Interests of any other Person) material to Borrower or any Subsidiary, in each case, which is not reflected in the financial statements of Borrower and its Subsidiaries included in the Exchange Act Documents (or in the notes thereto) and has not otherwise been disclosed in writing to the Collateral Agent or Lenders on or prior to the applicable Closing Date.

(f) The Books of Borrower and each of its Subsidiaries in existence immediately prior to the Effective Date and each applicable Closing Date contain full, true and correct entries of all dealings and transactions in relation to its business and activities in conformity with GAAP and Requirements of Law in all material respects.

4.9 Solvency. The Credit Parties and their Subsidiaries, on a consolidated basis, are Solvent. Without limiting the generality of the foregoing, there has been no proposal made or resolution adopted by any competent corporate body for the dissolution or liquidation of any Credit Party, nor do any circumstances exist which may result in the dissolution or liquidation of any Credit Party (other than in respect of a dissolution or liquidation expressly permitted under Section 6.3(a)(iii)).

4.10 Payment of Taxes. All U.S. federal, state, local and non-U.S. income and other material Tax returns and reports (or extensions thereof) of each Credit Party and each of its Subsidiaries required to be filed by any of them have been timely filed (taking into account valid extensions) and are correct, in all material respects, and all U.S. federal, state, local and non-U.S. income and other Taxes which are due and payable by any Credit Party or any of its Subsidiaries and all assessments, fees and other governmental charges upon any Credit Party or any of its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable in each case have been paid when due and payable, provided, that, no such Tax or any claim for Taxes that have become due and payable shall be required to be paid if (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and the applicable Credit Party has set aside on its books adequate reserves therefor in conformity with GAAP or (ii) the failure to pay such Taxes, individually or in the aggregate, does not result or could not reasonably be expected to result in a Material Adverse Change. To the Knowledge of such Credit Party, there is no proposed Tax assessment against any Credit Party or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Change.

4.11 Environmental Matters. Neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. There are and, to the Knowledge of such Credit Party, have been, no conditions, occurrences, or Hazardous Materials Activities that would reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. To the Knowledge of such Credit Party, no predecessor of Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change (but, for the avoidance of doubt, neither Borrower nor any of its Subsidiaries has, directly or indirectly, undertaken any investigation of or made any inquiries to, or relating to, any of its or its Subsidiaries’ predecessors), and neither Borrower’s nor any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260–270 or any foreign or United States state equivalents, which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. No event or condition has occurred or is occurring with respect to any Credit Party relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

4.12 Material Contracts. As of the Effective Date and each applicable Closing Date after giving effect to the consummation of the transactions contemplated by this Agreement, except as described on Schedule 4.12 of the Disclosure Letter, each Material Contract is a valid and binding obligation of the applicable Credit Party and, to the Knowledge of such Credit Party, each other party thereto, and is in full force and effect, and neither the applicable Credit Party nor, to the Knowledge of such Credit Party, any other party thereto is in material breach thereof or default thereunder, except where such breach or default (which default has not been cured or waived) could not reasonably be expected to give rise to any cancellation, termination or acceleration right of the applicable counterparty thereto. As of the Effective Date and each applicable Closing Date, except as described on Schedule 4.12 of the Disclosure Letter, no Credit Party or any of its Subsidiaries has received any written notice from any party to any Material Contract asserting or to the Knowledge of such Credit Party, threatening in writing to assert, circumstances that could reasonably be expected to result in the cancellation, termination or invalidation of any Material Contract (or any provision thereof) or the acceleration of such Credit Party’s or Subsidiary’s obligations thereunder.

4.13 Regulatory Compliance. No Credit Party is or is required to be registered as, or is a company “controlled” by, an “investment company” as defined in, or is subject to regulation under, the Investment Company Act of 1940, as amended. Except as could not reasonably be expected to result in a Material Adverse Change, each Credit Party has complied with the Federal Fair Labor Standards Act (and any foreign or United States state equivalent, as applicable). Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, each Plan is in compliance with the applicable provisions of ERISA, the IRC and other U.S. federal or state or foreign Requirements of Law, respectively. (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. of ERISA with respect to a Multiemployer Plan; and (iii) neither any Credit Party (to the extent applicable) nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of clauses (i), (ii) and (iii) above, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

4.14 Margin Stock. No Credit Party is engaged principally, or as one of its important activities, in extending credit for the purpose of, whether immediate or ultimate, purchasing or carrying Margin Stock. No Credit Party owns any Margin Stock. No Credit Party or any of its Subsidiaries has taken or permitted to be taken any action that might cause any Loan Document to violate Regulation T, U or X of the Federal Reserve Board.

4.15 Subsidiaries; Capitalization. Schedule 4.15 of the Disclosure Letter includes a complete and accurate list, as of the Effective Date or each applicable Closing Date, of Borrower and each of its Subsidiaries, setting forth (a) its name and jurisdiction of incorporation, organization or formation, (b) in the case of each Credit Party (other than Borrower), the number of authorized and issued shares (or equivalent) of each class (where applicable) of its Equity Interests outstanding, and (c) the percentage of its outstanding shares of each class owned (directly or indirectly) by Borrower or any of its Subsidiaries and the certificate numbers(s) for the same (if any), and (d) the number and effect, if exercised, of all of its outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. Except as set forth on Schedule 4.15 of the Disclosure Letter, each Credit Party is a Registered Organization.

4.16 Employee Matters. Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Change. There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries or, to the Knowledge of such Credit Party, threatened in writing against any of them in each case before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending against Borrower or any of its Subsidiaries or, to the Knowledge of such Credit Party, threatened in writing against any of them, (b) no strike or work stoppage in existence or, to the Knowledge of such Credit Party, threatened in writing involving Borrower or any of its Subsidiaries, and (c) to the Knowledge of such Credit Party, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the Knowledge of such Credit Party, no union organization activity that is taking place that in each case specified in any of clauses (a), (b) and (c) above, individually or taken together with any other matter specified in clause (a), (b) or (c) above, could reasonably be expected to result in a Material Adverse Change.

4.17 Full Disclosure. None of the documents, certificates or written statements (excluding any projections and forward-looking statements, estimates, budgets and general economic or industry data of a general nature) furnished or otherwise made available to the Collateral Agent or any Lender by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby (in each case, taken as a whole and as modified or supplemented by other information so furnished promptly after the same becomes available) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, as of the time when made or delivered, not misleading in light of the circumstances in which the same were made; provided, that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are not a guarantee of financial performance and are subject to uncertainties and contingencies, many of which are beyond the control of Borrower or any Subsidiary, and neither Borrower nor any Subsidiary can give any assurance that such projections will be attained, that actual results may differ in a material manner from such projections and any failure to meet such projections shall not be deemed to be a breach of any representation or covenant herein). To the Knowledge of such Credit Party, there are no facts (other than matters of a general economic or industry nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change and that have not been disclosed herein or in such other documents, certificates and written statements furnished or made available to the Collateral Agent or any Lender for use in connection with the transactions contemplated hereby.

4.18 Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions; Export and Import Laws.

(a) In the last five (5) years, none of Borrower or any of its Subsidiaries, or any of their respective directors, officers, affiliates or employees, or, to the Knowledge of such Credit Party, any agent of Borrower or any of its Subsidiaries, has (i) used any corporate funds of Borrower or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or, to the Knowledge of such Credit Party, indirect unlawful payment to any foreign or domestic government official or employee or any Person from corporate funds of Borrower or any of its Subsidiaries, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act of 2010, or any other applicable anti-corruption laws (collectively, “Anti-Corruption Laws”) or (iv) made any bribe, improper rebate, payoff, influence payment, kickback or other unlawful payment, and no part of the proceeds of any Credit Extension will be used, directly or, to the Knowledge of such Credit Party, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business, or to obtain any improper advantage, in violation of Anti-Corruption Laws. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Borrower or any of its Subsidiaries, with respect to Anti-Corruption Laws is pending or to the Knowledge of such Credit Party, is or has been threatened in writing nor, to the Knowledge of Borrower, is there a basis for such action, suit, or proceeding.

(b) (i) The operations of Borrower and each of its Subsidiaries are and have been conducted at all times in the last five (5) years in compliance with applicable financial recordkeeping and reporting requirements of the Bank Secrecy Act of 1970 (as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001) and the anti-money laundering laws and counterterrorist financing, rules and regulations of each jurisdiction (foreign or domestic) in which Borrower and its Subsidiaries, is subject to such jurisdiction’s Requirements of Law (collectively, “Anti-Money Laundering Laws”) and (ii) no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Borrower or its Subsidiaries, with respect to the Anti-Money Laundering Laws is pending or to the Knowledge of such Credit Party, threatened in writing.

(c) None of Borrower or any of its Subsidiaries or controlled Affiliates, or any of their respective directors, officers or employees, or, to the Knowledge of such Credit Party, any non-controlled Affiliates or agents of such Credit Party, is, or is collectively 50% or more owned or, where applicable, controlled, by one or more Persons that are, the target or subject of any economic, trade or financial sanctions or restrictive measures administered and enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union and each of its member states or His Majesty’s Treasury of the United Kingdom, or other relevant Governmental Authority (collectively “Sanctions”). Except as permitted by applicable Sanctions laws, neither Borrower nor its Subsidiaries: (i) has assets located in, or otherwise directly or indirectly derives revenues from or engages in, investments, dealings, activities, or transactions in or with, any Sanctioned Country; or (ii) directly or indirectly derives revenues from, conducts any business or engages in investments, dealings, activities, or transactions with, any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person. Borrower and its Subsidiaries will not, directly or indirectly (including through an agent or any other Person), use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for (x) the purpose of financing the activities of any Person that is the target or subject of Sanctions or in any Sanctioned Country, except as permitted by applicable Sanctions laws, (y) use in any Sanctioned Country except as permitted by applicable Sanctions laws, or (z) any purpose that could cause any Person to be in violation of Sanctions. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Borrower or any of its Subsidiaries, with respect to Sanctions is pending or to the Knowledge of such Credit Party, threatened in writing, nor, to the Knowledge of Borrower, is there a basis for such action, suit or proceeding.

(d) Borrower will not, directly or indirectly (including through an agent or any other Person), use the proceeds of any Credit Extension, or lend, contribute or otherwise make available the proceeds of any Credit Extension to any Subsidiary, joint venture partner or other Person (i) for any payments to any government official or employee, political party, official of a political party, candidate for political office or other Person, in order to obtain, retain or direct business, or to obtain any improper advantage in violation of Anti-Corruption Laws, (ii) in violation of any Anti-Money Laundering Laws, or (iii) in violation of Sanctions. Except as set forth in clause (d) of Schedule 5.14 of the Disclosure Letter, Borrower and each of its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Money Laundering Laws, Export and Import Laws, and Anti-Corruption Laws.

(e) Since April 25, 2019, Borrower and each of its Subsidiaries, and, acting in such capacity and on behalf of Borrower or one or more of its Subsidiaries, their respective officers, directors, employees and, to the Knowledge of Borrower, any agent of Borrower or any of its Subsidiaries, are and have been in compliance in all respects with Sanctions.

(f) Borrower and each of its Subsidiaries are (i) in compliance in all material respects with Export and Import Laws and Anti-Corruption Laws, and (ii) in compliance in all respects with Sanctions and Anti-Money Laundering Laws.

4.19 Health Care Matters.

(a) Compliance with Health Care Laws. Except as set forth on Schedule 4.19(a) of the Disclosure Letter, each Credit Party and, to the Knowledge of such Credit Party, each of its Subsidiaries, and each officer, Affiliate, and employee when acting on behalf of such Credit Party or any of its Subsidiaries, is in compliance in all material respects with all Health Care Laws applicable to such Credit Party or Subsidiary.

(b) Compliance with Regulatory Requirements. Each Credit Party and, to the Knowledge of such Credit Party, each of its Subsidiaries, and each of its licensing partners, is in compliance in all material respects with applicable FDA Laws; and any and all applicable Requirements of Law (including any other designations sought, including Orphan Drug Designation, Fast Track Designation, Priority Review Designation, Qualified Infection Disease Product Designation, and Rare Pediatric Disease Designation) governing or otherwise germane to the research, development, testing, approval, licensure, clearance, authorization, designations, exclusivity, post-approval (or post-licensure, post-authorization, as applicable) monitoring and requirements, reporting, manufacture, production, packaging, labeling, use, commercialization, marketing, promotion, advertising, importing, exporting, storage, transport, offer for sale, distribution (including for investigational use) or sale of any Product in the Territory. Except as set forth on Schedule 4.19(b) of the Disclosure Letter, any unit of any Product that has been distributed, including for investigational use, or sold in the Territory at all times during the past five (5) years has been (i) manufactured and developed in all material respects in accordance with all applicable FDA Good Manufacturing Practices, FDA Good Clinical Practices and FDA Good Laboratory Practices (as applicable) and any foreign equivalents thereof, and (ii) if and to the extent any Product is required to be approved, licensed, or cleared by the relevant Governmental Authority pursuant to FDA Laws in order to be legally marketed in the Territory for any Product’s intended uses, any such Product has been approved, licensed, or cleared for such intended uses, meets in all material respects any additional conditions of approval, clearance, authorization, or licensure by the competent Governmental Authority, and except as has been set forth in Schedule 4.19(b) of the Disclosure Letter during the past five (5) years no inquiries regarding material non-compliance of any Credit Party and, to the Knowledge of such Credit Party, any of its Subsidiaries, with any of the foregoing Requirements of Law have been initiated by or on behalf of FDA or any comparable Governmental Authority.

(c) Applicability of Controlled Substances Act. No Product contains a controlled substance (as that term is defined under the Controlled Substances Act (21 U.S.C. § 801 et seq.)).

(d) Material Statements. Within the past five (5) years, neither any Credit Party, nor, to the Knowledge of such Credit Party, any Subsidiary or any officer or employee of any Credit Party or Subsidiary in its capacity as a Subsidiary or as an officer, employee of a Credit Party or Subsidiary (as applicable), nor, to the Knowledge of such Credit Party, any agent of any Credit Party or Subsidiary in its capacity as such, (i) has made an untrue statement of a material fact or a fraudulent statement to any Governmental Authority under any applicable Health Care Law, (ii) has failed to disclose a material fact, to the extent disclosure is required, to any Governmental Authority under any applicable Health Care Law, or (iii) has otherwise committed an act, made a statement or failed to make a statement that, at the time such statement or disclosure was made (or, in the case of such failure, should have been made) or such act was committed, could reasonably be expected to constitute a material violation of any applicable Health Care Law. Each Credit Party and each of its Subsidiaries has implemented reasonable and appropriate policies and procedures designed to ensure compliance with all applicable Health Care Laws concerning the types of statements, disclosures, acts, and omissions described in sub-clauses (i), (ii) or (iii) above.

(e) Proceedings; Audits. Except as has been set forth on Schedule 4.19(e) of the Disclosure Letter, there is no Adverse Proceeding pending or, to the Knowledge of such Credit Party, threatened in writing, against any Credit Party or any of its Subsidiaries relating to any allegations of non-compliance with any applicable Health Care Laws, Data Protection Laws, FDA Laws, EU Laws, or U.K. Laws (or foreign equivalents), in each case, to the extent applicable to any Product in the Territory.

(f) Recalls, Safety Notices, Etc. Except as has been set forth on Schedule 4.19(f) of the Disclosure Letter, neither any Credit Party nor any of its Subsidiaries has initiated or otherwise engaged in any recalls, field notifications, safety warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action, relating to an alleged lack of safety or regulatory compliance of any Product. Except as set forth on Schedule 4.19(f), neither any Credit Party nor any of its Subsidiaries has a reasonable expectation that there are grounds for imposition of a clinical hold or a withdrawal of applicable designations of any Product.

(g) Preclinical Studies / Clinical Trials. All pre-clinical and clinical studies (including trials) relating to any Product conducted by or on behalf of any Credit Party or any of its Subsidiaries have been, or are being, conducted in material compliance with all applicable Requirements of Law. No research involving human subjects (including clinical trials) relating to any Product conducted by or sponsored by any Credit Party or any of its Subsidiaries has been conducted by or supported by any U.S. federal department or agency, and none are subject to regulation under 45 C.F.R. Part 46. Except as set forth on Schedule 4.19(g) of the Disclosure Letter, during the past five (5) years, no clinical study involving any Product conducted by or on behalf of any Credit Party or any of its Subsidiaries has been terminated or suspended by any Regulatory Agency and neither any Credit Party nor any of its Subsidiaries has received any written notice that FDA (or foreign equivalent), any other Governmental Authority or any institutional review board, ethics committee or safety monitoring committee (or foreign equivalent) has recommended, initiated or, to the Knowledge of such Credit Party, threatened to initiate, any action to suspend or terminate any clinical trial conducted by or on behalf of any Credit Party or any of its Subsidiaries or to otherwise materially restrict the preclinical research on or clinical study of any Product. Except as set forth on Schedule 4.19(g) of the Disclosure Letter, no safety or efficacy issues have been raised by a Governmental Authority in the context of a clinical hold (or foreign equivalent) placed on products under development by any Credit Party or any of its Subsidiaries. Except as set forth on Schedule 4.19(g) of the Disclosure Letter, no clinical hold (or foreign equivalent) has been placed on products under development by any Credit Party or any of its Subsidiaries, and no clinical trials undertaken by or on behalf of any Credit Party or any of its Subsidiaries have been terminated.

(h) Advertising/Promotion. Each Credit Party and, to the Knowledge of such Credit Party, each of its Subsidiaries, officers, employees and agents has advertised, promoted, marketed and distributed (in each case, if applicable) any Product in the Territory in compliance in all material respects with FDA Laws and other Requirements of Law. Neither any Credit Party nor any of its Subsidiaries, officers, employees nor, to the Knowledge of any such Credit Party, agents, has received any written notice of or is subject to any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, Warning Letter, Untitled Letter, proceeding or request for information from FDA (or foreign equivalents) or any other Governmental Authority concerning noncompliance with any applicable FDA Laws, or other Requirements of Law, with regard to advertising, promoting, marketing or distributing (including for investigational use) any Product in the Territory.

(i) Recordkeeping / Reporting. Each Credit Party and, to the Knowledge of such Credit Party, each of its Subsidiaries, has maintained records required to be maintained under any applicable FDA Laws or other applicable Health Care Laws or comparable Requirements of Law, relating to the research, development, testing, manufacture, recall, production, handling, labeling, packaging, storage, supply, promotion, distribution (including for investigational use), marketing, commercialization, import, export or sale of any Product in the Territory in compliance in all material respects with all applicable FDA Laws, applicable Health Care Laws, and other applicable Requirements of Law. Each Credit Party and, to the Knowledge of such Credit Party, each of its Subsidiaries, has submitted to FDA (or foreign equivalents) and other Governmental Authorities (including Regulatory Agencies) in a timely manner all material notices and annual or other material reports required to be made under any applicable FDA Laws or other applicable Health Care Laws or comparable Requirements of Law, including any adverse experience reports, medical device reports, annual reports specific to holders of Orphan Drug designations and safety reports for any Product.

(j) Prohibited Transactions; No Whistleblowers. Except as set forth on Schedule 4.19(j) of the Disclosure Letter, within the past ten (10) years, to the Knowledge of such Credit Party, no Credit Party, Subsidiary, Affiliate or officer or employee of a Credit Party or Subsidiary, nor, to the Knowledge of such Credit Party, any other Person acting on behalf of such Credit Party has (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential patient, supplier, physician or contractor, in order to illegally obtain business or payments from such Person in material violation of any applicable Health Care Law; (ii) given or made, or is party to any illegal agreement to give or make, any illegal gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential patient, supplier, physician or contractor, or any other Person in material violation of any applicable Health Care Law; (iii) presented, or caused to be presented, a claim for any designated health service pursuant to a referral to an entity from a physician who has (or whose immediate family member has) a financial relationship with that entity, in material violation of any applicable Health Care Law; (iv) given or made, or is party to any agreement to give or make on behalf of any Credit Party or any of its Subsidiaries, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was a material violation of the laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (v) established or maintained any unrecorded fund or asset for any purpose or made any materially misleading, false or artificial entries on any of its books or records for any reason; or (vi) made, or is party to any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be in material violation of any applicable Health Care Law. Except as set forth on Schedule 4.19(j) of the Disclosure Letter, to the Knowledge of such Credit Party, there are no actions pending or threatened (in writing) against any Credit Party or any of its Subsidiaries or any of their respective Affiliates under any foreign, federal or United States state healthcare whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(k) Exclusion. Except as set forth on Schedule 4.19(k) of the Disclosure Letter, neither any Credit Party nor, to the Knowledge of such Credit Party, any Subsidiary or any officer, employee or Affiliate of a Credit Party or Subsidiary having authority to act on behalf of any Credit Party or any Subsidiary, is or, to the Knowledge of such Credit Party, has been threatened in writing to be (i) debarred, disqualified, suspended or excluded from participation in Medicare, Medicaid or any other Governmental Payor Programs (including pursuant to 42 U.S.C. § 1320a-7 and related statutes and regulations and for violations of 42 U.S.C. § 1320a-7b)) or is listed on the General Services Administration list of excluded parties; (ii) “suspended” or “debarred” from selling any products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other U.S. Requirements of Law; (iii) debarred by FDA (or foreign equivalent); or (iv) a party to any other action or proceeding by any Governmental Authority that would prohibit the applicable Credit Party or Subsidiary from distributing or selling any Product in the Territory or providing any services to any governmental or other purchaser pursuant to any Health Care Laws.

(l) Health Information. Each Credit Party and, to the Knowledge of such Credit Party, each of its Subsidiaries, to the extent applicable, is in material compliance with all applicable Data Protection Laws. Each Credit Party and, to the Knowledge of such Credit Party, each of its Subsidiaries, to the extent applicable, has implemented all written policies and procedures, and has provided such training for its personnel as are reasonable and customary in the pharmaceutical industry that satisfy in all material respects all applicable Data Protection Laws, and that are otherwise designed to assure continued compliance and to detect non-compliance with applicable Data Protection Laws. Neither any Credit Party, nor any Subsidiary that is not a Credit Party, is a “covered entity” or “business associate” as defined in HIPAA (45 C.F.R. § 160.103).

(m) Corporate Integrity Agreement. Neither any Credit Party or Subsidiary or any of its controlled Affiliates nor, to the Knowledge of such Credit Party, any of their respective non-controlled Affiliates, officers, directors, managing employees or agents, is, or in the reasonable business judgment of Borrower probably (as defined in ASC 450-20-20) will become within ninety (90) days of the Effective Date or applicable Closing Date, a party to, or has any ongoing reporting or disclosure obligations under, or is otherwise subject to, any order, individual integrity agreement, corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, corrective action plan, settlement agreement or order or other similar agreements, or any order, in each case imposed by any Governmental Authority concerning compliance with Health Care Laws, rules, or regulations issued under or in connection with Governmental Payor Programs.

4.20 Regulatory Approvals or Licensures.

(a) Except as set forth on Schedule 4.20(a)(i) of the Disclosure Letter, each Credit Party and each Subsidiary thereof involved in research, development, testing, post-approval (or post-licensure, post-authorization, as applicable) monitoring and requirements, manufacture, production, packaging, labeling, use, commercialization, marketing, promotion, advertising, importing, exporting, storage, transport, offer for sale, distribution (including for investigational use) or sale of any Product in the Territory has all Regulatory Approvals or Licensures necessary or material to the conduct of its business as currently conducted. Borrower or one of its Subsidiaries solely and exclusively owns or possesses valid title to or right to use or exploit any and all Regulatory Submission Material owned or purported to be owned by Borrower or any of its Subsidiaries (including without limitation the regulatory exclusivities set forth on Schedule 4.20(a)(ii) of the Disclosure Letter, collectively the “Covered Regulatory Materials”), free and clear of all Liens other than Permitted Liens.

(i) (A) (x) Except as set forth on Schedule 4.20(a)(i)(A) of the Disclosure Letter, each item of Covered Regulatory Materials is valid, subsisting and enforceable, (y) no such item of Covered Regulatory Materials has in any respect lapsed, expired, been cancelled, held unenforceable or held invalidated or become abandoned or unenforceable, and (z) to each Credit Party’s Knowledge, no circumstance or grounds exist that would invalidate or reduce, in whole or in part, the validity, enforceability, subsistence or scope of any such Covered Regulatory Materials, or reduce the use of such Covered Regulatory Materials, by any Credit Party or any of its Subsidiaries, and (B) no written notice has been received by any Credit Party or any of its Subsidiaries challenging the validity or enforceability, or relating to any lapse, expiration, invalidation, cancellation, abandonment or unenforceability, of any such item of Covered Regulatory Materials.

(ii) (A) (x) No Credit Party or any of its Subsidiaries has undertaken or omitted to undertake any acts, and (y) to the Knowledge of such Credit Party in the case of Covered Regulatory Materials, no circumstance or grounds exist, that, in either case of sub-clause (x) or (y) above, would invalidate or reduce, in whole or in part, the enforceability or scope of any Credit Party’s or any of its Subsidiary’s right or entitlement to the Covered Regulatory Materials in any manner that could reasonably be expected to materially adversely affect any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale, distribution (including for investigational use) or sale of any Product in the Territory; and (B) (x) no Credit Party or any of its Subsidiaries has omitted to undertake any acts necessary to maintain, and (y) to the Knowledge of such Credit Party in the case of Covered Regulatory Materials, no circumstances or grounds exist that would impair the validity or, in whole or in part, the enforceability or scope of, in either case of sub-clause (x) or (y) above, any Credit Party’s or any of its Subsidiary’s right or entitlement to the Covered Regulatory Materials in any manner that could reasonably be expected to materially adversely affect any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale, distribution (including for investigational use) or sale of any Product in the Territory.

(iii) There are no pending or, to the Knowledge of each Credit Party, threatened (in writing) claims against Borrower or any of its Subsidiaries alleging (i) that any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale, distribution (including for investigational use) or sale of any Product in the Territory infringes or violates (or in the past infringed or violated) any of the rights of any third parties in or to any regulatory filings, submissions, approvals, licensures, and authorizations (“Third-Party Regulatory Materials”), or (ii) that any Covered Regulatory Materials are invalid or unenforceable.

(iv) To the Knowledge of each Credit Party, the manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution (including for investigational use) or sale of any Product in the Territory does not (i) infringe or violate (or in the past infringed or violated) any of the rights of third parties in or to any Third-Party Regulatory Materials, or (ii) constitute (or constituted) a misappropriation of any Third-Party Regulatory Materials.

(v) There are no settlements, covenants not to sue, consents, judgments, orders or similar obligations, in each case, that were undertaken in connection with the avoidance, resolution or disposition of an actual, anticipated or potential Adverse Proceeding (or any actual or potential basis or grounds therefor) which: (i) restrict the rights of any Credit Party or any of its Subsidiaries to use any Covered Regulatory Materials relating to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labeling, promotion, advertising, offer for sale, distribution (including for investigational use) or sale of any Product in the Territory (in order to accommodate any Third-Party Regulatory Materials or otherwise), or (ii) permit any third parties to use or otherwise exploit any Covered Regulatory Materials.

(vi) To the Knowledge of each Credit Party, there is no, nor has there been any, infringement or violation by any Person in the five (5) years prior to the Effective Date of any of the Covered Regulatory Materials or the rights therein.

(vii) (A) Neither any Credit Party nor any Subsidiary, nor, to the Knowledge of such Credit Party, any of their respective agents or representatives, have (i) engaged in any conduct, the result of which would invalidate or render unenforceable or materially reduce, in whole or in part, the validity, enforceability, subsistence or scope of any Covered Regulatory Materials, or (ii) omitted to perform any necessary act to maintain the validity, enforceability, subsistence or scope of any such Covered Regulatory Materials.

(b) Except as set forth on Schedule 4.20(b) of the Disclosure Letter, to the Knowledge of any Credit Party, no event or circumstance (or series of related events or circumstances) has occurred, or, in the reasonable business judgment of such Credit Party, is reasonably likely to occur, that would cause, or could reasonably be expected to cause, (i) the termination of any applicable Regulatory Approvals or Licensures or designations for Product, or (ii) Product to no longer materially meet the requirements of, or criteria for, any applicable Regulatory Approvals or Licensures or designations.

(c) Each Credit Party, and, to the Knowledge of such Credit Party, each Subsidiary thereof, is in compliance with, and at all times during the past five (5) years, has complied with, all applicable foreign, federal, state and local laws, rules and regulations governing any aspect of the research, development, testing, approval, licensure, clearance, authorization, post-approval (or post-licensure, post-authorization, or post-clearance, as applicable) monitoring and requirements, reporting, manufacture, production, packaging, labeling, use, commercialization, designation, exclusivity, marketing, promotion, advertising, importing, exporting, storage, transport, offer for sale, distribution (including for investigational use) or sale of any Product in the Territory, including all such regulations promulgated by each applicable Regulatory Agency (including FDA, the European Commission, the EMA, the competent authorities of the EU Member States or any other foreign equivalents), except where any instance of failure to comply with any such laws, rules or regulations could not, whether individually or taken together with any other such failures, reasonably be expected to result in a Material Adverse Change. Except as set forth on Schedule 4.20(c) of the Disclosure Letter, no Credit Party or its Subsidiaries has received any written notice from any Regulatory Agency citing action or inaction by any Credit Party or any of its Subsidiaries regarding a violation of any applicable foreign, federal, state or local laws, rules, or regulations, including a Warning Letter or Untitled Letter from FDA (or equivalent communication from any other Regulatory Agency).

4.21 Supply and Manufacturing.

(a) As of the Effective Date and the Tranche A Closing Date, except as set forth on Schedule 4.21(a) of the Disclosure Letter, to the Knowledge of any Credit Party:

(i) each Product has at all times during the past five (5) years been manufactured in sufficient quantities and of a sufficient quality to satisfy demand of such Product in the Territory, without the occurrence of any event or series of related events causing inventory of such Product to have become exhausted prior to satisfying such demand; and

(ii) no event or circumstances (or series of related events or circumstances) has occurred or is occurring that could reasonably be expected to cause (A) any Product to be manufactured in a quantity or of a quality insufficient to satisfy current or future demand of such Product in the Territory or (B) inventory of any Product in the Territory to become or have become exhausted prior to satisfying such demand of such Product in the Territory.

(b) As of the Tranche B Closing Date, except as set forth on Schedule 4.21(b) of the Disclosure Letter, to the Knowledge of any Credit Party:

(i) each Key Product has at all times during the past five (5) years been manufactured in sufficient quantities and of a sufficient quality to satisfy demand of such Key Product in the Territory, without the occurrence of any event or series of related events causing inventory of such Key Product to have become exhausted prior to satisfying such demand; and

(ii) no event or circumstances (or series of related events or circumstances) has occurred or is occurring that could reasonably be expected to cause (A) any Key Product to be manufactured in a quantity or of a quality insufficient to satisfy current or future demand of such Key Product in the Territory, or (B) inventory of any Key Product in the Territory to become or have become exhausted prior to satisfying such demand of such Key Product in the Territory;

(c) As of the Effective Date and each Closing Date, except as set forth on Schedule 4.21(c) of the Disclosure Letter, to the Knowledge of any Credit Party, no event or circumstances (or series of related events or circumstances) has occurred or is occurring that could reasonably be expected to cause any Product in the Territory not to be manufactured in any calendar year in sufficient quantities to satisfy the expected needs of patients with the disease or condition for which such Product was designated as an Orphan Drug for such calendar year, as reasonably determined by a Responsible Officer of Borrower in good faith (provided such calendar year occurs during the full 7-year term of orphan drug exclusive approval granted for any Product under 21 C.F.R. § 316.34);

(d) Except as set forth on Schedule 4.21(d) of the Disclosure Letter, to the Knowledge of any Credit Party, (i) no manufacturer (including a contract manufacturer) or producer of, or licensing partner of or for any Product has been for the last five (5) years or is currently subject to a material Regulatory Agency shutdown or voluntary shutdown (other than shutdowns for routine maintenance), material restriction, or import or export prohibition, (ii) no manufacturer (including a contract manufacturer) or producer of, or licensing partner of any Product has received in the last five (5) years a Form 483 with respect to or otherwise impacting such Product or is currently subject to (1) a Form 483, (2) other written Regulatory Agency notice of inspectional observations (other than routine inspections) with respect to such Product, Warning Letter, Untitled Letter or other correspondence requiring changes to be made to such Product that could reasonably be expected to, impact such Product, in either case of sub-clause (1) or (2) above with respect to any facility manufacturing such Product for import, export, distribution (including for investigational use) or sale in the Territory, and (iii) with respect to each such Form 483 received (if any) or other similar written Regulatory Agency notice (if any), all violations or other observations relating to FDA Good Manufacturing Practice requirements, or foreign equivalents, documented therein, and any disputes regarding any such violations or issues, have been corrected or otherwise resolved.

(e) Except as disclosed in Schedule 4.21(d) of the Disclosure Letter, no Credit Party or any of its Subsidiaries has received any written or, to the Knowledge of such Credit Party, other notice from any party to any Manufacturing Agreement containing any indication by or intent or threat of, such party to reduce or cease, in any material respect, the supply of any Product in the Territory or the materials (including raw materials), components (including component raw materials and other component materials), or any other element needed to fulfill its contractual obligations related to such Product for the Territory in any Manufacturing Agreement through calendar year 2031 (or such earlier date in accordance with the terms and conditions of such Manufacturing Agreement, as applicable).

4.22 Cybersecurity and Data Protection.

(a) Systems. Except as set forth in Schedule 4.22(a) of the Disclosure Letter, to the Knowledge of any Credit Party, the information technology systems (including software, hardware and related infrastructure) used in, and the operational technology systems (including industrial control systems) and related infrastructure material to, the business of each of Borrower and its Subsidiaries, including any technology systems made available by Borrower or any of its Subsidiaries to any medical partners, physicians, patients, payors, patient assistance programs, or other third parties in connection with any Product (altogether, “Systems”), operate and perform in all material respects as required to permit each of Borrower and its Subsidiaries to conduct their respective businesses as presently conducted in the Territory. Each of Borrower and its Subsidiaries has implemented and maintains commercially reasonable administrative, physical, and technical security controls and safeguards designed to protect the confidentiality, integrity, availability, and security of Sensitive Information and the Systems. To the Knowledge of such Credit Party, no System contains any material ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that are designed or intended to delete, destroy, disable, disrupt, impair, interfere with, perform unauthorized modifications to, or provide unauthorized access to, any data, files, software, system, network or other device. Borrower and its Subsidiaries have and maintain commercially reasonable back-up systems designed to provide continuing availability of the material functionality provided by the Systems in the event of any malfunction of, or other event interrupting access to or the functionality of, such Systems. Except as set forth in Schedule 4.22(a) of the Disclosure Letter, Borrower and each of its Subsidiaries use commercially reasonable efforts to maintain System security, including promptly implementing, or requiring service providers responsible for System maintenance to promptly implement, material security patches that are generally available for the Systems, as applicable.

(b) Security Program. Except as set forth in clause (e) of Schedule 5.14 of the Disclosure Letter, Borrower and each of its Subsidiaries has implemented and maintains a commercially reasonable, enterprise-wide privacy and information security program, with plans, policies, procedures, and training for privacy and physical and cyber security (altogether, “Security Program”). The Security Program includes commercially reasonable and appropriate administrative, technical, and physical safeguards designed to protect the confidentiality, integrity, availability, and security of the Systems, consistent with generally accepted practices in the pharmaceutical industry of companies of the Borrower’s size and maturity, and designed to protect against:

(i) unauthorized, accidental, or unlawful access to or acquisition, use, disclosure, transmission, retention, processing, loss, destruction, corruption, exfiltration, interception, encryption, manipulation, erasure, unavailability, or modification of Personal Data (each, a “Personal Data Breach”) or any other Sensitive Information; and

(ii) any security incident (including cyber-attacks, ransomware, malware, denial-of-service attacks, credential compromise, business email compromise, and phishing schemes such as spear phishing or voice- or text-based phishing through any mode of communication) that would, or would reasonably be expected to, result in unauthorized, accidental, or unlawful access to or acquisition, use, control, disruption, destruction, encryption, impairment, unavailability, degradation, compromise, or modification of any of the Systems, or that would, or would reasonably be expected to, result in other losses or liabilities, to the extent that such security incident could reasonably be expected to result in a material and adverse effect on the operation of Borrower’s or any of its Subsidiaries’ business operations as currently conducted (sub-clauses (i) and (ii) above, collectively, “Security Incidents”);

(c) Audits and Testing. Except as set forth on Schedule 4.22(c) of the Disclosure Letter, Borrower and each of its Subsidiaries have conducted commercially reasonable efforts to verify that their respective service providers, that access, process or store Sensitive Information on their Systems, maintain effective control environments with independent audits and issue-related SOC 2 reports.

(d) Diligence. Except as set forth on Schedule 4.22(d) of the Disclosure Letter, Borrower and each of its Subsidiaries have conducted commercially reasonable privacy and data security diligence, consistent with generally accepted practices, on all applicable service providers and other third parties that (i) collect, create, receive, access, maintain, store, or otherwise process Sensitive Information for or on behalf of Borrower or any of its Subsidiaries, or (ii) access or maintain the Systems.

(e) Security Incidents. Except as set forth on Schedule 4.22(e) of the Disclosure Letter, to the Knowledge of Borrower, neither Borrower nor any of its Subsidiaries nor any service provider (in the course of providing services for or on behalf of Borrower or any of its Subsidiaries), have in the past five (5) years suffered any Security Incidents which, individually or together with any other Security Incidents, could reasonably be expected to have a material and adverse effect on Borrower’s or any of its Subsidiaries’ business (including, but not limited to, causing a material disruption of development, manufacturing, or commercialization programs relating to any Product).

(f) Compliance. Except as set forth on Schedule 4.22(f) of the Disclosure Letter, Borrower and each of its Subsidiaries is in material compliance with the requirements of (i) their respective Security Programs, (ii) their respective contractual obligations regarding confidentiality, privacy, security, or notification of breaches of Personal Data, (iii) their respective publicly available privacy notices and policies; and (iv) PCI DSS, as applicable.

(g) Claims. Except as set forth on Schedule 4.22(g) of the Disclosure Letter, in the past five (5) years: (i) neither Borrower nor any of its Subsidiaries has received any written third-party claims or, to the Knowledge of such Credit Party, any threat (in writing) of a third-party claim, related to any Personal Data Breaches or other Security Incidents; and (ii) neither Borrower nor any of its Subsidiaries has received any written notice of any claims, actions, fines, penalties, or investigations (including investigations by any Governmental Authority) relating to any Personal Data Breaches or other Security Incidents, except, in each case of sub-clauses (i) and (ii) above as could not reasonably be expected to be material to Borrower and its Subsidiaries, taken as a whole.

(h) Artificial Intelligence Tools. Borrower and each of its Subsidiaries has established, maintained, and enforced industry-standard policies and procedures for the use of artificial intelligence and automated decision-making technology by such Borrower’s or Subsidiary’s employees, agents, and contractors.

4.23 Additional Representations and Warranties.

(a) As of the Effective Date and the Tranche A Closing Date, except as set forth on Schedule 4.23(a) of the Disclosure Letter, after giving effect to consummation of the transactions contemplated by this Agreement, there is no Indebtedness for borrowed money owed to Borrower or any of its Subsidiaries other than Permitted Indebtedness or Permitted Investments, or owed by Borrower or any of its Subsidiaries, other than Permitted Indebtedness (including, for the avoidance of doubt, Permitted Indebtedness then-outstanding under the 2030 Convertible Notes (and the Indenture)).

(b) As of each Closing Date other than the Tranche A Closing Date, there is no Indebtedness for borrowed money (x) owed to Borrower or any of its Subsidiaries other than Permitted Indebtedness or Permitted Investments, or (y) owed by Borrower or any of its Subsidiaries other than Permitted Indebtedness (including, for the avoidance of doubt, Permitted Indebtedness then-outstanding under the 2030 Convertible Notes (and the Indenture)).

(c) As of the Effective Date and Tranche A Closing Date, except as set forth on Schedule 4.23(c) of the Disclosure Letter, neither Borrower nor any of its Subsidiaries are party to, or otherwise bound by, any Hedging Agreements.

(d) As of any Closing Date other than the Tranche A Closing Date, neither Borrower nor any of its Subsidiaries are party to, or otherwise bound by, any Hedging Agreements, except for Hedging Agreements expressly permitted by this Agreement.

(e) Except as has been disclosed in the Exchange Act Documents, as of the Effective Date and each Closing Date, there is no registration rights agreement, investors’ rights agreement or other similar agreement relating to, governing or otherwise affecting the ownership of any Equity Interest that is required to be pledged pursuant to the Collateral Documents.

(f) As of the Effective Date and each Closing Date, there is no Indebtedness owed by Borrower or any of its Subsidiaries that (i) conflicts with or results in any breach or contravention of, any of the terms or conditions set forth in this Agreement, (ii) adversely affects, or could reasonably be expected to adversely affect, the payment of any amounts owing under this agreement or any other Loan Document, or (iii) adversely affects, or could reasonably be expected to adversely affect, the perfection or priority of any Liens on or security interests in any Collateral pledged or granted (or purported to be pledged or granted) to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, pursuant to the Loan Documents.

(g) As of the Effective Date and each Closing Date, there is no guaranty or other similar obligation of Borrower or any of its Subsidiaries pursuant to or otherwise in connection with the 2030 Convertible Notes (or the Indenture), and there are no Liens on or security interests in any assets or properties of Borrower or any of its Subsidiaries securing the payment of any Indebtedness under the 2030 Convertible Notes (or the Indenture).

4.24 Permitted Royalty Agreement; Permitted Royalty Financing; Permitted Other Royalty Financing; Permitted Acquisition Royalty Documents.

(a) As of the Effective Date, except as set forth on Schedule 4.24(a) of the Disclosure Letter, neither Borrower nor any of its Subsidiaries is obligated to pay any royalty, revenue participation, milestone payment, deferred payment or any other contingent payment in respect of any Product except pursuant to the Permitted Royalty Agreements and the other Permitted Royalty Agreement Documents.

(b) As of any Closing Date, except as set forth on Schedule 4.24(a) of the Disclosure Letter, neither Borrower nor any of its Subsidiaries is obligated to pay any royalty, revenue participation, milestone payment, deferred payment or any other contingent payment in respect of any Product except pursuant to the Permitted Royalty Agreements and the other Permitted Royalty Agreement Documents, or pursuant to any Permitted Royalty Financing Agreements or other Permitted Royalty Financing Documents, or pursuant to any Permitted Other Royalty Financing Agreements or other Permitted Other Royalty Financing Documents, or pursuant to any Permitted Acquisition Royalty Agreements or other Permitted Acquisition Royalty Documents, as applicable.

(c) As of the Effective Date, except as set forth on Schedule 4.24(c) of the Disclosure Letter, there are no disputes between Borrower or any of its Subsidiaries, on the one hand, and any counterparty, on the other hand, under any Permitted Royalty Agreement Document that has not been completely resolved.

(d) As of any Closing Date, except as set forth on Schedule 4.24(c) of the Disclosure Letter, there are no disputes between Borrower or any of its Subsidiaries, on the one hand, and any counterparty, on the other hand, under any Permitted Royalty Agreement Document, or any Permitted Royalty Financing Document, or any Permitted Other Royalty Financing Document, or any Permitted Acquisition Royalty Document, as applicable, that has not been completely resolved.

5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until payment in full of all Obligations (other than contingent indemnification and reimbursement obligations to the extent no claims giving rise thereto have been asserted), each Credit Party shall, and shall cause each of its Subsidiaries to:

5.1 Maintenance of Existence.

(a) Preserve, renew and maintain in full force and effect its and all its Subsidiaries’ legal existence under the Requirements of Law in their respective jurisdictions of organization, incorporation or formation (other than as otherwise expressly permitted under Section 6.2(a)); (b) take all commercially reasonable action to maintain all rights, privileges (including its good standing (to the extent the concept is applicable in such jurisdiction)), permits, licenses and franchises necessary or desirable for it and all of its Subsidiaries in the ordinary course of its business, except in the case of clause (a) (other than with respect to Borrower) and clause (b) above, (i) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Change or (ii) pursuant to a transaction permitted by this Agreement; and (c) comply with all Requirements of Law of any Governmental Authority to which it is subject, except where the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change.

5.2 Financial Statements, Notices. Deliver to the Collateral Agent:

(a) Financial Statements.

(i) Annual Financial Statements. Within ninety (90) days after the end of each fiscal year of Borrower (or such earlier date on which Borrower is required to file a Form 10-K under the Exchange Act, as applicable), beginning with the fiscal year ending December 31, 2026, a consolidated balance sheet of Borrower and its Subsidiaries, as of the end of such fiscal year, and the related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, setting forth in each case, certified by the Chief Financial Officer of Borrower, in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, with such consolidated financial statements to be audited and accompanied by (x) a report and opinion of Ernst & Young LLC or other independent certified public accounting firm of recognized national standing (which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualification as to “going concern” or “scope of audit,” stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP), and (y) if and only if Borrower is required to comply with the internal control provisions pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 requiring an attestation report of such independent certified public accounting firm, an attestation report of such independent certified public accounting firm as to Borrower’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 attesting to management’s assessment that such internal controls meet the requirements of the Sarbanes-Oxley Act of 2002;

(ii) Quarterly Financial Statements. Within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each fiscal year of Borrower (or such earlier date on which Borrower is required to file a Form 10-Q under the Exchange Act, as applicable), beginning with respect to the Fiscal Quarter ending September 30, 2026, a consolidated balance sheet of Borrower and its Subsidiaries, as of the end of such Fiscal Quarter, and the related consolidated statements of income and cash flows and for such Fiscal Quarter and (in respect of the second and third Fiscal Quarters of such fiscal year) for the then-elapsed portion of Borrower’s fiscal year, setting forth in each case in comparative form the figures for the comparable period or periods in the previous fiscal year, all prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of disclosures normally made in footnotes;

(iii) Quarterly Compliance Certificate. Upon delivery (or within five (5) Business Days following any deemed delivery) of financial statements pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii), a duly completed Compliance Certificate signed by the Chief Financial Officer of Borrower, certifying, among other things, that (A) such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries as of the applicable dates and for the applicable periods in accordance with GAAP consistently applied and are not subject to any qualification or statement as to “going concern” or “scope of audit,” and (B) no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and

(iv) Other Information. Within five (5) Business Days after the reasonable request of the Collateral Agent therefor, such additional information regarding the operations, properties, business, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries (including with respect to the Collateral), or compliance with the terms of this Agreement or any other Loan Documents, in each case in a form reasonably acceptable to the Collateral Agent; provided, that, Borrower shall not be obligated to disclose any information that is restricted by Requirements of Law or contractual agreement with a third-party (so long as such contractual restriction was not agreed to for the specific purpose of preventing disclosure under this Agreement) or that is subject to the attorney-client privilege or constitutes attorney work product.

(b) Notice of Defaults or Events of Default, ERISA Events, Withdrawal Events and Material Adverse Changes. Written notice as promptly as practicable (and in any event within five (5) Business Days) after a Responsible Officer of any Credit Party shall have obtained Knowledge of (i) the receipt by Borrower or any of its Subsidiaries of any written notice from FDA or any other Regulatory Agency of a pending recommendation or a final decision to withdraw marketing authorization for any Product in the Territory, or (ii) the occurrence of, or the occurrence of any event which could reasonably be expected to result in, any (x) Default or Event of Default (including, for the avoidance of doubt, any Withdrawal Event or Material Adverse Change) or (y) ERISA Event.

(c) Legal Action Notice. Promptly (and in any event within five (5) Business Days) upon any Credit Party’s receipt or otherwise obtaining Knowledge thereof, written notice (which shall be deemed given to the extent timely reported in a Form 8-K under the Exchange Act and available on the SEC’s EDGAR system (or any successor system adopted by the SEC), provided, however, that such notice shall be deemed to have been so given with respect to additional information the Collateral Agent may reasonably request only if it includes such additional information) of: (i) correspondence received from the SEC (or comparable agency in any applicable foreign jurisdiction) concerning any investigation or possible investigation or other material inquiry by such agency regarding financial or other operational results of Borrower or any Subsidiary of Borrower; or (ii) any legal action, litigation, investigation or proceeding pending or threatened in writing against Borrower or any of its Subsidiaries or any material out-licensing partners (A) that could reasonably be expected to result in uninsured damages or costs to Borrower or any of its Subsidiaries in an amount in excess of the materiality thresholds applied by Borrower in accordance with the Exchange Act and related regulations and standards for purposes of its Exchange Act reporting or (B) that alleges violations of any Health Care Laws, FDA Laws, EU Laws, U.K. Laws, Data Protection Laws or any other applicable statutes, rules, regulations, standards, guidelines, policies and orders, or applicable foreign equivalents, administered or issued by any U.S. or foreign Governmental Authority, in each case of sub-clause (i) or (ii) above, which, individually or together with any other such allegations, could reasonably be expected to result in a Material Adverse Change; and in each case of sub-clause (i) or (ii) above, provide such additional information (including a description in reasonable detail regarding any material development) as the Collateral Agent may reasonably request in relation thereto; provided, however, that neither Borrower nor any other Credit Party shall be obligated to disclose any information that is reasonably subject to the assertion of attorney-client privilege or attorney work-product.

(d) Accounting Changes. Written notice within five (5) Business Days after any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary.

(e) Material Statements and Reports.

(i) Promptly (and in no event later than ten (10) Business Days) after entering into the same, copies of any Permitted Royalty Financing Agreement or other Permitted Royalty Financing Documents, any Permitted Other Royalty Financing Agreements or other Permitted Other Royalty Financing Documents, or any Permitted Acquisition Royalty Agreement or other Permitted Acquisition Royalty Documents (and any amendments, restatements, amendment and restatements, supplements, modifications, consents, approvals or waivers to or otherwise in respect thereof), including a description in reasonable detail regarding any fees or payments made (or contemplated to be made) in connection therewith);

(ii) Promptly (and in no event later than ten (10) Business Days) after the furnishing thereof, copies of any material written statement or report or other material written correspondence furnished to counterparties pursuant to any Permitted Royalty Financing Document, or any Permitted Other Royalty Financing Document, or any Permitted Acquisition Royalty Document (it being understood and agreed that any statement, report or correspondence in relation to payments under any Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or a Permitted Acquisition Royalty Document is material);

(iii) Promptly (and in no event later than ten (10) Business Days) after the receipt thereof, written notice of any accrual or payment of interest pursuant to any Permitted Royalty Financing Document or any Permitted Acquisition Royalty Document (including a description in reasonable detail regarding the underlying payment(s) in respect of which such interest has accrued or been paid);

(iv) Promptly (and in no event later than ten (10) Business Days) after obtaining Knowledge thereof, written notice of any assignment of any party’s obligations or rights under any Permitted Royalty Financing Agreement, or any Permitted Other Royalty Financing Agreement or any Permitted Acquisition Royalty Document, or of any acquisition of any interest in any counterparty’s rights under any Permitted Royalty Financing Agreement or any Permitted Other Royalty Financing Agreement or any Permitted Acquisition Royalty Document;

(v) Prompt written notice of any Credit Party’s obtaining Knowledge of any termination, in whole or in part, of any Permitted Royalty Financing Agreement, or any Permitted Other Royalty Financing Document or any Permitted Acquisition Royalty Document (including a description in reasonable detail regarding the rationale for such termination);

(vi) Promptly (and in no event later than ten (10) Business Days) after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of Borrower or any of its Subsidiaries (including the 2030 Convertible Notes and the Working Capital Indebtedness) pursuant to the terms of any indenture (including the Indenture), loan or credit or similar agreement;

(vii) Within ten (10) Business Days after the request therefor by the Collateral Agent, copies of any material statement or report furnished to any holder of Permitted Indebtedness of Borrower or any of its Subsidiaries (other than any Permitted Indebtedness described in sub-clause (vi) above); and

(viii) Promptly (and in no event later than ten (10) Business Days) after the receipt thereof, copies of any Refuse-to-File (RTF) notification or Complete Response Letter (CRL) received from FDA (or similar notice or letter from any foreign equivalent) relating to any Product.

(f) Permitted Royalty Agreement.

(i) Prompt written notice of any Credit Party’s obtaining Knowledge of (A) any assignment of any counterparty’s obligations, rights, interests or benefits under any Permitted Royalty Agreement or any other Permitted Royalty Agreement Document to which Borrower or any of its Subsidiaries is a party, or (B) any acquisition of any interest in any of any counterparty’s rights, interests or benefits under any Permitted Royalty Agreement or any other Permitted Royalty Agreement Document to which Borrower or any of its Subsidiaries is a party, in either case together with a copy of any joinder or other agreement pursuant to which such assignee or acquirer agrees to be bound by the terms and obligations set forth in such Permitted Royalty Agreement;

(ii) Within ten (10) Business Days after entering into the same, copies of any amendments, restatements, amendment and restatements, supplements, modifications, consents, approvals or waivers to or otherwise in respect of any Permitted Royalty Agreement or any other Permitted Royalty Agreement Document, in each case that would (A) change the calculation or time of any Permitted Royalty Agreement Payment pursuant thereto, including any change to the basis or manner for calculating any late or overdue Permitted Royalty Agreement Payments (including any fees or interest payments thereon), (B) change any of the terms of any obligations thereunder with respect to any Permitted Royalty Agreement Payments, including any change to Borrower’s or any Subsidiary’s obligations to make any Permitted Royalty Agreement Payment relating to the occurrence of a change of control of Borrower or such Subsidiary, the termination of the Permitted Royalty Agreement or any other Permitted Royalty Agreement Document or if a specified amount of Permitted Royalty Agreement Payments are not received by a specified date by any counterparty, (C) contravene in any respect any of the terms or conditions set forth in Section 6.10 or Section 6.14(c), or (D) obligate Borrower or any of its Subsidiaries to make (or exercise any option with respect thereto), directly or indirectly through a Subsidiary, any payment or reimbursement of any kind to any counterparty pursuant to any Permitted Royalty Agreement or other Permitted Royalty Agreement Document other than Permitted Royalty Agreement Payments;

(iii) Within ten (10) Business Days of the making thereof, notice specifying in reasonable detail any (A) fees or payments made to any counterparty in connection with any amendment, restatement, amendment and restatement, supplement, modification, consent, approval or waiver to or otherwise in respect of any Permitted Royalty Agreement or any other Permitted Royalty Agreement Document or (B) any fees, payments or reimbursement made to any counterparty, including underpayments made by Borrower or any of its Subsidiaries following an audit, other than (1) reimbursements or payments to accounting firms and (2) Permitted Royalty Agreement Payments;

(iv) Within ten (10) Business Days after the furnishing thereof, copies of each material written report furnished to any counterparty pursuant to any Permitted Royalty Agreement or any other Permitted Royalty Agreement Document and any other written correspondence furnished to any counterparty or to Borrower or any of its Subsidiaries in connection with any such reports (it being understood and agreed that any statement, report or correspondence in relation to payments under a Permitted Royalty Agreement Document is material);

(v) Prompt written notice of any Credit Party’s obtaining Knowledge of any termination, in whole or in part, of any Permitted Royalty Agreement or any other Permitted Royalty Agreement Document (including a description in reasonable detail regarding the rationale for such termination); and

(vi) Within ten (10) Business Days thereof, notice of any accrual or payment of interest pursuant to any Permitted Royalty Agreement (including a description in reasonable detail regarding the underlying payment(s) in respect of which such interest has accrued or been paid).

(g) Sanctions and Anti-Money Laundering Laws Requirements.

(i) Credit Party Information. Promptly upon written request by the Collateral Agent or any Lender therefor, information and documentation that identifies each Credit Party and its principals and includes the legal name and address of each Credit Party and its principals and such other reasonably requested information that will allow the Collateral Agent and each Lender to identify each such party in accordance with Sanctions and Anti-Money Laundering Laws.

(ii) Blocked Person Notice. Notification to the Collateral Agent and each Lender in writing promptly (but in any event within three (3) Business Days) upon any Responsible Officer of any Credit Party becoming aware that any Credit Party or any Subsidiary or Affiliate of any Credit Party is a Blocked Person.

(h) Notice of Strategic Marketing Suspension or Cessation. Written notice promptly (and in any event within ten (10) Business Days) after the commencement thereof of a Strategic Marketing Suspension or Cessation with respect to any Key Product.

Notwithstanding the foregoing, any documents, materials, notices or other information, that Borrower, any Credit Party or any Subsidiary of Borrower is required to deliver under Sections 5.2(a)(i), (a)(ii), (b), (c), (d), (e) and (f) above shall be deemed to have been made if such item shall have been made available within the time period specified above on the SEC’s EDGAR system (or any successor system adopted by the SEC), provided, however, that in the case of any notice required to be delivered under Section 5.2(c) above, such notice shall be deemed to have been so made with respect to additional information the Collateral Agent may reasonably request only if it includes such additional information.

5.3 Taxes. Timely file (taking into account valid extensions) all required income and other material Tax returns and reports or extensions therefor and timely pay all Taxes, assessments, deposits and contributions imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrue thereon; provided, however, that no such Tax or any claim for Taxes that has become due and payable and has or may become a Lien on any Collateral shall be required to be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves therefor have been set aside on its books and maintained in conformity with GAAP, (b) solely in the case of a Tax or claim that has or may become a Lien against any Collateral, such contest proceedings conclusively operate to stay the sale or forfeiture of any portion of any Collateral to satisfy such Tax or claim, or (c) the failure to pay such Taxes, individually or in the aggregate, does not result or could not reasonably be expected to result in a Material Adverse Change.

5.4 Insurance. Maintain with financially sound and reputable independent insurance companies or underwriters, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons of comparable size engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons of comparable size engaged in the same or similar businesses as Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons. For the avoidance of doubt, this includes cyber liability insurance. Subject to the timing requirements of Section 5.14 (solely with respect to any such policies in effect as of the First Closing Date), any products liability or general liability insurance maintained in the United States regarding Collateral shall name the Collateral Agent, on behalf of the Lenders and the other Secured Parties, as additional insured or loss payee, as applicable (the additional insured clauses or endorsements for which, in form and substance reasonably satisfactory to the Collateral Agent). So long as no Event of Default shall have occurred and be continuing, with respect to the Borrower’s and its Subsidiaries’ property and general liability policies, and at all times with respect to any other policies (including any product liability policies) the Borrower and its Subsidiaries may retain all or any portion of the proceeds of any such insurance of the Borrower and its Subsidiaries (and the Collateral Agent and each Lender shall promptly remit to Borrower any proceeds received by it with respect to any such insurance).

5.5 Operating Accounts.

(a) In the case of any Credit Party, following the establishment of any new Collateral Account at or with any bank or other depository or financial institution located in (i) the United States, subject such account to a Control Agreement or other appropriate instrument that is reasonably acceptable to the Collateral Agent, within the time period provided in the following sentence, and (ii) any jurisdiction other than the United States, comply with requirements set forth in the applicable Collateral Document in relation to Collateral Accounts in such jurisdiction. For each Collateral Account that each Credit Party at any time maintains in the United States, such Credit Party shall, within forty-five (45) days (plus an additional fifteen (15) days so long as such Credit Party is using reasonable good faith efforts) (or such later time as the Collateral Agent may agree in writing in its sole discretion) of establishing such Collateral Account, cause the applicable bank or other depository or financial institution located in the United States, at or with which any Collateral Account is maintained to execute and deliver, and such Credit Party shall execute and deliver, to the Collateral Agent, a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect the Collateral Agent’s Lien, for the benefit of Lenders and the other Secured Parties, in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated by any Credit Party without the prior written consent of the Collateral Agent.

(b) The provisions of the previous clause (a) shall not apply to (1) accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s employees, (2) zero balance accounts, provided, that, within two (2) Business Days of any deposit made into any such zero balance account, such deposit is swept in full to an account subject to a Control Agreement, (3) accounts (including trust accounts) used exclusively for escrow, customs, insurance or fiduciary purposes, (4) merchant accounts, (5) accounts used exclusively for compliance with any Requirements of Law to the extent such Requirements of Law prohibit the granting of a Lien thereon, (6) accounts which constitute cash collateral in respect of a Permitted Lien, (7) any other account established and maintained in the ordinary course of business or in furtherance of a bona fide general corporate purpose and designated as an Excluded Account by a Responsible Officer of Borrower in writing delivered to the Collateral Agent, the cash balance of which, individually or together with all other such accounts excluded pursuant to this sub-clause (7), does not exceed $5,000,000 at any time, provided, that, if the cash balance of such account, individually or together with all other such accounts excluded pursuant to this sub-clause (7), exceeds $5,000,000 at any time, (x) such account shall no longer be deemed to be an Excluded Account hereunder as of such time, with the effect that the accounts which remain as Excluded Accounts pursuant to sub-clause (7) are in compliance with the requirements for exclusion under sub-clause (7), and (y) such account shall be deemed to be a Collateral Account on such date and Borrower shall comply with the requirements of this Section 5.5 with respect to such account as if such account was established as of such date, and (8) accounts not otherwise described in sub-clauses (1) through (7) above constituting Excluded Property (all such accounts in sub-clauses (1) through (8) above, collectively, the “Excluded Accounts”).

(c) Notwithstanding the foregoing, the Credit Parties shall have until the date that is forty-five (45) days (plus an additional fifteen (15) days (or such later time as the Collateral Agent may agree in writing in its sole discretion) so long as such Credit Party is using reasonable good faith efforts) following the closing date of any Acquisition or other Investment, to comply with the provisions of this Section 5.5 with regards to Collateral Accounts (other than Excluded Accounts) of the Credit Parties acquired in connection with such Acquisition or other Investment.

5.6 Compliance with Laws.

(a) Comply, and use commercially reasonable efforts to ensure that licensing partners comply (such efforts to be limited to requiring by contract such licensing partners to comply), in all respects with the Requirements of Law and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or its assets or properties (including applicable Environmental Laws, ERISA, Health Care Laws, FDA Laws, Data Protection Laws, the Federal Fair Labor Standards Act, EU Laws, and any foreign equivalents thereof), including in connection with governing any aspect of the research, development, testing, approval, licensure, clearance, authorization, exclusivity, licensure, designation, post-approval (or post-licensure, post-authorization, or post-clearance, as applicable) monitoring or commitments, reporting, (including post-marketing safety reports, if any), manufacture, production, packaging, labeling, use, commercialization, marketing, promotion, advertising, importing, exporting, storage, transport, offer for sale, distribution (including for investigational use) or sale of any Product in the Territory, except, in each case, if the failure to comply therewith individually or taken together with any other such failures, could not reasonably be expected to result in a Material Adverse Change.

(b) Subject to Schedule 4.18(d) of the Disclosure Letter, implement and maintain policies and procedures reasonably designed to ensure compliance with applicable Sanctions, Anti-Money Laundering Laws, Export and Import Laws, Anti-Corruption Laws, Health Care Laws, Data Protection Laws and PCI DSS (as applicable). Comply with all Sanctions, Anti-Money Laundering Laws, Export and Import Laws and Anti-Corruption Laws.

5.7 Protection of Intellectual Property Rights.

(a) Except as expressly permitted under clause (b) below or with respect to the Company IP set forth on Schedule 4.6(g) of the Disclosure Letter, use commercially reasonable efforts to:

(i) protect, defend and maintain the validity and enforceability of Company IP material to any aspect of the research, development, manufacture, production, use, commercialization, marketing, import, storage, transport, offer for sale, distribution or sale of any Product in the Territory, including defending any future or current oppositions, interference proceedings, reissue proceedings, reexamination proceedings, inter partes review proceedings, derivative proceedings, post-grant review proceedings, cancellation proceedings, injunctions, lawsuits, paragraph IV patent certifications or lawsuits under the Hatch-Waxman Act, hearings, investigations, complaints, arbitrations, mediations, demands, International Trade Commission investigations, decrees, or any other disputes, disagreements, or claims, challenging the legality, validity, patentability, enforceability, inventorship or ownership of any such Company IP;

(ii) (A) maintain the confidential nature of any material trade secrets and material trade secret rights used in any aspect of the research, development, manufacture, production use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Key Product in the Territory, and (B) maintain the confidential nature of any material trade secrets and trade secret rights material to any material aspect of the research, development, manufacture, production use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any other Product in the Territory;

(iii) not allow any Company IP material to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory, to be abandoned, disclaimed, forfeited or dedicated to the public (other than in accordance with its statutory term or the exercise of the Credit Parties’ normal prosecution practices and reasonable business judgment, e.g., the abandonment of a continuation application that is no longer needed to maintain the pendency of another patent application) or allow any Company IP Agreement to be terminated by any Credit Party or any of its Subsidiaries, as applicable, without the Collateral Agent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

provided, however, that with respect to any such Company IP that is not owned by a Credit Party or any of its Subsidiaries, the obligations in sub-clauses (i) and (iii) above shall apply only to the extent a Credit Party or any of its Subsidiaries have the right to take such actions or to cause any licensee or other third-party to take such actions pursuant to applicable agreements or contractual rights.

(b) Except as a Credit Party may otherwise determine in its reasonable business judgment: (i) use commercially reasonable efforts, either directly or indirectly, to take any and all actions (including taking legal action to specifically enforce the applicable terms of any Company IP Agreement or other license agreement) and prepare, execute, deliver and file agreements, documents or instruments which are necessary to (A) prosecute and maintain the Current Company IP or other Company IP material to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory and (B) diligently defend or assert the Company IP material to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory against material infringement, misappropriation, violation or interference by any other Persons and, in the case of the Company IP, against any claims of invalidity, unpatentability or unenforceability (including by bringing any legal action for infringement, dilution, violation, derivation or defending any counterclaim of invalidity or action of a non-Affiliate third-party for declaratory judgment of non-infringement or non-interference); (ii) use commercially reasonable efforts to cause any licensee or licensor of any Current Company IP not to disclaim, forfeit, dedicate to the public or abandon, or fail to take any action necessary to prevent the disclaimer, forfeiture or abandonment of Company IP necessary to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory; and (iii) use commercially reasonable efforts to cause any licensee or licensor of any Company IP not to disclaim, forfeit, dedicate to the public or abandon, or fail to take any action necessary to prevent the disclaimer, forfeiture or abandonment of Company IP otherwise material to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory (other than in accordance with the applicable licensor’s normal prosecution practices and reasonable business judgment). Each Credit Party agrees to (1) notify the Collateral Agent in writing, promptly (and in any event within ten (10) Business Days) after a Credit Party or any of its Subsidiaries first becomes aware of, and thereafter (2) keep the Collateral Agent reasonably informed regarding, (x) any infringement or violation of any of the rights of any Credit Party or its Subsidiary in or to any Company IP, or any misappropriation by any Person of any Company IP or any of the subject matter thereof, and (y) if any Product infringes or violates any Third-Party IP or constitutes a misappropriation of any Third-Party IP.

(c) Save as contemplated by any Permitted License, use commercially reasonable efforts (in its commercially reasonably business judgement) to protect, defend and maintain, and assert against any biosimilar, bioequivalent or interchangeable version of any Product in the Territory, market, data and any other applicable regulatory exclusivity provided under Requirements of Law for the manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory through the Term Loan Maturity Date and use commercially reasonable efforts to otherwise not allow for the manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any biosimilar, bioequivalent or interchangeable version of any Product in the Territory before the Term Loan Maturity Date. Borrower agrees to, in each case, provided that no Credit Party or third-party confidential information will be shared that violates trade secret protection or a court order, (i) promptly notify the Collateral Agent in writing of, (ii) keep the Collateral Agent reasonably informed of, and (iii) at the reasonable request of the Collateral Agent in writing, consult with and consider in good faith any reasonable comments of the Collateral Agent, regarding the commencement of any filings or submissions in any opposition, interference proceeding, reissue proceeding, reexamination proceeding, inter partes review proceeding, post-grant review proceeding, derivation proceeding, cancellation proceeding, injunction, lawsuit, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim, in each case challenging the legality, validity, patentability, enforceability, inventorship or ownership of any Current Company IP or other material; Company IP (including any claim in any Patent within the Company IP that is material to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale, distribution or sale of any Product in the Territory).

5.8 Books and Records. Maintain proper Books, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets, properties and business of such Credit Party (or such Subsidiary).

5.9 Access to Collateral; Audits. Allow the Collateral Agent, or its agents or representatives, at any time after the occurrence and during the continuance of an Event of Default, during normal business hours and upon reasonable advance notice, to visit and inspect any of the Collateral or to inspect and copy and (at the sole discretion of the Collateral Agent) audit any Credit Party’s Books. The foregoing inspections and audits, if any, shall be at the relevant Credit Party’s expense.

5.10 Use of Proceeds. (a) Use the proceeds of (i) the Tranche A Loan solely to fund the Heron Acquisition Transaction, and (ii) the Tranche B Loan solely to fund the Other Acquisition Transaction (if any), the in-licensing of commercial-stage pharmaceutical product(s) or the acquisition (whether by merger, purchase or otherwise) of commercial-stage pharmaceutical product(s) constituting a Permitted Acquisition; and (b) not use the proceeds of the Term Loans or any other Credit Extensions, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock, for the purpose of extending credit to any other Person for the purpose of purchasing or carrying any Margin Stock or for any other purpose that might cause any Term Loan or other Credit Extension to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. If requested by the Collateral Agent, Borrower shall complete and sign Part I of a copy of Federal Reserve Form G-3 referred to in Regulation U and deliver such copy to the Collateral Agent.

5.11 Further Assurances. Promptly upon the reasonable written request of the Collateral Agent, execute, acknowledge and deliver such further documents and do such other acts and things in order to effectuate or carry out more effectively the purposes of this Agreement and the other Loan Documents at its expense, including after the Effective Date taking such steps as are reasonably deemed necessary or desirable by the Collateral Agent to maintain, protect and enforce its Lien, for the benefit of Lenders and the other Secured Parties, on Collateral securing the Obligations created under the Collateral Documents and the other Loan Documents in accordance with the terms of the Collateral Documents and the other Loan Documents, subject to Permitted Liens. Notwithstanding the foregoing, no perfection steps shall be required outside of the United States or the jurisdiction of organization of a Credit Party (and, if different, the jurisdiction of the principal place of business of such Credit Party).

5.12 Additional Collateral.

(a) From and after the First Closing Date:

(i) each Credit Party (other than Borrower) shall, and Borrower and each other Credit Party shall cause each of its Subsidiaries (other than Excluded Subsidiaries) to, grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, a first priority security interest in and Lien upon (subject to Permitted Liens, the limitations set forth herein and the limitations set forth in the other Loan Documents), and pledge to the Collateral Agent for the benefit of Lenders and the other Secured Parties, all of such Credit Party’s or Subsidiary’s properties and assets constituting Collateral, whether now existing or hereafter acquired or existing (including in connection with an Asset Acquisition), to secure such guaranty; provided, that, Borrower’s and each such other Credit Party’s obligations to take the foregoing actions shall in each case be subject to the timing requirements of Section 5.5, Section 5.13, Section 5.14 or any applicable section of the Collateral Documents (as applicable);

(ii) additionally, Borrower shall grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, a first priority security interest in and Lien upon (subject to Permitted Liens, the limitations set forth herein and the limitations set forth in the other Loan Documents), and pledge to the Collateral Agent for the benefit of Lenders and the other Secured Parties, all of Borrower’s properties and assets constituting Collateral, whether now existing or hereafter acquired or existing (including in connection with an Asset Acquisition), to secure the payment and performance in full of all of the Obligations; provided, that, Borrower’s obligations to take the foregoing actions shall in each case be subject to the timing requirements of Section 5.5, Section 5.13, Section 5.14 or any applicable section of the Collateral Documents (as applicable);

(iii) further, Borrower and each other Credit Party shall, and shall cause each of its Subsidiaries (other than Excluded Subsidiaries) to, grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, a first priority security interest in and Lien upon (subject to Permitted Liens, the limitations set forth herein and the limitations set forth in the other Loan Documents), and pledge to the Collateral Agent for the benefit of Lenders and the other Secured Parties, all of the Equity Interests (other than Excluded Equity Interests) in each of its Subsidiaries (other than Excluded Subsidiaries) (and to execute and deliver to the Collateral Agent a joinder or pledge amendment to the Security Agreement (in the form(s) attached thereto) and a joinder to any other Collateral Document, as applicable); provided, that, Borrower’s obligations to take the foregoing actions shall in each case be subject to the timing requirements of Section 5.5, Section 5.13, Section 5.14 or any applicable section of the Collateral Documents (as applicable).

(b) Any document, agreement or instrument executed or issued pursuant to this Section 5.12 shall be a Loan Document for all purposes under this Agreement and the other Loan Documents.

(c) In the event after the First Closing Date any Credit Party acquires any fee title to real estate in the U.S. with a fair market value (reasonably determined in good faith by a Responsible Officer of such Credit Party) in excess of $5,000,000, unless otherwise agreed by the Collateral Agent, such Person shall execute or deliver, or cause to be executed or delivered, to the Collateral Agent, (i) within sixty (60) days (or such longer period as the Collateral Agent may agree in writing and in its sole discretion, taking into account reasonable good faith efforts) after such acquisition, an appraisal complying with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, (ii) within forty-five (45) days (or such longer period as the Collateral Agent may agree in writing and in its sole discretion, taking into account reasonable good faith efforts) after receipt of notice from the Collateral Agent that such real estate is located in a Special Flood Hazard Area, Federal Flood Insurance, (iii) within sixty (60) days (or such longer period as the Collateral Agent may agree in writing and in its sole discretion, taking into account reasonable good faith efforts) after such acquisition, a fully executed Mortgage, in form and substance reasonably satisfactory to the Collateral Agent, together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Collateral Agent, in form and substance (including any endorsements) and in an amount reasonably satisfactory to the Collateral Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens (other than Permitted Liens), (iv) simultaneously with such acquisition, then-current A.L.T.A. surveys, certified to the Collateral Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (v) within sixty (60) days (or such longer period as the Collateral Agent may agree in writing and in its sole discretion, taking into account reasonable good faith efforts) after such acquisition, an environmental site assessment prepared by a qualified firm reasonably acceptable to the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent.

5.13 Formation or Acquisition of Subsidiaries; Designated Guarantors. If (a) any Credit Party or any of its Subsidiaries at any time after the Effective Date incorporates, organizes, forms or acquires (including by a Stock Acquisition or an Asset Acquisition) a Subsidiary (including by division), other than an Excluded Subsidiary (a “New Subsidiary”) or (b) Borrower elects, in its sole discretion, to designate an Excluded Subsidiary as a Credit Party (such designated Subsidiary, a “Designated Guarantor”) or (c) any Excluded Subsidiary ceases to be an Excluded Subsidiary (a “Non-Excluded Subsidiary”), then in each such case such Credit Party shall (i) (x) notify the Collateral Agent in writing promptly, and in no event later than five (5) Business Days after such incorporation, organization, formation or acquisition, designation, or cessation, as applicable, and (y) with respect to a Domestic Subsidiary, within thirty (30) days after such incorporation, organization, formation or acquisition, designation, or cessation, and with respect to a Foreign Subsidiary, within thirty (30) days (plus an additional thirty (30) days so long as such Credit Party is using reasonable good faith efforts) (or, in each case, such later time as the Collateral Agent may agree in writing in its sole discretion) after such incorporation, organization, formation or acquisition, designation, or cessation, as applicable (or, if later, by the First Closing Date): (1) without limiting the generality of sub-clause (ii) below, cause such New Subsidiary, Designated Guarantor or Non-Excluded Subsidiary, as applicable, to the extent required or applicable, to execute and deliver to the Collateral Agent a joinder to the Security Agreement (in the form attached thereto), any relevant IP Agreement or other Collateral Documents, and such other Collateral Documents or other documents as the Collateral Agent may reasonably request; (2) cause such New Subsidiary, Designated Guarantor or Non-Excluded Subsidiary, as applicable, to deliver (or cause to be delivered) to the Collateral Agent (A) true, correct and complete copies of the Operating Documents of such New Subsidiary, Designated Guarantor or Non-Excluded Subsidiary, as applicable, (B) a Secretary’s Certificate, certifying that the copies of the Operating Documents of such New Subsidiary, Designated Guarantor or Non-Excluded Subsidiary, as applicable, are true, correct and complete (such Secretary’s Certificate to be in form and substance reasonably satisfactory to the Collateral Agent) and (C) a good standing certificate for such New Subsidiary, Designated Guarantor or Non-Excluded Subsidiary, as applicable, certified by the Secretary of State (or the equivalent thereof) of its jurisdiction of organization, incorporation or formation (where applicable in the subject jurisdiction); and (ii) cause such New Subsidiary, Designated Guarantor or Non-Excluded Subsidiary, as applicable, to satisfy all collateral requirements contained in this Agreement (including Section 5.12) and each other Loan Document if and to the extent applicable to such New Subsidiary, Designated Guarantor or Non-Excluded Subsidiary. The parties hereto agree that any New Subsidiary, Designated Guarantor or Non-Excluded Subsidiary, as applicable, shall constitute a Credit Party for all purposes hereunder as of the date of the execution and delivery of any joinder contemplated by clause (a)(y)(1) above or the date such New Subsidiary, Designated Guarantor or Non-Excluded Subsidiary, as applicable, provides any guarantee of the Obligations as contemplated by Section 5.12. Any document, agreement or instrument executed or issued pursuant to this Section 5.13 shall be a Loan Document for all purposes under this Agreement and the other Loan Documents.

5.14 Post-Closing Requirements. Borrower will, and will cause each of its Subsidiaries, as applicable, to take each of the actions set forth on Schedule 5.14 of the Disclosure Letter within the time period prescribed therefor on such schedule, which shall include, among other things, that: (a) notwithstanding anything to the contrary in Section 3.1(g) or Section 5.4, the Credit Parties shall have until the date that is thirty (30) days following the First Closing Date (or such longer period as the Collateral Agent may agree in writing in its sole discretion) to comply with the provisions of Section 5.4 with regards to naming the Collateral Agent, on behalf of the Lenders and the other Secured Parties, as additional insured or loss payee, as applicable, on any products liability or general liability insurance policies maintained in the United States regarding any Collateral in effect on the First Closing Date; (b) notwithstanding anything to the contrary in Section 5.5, the Credit Parties shall have until the date that is thirty (30) days following the First Closing Date (plus an additional thirty (30) days so long as such Credit Party is using reasonable good faith efforts) to comply with the provisions of Section 5.5 with regards to Collateral Accounts of the Credit Parties in existence on the First Closing Date; and (c) notwithstanding anything to the contrary in Section 6.2(b), the Credit Parties shall have until the date that is thirty (30) days following the First Closing Date (plus an additional thirty (30) days so long as such Credit Party is using reasonable good faith efforts) to comply with the provisions of Section 6.2(b) with regards to the location of the primary Books of any Credit Party or the location of any Collateral on the First Closing Date. All representations and warranties and covenants contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to take the actions set forth on Schedule 5.14 of the Disclosure Letter within the time periods set forth therein, rather than elsewhere provided in the Loan Documents, such that to the extent any such action set forth in Schedule 5.14 of the Disclosure Letter is not overdue, the applicable Credit Party shall not be in breach of any representation or warranty or covenant contained in this Agreement or any other Loan Document applicable to such action for the period from the First Closing Date until the date on which such action is required to be fulfilled as set forth on Schedule 5.14 of the Disclosure Letter.

5.15 Environmental.

(a) Deliver to the Collateral Agent:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to any significant environmental matter at any Facility or with respect to any Environmental Claim that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change;

(ii) promptly upon a Responsible Officer of any Credit Party or any of its Subsidiaries obtaining knowledge of the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state, local or foreign governmental or regulatory agency under any applicable Environmental Laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, (B) any remedial action taken by (or on behalf of) any Credit Party or any other Person in response to (x) any Hazardous Materials Activities, the existence of which, individually or in the aggregate, could reasonably be expected to result in one or more Environmental Claims resulting in a Material Adverse Change, or (y) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, and (C) any Credit Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, provided, that, with respect to real property adjoining or in the vicinity of any Facility, Borrower shall have no duty to affirmatively investigate or make any efforts to become or stay informed regarding any such adjoining or nearby properties;

(iii) as soon as practicable following the sending or receipt thereof by any Credit Party, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, (B) any Release required to be reported to any federal, state, local or foreign governmental or regulatory agency that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, and (C) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether any Credit Party or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change;

(iv) prompt written notice describing in reasonable detail of (A) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to (x) expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims which could reasonably be expected to result in a Material Adverse Change or (y) affect the ability of Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Approvals required under any Environmental Laws for their respective operations, and (B) any proposed action to be taken by Borrower or any of its Subsidiaries to modify current operations, in each case of sub-clause (A) and (B) above, that, individually or taken together with any other such proposed acquisitions or actions, expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in a Material Adverse Change; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Collateral Agent in relation to any matters disclosed pursuant to this Section 5.15(a).

(b) Each Credit Party shall, and shall cause each of its Subsidiaries to, promptly take any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, and (ii) make an appropriate response to any Environmental Claim against Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.16 Inventory; Returns; Maintenance of Properties. Keep all Inventory that constitutes any Product in good and marketable condition, free from material defects and otherwise keep all Inventory that constitutes any Product in compliance with all applicable FDA Laws, EU Laws, U.K. Laws, and all other foreign equivalents, as applicable, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. Returns and allowances between a Credit Party and its Account Debtors shall follow such Credit Party’s customary practices. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, all material tangible properties used or useful in its respective business, and from time to time will make or cause to be made all commercially reasonable repairs, renewals and replacements thereof except where failure to do so could not reasonably be expected to result in a Material Adverse Change.

5.17 Regulatory Obligations; Maintenance of Regulatory Approval; Manufacturing, Marketing and Distribution.

(a) (i) Comply in all material respects with Governmental Authority research, development, testing, post-marketing approval, authorization, clearance, or licensure requirements for any Product in the Territory, as applicable, (ii) maintain all Regulatory Approvals or Licensures required or otherwise material to manufacture, market, and distribute any Product in the Territory (including meeting the supplier standards of Medicare, Medicaid, and other federal healthcare programs), and (iii) with respect to each calendar year commencing with calendar year 2026, maintain manufacturing capacity to sell any Product in the Territory in sufficient quantities to satisfy or exceed either (x) current or future demand of such Product in the Territory, except as could not reasonably be expected to have a Material Adverse Change, or (y), solely with respect to any Product that has been designated as an Orphan Drug in the Territory, the expected needs of patients with the disease or condition for which such Product was designated as an Orphan Drug for such calendar year, as reasonably determined by Responsible Officers of the Credit Parties in good faith.

(b) Deliver to the Collateral Agent, as promptly as practicable after a Responsible Officer of Borrower shall have obtained Knowledge thereof, written notice describing in reasonable detail any instance where any Credit Party or any of its Subsidiaries or licensing partners, with respect to any Product: (i) has a reasonable expectation that there are grounds for imposition of a clinical hold, as described in 21 C.F.R. § 312.42 or foreign equivalent, withdrawal of an investigational new drug application, as defined in 21 C.F.R. § 312.38 or foreign equivalent, withdrawal or suspension of any Product approval or licensure, as described in 21 C.F.R. Part 314 or foreign equivalent, or a recall, as defined in 21 C.F.R. § 7.3 or foreign equivalent, in each case with respect to any Product; (ii) has been issued a Warning Letter or Untitled Letter or Form FDA-483 from FDA (or equivalent communication from any other Regulatory Agency) with respect to any Product; (iii) has received notice from a Regulatory Agency (including the EMA) that an application for any Product will not be approved in its present form; or (iv) has a reasonable expectation that any Product will lose its designation under 21 C.F.R. Part 316 or any foreign equivalent or face a supply shortage materially impacting any Product.

5.18 Material Contracts; Collateral Documents; Permitted Royalty Agreement Documents; Permitted Royalty Financing Documents; Permitted Acquisition Royalty Documents. Comply with all of its covenants, agreements, undertakings and obligations arising under, and fulfill all of its obligations under, (a) subject to clause (b) below, each Material Contract to which it is a party, except as could not reasonably be expected to have a Material Adverse Change, (b) any Permitted Royalty Agreement Document, Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or Permitted Acquisition Royalty Document to which it is a party, except, in each case, to the extent prohibited by or as would contravene in any respect any of the terms or conditions set forth in this Agreement (including Section 6.10 and Section 6.14(c)), or (c) each Collateral Document to which it is a party.

5.19 Protection of Regulatory Materials.

(a) Except as expressly permitted under clause (b) below, use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of Covered Regulatory Materials material to any aspect of the research, development, manufacture, production, use, commercialization, marketing, import, storage, transport, offer for sale, distribution or sale of any Product in the Territory, including defending any future or current cancellation proceedings, injunctions, lawsuits, hearings, investigations, complaints, arbitrations, mediations, demands, decrees, or any other disputes, disagreements, or claims, challenging the legality, validity, enforceability or ownership of any such Covered Regulatory Materials; and (ii) not allow any Covered Regulatory Materials material to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory, to be abandoned, disclaimed, forfeited or dedicated to the public (other than in accordance with its statutory term or the exercise of the Credit Parties’ reasonable business judgment).

(b) Except as a Credit Party may otherwise determine in its reasonable business judgment, (i) use commercially reasonable efforts to cause any licensee or licensor of any Covered Regulatory Materials not to disclaim, forfeit, dedicate to the public or abandon, or fail to take any action necessary to prevent the disclaimer, forfeiture or abandonment of Covered Regulatory Materials necessary to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory, and (ii) use commercially reasonable efforts to cause any licensee or licensor of any Covered Regulatory Materials not to disclaim, forfeit, dedicate to the public or abandon, or fail to take any action necessary to prevent the disclaimer, forfeiture or abandonment of Covered Regulatory Materials otherwise material to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory (other than in accordance with the applicable licensor’s reasonable business judgment).

5.20 Privacy, Cybersecurity, and Data Protection.

(a) Maintain, implement, and comply in all material respects with the requirements of (i) a commercially reasonable, enterprise-wide Security Program, and (ii) reasonable and appropriate policies and procedures for the use of artificial intelligence and automated decision-making technology by Credit Party employees, agents, and contractors.

(b) Conduct, and require service providers to conduct, commercially reasonable cybersecurity audits and penetration tests at reasonable intervals on all Systems that maintain, store, access, or process Sensitive Information, as applicable, in each case consistent with generally accepted practices for similarly situated companies in the pharmaceutical industry and in accordance with any applicable Requirements of Law, and promptly remediate any critical or high vulnerabilities or deficiencies identified in any such audit or test.

(c) Conduct commercially reasonable cybersecurity diligence, consistent with generally accepted practices in the pharmaceutical industry, on all service providers that (i) collect, create, receive, access, maintain, store, or otherwise process Sensitive Information for or on behalf of any Credit Party or Subsidiary, or (ii) access or maintain the Systems.

(d) Deliver to the Collateral Agent, as reasonably promptly as practicable after Responsible Officers of any Credit Party gains Knowledge thereof, written notice describing in reasonable detail any instance where any Credit Party or any of its Subsidiaries discovers any material Security Incident that requires notice to affected Persons or Governmental Authorities under applicable Requirements of Law, that materially disrupts any System, or that leads to, or could reasonably be expected to lead to, material losses or liabilities.

6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until payment in full of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto has been asserted), such Credit Party shall not, and shall cause each of its Subsidiaries not to:

6.1 Dispositions. Convey, sell, lease, transfer, exchange, assign, covenant not to sue, enter into a coexistence agreement, exclusively or nonexclusively license out, or otherwise dispose of (including any sale-leaseback or any transfer of assets pursuant to a plan of division), directly or indirectly and whether in one or a series of transactions (collectively, “Transfer”), all or any part of its properties or assets constituting Collateral (including, for the avoidance of doubt, any Equity Interests constituting Collateral issued by any Subsidiary which are owned or otherwise held by such Credit Party) or any Current Company IP that does not constitute Collateral under the Loan Documents but related to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory; except, in each case of this Section 6.1, for Permitted Transfers.

6.2 Fundamental Changes; Location of Collateral.

(a) Without at least ten (10) days prior written notice to the Collateral Agent, solely in the case of a Credit Party: (i) change its jurisdiction of organization, incorporation or formation, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change any organizational number (if any) assigned by its jurisdiction of organization, incorporation or formation.

(b) Maintain its primary Books at or deliver any Collateral with a fair market value or, if less, replacement cost (in each case, as reasonably determined in good faith by a Responsible Officer of Borrower), individually or together with any other Collateral, in excess of $5,000,000 to, one or more leased locations or one or more warehouses, processors or bailees, as applicable, unless, subject to the timing requirements of Section 5.12, 5.13 or 5.14 if and only to the extent applicable (solely with respect to such leased locations, warehouses, processors or bailees where such Books or Collateral is located on the applicable Closing Date (or during the 30-day period following such applicable Closing Date), such Credit Party uses commercially reasonable efforts to obtain, within thirty (30) days (plus an additional thirty (30) days so long as such Credit Party is using reasonable good faith efforts) after such Books are maintained or such Collateral is delivered, a Collateral Access Agreement for such leased location or such warehouse, processor or bailee governing such Books or such Collateral (as applicable), in form and substance reasonably satisfactory to the Collateral Agent, to the extent such Books or such Collateral is located in the United States or the jurisdiction of organization of such Credit Party (or, if different, the jurisdiction of the principal place of business of such Credit Party)). Notwithstanding anything to the contrary herein, such obligation to deliver Collateral Access Agreements will not apply to any inventory or assets while in transit (including such assets stored at any temporary location pending transit) or with an employee in the ordinary course of business and consistent with past practices.

(c) Establish or maintain any bank account of any Credit Party other than the bank accounts set forth on Schedule 6.2(c) of the Disclosure Letter (which bank accounts constitute all of the deposit accounts, securities accounts or other similar accounts maintained by any Credit Party on the applicable Closing Date), unless, in the case of any bank account that is not an Excluded Account, (i) the Collateral Agent is provided at least ten (10) Business Days’ written notice from such Credit Party prior to the establishment or maintenance of such account and (ii) such account is or is made subject to a Control Agreement or an applicable Collateral Document to the extent required by Section 5.5 hereof.

(d) Maintain cash in any bank account located outside of the United States or with respect to bank accounts of Foreign Subsidiaries, the jurisdiction of the organization of such Credit Party (or, if different, its principal place of business) that, in each case would be in excess of the amount of cash that would be appropriate for (i) the continued operations in the ordinary course of business of such Credit Party or Subsidiary and (ii) such other business needs of such Person, as reasonably determined by a Responsible Officer of Borrower in good faith, consistent with prudent cash management practices and not with an intent to hinder the security interests available under the Loan Documents.

(e) Take any action or engage in any transaction (or series of actions or transactions), whether by reorganization, sale of assets, merger, dissolution, amendment of Operating Documents or otherwise, the primary purpose of which is to evade, avoid or seek to avoid the performance or observance of any of the covenants, agreements or obligations of any Credit Party under the Loan Documents (including under the Collateral Documents).

6.3 Mergers, Acquisitions, Liquidations or Dissolutions.

(a) Merge, divide itself into two (2) or more entities, consolidate, liquidate or dissolve, or permit any of its Subsidiaries to merge, divide itself into two (2) or more entities, consolidate, liquidate or dissolve with or into any other Person, except that:

(i) (x) any Subsidiary of Borrower may merge or consolidate with or into a Credit Party, provided, that, the Credit Party is the surviving entity and (y) any Subsidiary of Borrower may liquidate or dissolve, provided, that, prior to or concurrent with such liquidation or dissolution, the remaining assets of such Subsidiary shall be distributed to another Subsidiary, provided, further, that if the liquidating or dissolving Subsidiary is a Credit Party, all of the assets and business of such Subsidiary shall be distributed to an existing or newly-formed Credit Party, and if the liquidating or dissolving Subsidiary is not a Credit Party, all of the assets and business of such Subsidiary are transferred to a Credit Party or another Subsidiary; provided, finally, that neither such dissolution or liquidation nor such transfer could reasonably be expected to result in a Material Adverse Change;

(ii) any Subsidiary of Borrower may merge or consolidate with any other Subsidiary of Borrower, provided, that, if any party to such merger or consolidation is a Credit Party then either (x) such Credit Party is the surviving entity or (y) the surviving or resulting entity executes and delivers to the Collateral Agent a joinder to the Security Agreement in the form attached thereto, a joinder to any relevant IP Agreement, and such other Collateral Documents or other documents required under the terms of the Loan Documents or as the Collateral Agent may reasonably request, as applicable, and otherwise satisfies the requirements of Section 5.13 as promptly as practicable but in no event later than thirty (30) days (or such longer period as the Collateral Agent may agree in writing in its sole discretion) following the completion of such merger or consolidation;

(iii) any Subsidiary of Borrower may divide itself into two (2) or more entities or be dissolved or liquidated, provided, that, if such Subsidiary is a Credit Party, the properties and assets of such Subsidiary are allocated or distributed to an existing or newly formed or newly joined Credit Party; and

(iv) any Permitted Acquisition, Permitted Transfer of Equity Interests or Permitted Investment may be structured as a merger or consolidation.

(b) Make, or permit any of its Subsidiaries to make, Acquisitions outside the ordinary course of business, including any purchase of all or substantially all of the assets of, or any division or line of business of, any other Person, other than Permitted Acquisitions or Permitted Investments.

For the avoidance of doubt, nothing in this Section 6.3 shall prohibit any Credit Party or its Subsidiaries from entering into in-licensing agreements; provided, however, that in each case no Indebtedness that is not Permitted Indebtedness hereunder is incurred or assumed in connection therewith.

6.4 Indebtedness. Directly or indirectly, create, incur, assume or guaranty or otherwise become or remain liable with respect to, any Indebtedness that is not Permitted Indebtedness hereunder; provided, however, that the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.4.

6.5 Encumbrances. Except for Permitted Liens, (a) create, incur, allow, or suffer to exist any Lien on any Collateral, or (b) permit (other than pursuant to the terms of the Loan Documents) any material portion of the Collateral (including, for the avoidance of doubt, any Equity Interests constituting Collateral issued by any Subsidiary which are owned or otherwise held by such Credit Party) not to be subject to the first priority security interest (subject to Permitted Liens, the limitations expressly set forth herein and the limitations expressly set forth in the other Loan Documents) granted in the Loan Documents or otherwise pursuant to the Collateral Documents, in each case of this clause (b), other than as a direct result of any action by the Collateral Agent or any Lender or failure of the Collateral Agent or any Lender to perform an obligation thereof under the Loan Documents.

6.6 No Further Negative Pledges; Negative Pledge.

(a) Enter into any agreement, document or instrument directly or indirectly prohibiting (or having the effect of prohibiting) or limiting the ability of such Credit Party or Subsidiary to create, incur, assume or suffer to exist any Lien upon any Collateral, whether now owned or hereafter acquired, in favor of the Collateral Agent, for the benefit of Lenders and the other Secured Parties, with respect to the Obligations or under the Loan Documents, in each case of this Section 6.6, other than Permitted Negative Pledges.

(b) Notwithstanding Sections 6.1 and 6.5, no Credit Party will Transfer, or create, incur, allow or suffer to exist any Lien on, any Equity Interests owned or otherwise held by such Credit Party that is issued by any Subsidiary that owns or otherwise holds any interest in Current Company IP registered, issued or filed for, as applicable, in the Territory, except for: (i) Permitted Liens and Permitted Transfers that, in each case, would not interfere with or impede the ability of Borrower or any Subsidiary of Borrower to conduct the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory or enforce its rights with respect to any of the foregoing within the Territory; and (ii) sales, assignments, transfers, exchanges or other dispositions to qualify directors if required by Requirements of Law, provided, that, such sale, assignment, transfer, exchange or other disposition shall be for the minimum number of Equity Interests as are necessary for such qualification under Requirements of Law.

6.7 Maintenance of Collateral Accounts. Maintain any Collateral Account except in accordance with the terms of Section 5.5 hereof.

6.8 Distributions; Investments.

(a) Pay any dividends or make any distribution or payment on, or redeem, retire or repurchase any of its Equity Interests (collectively, “Restricted Payments”), except, in each case of this Section 6.8, for Permitted Distributions, Permitted Transactions and Permitted Equity Derivatives.

(b) Directly or indirectly, make any Investment other than Permitted Acquisitions and Permitted Investments.

For the avoidance of doubt, nothing in this Section 6.8 shall prohibit any Credit Party or its Subsidiaries from entering into in-licensing agreements; provided, however, that in each case no Indebtedness that is not Permitted Indebtedness is incurred or assumed in connection therewith.

6.9 No Restrictions on Subsidiary Distributions. Enter into any agreement, document or instrument directly or indirectly prohibiting (or having the effect of prohibiting) or limiting the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any of its other Subsidiaries, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any of its other Subsidiaries, (c) make loans or advances to Borrower or any of its other Subsidiaries, or (d) transfer, lease or license any Collateral to Borrower or any of its other Subsidiaries, except, in each case of this Section 6.9, for Permitted Subsidiary Distribution Restrictions.

6.10 Subordinated Debt; Permitted Convertible Indebtedness; Permitted Royalty Agreement Documents; Permitted Royalty Financing; Permitted Other Royalty Financing; Permitted Acquisition Royalty Documents. Notwithstanding anything to the contrary in this Agreement:

(a) Make or permit any voluntary or optional prepayment or repayment of the outstanding principal amount of any Subordinated Debt other than in accordance with the express terms of a subordination, intercreditor or other similar agreement relating to such Subordinated Debt, if any, that is in form and substance reasonably satisfactory to the Collateral Agent;

(b) Make or permit any payment of interest (including accrued and unpaid interest) in cash on or in respect of any Subordinated Debt at any time that a Default or Event of Default shall have occurred and be continuing other than in accordance with the express terms of a subordination, intercreditor or other similar agreement relating to such Subordinated Debt, if any, that is in form and substance reasonably satisfactory to the Collateral Agent;

(c) Directly or indirectly, create, incur, assume or guaranty, or otherwise become directly or indirectly liable with respect to, any Subordinated Debt except as expressly permitted hereunder;

(d) Amend, restate, supplement or otherwise modify any terms, conditions or other provisions of any Subordinated Debt, or any agreement, instrument or other document relating thereto, in any manner which would contravene in any respect any of the foregoing clauses of this Section 6.10 or adversely affect the payment or priority subordination thereof (as applicable) to Obligations owed to Lenders, in each case except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt, if any, is subject, without the prior written consent of the Collateral Agent (in its sole discretion);

(e) Amend, restate, supplement, modify or replace, or renew or alter any terms, conditions or other provisions of any Permitted Royalty Agreement or any other Permitted Royalty Agreement Document (in each case, as in effect on the Effective Date or the date acquired or assumed), in any manner that would: (i) change the calculation or time of any Permitted Royalty Agreement Payment pursuant thereto, including any change to the basis or manner for calculating any late or overdue Permitted Royalty Agreement Payments (including any fees or interest payments thereon), (ii) change any of the terms of any obligations thereunder with respect to any Permitted Royalty Agreement Payments, including any change to Borrower’s or any Subsidiary’s obligations to make any Permitted Royalty Agreement Payment relating to the occurrence of a change of control of Borrower or such Subsidiary, the termination of such Permitted Royalty Agreement or any other Permitted Royalty Agreement Document or if a specified amount of Permitted Royalty Agreement Payments are not received by a specified date by any counterparty, (iii) contravene in any respect any of the terms or conditions set forth in clause (f) below or Section 6.14(c), or (iv) be materially adverse to the interest of Lenders;

(f) Make or permit (or exercise any option with respect thereto), directly or indirectly through a Subsidiary, any payment or reimbursement of any kind to any counterparty pursuant to any Permitted Royalty Agreement as in effect as of the Effective Date or the date acquired or assumed, or other Permitted Royalty Agreement Document as in effect as of the Effective Date or the date acquired or assumed (in each case as may be amended, restated, supplemented, modified or replaced, or renewed or altered (including pursuant to any waiver, consent or approval) from time to time in accordance with Section 6.10(e) above), in each case except for any Permitted Royalty Agreement Payments which are paid when due and payable under such Permitted Royalty Agreement, but including any Permitted Royalty Agreement Payment that Borrower or any of its Subsidiaries has the right, but not the obligation, to make pursuant to such Permitted Royalty Agreement or other Permitted Royalty Agreement Document (if any) or that Borrower or any of its Subsidiaries agrees to make pursuant to any amendment, restatement, amendment and restatement, supplement or modification thereto or any approval, consent or waiver in respect thereof;

(g) (i) Make or permit (or exercise any option with respect thereto), directly or indirectly, any payment, prepayment, repurchase or redemption for cash of any Permitted Convertible Indebtedness, provided, however, that nothing in this Section 6.10(g) shall prohibit or otherwise restrict (A) any Permitted Transaction, (B) scheduled cash interest payments, (C) required cash payments of accrued but unpaid interest upon repurchase, redemption or conversion thereof, (D) cash payments in lieu of any fractional share issuable upon conversion thereof, or (E) any ordinary course fees or other expenses in connection therewith; or (ii) amend, restate, supplement or otherwise modify any terms, conditions or other provisions of the 2030 Convertible Notes as in force and effect as of the Effective Date, or any agreement, instrument or other document relating thereto (including the Indenture), in any manner which would contravene in any respect any of clauses (a) through (e) and (g) of the definition of Permitted Convertible Indebtedness or any of sub-clause (i) of this Section 6.10(g);

(h) (i) Make or permit, directly or indirectly through a Subsidiary, any voluntary or optional prepayment or repayment of any outstanding amount of any Indebtedness under any Permitted Royalty Financing Document, or any Permitted Other Royalty Financing Document or any Permitted Acquisition Royalty Document (including any principal or interest) (for the avoidance of doubt, excluding regularly scheduled Permitted Royalty Financing Agreement Payments due and payable to such counterparty pursuant to such Permitted Royalty Financing Document, or regularly scheduled Permitted Other Royalty Financing Agreement Payments due and payable to such counterparty pursuant to such Permitted Other Royalty Financing Document or regularly scheduled Permitted Acquisition Royalty Payments due and payable to such counterparty pursuant to such Permitted Acquisition Royalty Document (as applicable)), (ii) exercise or consummate any call option, change of control call option or similar right, or (iii) amend, restate, supplement or otherwise modify any terms, conditions or other provisions of such Indebtedness, Permitted Royalty Financing Document or Permitted Acquisition Royalty Document (for the avoidance of doubt, excluding regularly scheduled royalty payments due and payable to such counterparty pursuant to such Permitted Royalty Financing Document or Permitted Acquisition Royalty Document (as applicable)) in any manner which would contravene in any respect any of the foregoing in this clause (h) or Section 6.14(c), or adversely affect the payment or priority subordination thereof (as applicable) to Obligations owed to Lenders or otherwise be materially adverse to the interest of Lenders, in each case other than to the extent permitted by the express terms of the Permitted Royalty Financing Intercreditor Agreement in respect of such Indebtedness under such Permitted Royalty Financing Document or the express terms of such Permitted Acquisition Royalty Document, as applicable; or

(i) Without limiting the generality of clause (h) above, without the written consent of the Collateral Agent (acting in its sole discretion), make or permit (or exercise any option with respect thereto), directly or indirectly through a Subsidiary, any payment or reimbursement of any kind to any counterparty pursuant to any Permitted Royalty Financing Document, or any Permitted Other Royalty Financing Document or any Permitted Acquisition Royalty Document, in each case except for any customary indemnification obligations and any regularly scheduled royalty payments due and payable to such counterparty pursuant to such Permitted Royalty Financing Document, or such Permitted Other Royalty Financing Document or such Permitted Acquisition Royalty Document (as applicable), and, for the avoidance of doubt, excluding in all cases (other than for customary indemnification obligations and any such regularly scheduled Permitted Royalty Financing Agreement Payments pursuant to such Permitted Royalty Financing Document, or regularly scheduled Permitted Other Royalty Financing Agreement Payments due and payable to such counterparty pursuant to such Permitted Other Royalty Financing Document or regularly scheduled Permitted Acquisition Royalty Payments pursuant to such Permitted Acquisition Royalty Document (as applicable)), any advance payment, prepayment or similar payment that Borrower or any of its Subsidiaries has the right, but not the obligation, to make pursuant to such Permitted Royalty Financing Document, or such Permitted Other Royalty Financing Document or such Permitted Acquisition Royalty Document (if any) or that Borrower or any of its Subsidiaries agrees to make pursuant to any amendment, restatement, amendment and restatement, supplement or modification thereto or any approval, consent or waiver in respect thereof;

provided, that, subject to Sections 6.10(e) and 6.10(f) above, Borrower or any of its Subsidiaries shall be permitted to make any Permitted Royalty Agreement Payments, Permitted Other Royalty Agreement Payments and Permitted Royalty Financing Agreement Payments.

6.11 Amendments or Waivers of Organizational Documents. Amend, restate, supplement or otherwise modify, or waive, any provision of its Operating Documents in a manner that would reasonably be expected to result in a Material Adverse Change.

6.12 Compliance.

(a) Become an “investment company” under the Investment Company Act of 1940, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose;

(b) With respect to any ERISA Affiliate, cause or suffer to exist (i) any event that would result in the imposition of a Lien under ERISA on any assets or properties of any Credit Party or a Subsidiary of a Credit Party with respect to any Plan or (ii) any other ERISA Event that, in the case of sub-clauses (i) and (ii) above, could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change; or

(c) Permit the occurrence of any other event with respect to any present pension, profit sharing or deferred compensation plan which could reasonably be expected to result in a Material Adverse Change.

6.13 Compliance with Sanctions, Export and Import Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

(a) Permit any of its Subsidiaries or controlled Affiliates to, directly or indirectly, enter into any documents or contracts with any Blocked Person except as permitted by applicable Sanctions laws.

(b) Fail to notify the Collateral Agent and each Lender in writing promptly (but in any event within three (3) Business Days) upon any Responsible Officer of any Credit Party becoming aware that any Credit Party or any Subsidiary or Affiliate of any Credit Party is a Blocked Person or that any Credit Party or any Subsidiary or Affiliate of any Credit Party or any of their respective directors, officers or employees (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on, or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

(c) Permit any of its Subsidiaries or controlled Affiliates to, directly or indirectly, (i) conduct any prohibited business or engage in any prohibited investment, activity, transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any investment, activity, transaction or dealing relating to, any property or interests in property blocked pursuant to Sanctions, or (iii) engage in or conspire to engage in any investment, activity, transaction or dealing that evades or avoids or violates, or has the purpose of evading or avoiding, or attempts to violate, any prohibitions under Sanctions, Export and Import Laws, Anti-Corruption Laws or Anti-Money Laundering Laws.

(d) Permit any of its Subsidiaries or controlled Affiliates to, directly or, to the Knowledge of Borrower, indirectly through a non-controlled Affiliate or an agent or any other third Person, use any of the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds of any Credit Extension to any Subsidiary, joint venture partner or other Person, (i) for any payments to any government official or employee, political party, official of a political party, candidate for political office or anyone else, in order to obtain, retain or direct business, or to obtain any improper advantage, in violation in any respect of Anti-Corruption Laws, (ii) in violation in any respect of any Anti-Money Laundering Laws, or (iii) in violation of Export and Import Laws.

(e) Permit any of its Subsidiaries or controlled Affiliates to, directly or indirectly through a non-controlled Affiliate or an agent or any other third Person, use any of the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds of any Credit Extension to any Subsidiary, joint venture partner or other Person in violation of Sanctions.

(f) Permit any of its Subsidiaries or controlled Affiliates to, directly or, to the Knowledge of Borrower, indirectly through a non-controlled Affiliate or an agent or any other third Person, fund all or part of any repayment of the Credit Extensions or other payments under this Agreement out of proceeds derived from criminal activity or activity or transactions in violation in any respect of Anti- Corruption Laws, Export and Import Laws, Anti-Money Laundering Laws or Sanctions, or that would otherwise cause any Person (including any Person participating in the Credit Extensions, whether as agent, lender, sponsor, underwriter, advisor, investor, or otherwise) to be in violation in any respect of Anti-Corruption Laws, Export and Import Laws, Anti-Money Laundering Laws or Sanctions.

The Collateral Agent and each Lender hereby notifies each Credit Party that pursuant to the requirements of Sanctions and Anti-Money Laundering Laws, and their respective policies and practices, the Collateral Agent and each Lender is required to obtain, verify and record certain information and documentation that identifies each Credit Party and its principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow the Collateral Agent and each Lender to identify such party in accordance with Sanctions and Anti-Money Laundering Laws.

6.14 Material Contracts.

(a) (i) Waive, amend, cancel or terminate, exercise or fail to exercise, any rights constituting or relating to any of the Material Contracts or (ii) breach, default under, or take any action or fail to take any action that, with the passage of time or the giving of notice or both, would constitute a default or event of default under any of the Material Contracts, in each case of this Section 6.14, which, individually or taken together with any other such waivers, amendments, cancellations, terminations, exercises or failures, could reasonably be expected to have a Material Adverse Change.

(b) From and after the Effective Date, enter into any Manufacturing Agreement (excluding, for the avoidance of doubt, any Manufacturing Agreement listed on Schedule 13.2 of the Disclosure Letter and all amendments, restatements, amendment and restatements, extensions, supplements or other modifications thereto) relating to active pharmaceutical ingredients or finished products relating to any Product (i) that cannot be collaterally assigned to secure the Obligations, (ii) that cannot be assigned to a purchaser in a foreclosure sale of all or any portion of the Collateral (subject to assumption by the purchaser of all obligations under such Material Contract) in the event of any exercise of rights or remedies under the Loan Documents, or (iii) that contains provisions that restrict or penalize the granting of a security interest in or Lien on such Material Contract or the assignment of such Material Contract upon the sale or other disposition of all or a portion of a product to which such Material Contract relates, in each case without using its commercially reasonable efforts to ensure such Manufacturing Agreement does not contain the terms listed in sub-clauses (i) to (iii) above.

(c) Except, in each case, as otherwise permitted by Section 6.10 and Section 6.14(c), and without limitation to any other provision herein or in any other Loan Document, until all of the Obligations have been paid, performed or discharged in full and Borrower has no further right to obtain any Credit Extension hereunder, make, and such Credit Party shall cause its Affiliates not to: (i) make (w) any payment (whether of principal, interest or otherwise) under any Permitted Royalty Agreement Document, Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or Permitted Acquisition Royalty Document, other than any regularly scheduled Permitted Royalty Agreement Payments due and payable to any counterparty pursuant to such Permitted Royalty Agreement Document, regularly scheduled Permitted Royalty Financing Agreement Payments due and payable to any counterparty pursuant to such Permitted Royalty Financing Document, regularly scheduled Permitted Other Royalty Financing Agreement Payments due and payable to any counterparty pursuant to such Permitted Other Royalty Financing Document, or regularly scheduled Permitted Acquisition Royalty Payments due and payable to any counterparty pursuant to such Permitted Acquisition Royalty Document, as applicable, so long as such regularly scheduled royalty payment is not in contravention with any other term or condition of this Agreement, but excluding, for the avoidance of doubt (unless otherwise permitted by Section 6.10 and Section 6.14(c)), (x) any advance payment, accelerated payment, prepayment or similar payment that such Credit Party or Subsidiary has the right, but not the obligation, to make pursuant to such Permitted Royalty Agreement Document, Permitted Royalty Financing Document or Permitted Acquisition Royalty Document (if any), (y) any payment for any amendment, restatement, amendment and restatement, supplement or modification thereto or any replacement, renewal or alteration thereof, including in connection with any approval, consent or waiver in respect thereof, or (z) any payment pursuant to the exercise by any counterparty of any put option, change in control purchase option or other similar right; or (ii) exercise any call option, change of control call option or similar right pursuant to the terms of any Permitted Royalty Agreement Document, Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or Permitted Acquisition Royalty Document.

(d) Prepay, repay, convert, repurchase, redeem or otherwise settle, or refinance any or all Indebtedness or any or all other amounts outstanding under the 2030 Convertible Notes (and the Indenture) prior to the Term Loan Maturity Date, other than pursuant to a Permitted Transaction or as permitted under Section 6.10(g) and otherwise in accordance with the terms of such convertible notes and the Indenture.

7. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1 Payment Default. Any Credit Party fails to (a) make any payment of any principal of the Term Loans when and as the same shall become due and payable, whether at the due date thereof (including pursuant to Section 2.2(c)) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise, or (b) within five (5) Business Days after the same becomes due and payable, any payment of interest or premium pursuant to Section 2.2, including any applicable Additional Consideration, Makewhole Amount or Prepayment Premium (which such five (5) Business Day cure period shall not apply to any such payments due on the Term Loan Maturity Date or an earlier date pursuant to Section 2.2(c) hereof or the date of acceleration pursuant to Section 8.1(a) hereof). A failure to pay any such interest, premium or Obligations pursuant to the foregoing clause (b) prior to the end of such five (5) Business Day-period shall not constitute an Event of Default (unless such payment is due on the Term Loan Maturity Date or such earlier date pursuant to Section 2.2(c) hereof or the date of acceleration pursuant to Section 8.1(a) hereof).

7.2 Covenant Default.

(a) The Credit Parties: (i) fail or neglect to perform any obligation in Sections 5.5, 5.10, 5.12, 5.13 or 5.14 or (ii) violate or breach any covenant or agreement in Section 6;

(b) The Credit Parties fail or neglect to perform any obligation in Section 5.2, 5.6, 5.7 or 5.17 and, in the case where such failure or neglect is capable of being cured such failure or neglect continues for ten (10) days after the earlier of the date on which (i) a Responsible Officer of any Credit Party becomes aware of such failure or neglect and (ii) written notice thereof shall have been delivered to Borrower by the Collateral Agent or any Lender. Cure periods provided under this Section 7.2(b) shall not apply, among other things, to any of the covenants referenced in clause (a) above; or

(c) The Credit Parties fail or neglect to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents on its part to be performed, kept or observed and, where such failure or neglect is capable of being cured such failure or neglect continues for twenty (20) days after the earlier of the date on which (i) a Responsible Officer of any Credit Party becomes aware of such failure or neglect and (ii) written notice thereof shall have been delivered to Borrower by the Collateral Agent or any Lender. Cure periods provided under this Section 7.2(c) shall not apply, among other things, to any of the covenants referenced in clauses (a) or (b) above.

7.3 Withdrawal Event; Material Adverse Change. (a) A Withdrawal Event occurs with respect to any Key Product (including, for the avoidance of doubt, Rezzayo), or (b) a Material Adverse Change occurs.

7.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Credit Party or of any entity under the control of any Credit Party (including a Subsidiary) in excess of $10,000,000 on deposit or otherwise maintained with the Collateral Agent, or (ii) a notice of Lien or levy is filed against any material portion of Collateral by any Governmental Authority, and the same under sub-clauses (i) or (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, that no Credit Extensions shall be made during any thirty (30) day cure period (unless earlier cured); or

(b) (i) Any material portion of Collateral is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower and its Subsidiaries from conducting any material part of their business, taken as a whole.

7.5 Insolvency.

(a) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking: (i) relief in respect of any Credit Party, or of a substantial part of the property of any Credit Party, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or other similar law; (ii) the voluntary or involuntary appointment of a receiver, interim receiver, receiver and manager, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or other similar official for or in respect of any Credit Party or for all or a substantial part of the property or assets or undertakings of any Credit Party; (iii) issuance of a warrant of attachment, execution, distraint or similar process against all or a substantial part of the property or assets or undertakings of any Credit Party; or (iv) the winding-up or liquidation of any Credit Party; and in each case of sub-clause (i) through (iv) above, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(b) Any Credit Party shall: (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other existing or future federal, state or foreign bankruptcy, insolvency, receivership, relief of debtors or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (a) above; (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or other similar official for or in respect of any Credit Party or for any portion of the property or assets or undertakings of any Credit Party; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors, or enter into a composition, compromise, assignment or arrangement with any of its creditors (whether by way of a voluntary arrangement, schedule of arrangement, deed of compromise or otherwise); (vi) become unable to, admit in writing its inability to or fail to, generally pay its debts as they become due; (vii) take any corporate action (including, for the avoidance of doubt, an affirmative vote by the applicable Board of Directors) for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as otherwise expressly permitted hereunder);

(c) Any Credit Party shall be insolvent as defined in any statute of the Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the State of Delaware or other applicable jurisdiction of organization; and

(d) An affirmative vote by the applicable Board of Directors to cause, consent to, approve or acquiesce in any of the acts described in clauses (a) or (c) above.

7.6 Other Agreements.

(a) Any Credit Party or any of its Subsidiaries fails to pay any Indebtedness (other than the Indebtedness represented by this Agreement and the other Loan Documents), including, for the avoidance of doubt, any Permitted Indebtedness that constitutes Subordinated Debt, Working Capital Indebtedness or Permitted Convertible Indebtedness, within any applicable grace period after such payment is due and payable (including at final maturity) or after the acceleration of any such Indebtedness by the holder(s) thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $10,000,000;

(b) Without limiting the generality of clause (a) above, an event of default occurs under any Hedging Agreement as to which any Credit Party or any of its Subsidiaries is the defaulting party or any termination event occurs under any Hedging Agreement as to which any Credit Party or any of its Subsidiaries is a party, in either case if, in respect of such Hedging Agreement and as a result of such occurrence, the Hedge Termination Value owed by any such Credit Party or Subsidiary is greater than $5,000,000;

(c) (i) A put option or a change in control purchase option or similar right is exercised by the counterparty to any Permitted Royalty Agreement Document, Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or Permitted Acquisition Royalty Document pursuant to the terms thereof, (ii) a call option or a change of control call option or similar right is exercised by Borrower or any Subsidiary pursuant to the terms of any Permitted Royalty Agreement Document, Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or Permitted Acquisition Royalty Document, or (iii) upon the occurrence of a put option event or any other event that would give the counterparty to any Permitted Royalty Agreement Document, Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or Permitted Acquisition Royalty Document the right to require Borrower or any of its Subsidiaries to purchase all or any part of the Indebtedness under such Permitted Royalty Agreement Document, Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or Permitted Acquisition Royalty Document (as applicable);

(d) Without limiting the generality of clause (a) above, Borrower or any of its Subsidiaries fails to timely pay, in accordance with the terms and conditions of any Permitted Royalty Agreement Document, Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or Permitted Acquisition Royalty Document, after the same becomes due any amount owing under such Permitted Royalty Agreement Document, Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or Permitted Acquisition Royalty Document (as applicable), including, for the avoidance of doubt, any such failure that would obligate Borrower or any of its Subsidiaries to pay interest to any counterparty to such Permitted Royalty Agreement Document, Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or Permitted Acquisition Royalty Document (as applicable), unless (x) such payment is subject to an Adverse Proceeding that has been commenced or brought by any counterparty against Borrower or such Subsidiary; or (y) the amount of such payment, individually or when aggregated with any other amounts due under any Permitted Royalty Agreement Document, Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or Permitted Acquisition Royalty Document and unpaid, is less than $5,000,000;

(e) With respect to any Permitted Royalty Agreement or other Permitted Royalty Agreement Documents, Borrower or any of its Subsidiaries makes or permits (or exercises any option with respect thereto), directly or indirectly through a Subsidiary, any payment or reimbursement of any kind to any counterparty pursuant to such Permitted Royalty Agreement or other Permitted Royalty Agreement Document other than any Permitted Royalty Agreement Payment; or

(f) With respect to any Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or any Permitted Acquisition Royalty Document, makes or permits (or exercises any option with respect thereto), directly or indirectly through a Subsidiary: (i) any (x) advance payment, prepayment or accelerated payment of any royalty payments or similar payments owed under the terms of such Permitted Royalty Financing Document, such Permitted Other Royalty Financing Document or such Permitted Acquisition Royalty Document or any minimum amount payment in the form of a true up, any payment relating to a change of control, any late or overdue payments in excess of shortfalls discovered through an audit, any payment of fees or interest payments with respect to any such shortfalls, or any payment of fees relating to the termination of the underlying Permitted Royalty Financing, or the underlying Permitted Other Royalty Financing Document or the underlying Permitted Acquisition Royalty Obligations, as applicable, (y) any payment that Borrower or such Subsidiary has the right, but not the obligation, to make or to make more frequently pursuant to such Permitted Royalty Financing Document or such Permitted Other Royalty Financing Document or such Permitted Acquisition Royalty Document, or (z) any deposit into any collateral or similar account established and maintained in connection with the transactions contemplated under such Permitted Royalty Financing Document, or such Permitted Other Royalty Financing Document or such Permitted Acquisition Royalty Document other than in the minimum amount and in the manner expressly required in accordance with the terms and conditions of such Permitted Royalty Financing Document, or such Permitted Other Royalty Financing Document or such Permitted Acquisition Royalty Document; or (ii) any payment pursuant to any amendment, restatement, supplement, modification or replacement, or any renewal or alteration, of such Permitted Royalty Financing Document, or such Permitted Other Royalty Financing Document or such Permitted Acquisition Royalty Document, including pursuant to any waiver, consent or approval, which such payment or deposit, as applicable, in each case of foregoing sub-clauses (i) and (ii), that is not a Permitted Royalty Financing Agreement Payment, Permitted Other Royalty Financing Agreement Payment or Permitted Acquisition Royalty Agreement Payment and is not permitted under Section 6.10 or Section 6.14(c).

7.7 Judgments. One or more final, non-appealable judgments, orders, or decrees for the payment of money, or one or more settlement agreements requiring the payment of money, in an amount in excess of $5,000,000 (but excluding any final judgments, orders, or decrees for the payment of money, or settlement agreements requiring the payment of money, in each case that is covered by a policy from an independent third-party insurance carrier as to which such insurance carrier has not excluded or denied liability or by an indemnification claim against a solvent and unaffiliated Person that is not a Credit Party or a Subsidiary of a Credit Party as to which such Person has not denied liability for such claim), shall be rendered against or entered into by one or more Credit Parties and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

7.8 Misrepresentations. Any Credit Party or any Person acting for any Credit Party makes or is deemed to make any representation, warranty, or other statement now or later in this Agreement, any other Loan Document or in any writing delivered to the Collateral Agent or any Lender or to induce the Collateral Agent or any Lender to enter this Agreement or any other Loan Document, and such representation, warranty, or other statement is incorrect in any material respect (or, to the extent any such representation, warranty or other statement is qualified by materiality or Material Adverse Change, in any respect) when made or deemed to be made.

7.9 Loan Documents; Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party, or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to or expressly permitted by the terms thereof) cease to create a valid security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason (other than pursuant to or expressly permitted by the terms of the Loan Documents) cease to be a perfected and first priority security interest in any material portion of the Collateral subject thereto, subject only to Permitted Liens, in each case, other than as a direct result of any action by the Collateral Agent or any Lender or failure of the Collateral Agent or any Lender to perform an obligation thereof under the Loan Documents.

7.10 ERISA Event. An ERISA Event occurs that, individually or taken together with any other ERISA Events, results or could reasonably be expected to result in a Material Adverse Change or the imposition of a Lien under Section 303(k) of ERISA on any Collateral that, individually or taken together with any other such Liens, could reasonably be expected to result in a Material Adverse Change.

7.11 Intercreditor Agreements. (i) A default or breach on the part of a Credit Party occurs under any other subordination, intercreditor or other similar agreement with respect to any Permitted Indebtedness that constitutes Subordinated Debt, Working Capital Indebtedness or Permitted Convertible Indebtedness, or with respect to any Permitted Royalty Financing or any Permitted Other Royalty Financing, or (ii) any creditor party to such an agreement with the Collateral Agent (or Lenders) and any Credit Party breaches any of the terms of such agreement, in each case of sub-clauses (i) and (ii) above, to the extent such breach or default results or could reasonably be expected to result in a Material Adverse Change. For the avoidance of doubt, default or breaches by any Secured Party shall not constitute an Event of Default hereunder.

8. RIGHTS AND REMEDIES UPON AN EVENT OF DEFAULT

8.1 Rights and Remedies. While an Event of Default occurs and continues, the Collateral Agent may, or at the request of the Required Lenders, will, without notice or demand:

(a) declare all Obligations (including, for the avoidance of doubt, any and all amounts payable pursuant to Section 2.2(e) and Section 2.2(f), as applicable) immediately due and payable (but if an Event of Default described in Section 7.5 occurs, all Obligations, including any and all amounts payable pursuant to Section 2.2(e) and Section 2.2(f), as applicable, are automatically and immediately due and payable without any notice, demand or other action by the Collateral Agent or any Lender), whereupon all Obligations for principal, interest, premium or otherwise (including, for the avoidance of doubt, any and all amounts payable pursuant to Section 2.2(e) and Section 2.2(f), as applicable) shall become due and payable by Borrower without presentment for payment, demand, notice of protest or other demand or notice of any kind, which are all expressly waived by the Credit Parties hereby;

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement;

(c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that the Collateral Agent considers advisable, notify any Person owing Borrower money of the Collateral Agent’s security interest, for the benefit of the Lenders and the other Secured Parties, in such funds, and verify the amount of the Collateral Accounts;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral or the Collateral Agent’s security interest, for the benefit of Lenders and the other Secured Parties, in the Collateral. Borrower shall assemble the Collateral if the Collateral Agent or the Required Lenders requests and make it available as the Collateral Agent designates or the Required Lenders designate. The Collateral Agent or its agents or representatives may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien that appears to be prior or superior to its security interest, for the benefit of Lenders and the other Secured Parties, and pay all expenses incurred. Effective solely while an Event of Default occurs and continues, Borrower grants the Collateral Agent an irrevocable, royalty-free license or other right to enter, use, operate and occupy (and for its agents or representatives to enter, use, operate and occupy), without charge, any such premises to exercise any of the Collateral Agent’s or any Lender’s rights or remedies under this Section 8.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, advertise for sale, sell, assign, license out, convey, transfer or grant options to purchase any Collateral);

(e) apply to the Obligations (i) any balances and deposits of Borrower it holds, (ii) any amount held by the Collateral Agent owing to or for the credit or the account of Borrower or (iii) any balance from any Collateral Account of any Credit Party or instruct the bank at which any such Collateral Account is maintained to pay the balance of any such Collateral Account to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, or to any Lender on behalf of itself and the other Secured Parties, as the Collateral Agent shall direct;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral; and in connection therewith, while an Event of Default occurs and continues, with respect to any and all Intellectual Property owned or held by any Credit Party and included in Collateral, each Credit Party hereby grants to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, to the maximum extent permitted: an irrevocable, non-exclusive, assignable, royalty-free license or other right to use (and for its agents or representatives to use), without charge, including the right to sublicense, use and practice, any and all of such Credit Party’s rights to such Intellectual Property for the purpose of taking possession of, collecting, receiving, assembling, processing, appropriating, removing, realizing upon, advertising for sale, selling, assigning, licensing out, conveying, transferring or granting options to purchase any Collateral, and access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof; and in connection with the Collateral Agent’s exercise of its rights or remedies under this Section 8.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral), each Credit Party’s rights under all licenses for rights to any Intellectual Property included in the Collateral will (to the maximum extent permitted) be exercisable and enforceable directly by the Collateral Agent for the benefit of all Secured Parties as if the Collateral Agent were a third-party beneficiary for such purpose under such licenses;

(g) place a “hold” on any account maintained with the Collateral Agent or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of the Books of any Credit Party regarding Collateral; and

(i) exercise all rights and remedies available to the Collateral Agent or any Lender under the Collateral Documents or any other Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

(j) Each of the Collateral Agent and Lender agrees that in connection with any foreclosure or other exercise of rights under this Agreement or any other Loan Document with respect to any Intellectual Property included in the Collateral, the rights of the licensees under any license of such Intellectual Property will not be terminated, limited or otherwise adversely affected so long as no default exists thereunder in a way that would permit the licensor to terminate such license (commonly termed a non-disturbance). Without limitation to any other provision herein or in any other Loan Document, while an Event of Default occurs and continues, at the Collateral Agent’s or the Required Lenders’ request, representatives from Borrower and the Collateral Agent shall promptly meet (in person or telephonically) to discuss in good faith how to collect, receive, appropriate and realize upon Borrower’s rights and interests in, to and under any Company IP Agreement, including in connection with any foreclosure or other exercise of the Collateral Agent’s or any Lender’s rights with respect thereto. If Borrower and the Collateral Agent do not mutually agree with respect thereto within ten (10) Business Days after such request by the Collateral Agent (or such later date as agreed by the Collateral Agent), then the Collateral Agent may request Borrower to, and Borrower (promptly following the receipt of such request) shall, use reasonable best efforts to obtain the written consent of any counterparty to the exercise by the Collateral Agent or any Lender of any and all rights and remedies under this Agreement or any other Loan Document with respect to any Company IP Agreement, in form and substance reasonably satisfactory to the Collateral Agent.

8.2 Power of Attorney. Borrower hereby irrevocably appoints the Collateral Agent and any Related Party thereof as its lawful attorney-in-fact, exercisable solely upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Collateral Accounts directly with depository banks where the Collateral Accounts are maintained, for amounts and on terms the Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s products liability or general liability insurance policies maintained in any jurisdiction regarding Collateral; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of the Collateral Agent or a third-party as the Code permits. Borrower hereby appoints the Collateral Agent and any Related Party thereof as its lawful attorney-in-fact solely to file or record any documents necessary to perfect or continue the perfection of the Collateral Agent’s security interest, for the benefit of Lenders and the other Secured Parties, in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than contingent indemnification and reimbursement obligations to the extent no claim giving rise thereto has been asserted) have been satisfied in full and no Lender is under any further obligation to make Credit Extensions hereunder. The foregoing appointment of the Collateral Agent and any Related Party thereof as Borrower’s attorney in fact, and all of the Collateral Agent’s (or such Related Party’s) rights and powers, coupled with an interest, are irrevocable until all Obligations (other than contingent indemnification and reimbursement obligations to the extent no claim giving rise thereto has been asserted) have been fully repaid and performed and each Lender’s obligation to provide Credit Extensions terminates.

8.3 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, the Collateral Agent shall apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Collateral Accounts or disposition of any other Collateral, or otherwise, to the Obligations in such order as the Collateral Agent shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lenders for any deficiency. If the Collateral Agent or any Lender directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, the Collateral Agent or such Lender, as applicable, shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by the applicable Lender(s) of cash therefor.

8.4 Collateral Agent’s Liability for Collateral. So long as the Collateral Agent complies with Requirements of Law regarding the safekeeping of the Collateral in the possession or under the control of the Collateral Agent and absent bad faith, gross negligence or willful misconduct of the Collateral Agent (as determined by a court of competent jurisdiction by final and nonappealable judgment), the Collateral Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; or (c) any act or default of any other Person. In no event shall the Collateral Agent or any Lender have any liability for any diminution in the value of the Collateral for any reason except as a result of the Collateral Agent’s bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment). Subject to the foregoing, Borrower bears all risk of loss, damage or destruction of the Collateral.

8.5 No Waiver; Remedies Cumulative. The Collateral Agent’s or any Lender’s failure, at any time or times, to require strict performance by Borrower or any other Person of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of the Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Each of the Collateral Agent’s and Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Each of the Collateral Agent and Lenders has all rights and remedies provided under the Code, by law, or in equity. The exercise by the Collateral Agent or any Lender of one right or remedy is not an election and shall not preclude the Collateral Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and the waiver by the Collateral Agent or any Lender of any Event of Default is not a continuing waiver. The Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

8.6 Demand Waiver; Makewhole Amount; Prepayment Premium; Additional Consideration. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Collateral Agent on which Borrower is liable. Borrower acknowledges and agrees that if the Obligations shall be or are prepaid or repaid pursuant to Section 2.2(c) or the maturity of the Obligations shall be accelerated pursuant to Section 8.1(a), each of the applicable Makewhole Amount and Prepayment Premium that is payable pursuant to Section 2.2(e) and Section 2.2(f), as applicable, shall become due and payable by Borrower upon such prepayment or repayment, whether such prepayment or repayment is voluntary or mandatory (as provided in Section 2.2(c)) or such acceleration, whether automatic or effected by the Collateral Agent’s or any Lender’s declaration thereof (as provided in Section 8.1(a)), and shall also become due and payable by Borrower in the event the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means, and in all such cases Borrower shall pay each of the Makewhole Amount and Prepayment Premium that is payable pursuant to Section 2.2(e) and Section 2.2(f), as applicable, as well as any accrued Additional Consideration that is payable pursuant to Section 2.7, as compensation to Lenders for the loss of its investment opportunity and not as a penalty, and Borrower waives any right to object thereto in any voluntary or involuntary bankruptcy, insolvency or similar proceeding or otherwise.

9. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address (if any) indicated below. Any party to this Agreement may change its mailing or electronic mail address by giving all other parties hereto written notice thereof in accordance with the terms of this Section 9.

If to Borrower or any other Credit Party:

CorMedix Inc.

389 Interpace Pkwy.

Suite 450

Parsippany, NJ 07054

Attn: Chief Financial Officer
Email: [***]

with a copy to (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019 6099
Attn: Sarah B. Gelb
Phone: [***]

Email: [***]

If to Collateral Agent:        BioPharma Credit PLC

c/o MUFG Corporate Governance Limited

51 Lime Street

19th Floor

London, United Kingdom

EC3M 7DQ

Attn: Company Secretary

Email: [***]

with a copy to (which shall not constitute notice) to:

BioPharma Credit PLC

c/o Pharmakon Advisors, LP

110 East 59th Street, # 2800

New York, NY 10022

Attn: Pedro Gonzalez de Cosio

Phone: [***]

Fax: [***]

Email: [***]

and

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036-6745
Attn: Geoffrey E. Secol
Phone: [***]
Email: [***]

If to any Lender:                 To the address of such Lender set forth on Exhibit D attached hereto with a copy to (which shall not constitute notice) to:

Pharmakon Advisors, LP

110 East 59th Street, #2800

New York, NY 10022

Attn: Pedro Gonzalez de Cosio

Phone: [***]

Fax: [***]

Email: [***]

and

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036-6745
Attn: Geoffrey E. Secol
Phone: [***]
Email: [***]

10. CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING THE ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL APPLY TO THAT EXTENT. Each party hereto submits to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Requirements of Law, in such Federal court; provided, however, that nothing in this Agreement shall be deemed to operate to preclude the Collateral Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Collateral Agent or any Lender. Each Credit Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Credit Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Credit Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in (or otherwise provided in accordance with the terms of) Section 9 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY CLAIM, SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN OR RELATED HERETO OR THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PARTY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10 AND (C) HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

11. GENERAL PROVISIONS

11.1 Successors and Assigns.

(a) This Agreement binds and is for the benefit of the parties hereto and their respective successors and permitted assigns.

(b) No Credit Party may transfer, pledge or assign this Agreement or any other Loan Document or any rights or obligations hereunder or thereunder without the prior written consent of each Lender. Subject to Section 11.1(d), any Lender may at any time sell, transfer, assign or pledge this Agreement or any other Loan Document or any of its rights or obligations hereunder or thereunder, or grant a participation in all or any part of, or any interest in, such Lender’s obligations, rights or benefits under this Agreement and the other Loan Documents, including with respect to any Term Loan (or any portion thereof), to any other Lender, any Affiliate of any Lender or any third Person without Borrower’s consent (any such sale, transfer, assignment, pledge or grant of a participation, a “Lender Transfer”), including, for the avoidance of doubt, in furtherance of, as contemplated under or otherwise in connection with any Lender’s credit facility (including any exercise of rights or remedies thereunder or any actions as a result of any such exercise); provided, however, that no Lender may make a Lender Transfer to a Disqualified Assignee without Borrower’s prior written consent except after the occurrence and during the continuance of an Event of Default (in which case such consent is not required).

(c) In the case of a Lender Transfer in the form of a participation granted by any Lender to any third Person, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, (iii) Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) any agreement or instrument pursuant to which such Lender sells such participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, restatement, amendment and restatement, supplement or other modification hereto, in each case subject to the terms and conditions of this Agreement. Borrower agrees that each participant shall be entitled to the benefits of Sections 2.5 and 2.6 (subject to the requirements and limitations therein, including the requirements under Section 2.6(d) (it being understood that the documentation required under Section 2.6(d) shall be delivered to the applicable Lender)) to the same extent as if it were a Person that had acquired its interest by assignment pursuant to clause (b) above; provided that, with respect to any participation, such participant shall not be entitled to receive any greater payment under Sections 2.5 or 2.6 than the applicable Lender (i.e., the party that participated the interest) would have been entitled to receive, except to the extent of any entitlement to receive a greater payment resulting from a Change in Law that occurs after such participant acquired the applicable participation.

(d) Borrower shall record any Lender Transfer in the Note Register. Each Lender shall provide Borrower and the Collateral Agent with written notice of a Lender Transfer delivered no later than five (5) Business Days (or immediately if known fewer than five (5) Business Days) prior to the date on which such Lender Transfer is proposed to be consummated. If any Lender sells a participation, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided, however, that such Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury regulations (or any amended or successor version) or Section 163(f), 871(h)(2) and 881(c)(2) of the IRC and any related regulations (and any other relevant or successor provisions of the IRC or such regulations). The entries in the Participant Register shall be conclusive absent manifest error, and the Collateral Agent and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For avoidance of doubt, no Lender Transfer shall be made to a Blocked Person.

(e) Any attempted transfer, pledge or assignment of this Agreement or any other Loan Document or any rights or obligations hereunder or thereunder in violation of this Section 11.1 shall be null and void.

11.2 Indemnification.

(a) Borrower agrees to indemnify and hold harmless each of the Collateral Agent, Lenders and its and their respective Affiliates (and its or their respective successors and assigns) and each manager, member, partner, controlling Person, director, officer, employee, agent or sub-agent, advisor and affiliate thereof (each such Person, an “Indemnified Person”) from and against any and all Indemnified Liabilities; provided, however, that Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person (or the bad faith, gross negligence or willful misconduct of such Indemnified Person’s affiliates or controlling Persons or any of their respective managers, members, partners, controlling Persons, directors, officers, employees, agents or sub-agents, advisors or affiliates), (ii) result from a claim brought by Borrower against an Indemnified Person for material breach in bad faith of any of such Indemnified Person’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (iii) result from a claim not involving an act or omission of Borrower or any of its Subsidiaries that is brought by an Indemnified Person against another Indemnified Person (other than against the Collateral Agent in its capacity as such). This Section 11.2(a) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements arising from any non-Tax claim.

(b) To the extent permitted by Requirements of Law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any other party hereto (and its or their successors and assigns), and each manager, member, partner, controlling Person, director, officer, employee, agent or sub-agent, advisor and affiliate thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Credit Extension or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party to this Agreement hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document, or at the request of the Collateral Agent or any Lender, shall be at the expense of such Credit Party, and neither the Collateral Agent nor any Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, and without limiting the generality of Section 2.4, Borrower agrees to pay or reimburse promptly upon demand each of the Collateral Agent and Lenders (and their respective successors and assigns) and each of their respective Related Parties, if applicable, for any and all fees, expenses and disbursements of the kind or nature described in clause (b) of the definition of “Lender Expenses” or described in the definition of “Indemnified Liabilities” incurred by it.

11.3 Severability of Provisions. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.4 Correction of Loan Documents. The Collateral Agent or Required Lenders may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties hereto so long as the Collateral Agent or Required Lenders, as applicable, provides the Credit Parties and the other parties hereto with written notice of such correction and allows the Credit Parties at least ten (10) days to object to such correction in writing delivered to the Collateral Agent and each Lender. In the event of such objection, such correction shall not be made except by an amendment to this Agreement in accordance with Section 11.5.

11.5 Amendments in Writing; Integration.

(a) No amendment, restatement, amendment and restatement or other modification of or supplement to any provision of this Agreement or any other Loan Document, or waiver, discharge or termination of any obligation hereunder or thereunder, no approval or consent hereunder or thereunder (including any consent to any departure by Borrower or any other Credit Party herefrom or therefrom), shall in any event be effective unless the same shall be in writing and signed by Borrower (on its own behalf and on behalf of each other Credit Party) and the Required Lenders; provided, however, that no such amendment, restatement, amendment and restatement, modification, supplement, waiver, discharge, termination, approval or consent shall, unless in writing and signed by the Collateral Agent and the Required Lenders, affect the rights or duties of, or any amounts payable to, the Collateral Agent under this Agreement or any other Loan Document. Any such waiver, approval or consent granted shall be limited to the specific circumstance expressly described in it and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver, approval or consent.

(b) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations among the parties hereto about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

11.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

11.7 Survival; Termination. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to this Section 11.7 and all Obligations (other than contingent indemnification and reimbursement obligations to the extent no claim giving rise thereto has been asserted and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied in accordance with the terms of this Agreement. The obligation of Borrower or any other the Credit Parties in Section 11.2 to indemnify Indemnified Persons shall survive until the statute of limitations with respect to such claim or cause of action shall have run. So long as all Obligations (other than contingent indemnification and reimbursement obligations to the extent no claim giving rise thereto has been asserted and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) have been paid in full and satisfied in accordance with the terms of this Agreement, this Agreement and the other Loan Documents shall be terminated automatically upon payment in full of all Obligations.

11.8 Confidentiality. Any information regarding the Credit Parties and their Subsidiaries and their businesses provided to the Collateral Agent or any Lender by or on behalf of any Credit Party pursuant to the Loan Documents shall be deemed “Confidential Information”; provided, however, that Confidential Information does not include information that is either: (i) in the public domain or in the possession of the Collateral Agent, any Lender or any of their respective Affiliates or when disclosed to the Collateral Agent, any Lender or any of their respective Affiliates, or becomes part of the public domain after disclosure to the Collateral Agent, any Lender or any of their respective Affiliates, in each case, other than as a result of a breach by the Collateral Agent, any Lender or any of their respective Affiliates of the obligations under this Section 11.8; or (ii) disclosed to the Collateral Agent, any Lender or any of their respective Affiliates by a third-party if the Collateral Agent, such Lender or such Affiliate, as applicable, does not know (following reasonable inquiry) that the third-party is prohibited from disclosing the information. Neither the Collateral Agent nor any Lender shall disclose any Confidential Information to a third-party or use Confidential Information for any purpose other than the administration of the Loan Documents, the exercise of its rights or remedies under the Loan Documents or the performance of its duties or obligations under the Loan Documents. The foregoing in this Section 11.8 notwithstanding, the Collateral Agent and each Lender may disclose Confidential Information: (a) to any of its Subsidiaries or Affiliates; (b) to prospective transferees, purchasers or participants of any interest in the Term Loans (including, for the avoidance of doubt, in connection with any proposed Lender Transfer), provided, that, no such disclosure to any Disqualified Assignee shall be permitted hereunder without Borrower’s prior written consent (which consent shall not be required after the occurrence and during the continuance of an Event of Default); (c) as required by any legal, judicial or administrative proceeding or as otherwise required by or as necessary to comply with Requirements of Law (including, for the avoidance of doubt, any Sanctions, Anti-Money Laundering Laws, Anti-Corruption Laws or Export and Import Laws) or compulsory legal process, provided, that, (x) prior to any disclosure under this clause (c), the Collateral Agent or such Lender, as applicable, agrees to endeavor to provide Borrower with prior written notice thereof, to the extent that the Collateral Agent or such Lender is permitted to provide such prior notice to Borrower pursuant to such proceeding, law or process and if the Collateral Agent or such Lender is unable to notify Borrower prior to such disclosure, to inform Borrower promptly thereafter to the extent reasonably practicable and permitted by such proceeding, law or process, and (y) any disclosure under this clause (c) shall be limited solely to that portion of the Confidential Information as may be specifically compelled by such proceeding, law, or other process; (d) to the extent requested by regulators having jurisdiction over the Collateral Agent or such Lender or as otherwise required in connection with the Collateral Agent’s or such Lender’s examination or audit by such regulators (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (e), as the Collateral Agent or such Lender considers reasonably necessary in exercising any rights or remedies under the Loan Documents or in connection with any proceeding relating to the Agreement or any other Loan Documents; (f) to any party hereto; (g) to third-party service providers of the Collateral Agent or such Lender; (h) to any of the Collateral Agent’s or such Lender’s Related Parties; (i) to the limited partners or investors (including any potential limited partners or investors) of any Lender or any fund managed by any Lender or any of its Affiliates, to the extent reasonably necessary for such Lender's ordinary course reporting and communications with such limited partners or investors; and (j) as the Collateral Agent or any Lender (or any of its or their Affiliates) considers reasonably necessary in connection with any regulatory notification or mandatory or voluntary disclosure applicable to the Collateral Agent or such Lender (or Affiliate), including any notice or disclosure under OFAC regulations or the United Kingdom’s Financial Conduct Authority’s Listing Rules or Disclosure Guidance and Transparency Rules (or any equivalent rules applicable in any other jurisdiction); provided, however, that the third parties to which Confidential Information is disclosed pursuant to clauses (a), (b), (g), (h) and (i) above are bound by obligations of confidentiality and non-use that are no less restrictive than those contained herein.

The provisions of this Section 11.8 shall survive the termination of this Agreement.

11.9 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between, on the one hand, any Credit Party and, on the other hand, the Collateral Agent or any Lender, arising out of or relating to the Loan Documents other than in connection with the enforcement against any Credit Party of this Agreement or any other Loan Document, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

11.10 Right of Setoff. In addition to any rights now or hereafter granted under Requirements of Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and at any time thereafter during the continuance of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time, without prior notice to any Credit Party, any such notice being hereby expressly waived by Borrower (on its own behalf and on behalf of each other Credit Party), to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) the Collateral Agent or such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Lender agrees promptly to notify Borrower and the Collateral Agent after any such set-off and application made by such Lender; provided, that, the failure to give such notice shall not affect the validity of such set off and application.

11.11 Marshalling; Payments Set Aside. Neither the Collateral Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Lender, or the Collateral Agent or any Lender enforces any Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.12 Electronic Execution of Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.13 Captions. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.14 Construction of Agreement. The parties hereto mutually acknowledge that they and their respective attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty, this Agreement shall be construed without regard to which of the parties hereto caused the uncertainty to exist.

11.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) except as expressly provided in Section 11.2(a), confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective successors and permitted assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement. Unless expressly provided to the contrary in this Agreement, a Person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement. Notwithstanding any term of any Loan Document, the consent of any Person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

11.16 No Advisory or Fiduciary Duty. The Collateral Agent and each Lender may have economic interests that conflict with those of the Credit Parties. Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender or the Collateral Agent, on the one hand, and such Credit Party, its Subsidiaries, and any of their respective stockholders or affiliates, on the other hand. Each Credit Party acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between each Lender and the Collateral Agent, on the one hand, and such Credit Party, its Subsidiaries and their respective affiliates, on the other hand, (ii) in connection therewith and with the process leading to such transaction, the Collateral Agent and each Lender is acting solely as a principal and not the advisor, agent or fiduciary of such Credit Party, its Subsidiaries or their respective affiliates, management, stockholders, creditors or any other Person, (iii) neither the Collateral Agent nor any Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its Subsidiaries or their respective affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Collateral Agent or any Lender or any of their respective affiliates has advised or is currently advising such Credit Party, its Subsidiaries or their respective affiliates on other matters) or any other obligation to such Credit Party, its Subsidiaries or their respective affiliates except the obligations expressly set forth in the Loan Documents, and (iv) each Credit Party, its Subsidiaries and their respective affiliates have consulted their own legal and financial advisors to the extent each deemed appropriate. Each Credit Party further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that the Collateral Agent or any Lender has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to such Credit Party, its Subsidiaries or their respective affiliates in connection with such transaction or the process leading thereto.

11.17 Credit Parties’ Agent. Each of the Credit Parties hereby irrevocably appoints Borrower, as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loans and receiving account statements and other notices and communications to Credit Parties (or any of them) from the Collateral Agent or the Lenders, executing amendments, waivers or other modifications of or supplements to Loan Documents and executing or designating new Loan Documents. The Collateral Agent or the Lenders may rely, and shall be fully protected in relying, on any request for the Term Loans, disbursement instruction, report, information or any other notice or communication made or given by Borrower and any amendment, restatement, amendment and restatement, waiver or other modification of or supplement to a Loan Document or the execution or designation of new Loan Documents executed or made by Borrower, whether in its own name or on behalf of one or more of the other Credit Parties, and the Collateral Agent or the Lenders shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Credit Party as to the binding effect on it of any such request, instruction, report, information, other notice, communication, amendment, restatement, amendment and restatement, supplement, waiver, other modification, execution or designation, nor shall the joint and several character of the Credit Parties’ obligations hereunder be affected thereby.

12. COLLATERAL AGENT

12.1 Appointment and Authority . Each of the Lenders hereby irrevocably appoints BioPharma Credit PLC to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except for the first two (2) sentences of Section 12.6 and the penultimate paragraph of Section 12.8, the provisions of this Section 12 are solely for the benefit of the Collateral Agent and Lenders, and neither Borrower nor any other Credit Party shall have rights as a third-party beneficiary of any of such provisions. Subject to Section 12.8 and Section 11.5, any action required or permitted to be taken by the Collateral Agent hereunder shall be taken with the prior approval of the Required Lenders.

12.2 Rights as a Lender . The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Collateral Agent hereunder and without any duty to account therefor to any Lender.

12.3 Exculpatory Provisions .

(a) The Collateral Agent shall not have any duties or obligations to the Lenders except those expressly set forth herein and in the other Loan Documents to which it is a party. Without limiting the generality of the foregoing, with respect to the Lenders, the Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents to which it is a party that the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in such other Loan Documents), provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Loan Document or Requirements of Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity.

(b) The Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.5) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Collateral Agent in writing by Borrower or a Lender.

(c) The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

12.4 Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants, manufacturing consultants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, consultants or experts.

12.5 Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

12.6 Resignation of Collateral Agent. The Collateral Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon the receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of Borrower (not to be unreasonably delayed, withheld or conditioned) so long as no Default or Event of Default has occurred and is continuing, to appoint a successor (which shall not be a Disqualified Assignee except after the occurrence and during the continuation of an Event of Default). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent that is a Related Party of the Collateral Agent or any Lender; provided, that, whether or not a successor has been appointed or has accepted such appointment, such resignation shall become effective upon delivery of the notice thereof. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 12.6), other than, for the avoidance of doubt, its obligations under Section 11.8. After the retiring Collateral Agent’s resignation, the provisions of Section 12 and Section 10 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent. Upon any resignation by the Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by, to or through each Lender directly, until such time as a Person accepts an appointment as Collateral Agent in accordance with this Section 12.6.

12.7 Non-Reliance on Collateral Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make Credit Extensions hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.8 Collateral and Guaranty Matters. Each Lender agrees that any action taken by the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent or Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Lenders irrevocably authorize and instruct the Collateral Agent, and the Collateral Agent agrees:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Collateral Document (i) upon payment and satisfaction in full of the Obligations (other than contingent indemnification and reimbursement obligations to the extent no claim giving rise thereto has been asserted) in accordance with the terms of this Agreement, (ii) that is sold, transferred, disposed or to be sold, transferred, disposed as part of or in connection with any sale, transfer or other disposition (other than any sale to a Credit Party) permitted hereunder, (iii) subject to Section 11.5, if approved, authorized or ratified in writing by the Required Lenders, or (iv) to the extent such property is owned by a Guarantor upon the release of such Guarantor from its obligations under the Loan Documents pursuant to clause (c) below;

(b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (d), (i), (j), (m), (n), (r), or (v) of the definition of “Permitted Liens”, and, solely with respect to modifications, replacements, extensions or renewals of Liens permitted under clauses (d), (i), (j), (m), (n) or (v) of the definition of “Permitted Liens”, clause (y) of the definition of “Permitted Liens”;

(c) to release any Guarantor from its obligations under the Security Agreement (and other applicable Collateral Documents) if such Person ceases to be a Subsidiary (or becomes an Excluded Subsidiary (to the extent not designated by Borrower to be a Designated Guarantor)) as a result of a transaction permitted hereunder or upon payment and satisfaction in full of the Obligations (other than contingent indemnification and reimbursement obligations);

(d) to enter into non-disturbance and similar agreements in connection with the licensing of Intellectual Property permitted pursuant to the terms of this Agreement, including any agreement that makes the Lien of the Collateral Agent expressly subject to all rights of any such licensee under any such license; and

(e) to enter into a subordination, intercreditor, or other similar agreement with respect to (i) any Permitted Indebtedness that constitutes Subordinated Debt, Working Capital Indebtedness or Permitted Convertible Indebtedness, or (ii) any Indebtedness under any Permitted Royalty Financing Document or any Permitted Other Royalty Financing Document.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Security Agreement (and other applicable Collateral Documents), pursuant to this Section 12.8.

In each case as specified in this Section 12.8, the Collateral Agent will (and each Lender irrevocably authorizes and instructs the Collateral Agent to), at Borrower’s expense, (A) deliver to Borrower any Collateral that is in the Collateral Agent’s possession (if any) in connection with the release of the Collateral Agent’s Lien thereon, and (B) execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request (i) to evidence the release or subordination of such item of Collateral from the Liens and security interests granted under the Collateral Documents, (ii) to enter into non-disturbance or similar agreements in connection with the licensing of Intellectual Property, including any agreement that makes the Lien of the Collateral Agent expressly subject to all rights of any such licensee under any such license, (iii) to enter into a subordination, intercreditor, or other similar agreement with respect to any Indebtedness that constitutes Subordinated Debt to the extent such Subordinated Debt is permitted under the definition of Permitted Indebtedness or (iv) to evidence the release of any Guarantor from its obligations under the Security Agreement (and other applicable Collateral Documents), in each case in accordance with the terms of the Loan Documents and this Section 12.8 and in form and substance reasonably acceptable to the Collateral Agent.

Without limiting the generality of Section 12.10 below, the Collateral Agent shall deliver to the Lenders notice of any action taken by it under this Section 12.8 promptly after the taking thereof; provided, that, delivery of or failure to deliver any such notice shall not affect the Collateral Agent’s rights, powers, privileges and protections under this Section 12.

12.9 Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 2.4 to be paid by it to the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based upon the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, damage, liability or related expense, as the case may be, was incurred by or asserted against the Collateral Agent (or any such sub-agent) in its capacity as such or against any Related Party of any of the foregoing acting for the Collateral Agent (or any sub-agent) in connection with such capacity.

12.10 Notices and Items to Lenders. The Collateral Agent shall deliver to the Lenders each notice, report, statement, approval, direction, consent, exemption, authorization, waiver, certificate, filing or other item received by it pursuant to this Agreement or any other Loan Document (including any item received by it pursuant to Section 3 or set forth on Schedule 5.14 of the Disclosure Letter); provided, that, any delivery of or failure to deliver any such notice, report, statement, approval, direction, consent, exemption, authorization, waiver, certificate, filing or item shall not otherwise alter or effect the rights of the Lenders or the Collateral Agent under this Agreement or any other Loan Document or the validity of such item. In addition, to the extent the Collateral Agent or the Required Lenders deliver any notices, approvals, authorizations, directions, consents or waivers to Borrower pursuant to this Agreement or any other Loan Document, the Collateral Agent or the Required Lenders, as applicable, will also deliver such notice, approval, authorization, direction, consent or waiver to the other Lenders on or about the same time such notice, approval, authorization, direction, consent or waiver is provided to Borrower; provided, that, the delivery of or failure to deliver such notice, approval, authorization, direction, consent or waiver to the other Lenders shall not in any way effect the obligations of Borrower, or the rights of the Collateral Agent or the Required Lenders, in respect of such notice, approval, authorization, direction, consent or waiver or the validity thereof.

13. DEFINITIONS

13.1 Definitions. For the purposes of and as used in the Loan Documents: (a) references to any Person include its successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; (b) except as the context otherwise requires (including to the extent otherwise expressly provided in any Loan Document), (i) references to any law, statute, treaty, order, policy, rule or regulation include any amendments, supplements and successors thereto and (ii) references to any contract, agreement, consent, waiver, instrument or other document include any amendments, restatements, amendments and restatements, supplements or other modifications thereto or thereof from time to time to the extent permitted by or otherwise not in contravention of this Agreement or any other Loan Documents; (c) the words “shall” and “will” are interchangeable and will be understood to be imperative or mandatory in nature; (d) the word “may” is permissive; (e) the word “or” has the inclusive meaning represented by the phrase “and/or”; (f) the words “include”, “includes” and “including” are not limiting; (g) the singular includes the plural and the plural includes the singular; (h) numbers denoting amounts that are set off in parentheses are negative unless the context dictates otherwise; (i) each authorization herein shall be deemed irrevocable and coupled with an interest; (j) all accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with GAAP; (k) references to any time of day shall be to New York time; (l) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole; and (m) unless otherwise expressly provided, references to specific sections, articles, clauses, sub-clauses, annexes and exhibits are to this Agreement and references to specific schedules are to the Disclosure Letter. The provisions of this Section 13.1 shall survive the termination of this Agreement. As used in this Agreement, the following capitalized terms have the following meanings:

“2030 Convertible Notes” means the $150,000,000 4.00% convertible senior notes due August 1, 2030, with cash interest payments commencing on February 1, 2026, issued by Borrower at par pursuant to that certain Indenture, dated August 12, 2025, by and between Borrower and U.S. Bank Trust Company, National Association, as trustee (the “Indenture”).

“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes all accounts receivable, book debts, and other sums owing to Credit Parties.

“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” means (a) any Stock Acquisition, or (b) any Asset Acquisition.

“Additional Consideration” means, individually or collectively, as the context dictates, the Tranche A Additional Consideration or the Tranche B Additional Consideration.

“Advance Request Form” means a Loan Advance Request Form in substantially the form attached hereto as Exhibit A.

“Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the Knowledge of such Credit Party, threatened against or adversely affecting any Credit Party or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries. For the avoidance of doubt, an action, suit, proceeding, hearing, or arbitration that follows or precedes an investigation shall be treated as a new and separate Adverse Proceeding from the investigation, whether or not such action, suit, proceeding, hearing, or arbitration is brought by any Governmental Authority.

“Affiliate” means, with respect to any Person, each other Person that owns or controls, directly or indirectly, such Person, any other Person that controls or is controlled by or is under common control with such Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company or limited liability partnership, that Person’s managers and members. As used in this definition, “control” means (a) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in a Person or (b) the power to direct or cause the direction of the management of such Person by contract or otherwise. In no event shall the Collateral Agent or any Lender be deemed to be an Affiliate of Borrower or any of its Subsidiaries.

“Agreement” is defined in the preamble hereof.

“Amortization Adjustment Trigger” means, with respect to Borrower’s right to elect to adjust the amortization schedule of the Term Loans as described in the proviso contained in Section 2.2(b)(i) by delivery of written notice to the Collateral Agent, accompanied by evidence in reasonable detail of the underlying financial calculations, no later than November 30, 2029, (a) of either (i) TTM Net Rezzayo Revenues having equaled or exceeded $95,000,000 for the trailing twelve-month period ended September 30, 2029, on the basis of information contained in the most recent financial statements that have been delivered pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii) and filed with the SEC, or, alternatively, (ii) the Consolidated Total Gross Leverage Ratio does not exceed 3.0x for the Test Period ended on September 30, 2029 (on the basis of information contained in the most recent financial statements that have been delivered pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii) and filed with the SEC), that (b) no Default or Event of Default shall have occurred and be continuing, and (c) as certified to the Collateral Agent by the Chief Financial Officer of Borrower; provided, that, to the extent the financial statements referred to in clause (a) above do not clearly delineate the satisfaction of the condition set forth in clause (a)(i) or clause (a)(ii) above, as applicable, Borrower shall deliver to the Collateral Agent, together with such certification, supporting documentation and calculations in reasonable detail, reasonably satisfactory to the Collateral Agent, evidencing the satisfaction of such condition. For the avoidance of doubt, only TTM Net Rezzayo Revenues calculated on the basis of information contained in Borrower’s financial statements that have been delivered pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii) and filed with the SEC shall be considered for purposes of determining whether the Amortization Adjustment Trigger has been achieved.

“Anti-Corruption Laws” is defined in Section 4.18(a).

“Anti-Money Laundering Laws” is defined in Section 4.18(b).

“Applicable Margin” means, for any day, as to any Term Loan, a rate per annum equal to five and three-quarters percent (5.75%).

“Applicable Percentage” means at any time: (a) with respect to the Tranche A Loan or the Tranche A Loan Amount, the percentage equal to a fraction, the numerator of which is (i) on or prior to the Tranche A Closing Date, the amount of such Lender’s Tranche A Commitment applicable thereto at such time and the denominator of which is the Tranche A Loan Amount at such time or (ii) thereafter, the outstanding principal amount of such Lender’s portion of the Tranche A Loan at such time, and the denominator of which is the aggregate outstanding principal amount of the Tranche A Loan at such time; (b) with respect to the Tranche B Loan or the Tranche B Loan Amount, the percentage equal to a fraction, the numerator of which is (i) on or prior to the Tranche B Closing Date, the amount of such Lender’s Tranche B Commitment at such time and the denominator of which is the Tranche B Loan Amount at such time or (ii) thereafter, the outstanding principal amount of such Lender’s portion of the Tranche B Loan at such time, and the denominator of which is the aggregate outstanding principal amount of the Tranche B Loan at such time; and (c) with respect to the Term Loans and the Term Loan Commitments, the percentage equal to a fraction, the numerator of which is, the sum of the amount of such Lender’s outstanding Term Loan Commitments and the amount of such Lender’s portion of the outstanding principal amount of the Term Loans at such time, and the denominator of which is the sum of the amount of all outstanding Term Loan Commitments and the aggregate outstanding principal amount of the Term Loans at such time.

“ASC” is defined in Section 1.

“Asset Acquisition” means, with respect to Borrower or any of its Subsidiaries, any purchase, in-license or other acquisition of properties or assets (other than properties or assets from third parties used in the ordinary course of business, including inventory, raw materials, vehicles, equipment, office supplies, software and other similar assets) of any other Person (including any purchase or other acquisition of any entire business unit, line of business or division of such Person). For the avoidance of doubt, “Asset Acquisition” includes any co-promotion or co-marketing arrangement pursuant to which Borrower or any Subsidiary acquires rights to promote or market the products of another Person.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.3(f).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute (and any foreign equivalent).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.3(f).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Collateral Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; and

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Collateral Agent and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement (other than Daily Simple SOFR), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Collateral Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Collateral Agent in its reasonable discretion, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); and

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(f) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(f).

“Blocked Person” means an individual or entity that is, or is collectively 50% or more owned or, where applicable, controlled by one or more Persons that are: (i) identified on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, the Consolidated List of Financial Sanctions Targets in the UK maintained by His Majesty’s Treasury, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, or any other Person listed on any Sanctions-related list administered or maintained by the United States, the United Kingdom, the European Union or any other applicable Sanctions authority; (ii) the subject or target of blocking or asset-freezing Sanctions; or (iii) located, organized or ordinarily resident in a Sanctioned Country.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers, the board of directors or the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Books” means all books and records including ledgers, records regarding a Credit Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” is defined in the preamble hereof.

“Borrowing Resolutions” means, with respect to any Person, those resolutions adopted by such Person’s Board of Directors or other competent corporate body, as required pursuant to Requirements of Law and delivered by such Person to the Collateral Agent pursuant to Section 3.1 approving the Loan Documents to which such Person is a party and the transactions contemplated thereby (including the Term Loan).

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks are authorized or required to be closed in New York, New York, London, England or Georgetown, Grand Cayman.

“Capital Lease” means, as applied to any Person, any lease of, or other arrangement conveying the right to use, any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a finance lease (and not an operating lease) on a balance sheet of that Person (subject to Section 1 hereof).

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government or by the government of any other member country of the Organisation for Economic Co-operation and Development (“OECD”) (provided that the full faith and credit of the United States or such other member country of OECD, as applicable, is pledged in support of those securities) or any agency or instrumentality of the OECD, in each case, having maturities of not more than two (2) years from the date of acquisition;

(b) certificates of deposit, time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits and demand deposits, in each case, with any commercial bank having (i) capital and surplus in excess of $500,000,000 in the case of U.S. banks or (ii) capital and surplus in excess of $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks or a rating for its long-term unsecured and noncredit enhanced debt obligations of “A” or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or “A2” or higher by Moody’s Investors Service Limited;

(c) commercial paper or marketable short-term money market or readily marketable direct obligations and similar securities having a credit rating of either A-1 or higher by Standard & Poor’s Rating Service or F1 or higher by Fitch Ratings Ltd or P-1 or higher Moody’s Investors Service Limited, and, in each case, maturing within two (2) years after the date of acquisition;

(d) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (c) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(e) investment funds investing ninety-five percent (95.0%) of their assets in securities of the types described in clauses (a) through (d) above and clause (f) below;

(f) investments in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Service or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited (or, if at any time none of Fitch Ratings Ltd, Moody’s Investors Service Limited or Standard & Poor’s Rating Service shall be rating such obligations, an equivalent rating from another rating agency) and that have portfolio assets of at least $1,000,000,000; and

(g) other investments in accordance with Borrower’s investment policy as of the Effective Date or otherwise approved in writing (which may be by email) by the Collateral Agent (such approval not to be unreasonably withheld, conditioned or delayed).

“CCPA” means the provisions of the California Consumer Privacy Act, as amended by the California Privacy Rights Act and codified at Cal. Civ. Code § 1798.100 et seq., together with any effective implementing regulations.

“Change in Control” means: (a) a transaction or series of transactions (including any merger or consolidation involving Borrower) whereby any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (i) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50.0%) of the voting power of outstanding Equity Interests of Borrower ordinarily entitled to vote in the election of directors (or compatible voting Equity Interests), or (ii) obtains the power (whether or not exercised) to elect a majority of directors of Borrower; (b) a sale, directly or indirectly, of all or substantially all of the consolidated assets of Borrower and its Subsidiaries in one transaction or a series of transactions (whether by way of merger, stock purchase, asset purchase or otherwise); or (c) a merger or consolidation involving Borrower in which Borrower is not the surviving Person or in which Persons holding more than fifty percent (50.0%) of the power to elect a majority of directors of Borrower immediately prior to such merger or consolidation do not continue to hold at least fifty percent (50.0%) of such power immediately after such merger or consolidation. For the avoidance of doubt, an underwriter, initial purchaser, investor or holder of any Permitted Convertible Indebtedness or Permitted Equity Derivative shall, in each case, be deemed to not directly or indirectly own the Equity Interests of Borrower or any Subsidiary of Borrower underlying such transactions unless and until such Equity Interests are delivered upon settlement thereof.

“Change in Control Notice” is defined in Section 2.2(c)(ii).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the regulations promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Cinvanti” is defined in clause (a) of the definition of Heron Acquisition Products.

“Clause (u) Product” has the meaning ascribed to such term in clause (u) of the definition of “Permitted Transfer.”

“Clause (v) Product” has the meaning ascribed to such term in clause (v) of the definition of “Permitted Transfer.”

“Closing Date” means the Tranche A Closing Date, or the Tranche B Closing Date, as the context dictates.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Collateral Agent’s Lien, for the benefit of Lenders and the other Secured Parties, on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means, collectively, “Collateral”, as such term is defined in the Security Agreement and any and all other assets and properties of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Collateral Document, but in any event excluding all Excluded Property.

“Collateral Access Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent and to which the Collateral Agent is a party, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory (other than work-in-process Inventory held by a contract manufacturer for which a Credit Party may hold title) or other property owned by any Credit Party, acknowledges the Liens and security interests of the Collateral Agent, for the benefit of Lenders and the other Secured Parties, and waives (or, if approved by the Collateral Agent in its sole discretion, subordinates) any Liens or security interests held by such Person on any such Collateral, and, in the case of any such agreement with a mortgagee or lessor, permits the Collateral Agent and any Lender (and its representatives and designees) reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Account” means any Deposit Account of a Credit Party maintained with a bank or other depository or financial institution located in the United States, and any Securities Account of a Credit Party maintained with a securities intermediary located in the United States or any Commodity Account of a Credit Party maintained with a commodity intermediary located in the United States, in each case, other than an Excluded Account.

“Collateral Agent” is defined in the preamble hereof.

“Collateral Documents” means the Security Agreement, the Control Agreements, the IP Agreements, any Mortgages and all other instruments, documents and agreements delivered by any Credit Party pursuant to or incidental to this Agreement or any of the other Loan Documents, in each case, in order to grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, or perfect a Lien on any Collateral as security for the Obligations, and all amendments, restatements, amendments and restatements, modifications or supplements thereof or thereto.

“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Company IP” means any and all of the following, as they exist in and throughout the Territory to the extent owned by or licensed to Borrower or any of its Subsidiaries: (a) Current Company IP; (b) improvements, continuations, continuations-in-part, divisions, provisionals or any substitute applications with respect to any of the Current Company IP, any patent issued with respect to any of the Current Company IP, including any patent right claiming the apparatus, system, component or composition of matter of, or the method of making or using, any Product in the Territory, any reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent and all foreign and international counterparts of any of the foregoing, and any confirmation patent or registration patent or patent of addition based on any such patent; (c) trade secrets or trade secret rights, including any rights to unpatented inventions, know-how, show-how, operating manuals, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, procedures, methods, protocols, materials, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, and the results of experimentation and testing, including samples, in each case, as specifically related to (i) the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Key Product in the Territory or (ii) any material aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any other Product in the Territory; (d) to the extent not described in clauses (a), (b) or (c) above, any and all IP Ancillary Rights specifically relating to any of the foregoing (other than all income, royalties, proceeds and liabilities at any time due and payable or asserted under or with respect to any of the foregoing), including, for the avoidance of doubt, all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other intellectual property right ancillary to any Copyright, Trademark, Patent, Software, trade secrets or trade secret rights in the Territory; (e) rights in all data provided in any regulatory filings, submissions and approvals related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Key Product; and (f) rights in all material data provided in any regulatory filings, submissions and approvals related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any other Product.

“Company IP Agreement” means each contract or agreement, pursuant to which Borrower or any of its Subsidiaries has the legal right to exploit Current Company IP or other Intellectual Property that is owned by another Person and is material to any aspect of the research, development, manufacture, production, use, supply, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory, including each Permitted Royalty Agreement and each other Permitted Royalty Agreement Document, and any other license and collaboration agreements for the research and development or commercialization of any Product.

“Competitor” means, at any time of determination, any Person (and each other Person that owns or controls, directly or indirectly, such Person, or that controls or is controlled by or is under common control with such Person) that is directly and primarily engaged in the same, substantially the same, or similar line of business as Borrower and its Subsidiaries, taken as a whole, as of such time (any such Person so engaged, an “Operating Competitor”); provided, however, that in no event shall any Diversified Institutional Investor constitute a Competitor, so long as (i) such Diversified Institutional Investor is not itself an Operating Competitor, (ii) no Operating Competitor (or any of its personnel) directs or controls (or would direct or control) the investment decisions of such Diversified Institutional Investor in respect of the Term Loans, and (iii) such Diversified Institutional Investor maintains customary information barriers between the Persons managing its investment in the Term Loans and any Operating Competitor in which it holds an investment. As used in this definition, “Diversified Institutional Investor” means any bona fide asset manager, fund, investment vehicle, commercial bank, insurance company, finance company, financial institution or other institutional investor that makes, purchases or holds investments in pharmaceutical and biopharmaceutical companies or in companies across multiple industries in the ordinary course of business.

“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit E.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Collateral Agent decides (after consultation with Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Collateral Agent in a manner substantially consistent with market practice (or, if the Collateral Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Collateral Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Collateral Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any Test Period with respect to Borrower and its Subsidiaries on a consolidated basis, net income (or loss) for such period, calculated on a pro forma basis after giving effect to any Permitted Acquisition consummated during such Test Period, as if such transaction occurred on the first day of such period, and including the amount of cost savings and cost synergies reasonably determined by Borrower in good faith to have resulted from actions which have been taken (or which have been substantially taken) in connection with such Permitted Acquisition, calculated on a run-rate basis as though such cost savings and cost synergies had been realized on the first day of such Test Period, net of the amount of actual benefits realized during such Test Period, and determined in accordance with GAAP, excluding, without duplication, (w) any revenue participation, milestone payment, deferred payment or any other contingent payment received in respect of any Product (other than the $6,000,000 milestone payment received from A. Menarini Industrie Farmaceutiche Riunite S.r.l. or its Affiliates in respect of the regulatory approval of Vabomere in China) for such Test Period, (x) extraordinary, unusual or non-recurring gains and extraordinary, unusual or non-recurring losses (other than such $6,000,000 milestone payment received from A. Menarini Industrie Farmaceutiche Riunite S.r.l. or its Affiliates in respect of the regulatory approval of Vabomere in China), including any remeasurement or true-up related revenues or sales allowances (solely to the extent such remeasurement or true-up constitutes a change in estimate disclosed in Borrower's quarterly or annual financial statements filed with the SEC), for such Test Period and (y) to the extent not otherwise deducted in calculating such consolidated net income (or loss) for such Test Period, any royalty payments made by Borrower or any of its Subsidiaries during such Test Period that, as a result of the application of purchase accounting or for any other reason, are not included in Cost of Goods Sold, plus, without duplication, the following to the extent deducted in calculating such consolidated net income (or loss) for such Test Period: (a) interest expense, net of interest income, for such Test Period, (b) the provision for Federal, state, local and foreign income taxes payable for such Test Period, (c) depreciation and amortization expense for such Test Period, (d) non-cash, stock-based compensation expenses for such Test Period, (e) non-cash asset impairment expenses for such Test Period (net of any non-cash gains resulting from the write-up of assets or the reversal of any prior impairment), (f) other non-operating expenses for such Test Period (net of other non-operating income), including foreign exchange losses (net of gains), accretion expense and changes in the fair value of contingent consideration, (g) any reorganization or restructuring costs or expenses for such Test Period, (h) transaction costs, fees and expenses incurred during such Test Period in connection with such Permitted Acquisition (whether or not consummated), (i) integration costs and expenses incurred during such Test Period in connection with such Permitted Acquisition, and (j) severance costs and expenses incurred during such Test Period in connection with such Permitted Acquisition, in each case of clauses (g) through (j) above, to the extent non-recurring and incurred during such Test Period (and not, for the avoidance of doubt, outside of such Test Period) in connection with such Permitted Acquisition, provided, however, that the aggregate amount added back to consolidated net income (or loss) for any Test Period pursuant to clauses (g) through (j) above (other than third-party fees and expenses described in clause (h) and severance costs described in clause (j), in each case related to a Permitted Acquisition consummated within the twelve (12) months preceding the last day of such Test Period and without duplication of any amounts added back in any prior Test Period) shall not exceed fifteen percent (15%) of Consolidated EBITDA for such Test Period (calculated prior to giving effect to such add-backs), and in each case of clauses (a) through (j) above, determined in accordance with GAAP and in an amount no greater than the amount actually deducted from consolidated net income (or loss) for such Test Period.

“Consolidated Interest Charges” means, for any Test Period with respect to Borrower and its Subsidiaries on a consolidated basis, the sum of all interest, premium payments, debt discount, debt issuance, fees, charges and related expenses in connection with Indebtedness (including capitalized interest) for such period, determined in accordance with GAAP.

“Consolidated Product Adjusted EBITDA” means, for any applicable Test Period, the Consolidated EBITDA of Borrower and its Subsidiaries, minus (without duplication) the sum of the Product Gross Profit of (a) any and all Clause (u) Product(s) or Clause (v) Product(s) that have been or will be Transferred pursuant to clause (u) or clause (v), as applicable, of the definition of “Permitted Transfers” during such Test Period, and (b) any and all Products that have or will become Withdrawn Products during such Test Period, in each case of clauses (a) and (b) above, determined in accordance with GAAP and on a pro forma basis after giving effect to each such Transfer of a Clause (u) Product or a Clause (v) Product, and any other Transfer of a Clause (u) Product or a Clause (v) Product occurring during such Test Period, as if each such Transfer had occurred on the first day of such Test Period, and after giving effect to each such Withdrawn Product, and any other Withdrawal Event occurring during such Test Period, as if the applicable Withdrawal Event occurred on the first day of such Test Period.

“Consolidated Total Debt” means, as of any time of determination or for any Test Period (and without duplication), as the context dictates, all then-outstanding Indebtedness of Borrower and its Subsidiaries of the types described in clauses (a), (d), (f) and (j) of the definition of “Indebtedness,” including the face value of any Indebtedness under the 2030 Convertible Notes (and the Indenture), any other Permitted Convertible Indebtedness (if any), and any Working Capital Indebtedness (and, in the case of clause (j) of such definition, solely to the extent the primary obligation guaranteed is of a type described in clause (a), (d) or (f) of such definition); provided, that, Consolidated Total Debt shall exclude (i) Indebtedness under any Permitted Royalty Agreement Document, Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or Permitted Acquisition Royalty Document, (ii) undrawn letters of credit, surety bonds, performance bonds and similar instruments, (iii) obligations in respect of deferred purchase price, earn-outs, milestones and other Contingent Obligations, (iv) Disqualified Equity Interests, and (v) obligations under Hedging Agreements and Permitted Equity Derivatives.

“Consolidated Total Gross Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated Product Adjusted EBITDA for such Test Period, in each case of clauses (a) and (b) above, on the basis of information contained in the most recent financial statements that have been delivered pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii) and filed with the SEC (and, to the extent such financial statements do not expressly set forth the applicable amounts, supporting documentation and calculations in reasonable detail, reasonably satisfactory to the Collateral Agent and certified by the Chief Financial Officer of Borrower, evidencing such amounts). For the avoidance of doubt and notwithstanding anything herein to the contrary, for purposes of determining Consolidated Total Gross Leverage Ratio in the context of Section 7.3(a) or clause (u) or clause (v) of the definition of Permitted Transfers, as applicable, Consolidated Product Adjusted EBITDA shall be calculated on a pro forma basis after giving effect to the subject Withdrawal Event or Transfer of a Clause (u) Product or a Clause (v) Product, respectively, and any other Withdrawal Events, Transfers of Clause (u) Products or Transfers of Clause (v) Products occurring during such Test Period (if any), as if such Withdrawal Event or Transfer occurred on the first day of such Test Period.

“Contingent Obligation” means, for any Person, (a) any direct or indirect liability, contingent or not, of that Person for any indebtedness, lease, dividend, letter of credit or other obligation of another Person directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable (other than by endorsements of instruments in the course of collection) and (b) any obligation of that Person to pay an earn-out payment, milestone payment or similar contingent payment or contingent compensation (including purchase price adjustments but excluding license fees, royalties payable and milestones based on net sales) to a counterparty incurred or created in connection with an Acquisition, Transfer, or Investment or otherwise in connection with any collaboration, development or similar agreement, in each instance where such contingent payment or compensation becomes due and payable upon the occurrence of an event or the performance of an act (and not solely with the passage of time). The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable by a Responsible Officer of such Person, the amount required to be shown as a liability on the balance sheet of such Person in accordance with GAAP (or, if not required to be so shown, the maximum reasonably anticipated amount reasonably determined by a Responsible Officer of such Person in good faith); but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement. Notwithstanding anything to the contrary in the foregoing, Permitted Equity Derivatives shall not constitute a Contingent Obligation.

“Contract Research Agreement” means an arrangement under which the Borrower or any of its Subsidiaries engages with another party such as a university, research institution, or contract research organization or similar entity to perform specific research activities in connection with any Product.

“Control Agreement” means, with respect to any Credit Party, any control agreement entered into among such Credit Party, the Collateral Agent and, in the case of a Deposit Account, the bank or other depository or financial institution located in the United States, at which such Credit Party maintains such Deposit Account, or, in the case of a Securities Account or a Commodity Account, the securities intermediary or commodity intermediary located in the United States, at which such Credit Party maintain such Securities Account or Commodities Account, in either case pursuant to which the Collateral Agent obtains control (within the meaning of the Code) pursuant to a “springing” control agreement, or otherwise has a perfected first priority security interest (subject to any Permitted Liens), over such Collateral Account.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret (and all related IP Ancillary Rights).

“Cost of Goods Sold” means, for any Test Period, the aggregate of all direct costs incurred by Borrower and its Subsidiaries in the manufacture, production, importing, storage and packaging of the Clause (u) Product, Clause (v) Product, or the Withdrawn Product, as applicable, in the Territory during such Test Period, as adjusted to account for (without duplication) extraordinary, unusual or non-recurring gains during such Test Period and extraordinary, unusual or non-recurring losses during such Test Period, plus (without duplication), to the extent deducted in calculating consolidated net income (or loss) of Borrower and its Subsidiaries for such Test Period, the items set forth in clauses (a) through (j) of the definition of Consolidated EBITDA, in each case determined on a consolidated basis in accordance with GAAP and on the basis of information contained in the most recent financial statements that have been delivered pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii) and filed with the SEC (and, to the extent such financial statements do not expressly set forth the applicable amounts, supporting documentation and calculations in reasonable detail, reasonably satisfactory to the Collateral Agent and certified by the Chief Financial Officer of Borrower, evidencing such amounts).

“Covered Regulatory Materials” is defined in Section 4.20(a).

“Credit Extension” means any Term Loan or any other extension of credit by any Lender for Borrower’s benefit pursuant to this Agreement.

“Credit Party” means Borrower and each Guarantor (including any Designated Guarantor).

“Current Company IP” is defined in Section 4.6(c).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Collateral Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that, if the Collateral Agent decides that any such convention is not administratively feasible for the Collateral Agent, then the Collateral Agent may establish another convention in its reasonable discretion.

“Data Protection Laws” means any and all applicable foreign or domestic (including U.S. federal, state and local), statutes, ordinances, orders, rules, regulations, judgments, Governmental Approvals, or any other requirements of Governmental Authorities relating to privacy, security, notification of breaches, data transfers, confidentiality of any Personal Data or any other Sensitive Information or to any database registration or data localization requirements, in each case, in any manner applicable to Borrower or any of its Subsidiaries, including, to the extent applicable, Section 5 of the FTC Act and other consumer protection laws, HIPAA, GDPR, PIPEDA, U.S. state comprehensive privacy laws (including CCPA and the Connecticut Data Privacy Act (CGS 42-515 et seq.)), other U.S. state health information privacy laws (including the Washington My Health My Data Act (RCW 19.373.005 et seq.), Nevada SB 370 (NRS 603A.400 et seq.), and the California Confidentiality of Medical Information Act (Cal. Civ. Code pt. 2.6 § 56 et seq.)), genetic privacy laws, and state breach notification laws, and including any required policies and procedures.

“DEA” means the United States Drug Enforcement Administration (and foreign equivalents).

“DEA Laws” means all applicable statutes (including the CSA), rules, regulations, and orders implemented, administered, enforced, or issued by DEA (and any foreign or United States state equivalents).

“Default” means any breach of or default under any term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document or any other event, in each case that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“DefenCath” is defined in clause (a)(i) of the definition of Products.

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Guarantor” is defined in Section 5.13.

“Disclosure Letter” means the disclosure letter to this Agreement, dated the Effective Date and delivered by the Credit Parties to the Collateral Agent pursuant to Section 3.1(a) hereof, as updated on each subsequent Closing Date (if required and as expressly permitted hereunder).

“Disqualified Assignee” means (a) any Competitor; (b) any vulture or loan-to-own fund; or (c) any other Person listed on Schedule 13.1 of the Disclosure Letter as of the Effective Date delivered pursuant to Section 3.1(a).

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition: (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except if redeemable or convertible into other Equity Interest that would not constitute a Disqualified Equity Interest or as a result of a change of control, asset sale or similar event so long as any and all rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full in cash of the Term Loans and the satisfaction in full of all other Obligations (other than contingent indemnification and reimbursement obligations) in accordance with the terms of this Agreement); (b) is redeemable at the option of the holder thereof, in whole or in part (except if redeemable or convertible into other Equity Interest that would not constitute a Disqualified Equity Interest or as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full in cash of the Term Loans and the satisfaction in full of all other Obligations (other than contingent indemnification and reimbursement obligations) in accordance with this Agreement); (c) provides for the scheduled payments of dividends or distributions in cash; or (d) is convertible into or exchangeable for (i) Indebtedness which is not Permitted Indebtedness or (ii) any other Equity Interest that would constitute a Disqualified Equity Interest; in each case described in clauses (a) through (d) above, prior to the date that is 180 days after the Term Loan Maturity Date; provided that, if any such Equity Interest is issued pursuant to any plan for the benefit of any employee, director, manager or consultant of Borrower or its Subsidiaries or by any such plan to such employee, director, manager or consultant, such Equity Interest shall not constitute a “Disqualified Equity Interest” solely because it may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, director, manager or consultant.

“Distribution Agreement” means any agreement with a wholesaler or distributor under which such wholesaler or distributor (i) purchases or has the option to purchase any Product in finished form from or at the direction of Borrower or any of its Affiliates (or its licensee), (ii) has the right, option or obligation to distribute, market and sell any Product (with or without packaging rights), and (iii) does not make any royalty, milestone, profit share, or other similar payments to Borrower or its Affiliates (or its licensee) based on such wholesaler’s or distributor’s sale of any Product.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means, with respect to any Credit Party, a Subsidiary of such Credit Party that is incorporated or organized under the laws of the United States.

“Effective Date” is defined in the preamble hereof.

“Effective Date Products” means, collectively, each Product owned or controlled by Borrower or any of its Subsidiaries as of the Effective Date.

“EMA” means the European Medicines Agency.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future, foreign or domestic, statutes, ordinances, orders, rules, regulations, judgments, Governmental Approvals, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in each case, in any manner applicable to any Credit Party or any of its Subsidiaries or any Facility.

“Equity Interests” means collectively, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in such Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire (by purchase, conversion, dividend, distribution or otherwise) any of the foregoing (and all other rights, powers, privileges, interests, claims and other property in any manner arising therefrom or relating thereto); provided, however, that (i) any Permitted Convertible Indebtedness or other Indebtedness convertible into Equity Interests (or into any combination of cash and Equity Interests based on the value of such Equity Interests) shall not constitute Equity Interests unless and until (and solely to the extent) so converted into Equity Interests and (ii) any Permitted Equity Derivative shall not constitute Equity Interests unless and until (and solely to the extent) any Equity Interests have been issued pursuant to the terms thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b) or (c) of the IRC or, solely for purposes of Section 302 of ERISA or Section 412 of the IRC, Section 414(m) or (o) of the IRC.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure by Borrower or its Subsidiaries or their ERISA Affiliates to satisfy the minimum funding standard of Section 412 of the IRC and Section 302 of ERISA, whether or not waived; (c) the failure by Borrower or its Subsidiaries or their ERISA Affiliates to make by its due date a required installment under Section 430(j) of the IRC with respect to any Plan or to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Borrower or its Subsidiaries or any of their respective ERISA Affiliates from the Pension Benefit Guaranty Corporation (referred to and defined in ERISA) or a plan administrator of any notice relating to the intention to terminate any Plan under Section 4041 or any Multiemployer Plan under 4041A of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan under Section 4041 Section or 4042 of ERISA; (g) the incurrence by Borrower or its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal from any Plan pursuant to Section 4063 of ERISA or Multiemployer Plan; (h) the receipt by Borrower or its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Section 4245 of ERISA; (i) the “substantial cessation of operations” by Borrower or its Subsidiaries or their ERISA Affiliates within the meaning of Section 4062(e) of ERISA with respect to a Plan; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the IRC or Section 406 of ERISA) with respect to a Plan which could reasonably be expected to result in a material liability to Borrower or its Subsidiaries.

“EU Laws” means all applicable statutes, rules and regulations implemented administered or enforced by the European Commission, the EMA or the competent authorities of the EU Member States including, but not limited to, the EU Community Code on medicinal products (Directive 2001/83/EC), the EMA Regulation (Regulation (EC) No 726/2004), the Manufacturing Directive (Commission Directive 2003/94/EC), the Clinical Trials Regulation (Regulation (EU) No 536/2014), and related implementing legislation of individual EU Member States and related guidance at EU level and national level in individual EU Member States.

“EU Member State” means a country that is (a) included in the Territory and (b) a member state of the European Union.

“European Union” means, collectively, the individual Member States of the European Union.

“Event of Default” is defined in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Act Documents” means any and all documents filed by Borrower with the SEC pursuant to the Exchange Act.

“Excluded Accounts” is defined in Section 5.5.

“Excluded Equity Interests” means, collectively: (i) any Equity Interests in any Subsidiary with respect to which the grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of a security interest in and Lien upon, and the pledge to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of, such Equity Interests, to secure the Obligations (and any guaranty thereof) are validly prohibited by Requirements of Law; (ii) any Equity Interests in any Subsidiary with respect to which the grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of a security interest in and Lien upon, and the pledge to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of, such Equity Interests, to secure the Obligations (and any guaranty thereof) require the consent, approval or waiver of any Governmental Authority or other third-party and such consent, approval or waiver has not been obtained by Borrower following Borrower’s commercially reasonable efforts to obtain the same; (iii) any Equity Interests in any Subsidiary that is a non-Wholly-Owned Subsidiary that the grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of a security interest in and Lien upon, and the pledge to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of, such Equity Interests, to secure the Obligations (and any guaranty thereof) are validly prohibited by, or would give any third-party (other than Borrower or an Affiliate of Borrower) the right to terminate its obligations under, the Operating Documents or the joint venture agreement or shareholder agreement with respect to, or any other contract with such third-party relating to such non-Wholly-Owned Subsidiary, including any contract evidencing Indebtedness of such non-Wholly-Owned Subsidiary (other than customary non-assignment provisions which are ineffective under Article 9 of the Code or other Requirements of Law), but only, in each case, to the extent, and for so long as such Operating Document, joint venture agreement, shareholder agreement or other contract is in effect; (iv) all or a portion of the Equity Interests in any Foreign Subsidiary or FSHCO, the pledge of which would, in the reasonable determination of a Responsible Officer of Borrower in good faith, reasonably be expected to result in a tax liability for Borrower or its Subsidiaries under Section 956 of the IRC (or a successor or similar provision) or Treasury Regulations promulgated thereunder as a result of a change in Requirements of Law occurring after the date hereof that causes a material adverse tax consequence to Borrower or its Subsidiaries; and (v) any Equity Interests in any other Subsidiary with respect to which, Borrower and the Collateral Agent reasonably determine by mutual agreement that the cost (including material adverse tax consequences) of granting the Collateral Agent, for the benefit of Lenders and the other Secured Parties, a security interest in and Lien upon, and pledging to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, such Equity Interests, to secure the Obligations (and any guaranty thereof) are excessive, relative to the value to be afforded to the Secured Parties thereby.

“Excluded License” means any license or sublicense by a Credit Party to a Person other than Borrower or any Subsidiary of Borrower, of any Company IP: (a) covering any Product that is tantamount to a sale of substantially all rights to the Intellectual Property covering such Product because it conveys to the licensee or sublicensee exclusive rights to practice all or substantially all rights to such Intellectual Property anywhere in the Territory for consideration that is not based upon (i) the future development or commercialization of such Product in the Territory (e.g., pursuant to so-called earn-out payments or royalties based on net sales), or (ii) the performance of services by the licensee or sublicensee (other than transition services) with no anticipated subsequent payments or only de minimis subsequent payments to Borrower or any of its Subsidiaries; provided, that, solely for purposes of this clause (a), no Distribution Agreement, Manufacturing Agreement, Logistics Agreement, Contract Research Agreement or other similar agreement shall constitute an Excluded License; (b) except as expressly permitted hereunder, within the Territory covering any Key Product that could reasonably be expected to interfere with or impede the ability of Borrower or any Subsidiary of Borrower to conduct any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of such Product in the Territory or to enforce its rights with respect to any of the foregoing within the Territory; (c) except as expressly permitted hereunder, within the Territory covering any Product other than a Key Product that could reasonably be expected to interfere with or impede the ability of Borrower or any Subsidiary of Borrower to conduct any material aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of such Product in the Territory or to enforce its rights with respect to any of the foregoing within the Territory; or (d) except as expressly permitted hereunder, that requires any Credit Party or any Subsidiary of a Credit Party to pay to the licensee any royalties, milestones or similar payments that are based on the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory.

“Excluded Property” has the meaning set forth for such term in the Security Agreement.

“Excluded Subsidiaries” means, collectively: (i) any Subsidiary with respect to which the grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of a security interest in and Lien upon, and the pledge to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Collateral Document and the Equity Interests in such Subsidiary to secure the Obligations (and any guaranty thereof) are validly prohibited by Requirements of Law; (ii) any Subsidiary with respect to which the grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of a security interest in and Lien upon, and the pledge to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Collateral Document and the Equity Interests in such Subsidiary to secure the Obligations (and any guaranty thereof) require the consent, approval or waiver of any Governmental Authority or other third-party (other than Borrower or an Affiliate of Borrower) and any such consent, approval or waiver has not been obtained, directly or indirectly, by Borrower following Borrower’s direct and indirect commercially reasonable efforts to obtain the same; (iii) any Subsidiary that is a non-Wholly Owned Subsidiary, with respect to which, the grant to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of a security interest in and Lien upon, and the pledge to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, of, the properties and assets of such non-Wholly Owned Subsidiary, to secure the Obligations (and any guaranty thereof) are validly prohibited by, or would give any third-party (other than Borrower or an Affiliate of Borrower) the right to terminate its obligations under, such non-Wholly Owned Subsidiary’s Operating Documents or the joint venture agreement or shareholder agreement with respect thereto or any other contract with such third-party relating to such non-Wholly Owned Subsidiary, including any contract evidencing Indebtedness of such non-Wholly Owned Subsidiary (other than customary non-assignment provisions which are ineffective under Article 9 of the Code or other Requirements of Law), but only, in each case, to the extent, and for so long as such Operating Document, joint venture agreement, shareholder agreement or other contract is in effect; (iv) any Foreign Subsidiary that owns properties and assets with an aggregate fair market value (as reasonably determined in good faith by a Responsible Officer of Borrower), individually and when aggregated together with all other Subsidiaries excluded solely under this sub-clause (iv), of less than $5,000,000; and (v) any Foreign Subsidiary with respect to which, Borrower and the Collateral Agent reasonably determine by mutual agreement that the cost (including adverse tax consequences) of granting the Collateral Agent, for the benefit of Lenders and the other Secured Parties, a security interest in and Lien upon, and pledging to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, such Subsidiary’s properties and assets subject or purported to be subject from time to time to a Lien under any Collateral Document and the Equity Interests of such Subsidiary to secure the Obligations (and any guaranty thereof) are excessive relative to the value to be afforded to the Secured Parties thereby. Notwithstanding the foregoing or any other provision of this Agreement, the parties hereto hereby agree that without the prior written consent of the Collateral Agent or the Required Lenders, no Subsidiary existing as of the Effective Date or organized, formed or acquired, directly or indirectly, by any Credit Party from and after the Effective Date, that at any time (A) owns or co-owns any material Company IP or that holds rights in or to any Covered Regulatory Materials, (B) is party to any Company IP Agreement, (C) enters into any Material Contract or otherwise becomes a party thereto or bound thereby or (D) engages in any business operations material to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer or sale, distribution or sale of any Product in the Territory and owns properties and assets with an aggregate fair market value (as reasonably determined in good faith by a Responsible Officer of Borrower) equal to or greater than $5,000,000, individually and when aggregated together with all other Subsidiaries excluded under sub-clause (iv) above, shall, in any such case, be (or be deemed to be) an Excluded Subsidiary for any purpose under the Loan Documents and, therefore, such Subsidiary shall constitute a Credit Party for all purposes under the Loan Documents, as of the date of such ownership, co-ownership, maintenance, license, entry or becoming so bound or engagement, and, additionally, in each case, Borrower shall cause such entity, within the time periods required by Section 5.12, 5.13, or 5.14, as and to the extent applicable, to become a Guarantor in accordance therewith.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the United States or as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to any Obligation pursuant to a law in effect on the date on which (i) Lender acquires such interest in any Obligation or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.6, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender became a party hereto or to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.6(d), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Export and Import Laws” means any applicable law, regulation, order or directive that applies to the import, export, re-export, transfer, disclosure or provision of goods, software, technology or technical assistance including restrictions or controls administered pursuant to the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774, administered by the U.S. Department of Commerce, Bureau of Industry and Security; U.S. Customs regulations; and similar import and export laws, regulations, orders and directives of other jurisdictions to the extent applicable.

“Facility” means, with respect to any Credit Party, any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by such Credit Party or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (including, for the avoidance of doubt, any agreements between the governments of the United States and the jurisdiction in which the applicable Lender is resident implementing such provisions), or any amended or successor version that is substantively comparable and not materially more onerous to comply with, and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC, any intergovernmental agreement entered into in connection with the implementation of the foregoing sections of the IRC and any fiscal or regulatory legislation, regulations, rules or practices adopted pursuant to, or official interpretations implementing such Sections of the IRC or intergovernmental agreements.

“FCPA” is defined in Section 4.18(a).

“FDA” means the United States Food and Drug Administration (and any United States state and foreign equivalents).

“FDA Good Clinical Practices” means the good clinical practice requirements set forth in 21 C.F.R. Parts 50, 54, 56, 312, 314, 812, and 45 C.F.R. Part 46 (and any foreign equivalents).

“FDA Good Laboratory Practices” means the applicable good laboratory practice requirements set forth in 21 C.F.R. Part 58 (and any foreign equivalents).

“FDA Good Manufacturing Practices” means the good manufacturing practice requirements set forth in 21 C.F.R. Parts 4, 210, 211, 803, and 820 (and any foreign equivalents).

“FDA Laws” means all statutes (including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.)) and rules and regulations implemented, administered, or enforced by FDA and any United States state and foreign equivalents), and as interpreted through FDA’s applicable guidance documents (and foreign equivalents).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“First Closing Date” means the earlier to occur of the Tranche A Closing Date and the Tranche B Closing Date.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year, ending March 31, June 30, September 30 or December 31, as applicable, of each calendar year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Floor” means a rate of interest equal to three and one-half percent (3.50%) per annum.

“Foreign Lender” means a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the IRC.

“Foreign Subsidiary” means, with respect to any Credit Party, any Subsidiary of such Credit Party that is not a Domestic Subsidiary.

“FSHCO” means any Subsidiary that has no material assets other than equity (or debt treated for U.S. federal income tax purposes as equity) of one or more Foreign Subsidiaries or other FSHCOs.

“GAAP” means with respect to Borrower and its Subsidiaries, generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“GDPR” means, as amended and restated from time to time, collectively, (i) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) (the “EU GDPR”) and (ii) the UK Data Protection Act 2018 and the EU GDPR as it forms part of the laws of the United Kingdom by virtue of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “UK GDPR”).

“Governmental Approval” means any consent, authorization, approval, licensure, clearance, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any supranational organization, any state or other political subdivision thereof, any agency (including Regulatory Agencies, data protection authorities, and agencies acting as supervisory governmental organizations on issues of privacy protection), government department (including the U.S. Department of Justice), authority (including state attorneys general), instrumentality, regulatory body, ministry, board, commission, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Governmental Payor Programs” means any and all governmental third-party payor programs in which any Credit Party or its Subsidiaries participates, including Medicare, Medicaid, TRICARE, or any other state or federal health care program as that term is defined in 42 U.S.C. 1320a–7b(f).

“Guarantor” means, at any time, any Person that is, pursuant to the terms of any Loan Document, a guarantor of any of the Obligations at that time, including any Designated Guarantor.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Health Care Laws” means, collectively, and to the extent applicable: (a) applicable federal, state or local laws, rules, regulations, orders, ordinances, codes, statutes, standards, and requirements issued under or in connection with Medicare, Medicaid or any other Governmental Payor Programs or issued in connection with or otherwise governing commercial third-party payor programs; (b) applicable federal and state laws and regulations governing health information, including HIPAA; (c) federal, state and local fraud and abuse laws of any Governmental Authority, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the Stark law (42 U.S.C. § 1395nn and 1396b(s)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, and also any other U.S. or foreign laws or regulations that are applicable to health care fraud, abuse, corruption, waste, bribery, inducements, false statements, or false claims; (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder and any other federal, state or local laws or regulations (or foreign equivalents thereof) governing the disclosure of payments or providing other items of value or remuneration or drug product samples to health care professionals, to the extent applicable; (e) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (f) reporting and disclosure requirements, including any arising under the Medicaid Drug Rebate Program (e.g., Monthly and Quarterly Average Manufacturer Price, Baseline Average Manufacturer Price, and Rebate Per Unit, as applicable), Medicare Part B (Quarterly Average Sales Price), Section 602 of the Veteran’s Health Care Act (Public Health Service 340B Quarterly Ceiling Price), Section 603 of the Veteran’s Health Care Act (Quarterly and Annual Non-Federal Average Manufacturer Price and Federal Ceiling Price), Best Price, Federal Supply Schedule Contract Prices and Tricare Retail Pharmacy Refunds, and Medicare Part D; (g) applicable federal, state or local laws, rules, regulations, ordinances, statutes and requirements relating to (i) the regulation of managed care, third-party payors and Persons bearing the financial risk for the provision or arrangement of health care services, (ii) billings to insurance companies, health maintenance organizations and other Managed Care Plans or otherwise relating to insurance fraud and (iii) any insurance, health maintenance organization or managed care Requirements of Law; (h) laws and regulations for the protection of human research subjects (including 45 C.F.R. part 46, and any foreign or United States state equivalents); (i) requirements for licensure or permitting of personnel who are engaged in marketing, sales, or medical activities under federal, state, or local laws (or foreign equivalents); (j) requirements concerning disclosure of drug pricing information and other company information to the public, customers, prescribers or to state and local agencies under federal, state, or local laws (or foreign equivalents); (k) laws and regulations requiring the adoption of compliance codes or policies; and (l) any other applicable Requirements of Law (including any applicable EU Laws or other foreign equivalents) relating to research, development, testing, approval, exclusivity, licensure, clearance, authorization, designation, post-approval (or post-licensure, post-clearance, or post-approval, as applicable) monitoring or commitments, reporting, manufacture, production, packaging, labeling, use, commercialization, marketing, promotion, advertising, importing, exporting, storage, transport, distribution, sale or offer for sale or lease, or payment of or for any Product.

“Hedge Termination Value” means, with respect to any Hedging Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement (if any), (a) for any date occurring on or after the date such Hedging Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date occurring prior to the date referenced in cause (a) above, the amount determine as the mark-to-market value for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotation(s) provided by any recognized dealer in such Hedging Agreement (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreement” means any interest rate, currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity or equity prices or values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation execution in connection with any such agreement or arrangement. Notwithstanding anything to the contrary in the foregoing, no Permitted Equity Derivative shall constitute a Hedging Agreement.

“Heron Acquisition Agreement” means, collectively, the acquisition agreement governing or evidencing the Heron Acquisition Transaction and the transactions contemplated thereunder (including the schedules and exhibits thereto), together with all other documents delivered or filed pursuant to the Heron Acquisition Transaction, in each case in the most recent forms delivered to the Collateral Agent and Lenders pursuant to Section 3.1(a), Section 3.1(j), Section 3.2(b) or Section 3.2(c), as applicable.

“Heron Acquisition Products” means, collectively:

(a) CINVANTI® (aprepitant) injectable emulsion as approved by FDA under NDA No. 209296 (“Cinvanti”);

(b) ZYNRELEF® (bupivacaine and meloxicam) extended-release solution as approved by FDA under NDA No. 211988 (“Zynrelef”);

(c) APONVIE® (aprepitant) injectable emulsion as approved by FDA under NDA No. 216457;

(d) SUSTOL® (granisetron) extended-release injection as approved by FDA under NDA No. 022445; and

(e) any other biopharmaceutical or other product acquired by Borrower or any of its Subsidiaries in connection with the Heron Acquisition Transaction.

“Heron Acquisition Transaction” means the acquisition of the Heron Acquisition Products by Borrower or any of its Subsidiaries from Heron Therapeutics, Inc. on or concurrently with, the Tranche A Closing Date, pursuant to the Heron Acquisition Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health (HITECH) Act of 2009, any and all rules or regulations promulgated from time to time thereunder (including the regulations codified in 45 C.F.R. Parts 160, 162, and 164).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness for advanced or borrowed money of, or credit extended to, such Person; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of assets, properties, services or rights (other than (i) accrued expenses and trade payables entered into in the ordinary course of business that are not more than one hundred and eighty (180) days past due or subject to a bona fide dispute, (ii) obligations to pay for services provided by employees and individual independent contractors in the ordinary course of business which are not more than one hundred twenty (120) days past due or subject to a bona fide dispute, (iii) liabilities associated with customer prepayments and deposits and (iv) prepaid or deferred revenue arising in the ordinary course of business), including (A) any obligation or liability to pay deferred purchase price or other similar deferred consideration for such assets, properties, services or rights where such deferred purchase price or consideration becomes due and payable solely upon the passage of time, and (B) any obligation described in clause (b) of the definition of Contingent Obligation that becomes due and payable solely with the passage of time (and not the occurrence of an event or the performance of an act); (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds, performance bonds and other similar instruments issued by such Person; (d) all obligations of such Person evidenced by notes, bonds, debentures or other debt securities or similar instruments (including debt securities convertible into Equity Interests (including Permitted Convertible Indebtedness)), including obligations so evidenced incurred in connection with the acquisition of properties, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations of such Person; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product by such Person; (h) Disqualified Equity Interests; (i) all indebtedness referred to in clauses (a) through (h) above of other Persons secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in assets or properties (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness of such other Persons (limited to the fair market value of the assets subject to such Lien); and (j) any obligation of such Person described in clause (a) of the definition of Contingent Obligation. For the avoidance of doubt, “Indebtedness” shall include Permitted Convertible Indebtedness but shall not include any Permitted Equity Derivatives.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, reasonable and documented out-of-pocket fees, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of one primary legal counsel for Indemnified Persons plus, as applicable, one local legal counsel in each relevant material jurisdiction and one intellectual property legal counsel, and in the case of an actual or perceived conflict of interest, one additional legal counsel for such affected Indemnified Persons), incurred by any Indemnified Person or asserted against any Indemnified Person by any Person (including Borrower or any other Credit Party) relating to or arising out of or in connection with, or as a result of, this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including any Lender’s agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty of the Obligations)), including (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any liability relating to any Environmental Law, any Release of Hazardous Materials or any Hazardous Materials Activity, (iv) any actual or prospective claim, suit, litigation, investigation, hearing or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by, commenced or threatened in writing by any Person (including Borrower or any of its affiliates), and regardless of whether any Indemnified Person is or is designated as a party or a potential party thereto, and (v) the enforcement of the indemnity hereunder, in each case whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Person, in any manner.

“Indemnified Person” is defined in Section 11.2(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Initial Payment Date” means the last day of the Fiscal Quarter ending on or immediately following the third (3rd) anniversary of the First Closing Date; provided, however, that if the Amortization Adjustment Trigger occurs and Borrower elects to postpone the Initial Payment Date pursuant to Section 2.2(b)(i), the Initial Payment Date means the last day of the Fiscal Quarter ending on or immediately following the fourth (4th) anniversary of the First Closing Date.

“Insolvency Proceeding” means, with respect to any Person, any proceeding by or against such Person under the Bankruptcy Code, or any other domestic or foreign bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, rescue process or other relief; provided, however, that, solely with respect to any Person incorporated, organized or formed in any jurisdiction other than the United States, “Insolvency Proceeding” shall not include any winding-up petition against such Credit Party which is frivolous or vexatious and is discharged or dismissed within thirty (30) days of the commencement thereof or any step or procedure in connection with any transaction otherwise permitted under this Agreement.

“Intellectual Property” means all:

(a) Copyrights, Trademarks, and Patents;

(b) trade secrets and trade secret rights, including any rights to unpatented inventions, know-how, show-how and operating manuals;

(c) rights in (i) all computer programs, including source code and object code versions, (ii) all data, databases and compilations of data, whether machine readable or otherwise, and (iii) all documentation, training materials and configurations related to any of the foregoing (collectively, “Software”);

(d) all right, title and interest arising under any contract or Requirements of Law in or relating to Internet Domain Names;

(e) design rights;

(f) IP Ancillary Rights (including all IP Ancillary Rights related to any of the foregoing); and

(g) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Interest Date” means the last day of each calendar quarter, commencing with the last Business Day occurring in the first full calendar quarter after the First Closing Date occurs.

“Interest Period” means, as to each Term Loan: (a)(i) with respect to the Tranche A Loan, the period commencing on (and including) the Tranche A Closing Date and ending on (and including) the first Interest Date following the Tranche A Closing Date, and (ii) with respect to the Tranche B Loan, the period commencing on (and including) the Tranche B Closing Date and ending on (and including) the first Interest Date following the Tranche B Closing Date; and (b) thereafter, with respect to each Term Loan, each period beginning on (and including) the first day following the end of the preceding Interest Period and ending on the earlier of (and including) (x) the next Interest Date and (y) the Term Loan Maturity Date.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any contract or Requirements of Law in or relating to Internet domain names.

“Inventory” means all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes all merchandise (including inventory of any Product), materials (including raw materials), parts, components (including component materials and component raw materials), supplies, packing and shipping materials, work in process and finished products, technology (including software, systems, and solutions), and all elements needed to fulfill obligations related to any Product under any Manufacturing Agreements including such inventory as is temporarily out of a Credit Party’s or Subsidiary’s custody or possession or in transit (prior to title having transferred) and including any returned goods and any documents of title representing any of the above.

“Investment” means (a) any beneficial ownership interest in any Person (including Equity Interests), (b) any Acquisition or (c) the making of any advance, loan, extension of credit or capital contribution in or to, any Person. The amount of an Investment shall be the amount actually invested (which, in the case of any Investment by a Credit Party or any of its Subsidiaries constituting the contribution of an asset or property, shall be based on the good faith estimate of the fair market value of such asset or property at the time such Investment is made as reasonably determined in good faith by a Responsible Officer of such Credit Party), less the amount of cash received or returned for such Investment, without adjustment for subsequent increases or decreases in the value of such Investment or write-ups, write-downs or write-offs with respect thereto; provided that in no event shall such amount be less than zero.

“IP Agreements” means, collectively, (a) those certain IP Security Agreement(s) entered into by and between Borrower or another Credit Party, on the one hand, and the Collateral Agent, on the other hand, dated as of the Effective Date, and (b) any IP Security Agreement entered into by and between any relevant Credit Party and the Collateral Agent after the Effective Date in accordance with the Loan Documents.

“IP Ancillary Rights” means, with respect to any Copyright, Trademark, Patent, Software, trade secrets or trade secret rights, including any rights to unpatented inventions, know-how, show-how and operating manuals, all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect thereto, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other intellectual property right ancillary to any Copyright, Trademark, Patent, Software, trade secrets or trade secret rights.

“IP Security Agreement” means “IP Security Agreement”, as such term is defined in the Security Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Key Product” means, as of any time of determination or any Test Period, (a) DefenCath, (b) Rezzayo, (c) Minocin, (d) Cinvanti, (e) Zynrelef, (f) for any Test Period, any other Product in respect of which Net Product Revenues for such Test Period exceed ten percent (10%) of the Net Product Revenues from all Products for such Test Period, on the basis of information contained in the most recent financial statements that have been delivered pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii) and filed with the SEC (and, to the extent such financial statements do not expressly set forth the applicable amounts, supporting documentation and calculations in reasonable detail, reasonably satisfactory to the Collateral Agent and certified by the Chief Financial Officer of Borrower, evidencing such amounts), and (g) any Product acquired by Borrower or any of its Subsidiaries after the First Closing Date that Borrower and the Collateral Agent, each acting reasonably and in good faith, agree in writing, on or prior to the consummation of such acquisition, shall constitute a Key Product; provided, however, that the preceding shall exclude any Heron Acquisition Products at any time prior to the consummation of the Heron Acquisition Transaction on the Tranche A Closing Date.

“Knowledge” means, with respect to any Person, the actual knowledge, after reasonable investigation, of the Responsible Officers of such Person; provided, that, with respect to Borrower, reasonable investigation means that Borrower has also affirmatively sought out information from its Subsidiaries; provided, further, that with respect to each representation and warranty in Section 4.6 relating to Intellectual Property, including Company IP, Current Company IP, Current Product IP and Third-Party IP, to the extent made as of the Tranche A Closing Date with respect to any Heron Acquisition Product acquired by Borrower or any of its Subsidiaries pursuant to the Heron Acquisition Agreement on or concurrently with the Tranche A Closing Date, “Knowledge” shall mean knowledge of the Credit Parties as obtained through the due diligence conducted by or on behalf of Borrower and its Subsidiaries in connection with the acquisition of such Heron Acquisition Product, which such diligence was conducted on a commercially reasonable basis for a product in the biopharmaceutical market, including the representations, warranties, disclosure schedules and other information provided by or on behalf of the seller or licensor of such Heron Acquisition Product in the Heron Acquisition Agreement; provided, finally, that that with respect to each representation and warranty in Section 4.6 relating to Intellectual Property, including Company IP, Current Company IP, Current Product IP and Third-Party IP, to the extent made as of the Tranche B Closing Date with respect to any Other Acquisition Product acquired by Borrower or any of its Subsidiaries pursuant to the Other Acquisition Agreement on or concurrently with the Tranche B Closing Date, “Knowledge” shall mean knowledge of the Credit Parties as obtained through the due diligence conducted by or on behalf of Borrower and its Subsidiaries in connection with the acquisition of such Other Acquisition Product, which such diligence was conducted on a commercially reasonable basis for a product in the biopharmaceutical market, including the representations, warranties, disclosure schedules and other information provided by or on behalf of the seller or licensor of such Other Acquisition Product in the Other Acquisition Agreement.

“Lender” means each Person signatory hereto as a “Lender” and its successors and assigns.

“Lender Expenses” means, collectively (without duplication):

(a) all reasonable and documented out-of-pocket fees and expenses of the Collateral Agent and, as applicable, each Lender (and their respective successors and assigns) and their respective Related Parties (including the reasonable and documented out-of-pocket fees, expenses and disbursements of any legal counsel or other professional advisors (it being agreed that such legal counsel fees, expenses and disbursements shall be limited to one primary legal counsel, one local legal counsel in each applicable jurisdiction and one intellectual property legal counsel (as and to the extent applicable) for the Collateral Agent, Lenders and Related Parties, taken as a whole and in the case of an actual or perceived conflict of interest, one additional legal counsel for such affected Indemnified Person)), manufacturing consultants, safety consultants or intellectual property experts (it being agreed that such consultant or expert fees, expenses and disbursements shall be limited to one of each such consultant and one such expert for the Collateral Agent, Lenders and such Related Parties, taken as a whole) therefor, (i) incurred in connection with developing, preparing, negotiating, syndicating, executing and delivering, and interpreting, investigating and administering, the Loan Documents (or any term or provision thereof), any commitment, proposal letter, letter of intent or term sheet therefor or any other document prepared in connection therewith, (ii) incurred in connection with the consummation and administration of any transaction contemplated therein, (iii) incurred in connection with the performance of any obligation or agreement contemplated therein, (iv) incurred in connection with any modification or amendment or restatement of any term or provision of, or any supplement to, or the termination (in whole or in part) of, any Loan Document, (v) incurred in connection with internal audit reviews and Collateral audits, or (vi) otherwise incurred with respect to the Credit Parties in connection with the Loan Documents, including any filing or recording fees and expenses; and

(b) all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent and each Lender (and their respective successors and assigns) and their respective Related Parties (limited to the reasonable and documented out-of-pocket fees, expenses and disbursements of any one primary legal counsel, one local legal counsel to each applicable jurisdiction and one intellectual property legal counsel (as of and to the extent applicable) therefor for the Collateral Agent, Lenders and such Related Parties taken as a whole and in the case of an actual or perceived conflict of interest, one additional legal counsel for such affected Indemnified Person) in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out,” (ii) the enforcement or protection or preservation of any right or remedy under any Loan Document, any Obligation, with respect to any of the Collateral or any other related right or remedy, or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any Insolvency Proceeding) related to any Credit Party or any Subsidiary of any Credit Party in respect of any Loan Document or Obligation, or otherwise in connection with any Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto).

“Lender Transfer” is defined in Section 11.1(b).

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind or assignment for security purposes, whether voluntarily incurred or arising by operation of law or otherwise against any property or assets.

“Liquidity” means, at any time of determination, an amount equal to the sum of unrestricted cash and Cash Equivalents (including the proceeds of the Term Loans) that, from and after the date Control Agreements are required hereunder to be obtained, are maintained by the Credit Parties in accounts which have been granted as security in favor of the Collateral Agent pursuant to Control Agreements or other applicable Collateral Documents.

“Loan Documents” means, collectively, this Agreement, the Disclosure Letter, the Term Loan Notes, the Security Agreement, the IP Agreements, the Perfection Certificate, any Control Agreement, any Collateral Access Agreement, any other Collateral Document, any guaranties executed by a Guarantor in favor of the Collateral Agent for the benefit of Lenders and the other Secured Parties in connection with this Agreement, and any other present or future agreement between or among a Credit Party, the Collateral Agent and any Lender in connection with this Agreement, including in each case, for the avoidance of doubt, any annexes, exhibits (it being understood that exhibits of “forms” are not Loan Documents until signed and delivered) or schedules thereto, and any related ancillary documents, accessions, agreements, waivers or consents.

“Logistics Agreement” means any agreement between the Borrower or its Subsidiaries, on the one hand, and a Person acting solely as a Logistics Provider, on the other hand, including agreements with specialty pharmacies and specialty distributors, in each case (x) entered into in the ordinary course of business and (y) that does not substantively constitute an out-licensing or sale transaction with respect to any Product.

“Logistics Provider” means a Person that has the right, option or obligation to distribute, transport, warehouse, package, import, or provide similar logistics services with respect to any Product pursuant to a Logistics Agreement.

“Makewhole Amount” means the Tranche A Makewhole Amount or the Tranche B Makewhole Amount, (as applicable) or the combination thereof, as the context dictates.

“Managed Care Plans” means all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

“Manufacturing Agreement” means (a) any manufacturing or supply contract or agreement entered into by any Credit Party or any of its Subsidiaries with third parties for (i) the commercial supply in the Territory of any Product for any indication or (ii) the commercial manufacture or in-bound supply of any raw materials or component(s) (including component raw materials and other component materials) incorporated into any Product which such raw materials or component(s) are not readily replaceable (with the Manufacturing Agreements in effect as of the Effective Date being set forth in Schedule 13.2 of the Disclosure Letter), and (b) any future contract or agreement entered into after the Effective Date by any Credit Party or any of its Subsidiaries with third parties for (i) the clinical or commercial manufacture or in-bound supply in the Territory of any Product for any indication or (ii) the commercial manufacture or in-bound supply of any raw materials or component(s) (including component raw materials and other component materials) incorporated into any Product which such raw materials or component(s) are not readily replaceable. Notwithstanding the foregoing, agreements or contracts entered into by any Credit Party or any of its Subsidiaries with third parties for the performance of services relating to the manufacture or supply of any Product for any indication or the commercial manufacture or in-bound supply of any raw materials or component(s) incorporated into any Product are not Manufacturing Agreements hereunder.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X of the Federal Reserve Board as now and from time-to-time hereafter in effect.

“Material Adverse Change” means any material adverse change in or material adverse effect on: (a) the business, financial condition, properties or assets (including all or any material portion of the Collateral), liabilities (actual or contingent), operations or performance of the Credit Parties, taken as a whole, since December 31, 2025; (b) without limiting the generality of clause (a) above, (i) any of the rights or remedies of the Credit Parties, taken as a whole, in or related to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Key Products in the Territory, taken as a whole, or (ii) the period of regulatory exclusivity granted by the applicable Regulatory Agency for the Key Products in the Territory, taken as a whole; (c) without limiting the generality of clause (a) or (b) above, the period of regulatory exclusivity granted by the applicable Regulatory Agency for Rezzayo or the other Key Products in the Territory, taken as a whole (including Orphan Drug exclusivity, if any); (d) without duplication of clauses (a) through (c) above, the business, rights or remedies of the Credit Parties in or related to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Key Products in the Territory, taken as a whole, or the period of regulatory exclusivity granted by the applicable Regulatory Agency for the Key Products in the Territory, taken as a whole; (e) any ability of the Credit Parties, taken as a whole, to fulfill the payment or performance obligations under this Agreement or any other Loan Document; (f) any ability of the Credit Parties, taken as a whole, to fulfill the payment or performance obligations under any Permitted Royalty Agreement Document, Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or Permitted Acquisition Royalty Document; (g) the binding nature or validity of, or the ability of the Collateral Agent or any Lender to enforce, any of the Loan Documents or any of its material rights or remedies under any of the Loan Documents; or (h) the validity, perfection (except to the extent expressly permitted under the Loan Documents) or priority of Liens in favor of the Collateral Agent, for the benefit of the Lenders and the other Secured Parties. Notwithstanding the foregoing, none of the following events shall, in and of itself, constitute a Material Adverse Change: (x) adverse results or delays in any nonclinical or clinical trial or (y) any event described in clause (i) of the definition of “Withdrawal Event” if such event does not result in a Withdrawal Event.

“Material Contract” means any contract or other arrangement to which any Credit Party or any of its Subsidiaries is a party (other than the Loan Documents) or by which any of its assets or properties are bound, in each case, relating to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory, for which the breach of, default or nonperformance under, cancellation or termination of or the failure to renew could reasonably be expected to result in a Material Adverse Change. For the avoidance of doubt, (i) each Manufacturing Agreement and each Distribution Agreement, in each case under which the total aggregate amount payable over the applicable fiscal year could reasonably be expected to exceed $1,000,000 (as reasonably determined in good faith by a Responsible Officer of Borrower), (ii) each Company IP Agreement, (iii) each Permitted Royalty Agreement Document, (iv) each Permitted Royalty Financing Document, (v) each Permitted Other Royalty Financing Document and (vi) each Permitted Acquisition Royalty Document is in all cases deemed to be a Material Contract for all purposes hereunder. Notwithstanding the foregoing, the following agreements are not Material Contracts: (a) any customer contracts, (b) any purchase orders or statements of work entered into from time to time in the ordinary course of business pursuant to Manufacturing Agreements, except, in each case if any such order or statement is in the form of an amendment to or otherwise amends any material terms of any Manufacturing Agreement, (c) agreements or other contractual arrangements in connection with capital expenditures in the ordinary course of business, and (d) agreements or other contractual arrangements entered into in the ordinary course of business in connection with the purchase of materials or the sale of third-party products for further distribution.

“Maturity Date Acceleration Trigger” means, as of the date that is ninety (90) days prior to the stated maturity date of the 2030 Convertible Notes (that is, August 1, 2030, as such date may be extended pursuant to and in accordance with the terms and conditions of such convertible notes (including the Indenture)), (a) the Consolidated Total Gross Leverage Ratio exceeds 3.0x for the Test Period most recently ended on or prior to such date, and (b) the aggregate principal amount of the 2030 Convertible Notes then-outstanding exceeds $25,000,000; provided, however, that, notwithstanding the foregoing, the Maturity Date Acceleration Trigger shall not be deemed to occur (and shall not occur) at any time that the maturity date of the 2030 Convertible Notes is a date occurring after the Term Loan Maturity Date.

“Medicaid” means the health care assistance program established by Title XIX of the SSA (42 U.S.C. § 1396 et seq.).

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the SSA (42 U.S.C. 1395 et seq.).

“MHRA” means The Medicines and Healthcare products Regulatory Agency that regulates medicinal products, medical devices and blood components for transfusion in the U.K.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real estate or any interest in real estate.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which Borrower or its Subsidiaries or their respective ERISA Affiliates is then making or accruing an obligation to make contributions; (b) to which Borrower or its Subsidiaries or their respective ERISA Affiliates has within the preceding five (5) plan years made contributions; or (c) with respect to which Borrower or its Subsidiaries could incur material liability.

“NDA” means a new drug application, submitted to FDA pursuant to 21 U.S.C. § 355, seeking authorization to market a new drug in the United States, or any foreign equivalents.

“Net Product Revenues” means, with respect to any Product for any Test Period, net sales of such Product in the Territory, on the basis of information contained in the most recent financial statements that have been delivered pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii) and filed with the SEC (and, to the extent such financial statements do not expressly set forth the applicable amounts, supporting documentation and calculations in reasonable detail, reasonably satisfactory to the Collateral Agent and certified by the Chief Financial Officer of Borrower, evidencing such amounts); provided, however, that Net Product Revenues shall exclude any milestone payments, any non-recurring payments and any non-sales-based revenues or proceeds, or any payments, revenues or proceeds from products which are not such Product.

“Note Register” is defined in Section 2.8(a).

“Obligations” means, collectively, the Credit Parties’ obligations to pay when due any and all debts, principal, interest, Lender Expenses, the Additional Consideration, the Makewhole Amount, the Prepayment Premium and any other fees, expenses, indemnities and amounts any Credit Party owes any Lender or the Collateral Agent now or later, under this Agreement or any other Loan Document, including interest accruing after Insolvency Proceedings begin (whether or not allowed), and to perform Borrower’s duties under the Loan Documents.

“OFAC” is defined in Section 4.18(c).

“Operating Documents” means, collectively with respect to any Person, such Person’s formation and constitutional documents and, (a) if such Person is a corporation, its bylaws (or similar organizational regulations), (b) if such Person is an exempted company or a company limited by shares, its memorandum and articles of association (or similar organizational regulations), (c) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (d) if such Person is a partnership, its partnership agreement (or similar agreement), in each case including all amendments, restatements, amendment and restatements, supplements and other modifications thereto.

“ordinary course of business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, undertaken by such Person in good faith and not for purposes of evading any covenant, prepayment obligation or restriction in any Loan Document.

“Orphan Drug” means a drug or biologic that meets the definition for “orphan drug” provided in 21 C.F.R. § 316.3(b)(10) that has been granted an orphan drug designation by the Secretary of U.S. Department of Health and Human Services under 21 U.S.C. § 360bb, and any foreign equivalents granted by any other Governmental Authorities (it being understood and agreed that, as of the Effective Date, Rezzayo is the only Orphan Drug).

“Other Acquisition Agreement” means, collectively, the acquisition agreement governing or evidencing any Other Acquisition Transaction and the transactions contemplated thereunder (including the schedules and exhibits thereto), together with all other documents delivered or filed pursuant to such Other Acquisition Transaction, in each case in the forms most recently delivered to the Collateral Agent and Lenders delivered to the Collateral Agent and Lenders pursuant to Section 3.1(a), Section 3.1(k), Section 3.2(b) or Section 3.2(d), as applicable.

“Other Acquisition Products” means, collectively, any pharmaceutical or biopharmaceutical product acquired by Borrower or any of its Subsidiaries pursuant to any Other Acquisition Agreement in connection with any Other Acquisition Transaction.

“Other Acquisition Transaction” means an acquisition of any Other Acquisition Products by Borrower or any of its Subsidiaries on or concurrently with, the Tranche B Closing Date, pursuant to the Other Acquisition Agreement; provided, that, if the Tranche B Closing Date precedes the Tranche A Closing Date, the cash consideration payable by Borrower or such Subsidiary is greater than or equal to $50,000,000.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection (including present or former connection of its agents) between such Lender and the jurisdiction imposing such Tax (other than connections arising solely from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Royalty Product” is defined in the definition of Permitted Other Royalty Financing.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, charges or similar Taxes that arise from any payment made hereunder, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to a Lender Transfer.

“Participant Register” is defined in Section 11.1(d).

“Patents” means all patents and patent applications (including any improvements, continuations, continuations-in-part, divisionals, provisionals or any substitute applications), any patent issued with respect to any of the foregoing patent applications, any reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign and international counterparts of any of the foregoing. For the avoidance of doubt, patents and patent applications under this definition include individual patent claims and include all those filed with the U.S. Patent and Trademark Office or which could be nationalized in the United States.

“Patriot Act” is defined in Section 3.1(h).

“Payment Date” means the last Business Day of each March, June, September and December of each year, commencing on the Initial Payment Date and continuing quarterly through and including the Term Loan Maturity Date (provided that if such date is not a Business Day, then on the immediately preceding Business Day).

“PCI Cap” means, as of any date of determination, an amount not to exceed $150,000,000 in the aggregate outstanding at any time (including, for the avoidance of doubt, the aggregate original principal amount of Indebtedness then-outstanding under the 2030 Convertible Notes (and the Indenture) and the aggregate original principal amount of Indebtedness (if any) incurred to refinance the 2030 Convertible Notes pursuant to clause (w) of the definition of Permitted Indebtedness).

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as revised from time to time.

“Perfection Certificate” is defined in Section 4.6.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any Acquisition, so long as:

(a) no Default or Event of Default shall have occurred and be continuing as of the date the purchase or other acquisition agreement underlying such Acquisition has been executed and delivered by all parties thereto;

(b) the properties or assets being acquired or licensed, or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, (i) the same, similar or a related line of business as that then-conducted by Borrower or its Subsidiaries, or (ii) a line of business that is related or ancillary to or in furtherance of a line of business as that then-conducted by Borrower or its Subsidiaries;

(c) in the case of an Asset Acquisition, the subject assets are being acquired or licensed by a Credit Party, and within the timeframes expressly set forth in Section 5.12 with respect to all assets constituting Collateral, such Credit Party shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements and any other documentation required by Section 5.12 or reasonably requested by the Collateral Agent, in order to include the newly acquired or licensed assets within the Collateral, as applicable, to the extent required by Section 5.12;

(d) in the case of a Stock Acquisition, the subject Equity Interests are being acquired in such Acquisition directly or indirectly by a Credit Party, and such Credit Party shall have complied with its obligations under Section 5.13; and

(e) any Indebtedness or Liens assumed in connection with such Acquisition are otherwise permitted under Section 6.4 or 6.5, respectively.

“Permitted Acquisition Royalty Agreement” means the primary agreement (which may be a purchase and sale agreement, an asset purchase agreement or similar acquisition agreement) governing any Permitted Acquisition Royalty Obligation (including the schedules and exhibits thereto), in each case in the forms delivered to the Collateral Agent and Lenders pursuant to Section 3.1(m) or Section 3.2(f), as applicable, or, with respect to any Permitted Acquisition consummated after the First Closing Date, in the forms delivered to the Collateral Agent pursuant to Section 5.2(e)(i), and not prohibited under Section 6.10 or Section 6.14(c) hereof, as may be amended, restated, supplemented, modified or replaced, or renewed or altered from time to time in accordance with Section 6.10 hereof.

“Permitted Acquisition Royalty Documents” means, collectively, the Permitted Acquisition Royalty Agreement and each other document related to any Permitted Acquisition Royalty Obligation (including all documents delivered or filed in connection with the underlying Acquisition), in each case in the forms delivered to the Collateral Agent and Lenders pursuant to Section 3.1(m) or Section 3.2(f), as applicable, or, with respect to any Permitted Acquisition consummated after the First Closing Date, in the forms delivered to the Collateral Agent pursuant to Section 5.2(e)(i), as may be amended, restated, supplemented, modified or replaced, or renewed or altered from time to time in accordance with Section 6.10 hereof.

“Permitted Acquisition Royalty Obligation” means any direct or indirect obligation of Borrower or any of its Subsidiaries to pay any royalty or milestone payment to a third party based on net sales of a product, that is assumed, incurred or created in connection with an Acquisition involving such product that constitutes a Permitted Acquisition hereunder; provided, however, that:

(a) Any such product shall constitute a “Product” under clause (i) or (j) of the definition thereof;

(b) No such obligation requires Borrower or any of its Subsidiaries to pay an earn-out payment, milestone payment or similar contingent payment or contingent compensation to a third party, including any contingent payment or compensation that becomes due and payable solely with the passage of time, other than (i) royalties or milestones based on net sales of the product(s) that are the subject of such Permitted Acquisition Royalty Obligation and (ii) any Contingent Obligation constituting Permitted Indebtedness under clause (j) of the definition thereof (it being understood that the existence of any such Contingent Obligation or other obligation in the same Permitted Acquisition Royalty Agreement shall not cause such Permitted Acquisition Royalty Obligation to fail to satisfy this clause (b));

(c) No such obligation requires Borrower or any of its Subsidiaries to make any payment relating to a change of control (other than a customary call option (and not requirement) upon the change of control of Borrower or any Subsidiary, provided, however, that the Obligations are prepaid in full pursuant to Section 2.2(c)(ii) before any amounts payable upon exercise of such call option are paid to any Person), any late or overdue payments in excess of shortfalls discovered through an audit plus any interest payment with respect to such shortfall that does not exceed an interest rate that is permitted under applicable law, any other fees with respect to any such shortfalls, or any fees relating to the termination of such royalty;

(d) No such obligation requires Borrower or any of its Subsidiaries to make any advance payment before such payment is due and payable, any prepayment or accelerated payment of any royalty payments or similar payments owed under the terms of such royalty or similar financing, or any minimum amount payment in the form of a true up;

(e) No such obligation involves the incurrence of any Indebtedness in connection therewith or otherwise pursuant to any Permitted Acquisition Royalty Documents, other than Permitted Indebtedness;

(f) No such obligation requires or contemplates the pledge of or granting of any Lien on or any security interest in any Collateral (other than the revenue or royalty permitted to be transferred pursuant to such royalty or similar financing), including, for the avoidance of doubt, any Lien on or any security interest in any right, title or interest in or to, or any products or proceeds of, the revenues (and the right to receive the same) relating to the remaining percentage of aggregate Net Product Revenues of the product(s) that are the subject of such Permitted Acquisition Royalty Obligation (which shall remain as Collateral); and

(g) No such obligation includes any sale or other transfer of any right, title or interest in or to, or any products or proceeds of, the revenues (and the right to receive the same) relating to the remaining percentage of aggregate Net Product Revenues of the product(s) that are the subject of such Permitted Acquisition Royalty Obligation (which shall remain as Collateral).

“Permitted Acquisition Royalty Payments” means all payments that are due and payable under any Permitted Acquisition Royalty Documents.

“Permitted Convertible Indebtedness” means Indebtedness of Borrower or any Subsidiary of Borrower that is a Credit Party having a feature which entitles the holder thereof in certain circumstances to convert or exchange all or a portion of such Indebtedness into Equity Interests in Borrower or such Subsidiary (or other securities or property following a merger event or other change of the common stock of Borrower or such Subsidiary), cash or any combination of cash and such Equity Interests (or such other securities or property) based on the market price of such Equity Interests (or such other securities or property); provided, however, that (a) such Indebtedness shall be unsecured, (b) such Indebtedness shall not be guaranteed by any Subsidiary of Borrower (including, for the avoidance of doubt, any Excluded Subsidiary), (c) such Indebtedness shall bear interest at a rate per annum not to exceed five percent (5.0%), (d) such Indebtedness shall not include covenants and defaults (other than covenants and defaults customary for convertible indebtedness but not customary for loans, as determined by Borrower in its good faith judgment) that are, taken as a whole, more restrictive on the Credit Parties than the provisions of this Agreement (as determined by Borrower in its good faith judgment), (e) immediately prior to and after giving effect to the incurrence or issuance of such Indebtedness, no Default or Event of Default shall have occurred and be continuing or could reasonably be expected to occur as a result therefrom (after giving effect to this Agreement), (f) such Indebtedness shall not (i) mature or be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) be redeemable at the option of the holder thereof, in whole or in part or (iii) provide for the scheduled payment of dividends or distributions (other than scheduled cash interest payments) in cash, in each case of the foregoing sub-clauses (i), (ii) and (iii), earlier than twelve (12) months after the Term Loan Maturity Date (it being understood, for the avoidance of doubt, that (w) a redemption right of Borrower or such Subsidiary in respect of such Indebtedness, (x) conversion rights of holders in respect of such Indebtedness, (y) acceleration rights of holders of such Indebtedness upon the occurrence of an event of default specified in the agreement governing such Indebtedness and (z) the obligation to pay customary amounts to holders of such Indebtedness in connection with a “change of control” or “fundamental change”, in each case, shall not be considered in connection with the determination of scheduled maturity date for purposes of this clause (f)); (g) immediately after giving effect to the incurrence of such Indebtedness (and any prepayment, repurchase or redemption of any existing Permitted Convertible Indebtedness using cash proceeds of the issuance of such Indebtedness (and any cash proceeds received pursuant to the exercise, early unwind or termination of any Permitted Equity Derivatives in connection with such prepayment, repurchase or redemption)), the amount of all Permitted Convertible Indebtedness permitted hereunder (together with any Indebtedness incurred to refinance Permitted Convertible Indebtedness pursuant to clause (w) of the definition of Permitted Indebtedness) and then-outstanding shall not exceed the PCI Cap; and (h) Borrower shall have delivered to the Collateral Agent a certificate of a Responsible Officer of Borrower certifying as to the foregoing clauses (a) through (g) with respect to any such Indebtedness. For the avoidance of doubt, Indebtedness under the 2030 Convertible Notes (and the Indenture) constitutes Permitted Convertible Indebtedness hereunder if and only to the extent such Indebtedness does not contravene in any respect any of clauses (a), (b), (c), (d), (e) or (g) above.

“Permitted Distributions” means, in each case subject to Section 6.8 if applicable:

(a) dividends, distributions or other payments by any Wholly Owned Subsidiary of Borrower on its Equity Interests to, or the redemption, retirement or purchase by any Wholly Owned Subsidiary of Borrower of its Equity Interests from, Borrower or any other Wholly Owned Subsidiary of Borrower;

(b) dividends, distributions or other payments by any non-Wholly Owned Subsidiary on its Equity Interests to, or the redemption, retirement or purchase by any non-Wholly Owned Subsidiary of its Equity Interests from, Borrower or any other Subsidiary or each other owner of such non-Wholly Owned Subsidiary’s Equity Interests based on their relative ownership interests of the relevant class of such Equity Interests;

(c) exchanges, redemptions or conversions by Borrower in whole or in part any of its Equity Interests for or into another class of its Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests;

(d) any such payments arising from (i) a Permitted Acquisition or (ii) other Permitted Investment, in each case of this clause (d) by Borrower or any of its Subsidiaries;

(e) the payment of dividends by Borrower solely in non-cash pay and non-redeemable capital stock (including, for the avoidance of doubt, dividends and distributions payable solely in Equity Interests);

(f) cash payments in lieu of the issuance of fractional shares arising out of stock dividends, splits or combinations or in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests, including Permitted Convertible Indebtedness;

(g) in connection with any Acquisition or other Investment by Borrower or any of its Subsidiaries, (i) the receipt or acceptance of the return to Borrower or any of its Subsidiaries of Equity Interests of Borrower constituting a portion of the purchase price consideration in settlement of indemnification claims, or as a result of a purchase price adjustment (including earn-outs or similar obligations) and (ii) payments or distributions to equity holders pursuant to appraisal rights required under Requirements of Law;

(h) the distribution of rights pursuant to any shareholder rights plan or the redemption of such rights for nominal consideration in accordance with the terms of any shareholder rights plan;

(i) dividends, distributions or payments on its Equity Interests by any Subsidiary to any Credit Party;

(j) dividends, distributions or payments on its Equity Interests by any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;

(k) purchases of Equity Interests of Borrower or its Subsidiaries in connection with net settlements, the exercise of stock options by way of cashless exercise, or in connection with the satisfaction of withholding tax obligations;

(l) issuance to current or former directors, officers, employees, consultants or contractors of Borrower or its Subsidiaries of awards or common stock of Borrower pursuant to awards, of restricted stock, restricted stock units, or other rights to acquire common stock of Borrower, in each case pursuant to plans or agreements approved by Borrower’s Board of Directors (or committee thereof) or stockholders;

(m) the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Borrower or any of its Subsidiaries held by any future, present or former employee, consultant, officer or director (or spouse, ex-spouse or estate of any of the foregoing or trust for the benefit of any of the foregoing or any lineal descendants thereof) of Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement or employment agreement; provided, however, that, with respect to any calendar year, the aggregate payments made under this clause (m) do not exceed the sum of (i) $6,000,000 plus (ii) any unused amounts permitted under this clause (m) during the two (2) immediately preceding calendar years, plus (iii) amount of any payments received in such calendar year under key-man life insurance policies;

(n) dividends or distributions on its Equity Interests by Borrower or any of its Subsidiaries payable solely in additional shares of its common stock;

(o) additional Restricted Payments in an aggregate amount not to exceed $5,000,000 in the aggregate; and

(p) solely in connection with Permitted Convertible Indebtedness, the Credit Parties or its Subsidiaries may enter into Permitted Equity Derivatives (and may settle, terminate or unwind any such Permitted Equity Derivatives in connection with any refinancing, repurchase, redemption, early conversion or maturity of such Permitted Convertible Indebtedness).

“Permitted Equity Derivative” means any call or capped call option (or substantively equivalent equity derivative transaction) or “call spread” transaction (which consists of separate call option and warrant transactions) relating to the Equity Interests of Borrower or any other Credit Party purchased by Borrower or such Credit Party in connection with the issuance or incurrence of Permitted Convertible Indebtedness by Borrower or such other Credit Party, provided, that, the purchase price for such call or capped call option or such other transaction (net of any proceeds received from the issuance of any related warrant transactions) does not exceed the net cash proceeds received by Borrower or such other Credit Party from the issuance or incurrence of such Permitted Convertible Indebtedness.

“Permitted Indebtedness” means:

(a) Indebtedness of the Credit Parties to Secured Parties under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the First Closing Date and set forth on Schedule 13.3 of the Disclosure Letter, including Indebtedness under the 2030 Convertible Notes (and the Indenture) if and only to the extent such Indebtedness does not contravene in any respect any of clauses (a) through (e) and (g) of the definition of “Permitted Convertible Indebtedness;”

(c) (i) Indebtedness incurred to finance the purchase, construction, repair, or improvement of fixed assets and (ii) Capital Lease Obligations; provided, however, that all such Indebtedness and Capital Lease Obligations (other than that which directly relates to the purchase, construction, repair, leasing or improvement of manufacturing facilities) shall not exceed $10,000,000 in the aggregate at any time outstanding;

(d) Indebtedness in connection with trade credit, corporate credit cards, purchasing cards or bank card products, provided, that, any such Indebtedness that is secured shall not exceed $5,000,000 in the aggregate at any time outstanding;

(e) guarantees of Permitted Indebtedness by any Credit Party;

(f) Indebtedness assumed in connection with any Permitted Acquisition or Permitted Investment, so long as (i) such Indebtedness was not incurred in connection with, or in anticipation of, such Acquisition or Investment and (ii) such Indebtedness is at all times Subordinated Debt or Capital Lease Obligations;

(g) Indebtedness of Borrower or any of its Subsidiaries with respect to letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments outstanding and to the extent secured, secured solely by cash or Cash Equivalents, in each case entered into in the ordinary course of business;

(h) Indebtedness owed: (i) by a Credit Party to another Credit Party; (ii) by a Subsidiary of Borrower that is not a Credit Party to another Subsidiary of Borrower that is not a Credit Party; (iii) by a Credit Party to a Subsidiary of Borrower that is not a Credit Party; or (iv) by a Subsidiary of Borrower that is not a Credit Party to a Credit Party, not to exceed $10,000,000 in the aggregate at any time outstanding;

(i) Indebtedness consisting of Contingent Obligations described in clause (a) of the definition thereof: (i) of a Credit Party of Permitted Indebtedness of another Credit Party (or obligations that do not constitute Indebtedness hereunder and are not prohibited hereunder); (ii) of a Subsidiary of Borrower which is not a Credit Party of Permitted Indebtedness (or obligations that do not constitute Indebtedness hereunder and are not prohibited hereunder) of another Subsidiary of Borrower which is not a Credit Party; (iii) of a Subsidiary of Borrower which is not a Credit Party of Permitted Indebtedness (or obligations that do not constitute Indebtedness hereunder and are not prohibited hereunder) of a Credit Party; or (iv) of a Credit Party of Permitted Indebtedness (or obligations that do not constitute Indebtedness hereunder and are not prohibited hereunder) of a Subsidiary of Borrower which is not a Credit Party not to exceed $10,000,000 in the aggregate at any time outstanding;

(j) Indebtedness consisting of Contingent Obligations described in clause (b) of the definition thereof, incurred in connection with any Permitted Acquisition, Permitted Transfer, Permitted Investment or any in-licensing or any collaboration, co-promotion or co-marketing arrangement; provided such Indebtedness is due and payable upon the occurrence of an event or the performance of an act (and not solely with the passage of time);

(k) (i) Indebtedness with respect to workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations or (ii) Indebtedness related to employee benefit plans, including annual employee bonuses, accrued wage increases and 401(k) plan matching obligations; in each case, incurred in the ordinary course of business;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations arising in the ordinary course of business;

(m) Indebtedness in respect of netting services, overdraft protection and other cash management services, in each case in the ordinary course of business;

(n) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(o) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by any Credit Party in the ordinary course of business;

(p) unsecured Indebtedness incurred in connection with any items of Permitted Distributions in clause (m) of the definition of Permitted Distributions;

(q) Indebtedness under any (i) unsecured Hedging Agreements entered into for hedging and not speculative purposes, and (ii) Hedging Agreements with respect to interest rates that are secured only by cash or Cash Equivalents and entered into for hedging and not speculative purposes;

(r) Permitted Convertible Indebtedness, including Indebtedness under the 2030 Convertible Notes (and the Indenture) if and only to the extent such Indebtedness does not contravene in any respect any of clauses (a) through (g) (other than, with respect to the 2030 Convertible Notes (and Indenture), clause (f)) of the definition of “Permitted Convertible Indebtedness,” in an aggregate original principal amount not to exceed the PCI Cap at the time of any issuance or incurrence thereof;

(s) to the extent constituting Indebtedness, Permitted Equity Derivatives;

(t) Indebtedness under (i) any Permitted Royalty Agreement Document, (ii) any Permitted Royalty Financing Document, (iii) any Permitted Other Royalty Financing Document and (iv) any Permitted Acquisition Royalty Document;

(u) Indebtedness in the form of a working capital line of credit in an amount not to exceed $15,000,000 at any one time outstanding (the “Working Capital Credit Line” and the Indebtedness to be incurred thereunder, the “Working Capital Indebtedness”), subject to the satisfaction of the following conditions:

(i) such Working Capital Credit Line is entered into, and any Working Capital Indebtedness incurred under such Working Capital Credit Line, after the Tranche A Closing Date;

(ii) in the event such Working Capital Indebtedness is secured, such Working Capital Indebtedness shall be secured only by a Lien on inventory and accounts receivable;

(iii) such Working Capital Indebtedness shall be subject to a subordination, intercreditor or other similar agreement that is in form and substance satisfactory to the Collateral Agent;

(iv) the Consolidated Total Gross Leverage Ratio does not exceed 3.0x for the Test Period most recently ended on or prior to the date such Working Capital Credit Line is entered into, after giving pro forma effect thereto; and

(v) no Default shall have occurred and be continuing or Event of Default shall have occurred both immediately before and immediately after giving pro forma effect to (x) the applicable Credit Party’s entry into such Working Capital Credit Line, and (y) each incurrence of Working Capital Indebtedness under such Working Capital Credit Line;

(v) other unsecured Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; and

(w) subject to the proviso immediately below, extensions, refinancings, renewals, modifications, amendments, restatements and, in the case of any items of Permitted Indebtedness in clause (b) of the definition thereof or Permitted Indebtedness constituting notes governed by an indenture, exchanges, of any items of Permitted Indebtedness in clauses (a) through (v) above, including, for the avoidance of doubt, Indebtedness under the 2030 Convertible Notes (and the Indenture); provided, that, in the case of clause (b) above, the principal amount thereof is not increased (other than by any reasonable amount of premium (if any), interest (including post-petition interest), fees, expenses, charges or additional or contingent interest reasonably incurred in connection with the same and the terms thereof); provided, further, that in the case of any Indebtedness permitted under clause (r) of the definition of Permitted Indebtedness (including, for the avoidance of doubt, Indebtedness under the 2030 Convertible Notes (and the Indenture)), (w) the maturity thereof is not shortened to before the Term Loan Maturity Date, (x) the amount of all Permitted Convertible Indebtedness permitted hereunder and then-outstanding does not exceed the PCI Cap, (y) there is no change to or addition of any direct or indirect obligor with respect thereto, and (z) immediately before and immediately after giving effect to any such extensions, refinancings, renewals, modifications, amendments or restatements, such Indebtedness constitutes Permitted Convertible Indebtedness in accordance with the definition thereof.

Notwithstanding the foregoing or anything in this Agreement to the contrary, except with respect to any Permitted Royalty Agreement Document, any Permitted Royalty Financing Document, Permitted Other Royalty Financing Document or any Permitted Acquisition Royalty Document, (x) no direct or indirect synthetic royalty or similar financing transaction involving the sale of revenues or royalties, in each case, based on net sales of any product (including any Product) in the Territory (including, for the avoidance of doubt, any Indebtedness constituting such synthetic royalty or other similar payment), and (y) except to the extent incurred in connection with any Permitted Acquisitions, Permitted Investments, Permitted Licenses, in-licensing agreements or any collaboration, co-promotion or co-marketing arrangements, no Indebtedness constituting royalty payments or milestone payments based on net sales or similar payments, in each case based on the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any product (including any Product) in the Territory, that is, directly or indirectly, created, incurred, assumed or guaranteed after the Effective Date, in each case of sub-clause (x) or (y) above, by a Credit Party or any of its Subsidiaries, shall in any instance be permitted under this Agreement without the prior written consent of the Collateral Agent or the Required Lenders.

“Permitted Investments” means:

(a) Investments (including Investments in Borrower and Subsidiaries) existing on the First Closing Date and shown on Schedule 13.4 of the Disclosure Letter, and any extensions, renewals or reinvestments thereof;

(b) Investments consisting of cash and Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) Investments consisting of deposit accounts or securities accounts;

(e) Investments in connection with Permitted Transfers;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors (or committee thereof);

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of accounts or notes receivable of, or prepaid royalties and other credit extensions, to customers, suppliers and manufacturers who are not Affiliates, in the ordinary course of business; provided that this clause (h) shall not apply to Investments of any Credit Party in any of its Subsidiaries;

(i) Investments (i) required in connection with a Permitted Acquisition (including the formation of any Subsidiary for the purpose of effectuating such Permitted Acquisition, the capitalization of such Subsidiary whether by capital contribution or intercompany loans, in each case, to the extent otherwise permitted by the terms of this Agreement, related Investments in Subsidiaries necessary to consummate such Permitted Acquisition, and the receipt of any non-cash consideration in a Permitted Acquisition), and (ii) consisting of earnest money deposits required in connection with a Permitted Acquisition or other acquisition of properties or assets not otherwise prohibited hereunder;

(j) Investments constituting the formation of any Subsidiary for the purpose of consummating a merger or acquisition transaction permitted by Section 6.3(a)(i) through (iii) hereof, which such transaction is otherwise a Permitted Investment;

(k) Investments of any Person that (i) becomes a Subsidiary of Borrower (or of any Person not previously a Subsidiary of Borrower that is merged or consolidated with or into a Subsidiary of Borrower in a transaction permitted hereunder) after the Effective Date, (ii) are assumed as of the Tranche A Closing Date by any Subsidiary of Borrower in connection with the Heron Acquisition Transaction, or (iii) are assumed after the Effective Date by any Subsidiary of Borrower in connection with an acquisition of assets from such Person by such Subsidiary, including in connection with an Acquisition in connection with the Tranche B Closing Date (if any), in each case, in a Permitted Acquisition; provided, that, in each case any such Investment (w) does not constitute Indebtedness of such Person, (x) exists at the time such Person becomes a Subsidiary of Borrower (or is merged or consolidated with or into a Subsidiary of Borrower) or such assets are acquired, (y) was not made in contemplation of or in connection with such Person becoming a Subsidiary of Borrower (or merging or consolidating with or into a Subsidiary of Borrower) or such acquisition of assets, and (z) could not reasonably be expected to result in a Default or an Event of Default;

(l) Investments arising as a result of the licensing of Company IP in the ordinary course of business and not otherwise prohibited hereunder;

(m) Investments by: (i) any Credit Party in any other Credit Party; (ii) any Subsidiary of Borrower which is not a Credit Party in another Subsidiary of Borrower which is not a Credit Party; (iii) any Subsidiary of Borrower which is not a Credit Party in any Credit Party; and (iv) any Credit Party in any Subsidiary of Borrower which is not a Credit Party not to exceed $10,000,000 in the aggregate outstanding at any time.

(n) repurchases of capital stock of Borrower or any of its Subsidiaries deemed to occur upon the exercise of options, warrants or other rights to acquire capital stock of Borrower or such Subsidiary solely to the extent that shares of such capital stock represent a portion of the exercise price of such options, warrants or such rights;

(o) Investments consisting of non-cash consideration received for any Permitted Transfer;

(p) Investments consisting of acquisitions of assets from third parties used in the ordinary course of business, including inventory, raw materials, vehicles, equipment, office supplies, software and other similar assets;

(q) Investments consisting of in-licensing agreements, provided, that, no Indebtedness that is not Permitted Indebtedness is incurred or assumed in connection therewith;

(r) to the extent constituting an Investment, any Permitted License;

(s) (i) unsecured Hedging Agreements entered into for hedging and not speculative purposes, and (ii) Hedging Agreements with respect to interest rates that are secured only by cash or Cash Equivalents and entered into for hedging and not speculative purposes;

(t) to the extent constituting an Investment, any Permitted Equity Derivatives, including the payment of premium by any Credit Party in connection therewith; and

(u) other Investments, not to exceed $5,000,000 in the aggregate;

provided, however, that, none of the foregoing Investments shall be a “Permitted Investment” if any Indebtedness or Liens assumed in connection with such Investment are not otherwise permitted under Section 6.4 or 6.5, respectively.

“Permitted Licenses” means, collectively: (a) any exclusive license, non-exclusive license, covenant not to sue, or similar agreement with respect to any Product or any other product in any geography outside the Territory; (b) subject to clause (c) below, any exclusive license, covenant not to sue or similar agreement with respect to any Intellectual Property (including, for clarity, any Company IP) solely for the purpose of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale or lease, distribution or sale or lease of products that are not (i) any Product or (ii) products which compete with any Product within the Territory, provided, that, such license, covenant or agreement does not, and could not reasonably be expected to, interfere with or impede the ability of, or interfere with the rights or ability of, Borrower or any of its Subsidiaries, to conduct the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution, sale of, or to otherwise exploit, any Product in the Territory or to enforce its rights with respect to any of the foregoing; (c) without limiting the generality of clause (b) above, any non-exclusive license with respect to any Product within the Territory to Intellectual Property or any non-exclusive grant of rights for development, manufacture, production, commercialization, marketing, co-promotion, distribution, sale or similar commercial rights with respect to any Product within the Territory, in each case in the ordinary course of business (each, a “Co-Promotion Arrangement”), provided, that, the primary purpose of such license or grant is to further a co-development, co-promotion or similar commercial arrangement with respect to such Product within the Territory; provided, further, that as a result of any such license or grant, (i) one hundred percent (100%) of the Net Product Revenues of such Product must be reported in the financial statements of Borrower and its Subsidiaries in accordance with GAAP, (ii) Borrower or its Subsidiaries must retain (x) the right to control pricing authorization, if any, and (y) decision-making of pricing of such Product, in each case, within the Territory, (iii) either (1) the Net Product Revenues of such Product for the Test Period most recently ended prior to entry into such Co-Promotion Arrangement are less than $20,000,000, or (2) the Consolidated Total Gross Leverage Ratio, calculated on a pro forma basis, does not exceed 3.0x for the Test Period most recently ended on or prior to the date of entry into such Co-Promotion Arrangement, and (iv) no Event of Default shall have occurred and be continuing at the time of entry into the definitive agreement therefor; (d) licenses pursuant to any Logistics Agreements, Manufacturing Agreements, or otherwise with a logistics provider, or contract manufacturer, in each case solely with respect to the services provided under such agreement, within the Territory; (e) any non-exclusive licenses with respect to any research and development (including Contract Research Agreements or similar agreements with contract researchers), including with respect to any Product within the Territory; (f) any intercompany license or other similar arrangement described in clause (k) of the definition of Permitted Transfers among Credit Parties and Subsidiaries within the Territory; (g) any intercompany license or other similar arrangement among Credit Parties within the Territory; (h) Distribution Agreements; and (i) any exclusive license, non-exclusive license, covenant not to sue or similar agreement existing as of the Effective Date and listed on Schedule 13.5 of the Disclosure Letter delivered on the Effective Date (as such schedule may be updated on any Closing Date solely to reflect any such license, covenant not to sue or similar agreement entered into after the Effective Date in compliance with this Agreement, it being understood and agreed that no such update shall cause any license, covenant not to sue or similar agreement that would not otherwise constitute a Permitted License to constitute a Permitted License), and any amendment, extension or replacement thereof. Notwithstanding the foregoing or any other provision of this Agreement, no Excluded License with respect to any Product entered into after the Effective Date shall be a “Permitted License” hereunder without the prior written consent of the Collateral Agent or the Required Lenders.

“Permitted Liens” means:

(a) Liens in favor and for the benefit of any Lender and the other Secured Parties securing the Obligations pursuant to any Loan Document;

(b) Liens existing on the Effective Date and set forth on Schedule 13.6 of the Disclosure Letter;

(c) Liens for Taxes, assessments or governmental charges which (i) are not yet due and payable or (ii) if due and payable, are being contested in good faith and by appropriate proceedings; provided that, in each case, adequate reserves therefor have been set aside on the books of the applicable Person and maintained in conformity with GAAP;

(d) (i) pledges or deposits made in the ordinary course of business (other than Liens imposed by ERISA) in connection with workers’ compensation, payroll taxes, unemployment insurance, old-age pensions, or other similar social security legislation, (ii) pledges or deposits made in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower or any of its Subsidiaries, (iii) subject to Section 6.2(b), statutory or common law Liens of landlords, (iv) pledges or deposits to secure performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature, in each case other than for borrowed money and entered into in the ordinary course of business, (v) Liens otherwise arising by operation of law in favor of the owner or sublessor of leased premises and confined to the property rented, (vi) Liens that are restrictions on transfer of securities imposed by applicable securities laws, and (vii) Liens resulting from a filing by a lessor as a precautionary filing for a true lease;

(e) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under either Section 7.4 or Section 7.7;

(f) Liens (including the right of setoff) in favor of banks or other financial institutions incurred on deposits made in accounts held at such institutions in the ordinary course of business; provided that such Liens (i) are not given in connection with the incurrence of any Indebtedness, (ii) relate solely to obligations for administrative and other banking fees and expenses incurred in the ordinary course of business in connection with the establishment or maintenance of such accounts and (iii) are within the general parameters customary in the banking industry;

(g) Liens that are contractual rights of setoff (i) relating to pooled deposit or sweep accounts of Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (ii) relating to purchase orders and other agreements entered into with customers of Borrower or any of its Subsidiaries in the ordinary course of business, including vendors’ liens to secure payment arising under Article 2 of the Code or similar provisions of Requirements of Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(h) Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any Permitted Acquisition, Permitted Investment or other acquisition of assets or properties not otherwise prohibited under this Agreement;

(i) Liens existing on assets or properties at the time of its acquisition or existing on the assets or properties of any Person at the time such Person becomes a Subsidiary of Borrower, in each case after the Effective Date; provided that (i) neither such Lien was created nor the Indebtedness secured thereby was incurred in contemplation of such acquisition or such Person becoming a Subsidiary of Borrower, (ii) such Lien does not extend to or cover any other assets or properties (other than the proceeds or products thereof and other than after-acquired assets or properties subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that requires, pursuant to its terms and conditions in effect at such time, a pledge of after-acquired assets or properties, it being understood that such requirement shall not be permitted to apply to any assets or properties to which such requirement would not have applied but for such acquisition), (iii) the Indebtedness and other obligations secured thereby is permitted under Section 6.4 hereof and (iv) such Liens are of the type otherwise permitted under Section 6.5 hereof;

(j) Liens securing Indebtedness permitted under clause (c) of the definition of “Permitted Indebtedness” (including any extensions, refinancings, modifications, amendments or restatements of such Indebtedness permitted under clause (w) of the definition of Permitted Indebtedness); provided, that, such Lien does not extend to or cover any assets or properties other than those described in clause (c) of the definition of Permitted Indebtedness;

(k) servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by Requirements of Law and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor defects or other irregularities in title which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Credit Party or any Subsidiary of any Credit Party;

(l) to the extent constituting a Lien, escrow arrangements securing purchase price adjustments, holdback amounts or indemnification obligations associated with any Permitted Acquisition or Permitted Investment;

(m) (i) leases or subleases of real property granted in the ordinary course of business (including, if referring to a Person other than a Credit Party or a Subsidiary, in the ordinary course of such Person’s business), (ii) licenses, sublicenses, leases or subleases of personal property (other than Intellectual Property) granted to third parties in the ordinary course of business, in each case which do not interfere in any material respect with the operations of the business of any Credit Party or any of its Subsidiaries and do not prohibit granting the Collateral Agent a security interest in any Credit Party’s personal property held at such location for the benefit of the Lenders and other Secured Parties, (iii) Permitted Licenses, and (iv) retained interests of lessors or licensors or similar parties under any in-licenses;

(n) Liens on cash or other current assets pledged to secure: (i) Indebtedness in respect of corporate credit cards, purchasing cards or bank card products, provided, that, the portion of such Indebtedness secured pursuant to this clause (n) shall not exceed $5,000,000 in the aggregate at any time outstanding; or (ii) Indebtedness in the form of letters of credit or bank guarantees entered into in the ordinary course of business, provided, that, any such Indebtedness is secured solely by cash or Cash Equivalents;

(o) Liens on any properties or assets of Borrower or any of its Subsidiaries which do not constitute Collateral under the Loan Documents, other than (i) Liens on Equity Interests of any Subsidiary that does not constitute Collateral under the Loan Documents, or (ii) Liens that interfere with or impede the ability of Borrower or any Subsidiary of Borrower to conduct the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory or enforce its rights with respect to any of the foregoing within the Territory;

(p) Liens on any properties or assets of Borrower or any of its Subsidiaries imposed by law or regulation which were incurred in the ordinary course of business, including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, contractors’, suppliers of materials’, architects’ and repairmen’s Liens, and other similar Liens arising in the ordinary course of business; provided that such Liens (i) do not materially detract from the value of such properties or assets subject thereto or materially impair the use of such properties or assets subject thereto in the operations of the business of Borrower or such Subsidiary or (ii) are being contested in good faith by appropriate proceedings, which conclusively operate to stay the sale or forfeiture of any portion of such properties or assets subject thereto and for which adequate reserves have been set aside on the books of the applicable Person and maintained in conformity with GAAP, if required;

(q) Liens in favor of customs and revenue authorities arising as a Requirement of Law which were incurred in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(r) Liens on any goods sold to Borrower or any of its Subsidiaries in the ordinary course of business in favor of the seller thereof, but only to the extent securing the unpaid purchase price for such goods and any related expenses;

(s) Liens securing Permitted Indebtedness of a Credit Party in favor of any other Credit Party;

(t) Liens securing Indebtedness owed by a Subsidiary of Borrower that is not a Credit Party permitted under clause (h) of the definition of Permitted Indebtedness, in favor of a Credit Party or another Subsidiary of Borrower that is not a Credit Party;

(u) Liens on insurance policies and the proceeds thereof; provided, that, such Liens are not given in connection with the incurrence of any Indebtedness, secure only the financing of the insurance premiums with respect thereto, and are within the general parameters customary in the insurance industry;

(v) Liens solely on cash and Cash Equivalents in each case securing Hedging Agreements with respect to interest rates that are entered into for hedging and not speculative purposes;

(w) Liens on inventory and accounts receivable securing Working Capital Indebtedness permitted under clause (u) of the definition of Permitted Indebtedness;

(x) additional Liens on assets or properties, in each case so long as the aggregate principal amount of the Indebtedness and other obligations secured thereby do not exceed $2,500,000 in the aggregate for all such Liens at any time outstanding; and

(y) subject to the provisos immediately below, the modification, replacement, extension or renewal of the Liens described in clauses (a) through (x) above; provided, however, that any such modification, replacement, extension or renewal must (i) be limited to the assets or properties encumbered by the existing Lien (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) and (ii) not increase the principal amount of any Indebtedness secured by the existing Lien (other than by any reasonable premium or other reasonable amount paid and fees and expenses reasonably incurred in connection therewith); provided, further, that to the extent any of the Liens described in clauses (a) through (x) above secure Indebtedness of a Credit Party, such Liens, and any such modification, replacement, extension or renewal thereof, shall constitute Permitted Liens if and only to the extent that such Indebtedness is permitted under Section 6.4 hereof.

“Permitted Negative Pledges” means:

(a) prohibitions or limitations with regard to specific properties or assets encumbered by Permitted Liens, if and only to the extent each such prohibition or limitation applies only to such properties or assets;

(b) prohibitions or limitations set forth in any lease, license or other similar agreement entered into in the ordinary course of business and not prohibited hereunder;

(c) prohibitions or limitations relating to Permitted Indebtedness, in each case if and only to the extent such prohibitions or limitations, taken as a whole, are not materially more restrictive than the prohibitions and limitations set forth in this Agreement and the other Loan Documents, taken as a whole (as reasonably determined by a Responsible Officer of Borrower in good faith);

(d) customary provisions restricting assignments, subletting, sublicensing or other transfer of properties or assets subject thereto set forth in leases, subleases, licenses (including Permitted Licenses) and other similar agreements that are not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such restriction applies only to the properties or assets subject to such leases, subleases, licenses or agreements, and customary provisions restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business;

(e) prohibitions or limitations imposed by Requirements of Law;

(f) prohibitions or limitations that exist as of the Effective Date under Indebtedness existing on the Effective Date;

(g) customary prohibitions or limitations arising in connection with any Permitted Transfer or contained in any agreement relating to any Permitted Transfer pending the consummation of such Permitted Transfer;

(h) customary provisions in shareholders’ agreements, joint venture agreements, organizational documents or similar binding agreements relating to, or any agreement evidencing Indebtedness of, any joint venture entity or non-Wholly Owned Subsidiary and applicable solely to such joint venture entity or non-Wholly Owned Subsidiary and the Equity Interests issued thereby;

(i) customary net worth provisions set forth in real property leases entered into by Subsidiaries of Borrower, so long as such net worth provisions could not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

(j) customary net worth provisions set forth in customer agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document, so long as such net worth provisions could not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

(k) restrictions on cash or other deposits (including escrowed funds) imposed by agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document;

(l) prohibitions or limitations set forth in any agreement in effect at the time any Person becomes a Subsidiary (but not any amendment, modification, restatement, renewal, extension, supplement or replacement expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and each such prohibition or limitation does not apply to Borrower or any other Subsidiary (other than such Person and any other Person that is a Subsidiary of such first Person at the time such first Person becomes a Subsidiary);

(m) prohibitions or limitations imposed by (i) any Loan Document, (ii) any Permitted Royalty Agreement Document, (iii) any Permitted Royalty Financing Document, (iv) any Permitted Other Royalty Financing Document, or (v) any Permitted Acquisition Royalty Document;

(n) customary provisions set forth in joint venture agreements or agreements governing minority investments that are not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such prohibition or limitation applies only to the joint venture entity or minority investment that is the subject of such agreement;

(o) limitations imposed with respect to any license acquired in a Permitted Acquisition;

(p) customary provisions restricting assignments or other transfer of properties or assets subject thereto set forth in any agreement entered into in the ordinary course of business, if and only to the extent each such restriction applies only to the properties or assets subject to such agreement;

(q) prohibitions or limitations imposed by any agreement evidencing any Permitted Indebtedness of the type described in clause (c) of the definition of Permitted Indebtedness; and

(r) prohibitions or limitations imposed by any amendments, modifications, restatements, renewals, extensions, supplements or replacements of any of the agreements referred to in clauses (a) through (q) above, except to the extent that any such amendment, modification, restatement, renewal, extension, supplement or replacement expands the scope of any such prohibition or limitation.

“Permitted Other Royalty Financing” means any direct or indirect royalty or similar financing (including any royalty sale or any synthetic royalty financing) for the sale of revenues or royalties relating to any Product that is not a Heron Acquisition Product or subject to any Permitted Royalty Agreement or Permitted Acquisition Royalty Agreement (any such Product, an “Other Royalty Product”), entered into after the Effective Date and effective as of (and no earlier than) the First Closing Date, not prohibited under Section 6.10 or Section 6.14(c) hereof;

provided, however, that any such royalty or similar financing:

(i) is structured as a “true sale” of revenues or royalties (and not as a lending transaction or the grant of a security interest in such revenues or royalties (other than a customary back-up security interest in form and substance acceptable to the Collateral Agent));

(ii) does not obligate Borrower or any of its Subsidiaries to make any payment relating to a change of control (other than a customary call option (and not requirement) upon the change of control of Borrower or any Subsidiary, provided, however, that the Obligations are prepaid in full pursuant to Section 2.2(c)(ii) before any amounts payable upon exercise of such call option are paid to any Person), any late or overdue payments in excess of shortfalls discovered through an audit plus any interest payment with respect to such shortfall that does not exceed an interest rate that is permitted under applicable law, any other fees with respect to any such shortfalls, or any fees relating to the termination of such royalty or similar financing;

(iii) does not require Borrower or any of its Subsidiaries to make any advance payment before such payment is due and payable, any prepayment or accelerated payment of any royalty payments or similar payments owed under the terms of such royalty or similar financing, or any minimum amount payment in the form of a true up;

(iv) does not require or contemplate the pledge of or granting of any Lien on or any security interest in any Collateral (other than the revenue or royalty permitted to be transferred pursuant to such royalty or similar financing), including, for the avoidance of doubt, any Lien on or any security interest in any right, title or interest in or to, or any products or proceeds of, the revenues (and the right to receive the same) relating to the remaining percentage of aggregate Net Product Revenues of the applicable Other Royalty Product(s) in excess of the Net Product Revenues which are subject to such royalty or similar financing (which shall remain as Collateral);

(v) does not include any sale or other transfer of any right, title or interest in or to, or any products or proceeds of, the revenues (and the right to receive the same) relating to the remaining percentage of aggregate Net Product Revenues of the applicable Other Royalty Product(s) in excess of the Net Product Revenues which are subject to such royalty or similar financing (which shall remain as Collateral); and

(vi) shall be subject to a subordination, intercreditor or other similar agreement (a “Permitted Other Royalty Financing Intercreditor Agreement”) in form and substance reasonably acceptable to the Collateral Agent (which agreement shall include turnover provisions that are satisfactory to the Collateral Agent).

“Permitted Other Royalty Financing Agreement” means the primary agreement (which may be a purchase and sale agreement, a royalty purchase agreement or similar agreement) governing any Permitted Other Royalty Financing (including the schedules and exhibits thereto), in each case in the forms delivered to the Collateral Agent and Lenders pursuant to Section 3.1(l) or Section 3.2(e), as applicable, and not prohibited under Section 6.10 or Section 6.14(c) hereof, as may be amended, restated, supplemented, modified or replaced, or renewed or altered from time to time in accordance with Section 6.10 hereof.

“Permitted Other Royalty Financing Agreement Payments” means all regularly scheduled royalty payments that are due and payable under any Permitted Other Royalty Financing Agreement, together with customary indemnification obligations thereunder, in each case, to the extent not prohibited by Section 6.10 or Section 6.14(c) hereof.

“Permitted Other Royalty Financing Documents” means, collectively, the Permitted Other Royalty Financing Agreement and each other document related to such Permitted Other Royalty Financing Agreement (including all documents delivered or filed pursuant to each such Permitted Other Royalty Financing Agreement), in each case in the forms delivered to the Collateral Agent and Lenders pursuant to Section 3.1(l) or Section 3.2(e), as applicable, and not prohibited under Section 6.10 or Section 6.14(c) hereof, as may be amended, restated, supplemented, modified or replaced, or renewed or altered from time to time in accordance with Section 6.10 hereof.

“Permitted Royalty Agreements” means, collectively:

(a) that certain License Agreement, dated July 26, 2022, between Napp Pharmaceutical Group Limited (“Mundi”), a member of Mundipharma independent associated companies (as successor in interest to Cidara Therapeutics, Inc.) and Melinta Therapeutics, LLC, relating to Rezzayo, as amended pursuant to Amendment No. 1 to License Agreement, dated April 23, 2024, and as may be further amended, restated, supplemented, modified or replaced, or renewed or altered (including pursuant to any waiver, consent or approval) from time to time in accordance with Section 6.10 hereof (the “Mundipharma Royalty Agreement”);

(b) that certain Amended and Restated License Agreement, dated May 1, 2017, between Wakunaga Pharmaceutical Co., Ltd. (“Wakunaga”) and Melinta Therapeutics, LLC, as may be amended, restated, supplemented, modified or replaced, or renewed or altered (including pursuant to any waiver, consent or approval) from time to time in accordance with Section 6.10 hereof (the “Wakunaga Royalty Agreement”);

(c) those certain license and other agreements listed in on Schedule 2.1.1(a) of the Asset Purchase Agreement, dated as of August 29, 2025, between AstraZeneca AB (“AZ”) and Aralez Pharmaceutical Trading DAC and the other partiers thereto, relating to TOPROL-XL® (metoprolol succinate), as approved by FDA under NDA No. 206334, as may be amended, restated, supplemented, modified or replaced, or renewed or altered (including pursuant to any waiver, consent or approval) from time to time in accordance with Section 6.10 hereof (collectively, the “AZ Royalty Agreement”);

(d) that certain License and Supply Agreement, dated November 30, 2010, between CyDex Pharmaceuticals, Inc. (now a wholly-owned subsidiary of Ligand Pharmaceuticals Incorporated, both hereafter referred to as “Ligand”) and Melinta Therapeutics, LLC, as may be amended, restated, supplemented, modified or replaced, or renewed or altered (including pursuant to any waiver, consent or approval) from time to time in accordance with Section 6.10 hereof (the “Ligand Royalty Agreement”); and

(e) that certain Contingent Payment Agreement, dated as of August 29, 2025, among Deerfield Private Design Fund IV, L.P. and Deerfield Private Design Fund III, L.P. (together, “Deerfield”), CorMedix Inc. and Melinta Therapeutics, LLC, relating to Rezzayo or MINOCIN® (minocycline) as approved by FDA under NDA No. 050444, as applicable, as may be amended, restated, supplemented, modified or replaced, or renewed or altered (including pursuant to any waiver, consent or approval) from time to time in accordance with Section 6.10 hereof (the “Deerfield Royalty Agreement”).

“Permitted Royalty Agreement Documents” means, collectively, each Permitted Royalty Agreement as in effect as of the Effective Date, and each other document related to each such Permitted Royalty Agreement (including all documents delivered or filed pursuant to each such Permitted Royalty Agreement), in each case as may be amended, restated, supplemented, modified or replaced, or renewed or altered from time to time in accordance with Section 6.10 hereof.

“Permitted Royalty Agreement Payments” means all regularly scheduled payments that are due and payable under each Permitted Royalty Agreement Document.

“Permitted Royalty Financing” means any direct or indirect royalty or similar financing (including any royalty sale or any synthetic royalty financing) for the sale of revenues or royalties relating to CINVANTI® (aprepitant) injectable emulsion as approved by FDA under NDA No. 209296 (and any 505(b)(2) product as successor of the foregoing) and SUSTOL® (granisetron) extended-release injection as approved by FDA under NDA No. 022445, entered into after the Effective Date and effective as of (and no earlier than) the Tranche A Closing Date, not prohibited under Section 6.10 or Section 6.14(c) hereof; provided, that, such royalty or similar financing(s) shall not exceed the PRF Cap;

provided, however, that any such royalty or similar financing:

(i) is structured as a “true sale” of revenues or royalties (and not as a lending transaction or the grant of a security interest in such revenues or royalties (other than a customary back-up security interest in form and substance acceptable to the Collateral Agent));

(ii) does not obligate Borrower or any of its Subsidiaries to make any payment relating to a change of control (other than a customary call option (and not requirement) upon the change of control of Borrower or any Subsidiary, provided, however, that the Obligations are prepaid in full pursuant to Section 2.2(c)(ii) before any amounts payable upon exercise of such call option are paid to any Person), any late or overdue payments in excess of shortfalls discovered through an audit plus any interest payment with respect to such shortfall that does not exceed an interest rate that is permitted under applicable law, any other fees with respect to any such shortfalls, or any fees relating to the termination of such royalty or similar financing;

(iii) does not require Borrower or any of its Subsidiaries to make any advance payment before such payment is due and payable, any prepayment or accelerated payment of any royalty payments or similar payments owed under the terms of such royalty or similar financing, or any minimum amount payment in the form of a true up;

(iv) does not require or contemplate the pledge of or granting of any Lien on or any security interest in any Collateral (other than the revenue or royalty permitted to be transferred pursuant to such royalty or similar financing), including, for the avoidance of doubt, any Lien on or any security interest in any right, title or interest in or to, or any products or proceeds of, the revenues (and the right to receive the same) relating to the remaining percentage of aggregate Net Product Revenues of CINVANTI® (aprepitant) injectable emulsion as approved by FDA under NDA No. 209296 (and any 505(b)(2) product as successor of the foregoing) and SUSTOL® (granisetron) extended-release injection as approved by FDA under NDA No. 022445 in excess of the PRF Cap (which shall remain as Collateral);

(v) does not include any sale or other transfer of any right, title or interest in or to, or any products or proceeds of, the revenues (and the right to receive the same) relating to the remaining percentage of aggregate Net Product Revenues of CINVANTI® (aprepitant) injectable emulsion as approved by FDA under NDA No. 209296 (and any 505(b)(2) product as successor of the foregoing) and SUSTOL® (granisetron) extended-release injection as approved by FDA under NDA No. 022445 in excess of the PRF Cap (which shall remain as Collateral); and

(vi) shall be subject to a subordination, intercreditor or other similar agreement (a “Permitted Royalty Financing Intercreditor Agreement”) in form and substance reasonably acceptable to the Collateral Agent (which agreement shall include turnover provisions that are satisfactory to the Collateral Agent).

“Permitted Royalty Financing Agreement” means the primary agreement (which may be a purchase and sale agreement, a royalty purchase agreement or similar agreement or, with respect to the Heron Acquisition Transaction, which is set forth within the Heron Acquisition Agreement) governing any Permitted Royalty Financing (including the schedules and exhibits thereto), in each case in the forms delivered to the Collateral Agent and Lenders pursuant to Section 3.1(l) or Section 3.2(e), as applicable, and not prohibited under Section 6.10 or Section 6.14(c) hereof, as may be amended, restated, supplemented, modified or replaced, or renewed or altered from time to time in accordance with Section 6.10 hereof.

“Permitted Royalty Financing Agreement Payments” means all regularly scheduled royalty payments that are due and payable under the Permitted Royalty Financing Agreement, together with customary indemnification obligations thereunder, in each case, to the extent not prohibited by Section 6.10 or Section 6.14(c) hereof.

“Permitted Royalty Financing Documents” means, collectively, the Permitted Royalty Financing Agreement and each other document related to such Permitted Royalty Financing Agreement (including all documents delivered or filed pursuant to each such Permitted Royalty Financing Agreement), in each case in the forms delivered to the Collateral Agent and Lenders pursuant to Section 3.1(l) or Section 3.2(e), as applicable, and not prohibited under Section 6.10 or Section 6.14(c) hereof, as may be amended, restated, supplemented, modified or replaced, or renewed or altered from time to time in accordance with Section 6.10 hereof.

“Permitted Subsidiary Distribution Restrictions” means, in each case notwithstanding Section 6.8:

(a) prohibitions or limitations with regard to specific properties or assets encumbered by Permitted Liens, if and only to the extent each such prohibition or limitation applies only to such properties or assets;

(b) prohibitions or limitations set forth in any lease, license or other similar agreement entered into in the ordinary course of business;

(c) prohibitions or limitations relating to Permitted Indebtedness, in each case if and only to the extent such prohibitions or limitations, taken as a whole, are not materially more restrictive than the prohibitions and limitations set forth in this Agreement and the other Loan Documents, taken as a whole (as reasonably determined by a Responsible Officer of Borrower in good faith);

(d) customary provisions restricting assignments, subletting, sublicensing or other transfer of properties or assets subject thereto set forth in leases, subleases, licenses (including Permitted Licenses) and other similar agreements that are not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such restriction applies only to the properties or assets subject to such leases, subleases, licenses or agreements, and customary provisions restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business;

(e) prohibitions or limitations on the transfer or assignment of any properties, assets or Equity Interests set forth in any agreement entered into in the ordinary course of business that is not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such prohibition or limitation applies only to such properties, assets or Equity Interests;

(f) prohibitions or limitations imposed by Requirements of Law;

(g) prohibitions or limitations that exist as of the Effective Date under Indebtedness existing on the Effective Date;

(h) customary prohibitions or limitations arising in connection with any Permitted Transfer or contained in any agreement relating to any Permitted Transfer pending the consummation of such Permitted Transfer;

(i) customary provisions in shareholders’ agreements, joint venture agreements, organizational documents or similar binding agreements relating to, or any agreement evidencing Indebtedness of, any joint venture entity or non-Wholly Owned Subsidiary and applicable solely to such joint venture entity or non-Wholly Owned Subsidiary and the Equity Interests issued thereby;

(j) customary net worth provisions set forth in real property leases entered into by Subsidiaries of Borrower, so long as such net worth provisions could not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

(k) customary net worth provisions set forth in customer agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document, so long as such net worth provisions could not reasonably be expected to impair the ability of Borrower or its Subsidiaries to meet their ongoing obligations (as reasonably determined by a Responsible Officer of Borrower in good faith);

(l) restrictions on cash or other deposits (including escrowed funds) imposed by agreements entered into in the ordinary course of business that are not otherwise prohibited under this Agreement or any other Loan Document;

(m) prohibitions or limitations set forth in any agreement in effect at the time any Person becomes a Subsidiary (but not any amendment, modification, restatement, renewal, extension, supplement or replacement expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and each such prohibition or limitation does not apply to Borrower or any other Subsidiary (other than such Person and any other Person that is a Subsidiary of such first Person at the time such first Person becomes a Subsidiary);

(n) prohibitions or limitations imposed by (i) any Loan Document, (ii) any Permitted Royalty Agreement Document, (iii) any Permitted Royalty Financing Document; or (iv) any Permitted Acquisition Royalty Document;

(o) customary provisions set forth in joint venture agreements or agreements governing minority investments that are not otherwise prohibited under this Agreement or any other Loan Document, if and only to the extent each such prohibition or limitation applies only to the joint venture entity or minority investment that is the subject of such agreement;

(p) customary provisions restricting assignments or other transfer of properties or assets subject thereto set forth in any agreement entered into in the ordinary course of business, if and only to the extent each such restriction applies only to the properties or assets subject to such agreement;

(q) prohibitions or limitations imposed by any agreement evidencing any Permitted Indebtedness of the type described in clause (c) of the definition of Permitted Indebtedness; and

(r) prohibitions or limitations imposed by any amendments, modifications, restatements, renewals, extensions, supplements or replacements of any of the agreements referred to in clauses (a) through (q) above, except to the extent that any such amendment, modification, restatement, renewal, extension, supplement or replacement expands the scope of any such prohibition or limitation.

“Permitted Transaction” is defined in Section 2.2(c)(iii).

“Permitted Transfers” means:

(a) Transfers of any properties or assets that do not constitute Collateral under the Loan Documents, other than any Company IP that does not constitute Collateral under the Loan Documents but is necessary or material to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory;

(b) Transfers of Inventory in the ordinary course of business;

(c) Transfers of surplus, damaged, worn out or obsolete equipment or immaterial property or assets that is, in the reasonable judgment of a Responsible Officer of Borrower exercised in good faith, no longer economically practicable to maintain or useful in the ordinary course of business, and Transfers of other properties or assets in lieu of any pending or threatened institution of any proceedings for the condemnation or seizure of such properties or assets or for the exercise of any right of eminent domain;

(d) Transfers made in connection with, or constituting, Permitted Liens, Permitted Acquisitions, Permitted Investments or Permitted Transactions;

(e) Transfers of cash and Cash Equivalents in the ordinary course of business for equivalent value and in a manner that is not prohibited under this Agreement or the other Loan Documents;

(f) Transfers: (i) to a Credit Party, provided that, with respect to any properties or assets constituting Collateral under the Loan Documents, any and all steps as may be required to be taken in order to create and maintain a first priority security interest in and Lien upon such properties and assets in favor of the Collateral Agent for the benefit of Lenders and the other Secured Parties, including as required pursuant to Section 5.12, are taken contemporaneously with the completion of any such Transfer; (ii) between or among non-Credit Parties; or (iii) to a non-Credit Party, so long as such Transfer (x) is on arm’s length terms, (y) constitutes an Investment that is otherwise permitted hereunder and (z) does not include or otherwise involve the transfer of any Current Company IP to a non-Credit Party;

(g) the sale or issuance of Equity Interests of any Subsidiary of Borrower to any Credit Party or Subsidiary, provided, that, any such sale or issuance by a Credit Party shall be to another Credit Party;

(h) the discount without recourse or sale or other disposition of unpaid and overdue accounts receivable arising in the ordinary course of business in connection with the compromise, collection or settlement thereof and not part of a financing transaction;

(i) any abandonment, disclaimer, forfeiture, dedication to the public, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (including, for clarity, any Company IP) that a Responsible Officer of Borrower reasonably determines in good faith (i) is no longer economically practicable to maintain or useful in the ordinary course of business and that (ii) could not reasonably be expected to be adverse to the rights, remedies and benefits available to, or conferred upon, the Collateral Agent or any Lender under any Loan Document in any material respect;

(j) without limiting clause (a) above, Transfers by Borrower or any of its Subsidiaries pursuant to any Permitted License;

(k) (A) intercompany licenses or grants of rights of distribution, co-promotion or similar commercial rights: (i) between or among the Credit Parties; (ii) between or among the Credit Parties and Subsidiaries that are not Credit Parties and, in the case of any such licenses or grant of rights that relates to any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, packaging, labeling, promotion, advertising, offer for sale, distribution or sale of any Product within the Territory entered into prior to the Effective Date, listed on Schedule 13.7 of the Disclosure Letter; and (iii) between or among Subsidiaries that are not Credit Parties, and (B) Distribution Agreements between or among Borrower and any of its Subsidiaries, in each case together with renewals, replacements and extensions thereof (including additional licenses or grants in relation to new territories) on comparable terms in the ordinary course of business;

(l) any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(m) licenses, sublicenses, leases or subleases, in each case other than relating to any Company IP, granted to third parties in the ordinary course of business;

(n) the abandonment disclaimer, forfeiture, dedication to the public, or other disposition of any Intellectual Property (including, for clarity, any Company IP) that is (i) not material to any aspect of the research, development, manufacture, production, use (by any Credit Party or its Subsidiaries), commercialization, marketing, importing, storage, transport, packaging, labelling, promotion, advertising, offer for sale, distribution or sale of any Product in the Territory, (ii) expiring in accordance with its statutory term or (iii) no longer economically practicable or commercially desirable to maintain, or used or useful in any material respect in any Product line of business of Borrower and its Subsidiaries;

(o) any involuntary disposition or any sale, lease, license or other disposition of property (other than, for the avoidance of doubt, any Company IP or Covered Regulatory Materials) in settlement of, or to make payment in satisfaction of, any property or casualty insurance;

(p) sales, leases, licenses, transfers or other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale, lease, license, transfer or other disposition are promptly applied to the purchase price of similar replacement property;

(q) other Transfers on commercially reasonable arm’s length terms (i) made in the ordinary course of business or (ii) that otherwise do not interfere with or impede the ability of Borrower or any Subsidiary of Borrower to conduct the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of any Product in the Territory or enforce its rights with respect to any of the foregoing within the Territory;

(r) other Transfers of properties or assets, in each case so long as (i) the fair market value of such properties or assets (as reasonably determined in good faith by a Responsible Officer of Borrower) does not exceed, individually or together with any other such Transfers under this clause (r), $5,000,000 at any time and (ii) such Transfer is not otherwise prohibited hereunder;

(s) (i) Transfers entered into in connection with any Permitted Royalty Agreement Document and (ii) Transfers in connection with any Permitted Royalty Financing Document or any Permitted Acquisition Royalty Document, in each case if and to the extent not otherwise prohibited under Section 6.10 or Section 6.14(c) hereof;

(t) Transfers by Borrower or any of its Subsidiaries of any assets or rights with respect to TOPROL-XL® (metoprolol succinate);

(u) Transfers of any Product, other than a Key Product, owned by Borrower or any of its Subsidiaries as of the Effective Date, the Tranche A Closing Date or the Tranche B Closing Date, as applicable, including any Heron Acquisition Product, in each case, so long as: (x) the Consolidated Total Gross Leverage Ratio does not exceed 3.0x for the Test Period most recently ended on or prior to the date such Transfer is consummated; (y) no Default or Event of Default shall have occurred; and (z) no later than ten (10) Business Days prior to entering into or consummating such Transfer, (1) Borrower shall have delivered to the Collateral Agent notice regarding such Transfer, describing such Transfer in reasonable detail (including the identity of the parties thereto and the material economic terms thereof), (2) the Collateral Agent shall be given the opportunity to reasonably request, and Borrower shall deliver to the Collateral Agent, any additional information regarding such Transfer, and (3) Borrower shall have delivered to the Collateral Agent a certificate of the Chief Financial Officer of Borrower certifying as to the foregoing clause (x) (with evidence in reasonable detail supporting such certification) and (y) with respect to such Transfer (any such Product, a “Clause (u) Product”);

(v) Transfers of any Product acquired by Borrower or any of its Subsidiaries after the First Closing Date (excluding, for the avoidance of doubt, any Clause (u) Product) occurring within twelve (12) months of the acquisition thereof by Borrower or such Subsidiary, in each case, so long as: (x) TTM Net Product Revenues of such Product as of the date of acquisition thereof is less than twenty-five percent (25%) of the aggregate TTM Net Product Revenues for all Products acquired by Borrower or any of its Subsidiaries in the same transaction or in the series of related transactions pursuant to which Borrower or such Subsidiary acquired such Product, as of the date of acquisition(s) thereof; (y) no Default or Event of Default shall have occurred; and (z) no later than ten (10) Business Days prior to entering into or consummating such Transfer, (1) Borrower shall have delivered to the Collateral Agent notice regarding such Transfer, describing such Transfer in reasonable detail (including the identity of the parties thereto and the material economic terms thereof), (2) the Collateral Agent shall be given the opportunity to reasonably request, and Borrower shall deliver to the Collateral Agent, any additional information regarding such Transfer, and (3) Borrower shall have delivered to the Collateral Agent a certificate of the Chief Financial Officer of Borrower certifying as to the foregoing clauses (x) (with evidence in reasonable detail supporting such certification) and (y) with respect to such Transfer (any such Product, a “Clause (v) Product”);

(w) subject to clause (a) above, other Transfers of properties or assets not constituting Collateral (including, for clarity, Intellectual Property or Equity Interests which do not constitute Collateral) made on arms’ length terms.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, exempted company, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Personal Data” means information protected under applicable Data Protection Laws as “personal data,” “personal information,” “personally identifiable information,” “protected health information,” “medical information,” “health information,” “sensitive information,” “individually identifiable health information,” “identifiable private information,” “bulk sensitive personal data,” or any similar terms under applicable Data Protection Laws, including customer, consumer, patient, clinical trial participant and employee information collected, created, received, maintained, stored, transmitted, or otherwise processed by or for Borrower or any of its Subsidiaries.

“Personal Data Breach” is defined in Section 4.22(b).

“PIPEDA” means the Personal Information Protection and Electronic Documents Act (Canada) and the regulations promulgated thereunder, and any other applicable Canadian federal or provincial privacy, security, or breach notification laws, in each case as amended or supplemented from time-to-time.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA which is maintained or contributed to by Borrower or its Subsidiaries or their respective ERISA Affiliates or with respect to which Borrower or its Subsidiaries have any liability (including under Section 4069 of ERISA).

“Prepayment Premium” means the Tranche A Prepayment Premium or the Tranche B Prepayment Premium, (as applicable) or the combination thereof, as the context dictates.

“PRF Cap” means, with respect to any sale of revenues or royalties relating to the purported Permitted Royalty Financing, five percent (5.0%) of the aggregate Net Product Revenues of Cinvanti® (aprepitant) (and any 505(b)(2) product as successor of the foregoing) and Sustol (granisetron extended-release injection) for sales in excess of $25,000,000.

“Product Gross Profit” means, with respect to any Product for any applicable Test Period, the difference between (a) the total revenue of Borrower and its Subsidiaries for such Test Period directly attributable to the sale of such Product in the Territory occurring during such Test Period and (b) Cost of Goods Sold of Borrower and its Subsidiaries directly attributable to such Product in the Territory for such Test Period, in each case of clauses (a) and (b) above, (i) as adjusted to account for (without duplication) extraordinary, unusual or non-recurring gains during such Test Period and extraordinary, unusual or non-recurring losses during such Test Period, plus (without duplication), to the extent deducted in calculating consolidated net income (or loss) of Borrower and its Subsidiaries for such Test Period, the items set forth in clauses (a) through (j) of the definition of Consolidated EBITDA and (ii) determined in accordance with GAAP and on a pro forma basis as if each such transaction occurred on the first day of such Test Period, and on the basis of information contained in the most recent financial statements that have been delivered pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii) and filed with the SEC (and, to the extent such financial statements do not expressly set forth the applicable amounts, supporting documentation and calculations in reasonable detail, reasonably satisfactory to the Collateral Agent and certified by the Chief Financial Officer of Borrower, evidencing such amounts).

“Products” means, collectively:

(a)(i) DefenCath® (taurolidine and heparin) in any form, dosage form, dosing regimen, strength or route of administration, for any indication, including as approved by FDA under NDA No. 214520 (“DefenCath”), (ii) any biopharmaceutical product (whether in development or approved) owned or controlled by Borrower or any of its Subsidiaries for commercialization in the Territory that comprises or contains taurolidine or heparin in any form (including salt forms), dosage form, dosing regimen, strength or route of administration, for any indication and (iii) any successor product(s) of the foregoing, in any form, dosage form, dosing regimen, strength or route of administration, under development or hereinafter developed, including in conjunction with out-licensing partners, and owned or controlled by Borrower or its Subsidiaries, for use in one or more of the same indications for which any product described in sub-clause (i) or (ii) above is in development or has been developed or approved;

(b)(i) REZZAYO® (rezafungin) in any form, dosage form, dosing regimen, strength or route of administration, for any indication, including as approved by FDA under NDA No. 217417 (“Rezzayo”), (ii) any biopharmaceutical product (whether in development or approved) owned or controlled by Borrower or any of its Subsidiaries for commercialization in the Territory that comprises or contains rezafungin in any form (including salt forms), dosage form, dosing regimen, strength or route of administration, for any indication and (iii) any successor product(s) of the foregoing, in any form, dosage form, dosing regimen, strength or route of administration, under development or hereinafter developed, including in conjunction with out-licensing partners, and owned or controlled by Borrower or its Subsidiaries, for use in one or more of the same indications for which any product described in sub-clause (i) or (ii) above is in development or has been developed or approved;

(c)(i) MINOCIN® (minocycline) in any form, dosage form, dosing regimen, strength or route of administration, for any indication, including as approved by FDA under NDA No. 050444 (“Minocin”); (ii) any biopharmaceutical product (whether in development or approved) owned or controlled by Borrower or any of its Subsidiaries for commercialization in the Territory that comprises or contains minocycline in any form (including salt forms), dosage form, dosing regimen, strength or route of administration, for any indication and (iii) any successor product(s) of the foregoing, in any form, dosage form, dosing regimen, strength or route of administration, under development or hereinafter developed, including in conjunction with out-licensing partners, and owned or controlled by Borrower or its Subsidiaries, for use in one or more of the same indications for which any product described in sub-clause (i) or (ii) above is in development or has been developed or approved;

(d)(i) VABOMERE® (meropenem and vaborbactam) in any form, dosage form, dosing regimen, strength or route of administration, for any indication, including as approved by FDA under NDA No. 209776 (“Vabomere”), (ii) any biopharmaceutical product (whether in development or approved) owned or controlled by Borrower or any of its Subsidiaries for commercialization in the Territory that comprises or contains meropenem or vaborbactam in any form (including salt forms), dosage form, dosing regimen, strength or route of administration, for any indication and (iii) any successor product(s) of the foregoing, in any form, dosage form, dosing regimen, strength or route of administration, under development or hereinafter developed, including in conjunction with out-licensing partners, and owned or controlled by Borrower or its Subsidiaries, for use in one or more of the same indications for which any product described in sub-clause (i) or (ii) above is in development or has been developed or approved;

(e)(i) KIMYRSA® (oritavancin) in any form, dosage form, dosing regimen, strength or route of administration, for any indication, including as approved by FDA under NDA No. 214155 (“Kimyrsa”), (ii) any biopharmaceutical product (whether in development or approved) owned or controlled by Borrower or any of its Subsidiaries for commercialization in the Territory that comprises or contains oritavancin in any form (including salt forms), dosage form, dosing regimen, strength or route of administration, for any indication and (iii) any successor product(s) of the foregoing, in any form, dosage form, dosing regimen, strength or route of administration, under development or hereinafter developed, including in conjunction with out-licensing partners, and owned or controlled by Borrower or its Subsidiaries, for use in one or more of the same indications for which any product described in sub-clause (i) or (ii) above is in development or has been developed or approved;

(f)(i) ORBACTIV® (oritavancin) in any form, dosage form, dosing regimen, strength or route of administration, for any indication, including as approved by FDA under NDA No. 206334 (“Orbactiv”), (ii) any biopharmaceutical product (whether in development or approved) owned or controlled by Borrower or any of its Subsidiaries for commercialization in the Territory that comprises or contains oritavancin in any form (including salt forms), dosage form, dosing regimen, strength or route of administration, for any indication and (iii) any successor product(s) of the foregoing, in any form, dosage form, dosing regimen, strength or route of administration, under development or hereinafter developed, including in conjunction with out-licensing partners, and owned or controlled by Borrower or its Subsidiaries, for use in one or more of the same indications for which any product described in sub-clause (i) or (ii) above is in development or has been developed or approved;

(g)(i) BAXDELA® (delafloxacin) in any form, dosage form, dosing regimen, strength or route of administration, for any indication, including as approved by FDA under NDA Nos. 208611 and 208610 (“Baxdela”) (ii) any biopharmaceutical product (whether in development or approved) owned or controlled by Borrower or any of its Subsidiaries for commercialization in the Territory that comprises or contains delafloxacin in any form (including salt forms), dosage form, dosing regimen, strength or route of administration, for any indication and (iii) any successor product(s) of the foregoing, in any form, dosage form, dosing regimen, strength or route of administration, under development or hereinafter developed, including in conjunction with out-licensing partners, and owned and controlled by Borrower or its Subsidiaries, for use in one or more of the same indications for which any product described in sub-clause (i) or (ii) above is in development or has been developed or approved;

(h) as of the Tranche A Closing Date (if any), (i) each of the Heron Acquisition Products for commercialization in the Territory, (ii) any biopharmaceutical product (whether in development or approved) owned or controlled by Borrower or any of its Subsidiaries for commercialization in the Territory that comprises or contains any of the active ingredients, or any of the active moieties used in any of the active ingredients, used in manufacturing any of the Heron Acquisition Products in any form (including salt forms), dosage form, dosing regimen, strength or route of administration, for any indication and (iii) any successor product(s) of the foregoing, in any form, dosage form, dosing regimen, strength or route of administration, under development or hereinafter developed, including in conjunction with out-licensing partners, and owned or controlled by Borrower or its Subsidiaries, for use in one or more of the same indications for which any product described in sub-clause (i) or (ii) above is in development or has been developed or approved;

(i) as of the Tranche B Closing Date and only if the Other Acquisition Transaction is consummated thereon, (i) each of the Other Acquisition Products, (ii) any biopharmaceutical product (whether in development or approved) owned or controlled by Borrower or any of its Subsidiaries that comprises or contains any of the active ingredients, or any of the active moieties used in any of the active ingredients, used in manufacturing any of the Other Acquisition Products in any form (including salt forms), dosage form, dosing regimen, strength or route of administration, for any indication and (iii) any successor product(s) of the foregoing, in any form, dosage form, dosing regimen, strength or route of administration, under development or hereinafter developed, including in conjunction with out-licensing partners, and owned or controlled by Borrower or its Subsidiaries, for use in one or more of the same indications for which any product described in sub-clause (i) or (ii) above is in development or has been developed or approved; and

(j)(i) any other biopharmaceutical product from time to time manufactured, developed or acquired by Borrower or any of its Subsidiaries for commercialization in the Territory after the Effective Date (excluding, for the avoidance of doubt, any Heron Acquisition Product or Other Acquisition Product), (ii) any biopharmaceutical product (whether in development or approved) owned or controlled by Borrower or any of its Subsidiaries for commercialization in the Territory that comprises or contains any active pharmaceutical ingredient used in manufacturing any product described in sub-clause (i) above, and (iii) any successor product(s) of the foregoing, in any form, dosage form, dosing regimen, strength or route of administration, under development or hereinafter developed, including in conjunction with out-licensing partners, and owned and controlled by Borrower or its Subsidiaries, for use in one or more of the same indications for which any product described in sub-clause (i) or (ii) above is in development or has been developed or approved.

For the avoidance of doubt, the product TOPROL-XL® (metoprolol succinate), as approved by FDA under NDA No. 206334, in any form, dosage form, dosing regimen, strength or route of administration, for any indication, shall not constitute a Product for all purposes hereunder.

“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Agency” means a U.S. or foreign Governmental Authority with responsibility for the approval of the marketing and sale of drugs or other regulation of drugs or otherwise having authority to regulate any Product.

“Regulatory Approvals or Licensures” means all approvals, authorizations, designations, licensures or clearances and any product or establishment licenses, registrations or authorizations of any Regulatory Agency necessary for the manufacture, use, storage, import, export, transport, offer for sale, or distribution (including for investigational use) or sale of any Product in the Territory.

“Regulatory Submission Material” means all regulatory filings, submissions, approvals, licensures, and authorizations related to any research, development, manufacture, production, use, commercialization, post-approval (or post-licensure, post-authorization, or post-clearance, as applicable) monitoring and reporting (including post-marketing safety reports), marketing, importing, storage, transport, offer for sale, distribution (including for investigational use) or sale of any Product in the Territory, including all data and information provided in, and used to develop, any of the foregoing, and any other material that is exempt from disclosure under 5 U.S.C. § 552.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means Lenders representing greater than fifty percent (50%) of the principal amount of the Term Loans outstanding as of such date.

“Requirements of Law” means, as to any Person, the organizational or governing documents of such Person, and any law (statutory or common, foreign or domestic), treaty, order, rule or regulation, legally binding policy, or determination of an arbitrator or a court or other Governmental Authority (including Environmental Laws, Health Care Laws, Data Protection Laws, FDA Laws, EU Laws, and all other applicable statutes, rules, regulations, standards or orders, or legally binding guidelines or legally binding policies, administered or issued by any foreign Governmental Authority), in each case, applicable to and binding upon such Person or any of its assets or properties or to which such Person or any of its assets or properties are subject, including, with respect to Borrower, the rules or requirements of any applicable U.S. national securities exchange applicable to Borrower or any of its Equity Interests.

“Responsible Officers” means, with respect to any Credit Party or any of its Subsidiaries, collectively, each of the Chief Executive Officer, Chief Medical Officer, Chief Financial Officer, Chief Operating & Commercial Officer, Chief Legal and Compliance Officer, Corporate Secretary, any Executive Vice President, Head of Information Technology, and General Counsel of such Credit Party or, in each case, if none, of Borrower.

“Restricted License” means any material license or other material agreement of the kind or nature subject or purported to be subject from time to time to a Lien under any Collateral Document, with respect to which a Credit Party is the licensee and pursuant to which such Credit Party in-licenses any of the Company IP that is necessary or otherwise material for any aspect of the research, development, manufacture, production, use, commercialization, marketing, importing, storage transport, packaging, labeling, promotion, advertising, offer for sale, distribution or sale of any Product in the Territory, (a) that prohibits or otherwise restricts such Credit Party from granting a security interest in its interest therein to the Collateral Agent, for the benefit of Lenders and the other Secured Parties (other than as a result of customary anti-assignment provisions) in a manner enforceable under Requirements of Law, or (b) for which a breach of or default thereunder remains uncured and could reasonably be expected to materially interfere with the Collateral Agent’s or any Lender’s right to sell or otherwise dispose of any Collateral (other than the license or agreement itself). For the avoidance of doubt, (i) software, open source code, application programming interfaces or trademarks, copyrights or patents of others that are commercially available to the public under the shrinkwrap licenses, clickwrap licenses, online terms of service or other terms of use or similar agreements, (ii) intellectual property rights of customers used by Borrower in the course of providing service to third parties in the ordinary course of business, and (iii) each Permitted Royalty Agreement, in each case, shall not constitute a Restricted License.

“Restricted Payments” is defined in Section 6.8(a).

“Rezzayo” is defined in clause (b)(i) of the definition of Products.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (including Cuba; Iran; North Korea; and the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, Kherson, Zaporizhzhia, and other regions of Ukraine that are the subject or target of comprehensive Sanctions).

“Sanctions” is defined in Section 4.18(c).

“SEC” means the Securities and Exchange Commission and any analogous Governmental Authority.

“Second Closing Date” means the later to occur of the Tranche A Closing Date and the Tranche B Closing Date.

“Secretary’s Certificate” means, with respect to any Person, a certificate of such Person executed by its Secretary, authorized signatory or director certifying as to the various matters set forth therein.

“Section 5 of the FTC Act” means the Section 5(a) of the U.S. Federal Trade Commission Act (15 U.S.C. § 45), which prohibits unfair and deceptive acts or practices in or affecting commerce and serves as the primary basis for U.S. Federal Trade Commission authority on privacy and security.

“Secured Parties” means each Lender, each other Indemnified Person and each other holder of any Obligation of a Credit Party.

“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Agreement” means the Guaranty and Security Agreement, dated as of the First Closing Date, by and among the Credit Parties and the Collateral Agent, in form and substance substantially similar to Exhibit C attached hereto or in such form or substance as the Credit Parties and the Collateral Agent may otherwise agree.

“Security Incidents” is defined in Section 4.22(b).

“Security Program” is defined in Section 4.22(b).

“Sensitive Information” means, collectively, (a) any Personal Data collected, created, received, maintained, stored, transmitted, or otherwise processed by Borrower or any of its Subsidiaries that is subject to any Data Protection Law(s), (b) any material confidential or proprietary information in which Borrower or any of its Subsidiaries have IP Ancillary Rights or any other material confidential Company IP, including trade secrets, (c) any information with respect to which Borrower or any of its Subsidiaries have contractual non-disclosure obligations, and (d) Regulatory Submission Materials.

“SOC 2” means an independent, third-party audit report performed by a Certified Public Accountant in accordance with the American Institute of Certified Public Accountants Trust Services Criteria, that evaluates the design and operating effectiveness of a service provider’s internal controls, systems, and processes relating to security, availability, processing integrity, confidentiality, and privacy.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Software” is defined in the definition of “Intellectual Property”.

“Solvent” means as of any date of determination, that, as of such date, (a) the value of the assets (including goodwill minus disposition costs) of such Person (both at fair value and present fair saleable value), on a going concern basis, is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to generally pay all liabilities (including trade debt) of such Person as such liabilities become absolute and mature in the ordinary course of business consistent with past practice and (c) such Person does not have unreasonably small capital after giving due consideration to the prevailing practice in the industry in which it is engaged or will be engaged. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SSA” means the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code.

“Stock Acquisition” means the purchase or other acquisition by Borrower or any of its Subsidiaries of (or resulting in the ownership of) any Equity Interests (by merger, stock purchase or otherwise) in any other Person (other than purchases or acquisitions of Equity Interests held in securities accounts in the ordinary course of business and consistent with past practices).

“Strategic Marketing Suspension or Cessation” means a temporary suspension or a cessation of no more than eight (8) months in the aggregate by Borrower or any of its Subsidiaries of the commercial marketing, promotion or sale of any Product or any successor Product, undertaken in Borrower’s reasonable business judgment for bona fide commercial or strategic reasons (including to reset the pricing or average selling price of such Product), and not in connection with any safety, efficacy or quality concern or any request, requirement or action of any Regulatory Agency.

“Subordinated Debt” means any Indebtedness in the form of or otherwise constituting term debt incurred by any Credit Party or any Subsidiary thereof (including any Indebtedness incurred in connection with any Acquisition or other Investment) that: (a) is subordinated in right of payment to the Obligations at all times until all of the Obligations have been paid, performed or discharged in full and Borrower has no further right to obtain any Credit Extension hereunder, pursuant to a subordination, intercreditor or other similar agreement that is in form and substance reasonably satisfactory to the Collateral Agent (which agreement shall include turnover provisions that are reasonably satisfactory to the Collateral Agent); (b) except as permitted by clause (d) below, is not subject to scheduled amortization, redemption (mandatory), sinking fund or similar payment and does not have a final maturity, in each case, before a date that is at least 180 days following the Term Loan Maturity Date; (c) does not include covenants (including financial covenants) and agreements (excluding agreements with respect to maturity, amortization, pricing and other economic terms) that, taken as a whole, are more restrictive or onerous on the Credit Parties in any material respect than the comparable covenants and agreements, taken as a whole, in the Loan Documents (as reasonably determined by a Responsible Officer of such Credit Party in good faith); (d) is not subject to repayment or prepayment, including pursuant to a put option exercisable by the holder of any such Indebtedness, prior to a date that is at least 180 days following the Term Loan Maturity Date except in the case of an event of default, change of control or asset sale (or, in each case, the equivalent thereof, however described); and (e) does not provide or otherwise include provisions having the effect of providing that a default or event of default (or the equivalent thereof, however described) under or in respect of such Indebtedness shall exist, or such Indebtedness shall otherwise become due prior to its scheduled maturity or the holder or holders thereof or any trustee or agent on its or their behalf shall be permitted (with or without the giving of notice, the lapse of time or both) to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in any such case upon the occurrence of a Default or Event of Default hereunder unless and until the Obligations have been declared, or have otherwise automatically become, immediately due and payable pursuant to Section 8.1(a). Notwithstanding the foregoing, Permitted Convertible Indebtedness, Indebtedness under any Permitted Royalty Agreement Document, any Permitted Royalty Financing Document and any Permitted Acquisition Royalty Document shall not constitute Subordinated Debt.

“Subsidiary” means, (a) with respect to any Person not incorporated in England and Wales, a corporation, partnership, limited liability company or other entity of which more than fifty percent (50.0%) of whose shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors (or similar body) of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person, and (b) with respect to any Person incorporated in England and Wales, any subsidiary incorporated in England and Wales within the meaning of section 1159 of the Companies Act 2006. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Credit Party.

“Systems” is defined in Section 4.22(a).

“Tax” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means each of the Tranche A Loan or the Tranche B Loan, as applicable, and “Term Loans” means, collectively, the Tranche A Loan and the Tranche B Loan, in each case, to the extent funded.

“Term Loan Commitment” means, each of the Tranche A Commitment or the Tranche B Commitment, as applicable, and “Term Loan Commitments” means, collectively, the Tranche A Commitment and the Tranche B Commitment.

“Term Loan Maturity Date” means the 5th-year anniversary of the First Closing Date; provided, however, that, notwithstanding the foregoing, upon the occurrence of the Maturity Date Acceleration Trigger, the Term Loan Maturity Date will be the date that is ninety (90) days prior to the stated maturity date of the 2030 Convertible Notes (that is, August 1, 2030, as such date may be extended pursuant to and in accordance with the terms and conditions of such convertible notes (including the Indenture)). For the avoidance of doubt, in no event shall the Term Loan Maturity Date occur on a date later than the 5th-year anniversary of the First Closing Date.

“Term Loan Note” means each Tranche A Note or Tranche B Note, as applicable, and “Term Loan Notes” means collectively, the Tranche A Notes and the Tranche B Notes (to the extent the Tranche A Loan and the Tranche B Loan, respectively, is funded hereunder).

“Term Loan Rate” is defined in Section 2.3(a)(i).

“Term SOFR” means, for any day in any calendar month, the Term SOFR Reference Rate for a tenor of three (3) months to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days’ prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Collateral Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Territory” means the United States.

“Test Period” means, for any date of determination under this Agreement, the most recent period of four consecutive Fiscal Quarters of Borrower ended on or prior to such time in respect of which financial statements for each quarter or Fiscal Year in such period have been or are required to be delivered pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii), as applicable, and filed with the SEC; provided, that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii), the Test Period in effect shall be the period of four consecutive full Fiscal Quarters of Borrower ended on June 30, 2026.

“Third-Party IP” is defined in Section 4.6(l).

“Third-Party Regulatory Materials” is defined in Section 4.20(a)(iii).

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of trade dress, logos and other source or business identifiers, together with the goodwill associated therewith, including all registrations and recordings thereof, and all applications in connection therewith, in the United States Patent and Trademark Office or in any similar office or agency of the United States or any state thereof or in any similar office or agency anywhere in the world in which foreign counterparts are registered or issued, and (b) all renewals thereof.

“Tranche A Additional Consideration” is defined in Section 2.7(a). For the avoidance of doubt, and notwithstanding anything to the contrary herein, in the event that, pursuant to Sections 2.2(a)(i), 2.2(h) and 3.5, Borrower is deemed to have requested the Tranche A Loan, each Lender is deemed to have advanced its Applicable Percentage of the Tranche A Loan Amount to Borrower, and Borrower is deemed to have prepaid in full the Tranche A Loan pursuant to Section 2.2(c)(i), the Tranche A Additional Consideration shall be due and payable in accordance with Sections 2.2(h) and 2.7(a) hereof.

“Tranche A Closing Date” means the date on which the Tranche A Loan is advanced by Lenders, which, subject to the satisfaction of the conditions precedent to the Tranche A Loan set forth in Section 3.1, Section 3.3, Section 3.4 and Section 3.5, shall be no earlier than thirty (30) days following the delivery to the Collateral Agent and Lenders of the completed and duly executed Advance Request Form in the form of Exhibit A hereto for the Tranche A Loan pursuant to Section 3.5 (or such earlier date as determined by the Lenders in their reasonable discretion) and in no event (deemed or otherwise) later than the Tranche A Commitment End Date; provided, however, that in the event Borrower does not deliver such completed and duly executed Advance Request Form pursuant to Section 3.1(a)(ii) and Borrower or any of its Subsidiaries consummates the Heron Acquisition Transaction or any other transaction involving the acquisition, directly or indirectly, of one or more of the Heron Acquisition Products on or before the Tranche A Commitment End Date, and Borrower is deemed to have requested the Tranche A Loan and each Lender is deemed to have advanced its Applicable Percentage of the Tranche A Loan Amount to Borrower on the Business Day immediately preceding the Tranche A Loan Trigger Date, the Tranche A Closing Date shall be such Tranche A Loan Trigger Date.

“Tranche A Commitment” means, with respect to any Lender, the commitment of such Lender to make the Credit Extensions relating to the Tranche A Loan on the Tranche A Closing Date in the aggregate principal amount set forth opposite such Lender’s name on Exhibit D attached hereto; provided, however, that the parties hereto hereby agree that such commitment, and any obligations of such Lender hereunder with respect thereto, shall terminate automatically without any further action by any party hereto and be of no further force and effect if (w) the Tranche B Closing Date occurs prior to the Tranche A Closing Date and the Term Loans funded on the Tranche B Closing Date are prepaid or repaid in whole or in part prior to the Tranche A Closing Date (other than any deemed prepayment pursuant to Section 2.2(h)), (x) the Tranche A Closing Date does not occur (deemed or otherwise) on or before the Tranche A Commitment End Date, (y) the Heron Acquisition Transaction is not consummated pursuant to the Heron Acquisition Agreement on or before the Tranche A Commitment End Date, or (z) the Heron Acquisition Agreement (and the underlying Heron Acquisition Transaction) is terminated by any party thereto on or before the Tranche A Commitment End Date (at any such time, for purposes of this Agreement, such Lender’s Tranche A Commitment equals zero). Notwithstanding anything herein to the contrary, in the event any of Heron Acquisition Products are acquired by Borrower or any of its Subsidiaries pursuant to any agreement that is not the Heron Acquisition Agreement, the parties hereto hereby agree that the Tranche A Commitment, and any obligations of each Lender hereunder with respect thereto, shall terminate automatically without any further action by any party hereto and be of no further force and effect.

“Tranche A Commitment End Date” means May 8, 2027.

“Tranche A Loan” is defined in Section 2.2(a)(i).

“Tranche A Loan Amount” means an original principal amount of Seventy-Five Million Dollars ($75,000,000.00).

“Tranche A Loan Trigger Date” is defined in Section 2.2(h).

“Tranche A Makewhole Amount” means, as of the date of any prepayment of the Tranche A Loan pursuant to Section 2.2(c) or as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a) (but not, for the avoidance of doubt, as a result of the acceleration of the maturity of the Term Loans upon the occurrence of the Maturity Date Acceleration Trigger), in each case, occurring prior to the 2nd-year anniversary of the Tranche A Closing Date, an amount equal to the sum of all interest that would have accrued and been payable from such date of prepayment through the 2nd-year anniversary of the Tranche A Closing Date on the amount of principal prepaid. For purposes of calculating the Tranche A Makewhole Amount: (a) the date of determination shall be such date of prepayment, using the interest rate as in effect on such date, provided, that, for purposes of any such prepayment pursuant to Section 2.2(c)(ii), the date of determination shall be the date on which the Change in Control is consummated; and (b) the Default Rate shall not apply to any interest that would have accrued and been payable from and after such date of determination. For the avoidance of doubt, and notwithstanding anything to the contrary herein, in the event the Tranche A Loan is deemed to have been requested by Borrower and to have been advanced by Lenders pursuant to Sections 2.2(a)(i), 2.2(h) and 3.5, and is deemed to have been prepaid by Borrower pursuant to Section 2.2(h), the Tranche A Makewhole Amount shall be due and payable in accordance with Sections 2.2(e) and 2.2(h) hereof.

“Tranche A Note” means a promissory note in substantially the form attached hereto as Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Tranche A Prepayment Premium” means, with respect to any prepayment of the Tranche A Loan by Borrower pursuant to Section 2.2(c), or as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a) (including, for the avoidance of doubt, as a result of the acceleration of the maturity of the Term Loans upon the occurrence of the Maturity Date Acceleration Trigger), an amount equal to the product of the amount of any principal so prepaid, multiplied by:

(a) if such prepayment occurs prior to the 3rd-year anniversary of the Tranche A Closing Date, 0.03;

(b) if such prepayment occurs on or after the 3rd-year anniversary of the Tranche A Closing Date but prior to the 4th-year anniversary of the Tranche A Closing Date, 0.02; and

(c) if such prepayment occurs on or after the 4th-year anniversary of the Tranche A Closing Date but prior to the Term Loan Maturity Date, 0.01.

For the avoidance of doubt, (x) no Tranche A Prepayment Premium shall be due and owing for any repayment of principal of the Tranche A Loan made on the Term Loan Maturity Date, or the date of any repayment of the Tranche A Loan pursuant to Section 2.2(b)(i), and (y) notwithstanding anything to the contrary herein, in the event the Tranche A Loan is deemed to have been requested by Borrower and to have been advanced by Lenders pursuant to Sections 2.2(a)(i), 2.2(h) and 3.5, and is deemed to have been prepaid by Borrower pursuant to Section 2.2(h), the Tranche A Prepayment Premium shall be due and payable in accordance with Sections 2.2(f) and 2.2(h) hereof.

“Tranche B Additional Consideration” is defined in Section 2.7(b). For the avoidance of doubt, and notwithstanding anything to the contrary herein, in the event that, pursuant to Sections 2.2(a), 2.2(h) and 3.5, Borrower is deemed to have requested the Tranche B Loan, each Lender is deemed to have advanced its Applicable Percentage of the Tranche B Loan Amount to Borrower, and Borrower is deemed to have prepaid in full the Tranche B Loan pursuant to Section 2.2(c)(i), the Tranche B Additional Consideration shall be due and payable in accordance with Sections 2.2(h) and 2.7(b) hereof.

“Tranche B Closing Date” means the date on which the Tranche B Loan is advanced by Lenders, which, subject to the satisfaction (or waiver) of the conditions precedent to the Tranche B Loan set forth in Section 3.2, Section 3.3, Section 3.4 and Section 3.5, shall be no earlier than thirty (30) days (or such shorter period as may be agreed to by Lenders in their reasonable discretion) following the delivery to the Collateral Agent and Lenders of the completed and duly executed Advance Request Form in the form of Exhibit A hereto for the Tranche B Loan pursuant to Sections 2.2(a)(ii) and 3.5 and in no event (deemed or otherwise) later than the Tranche B Commitment End Date; provided, however, that, if the Tranche B Closing Date is the First Closing Date and the use of proceeds thereof is for the Other Acquisition Transaction, in the event Borrower does not deliver such completed and duly executed Advance Request Form pursuant to Section 3.1(a)(ii) and Borrower or any of its Subsidiaries consummates the Other Acquisition Transaction or any other transaction involving the acquisition, directly or indirectly, of one or more of the Other Acquisition Products on or before the Tranche B Commitment End Date, and Borrower is deemed to have requested the Tranche B Loan and each Lender is deemed to have advanced its Applicable Percentage of the Tranche B Loan Amount to Borrower on the Business Day immediately preceding the Tranche B Loan Trigger Date, the Tranche B Closing Date shall be such Tranche B Loan Trigger Date.

“Tranche B Commitment” means, with respect to any Lender, the commitment of such Lender to make the Credit Extensions relating to the Tranche B Loan on the Tranche B Closing Date in the aggregate principal amount set forth opposite such Lender’s name on Exhibit D attached hereto; provided, however, that the parties hereto hereby agree that such commitment, and any obligations of such Lender hereunder with respect thereto, shall terminate automatically without any further action by any party hereto and be of no further force and effect if (w) the Tranche A Closing Date occurs prior to the Tranche B Closing Date and the Term Loans funded on the Tranche A Closing Date are prepaid or repaid in whole or in part prior to the Tranche B Closing Date (other than any deemed prepayment pursuant to Section 2.2(h)), (x) the Tranche B Closing Date does not occur (deemed or otherwise) on or before the Tranche B Commitment End Date, (y) the Other Acquisition Transaction (if any) is not consummated pursuant to the Other Acquisition Agreement on or before the Tranche B Commitment End Date, or (z) the Other Acquisition Agreement (and the underlying Other Acquisition Transaction) is terminated by any party thereto on or before the Tranche B Commitment End Date (at any such time, for purposes of this Agreement, such Lender’s Tranche B Commitment equals zero). Notwithstanding anything herein to the contrary, in the event any of the Other Acquisition Products are acquired by Borrower or any of its Subsidiaries pursuant to any agreement that is not the Other Acquisition Agreement, the parties hereto hereby agree that the Tranche B Commitment, and any obligations of each Lender hereunder with respect thereto, shall terminate automatically without any further action by any party hereto and be of no further force and effect.

“Tranche B Commitment End Date” means, (a) if the Tranche A Closing Date does not occur by the Tranche A Commitment End Date, May 8, 2027, and (b) if the Tranche A Closing Date occurs on or before the Tranche A Commitment End Date, the date that is thirty (30) days after June 30, 2028.

“Tranche B Loan” is defined in Section 2.2(a)(ii).

“Tranche B Loan Amount” means an original principal amount, (a) if funded hereunder on the First Closing Date and the First Closing Date is the Tranche B Closing Date, of not less than Fifty Million Dollars ($50,000,000.00) and not more than Seventy-Five Million Dollars ($75,000,000.00), and (b) if funded hereunder on the Second Closing Date, elected by Borrower pursuant to Section 3.5, of not less than Twenty-Five Million Dollars ($25,000,000.00) and not more than Seventy-Five Million Dollars ($75,000,000.00); provided, however, that if the Tranche B Closing Date does not occur on or before the Tranche B Commitment End Date, then the Tranche B Loan Amount, from and after such time for purposes of this Agreement, equals zero.

“Tranche B Loan Trigger Date” is defined in Section 2.2(h).

“Tranche B Makewhole Amount” means, as of the date of any prepayment of the Tranche B Loan pursuant to Section 2.2(c) or as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a) (but not, for the avoidance of doubt, as a result of the acceleration of the maturity of the Term Loans upon the occurrence of the Maturity Date Acceleration Trigger), in each case, occurring prior to the 2nd-year anniversary of the Tranche B Closing Date, an amount equal to the sum of all interest that would have accrued and been payable from such date of prepayment through the 2nd-year anniversary of the Tranche B Closing Date on the amount of principal prepaid. For purposes of calculating the Tranche B Makewhole Amount: (a) the date of determination shall be such date of prepayment, using the interest rate as in effect on such date, provided, that, for purposes of any such prepayment pursuant to Section 2.2(c)(ii), the date of determination shall be the date on which the Change in Control is consummated; and (b) the Default Rate shall not apply to any interest that would have accrued and been payable from and after such date of determination. For the avoidance of doubt, and notwithstanding anything to the contrary herein, in the event the Tranche B Loan is deemed to have been requested by Borrower and to have been advanced by Lenders pursuant to Sections 2.2(a), 2.2(h) and 3.5, and is deemed to have been prepaid by Borrower pursuant to Section 2.2(h), the Tranche B Makewhole Amount shall be due and payable in accordance with Sections 2.2(e) and 2.2(h) hereof.

“Tranche B Note” means a promissory note in substantially the form attached hereto as Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Tranche B Prepayment Premium” means, with respect to any prepayment of the Tranche B Loan by Borrower pursuant to Section 2.2(c) or as a result of the acceleration of the maturity of the Term Loans pursuant to Section 8.1(a) (including, for the avoidance of doubt, as a result of the acceleration of the maturity of the Term Loans upon the occurrence of the Maturity Date Acceleration Trigger), an amount equal to the product of the amount of any principal so prepaid, multiplied by:

(a) if such prepayment occurs prior to the 3rd-year anniversary of the Tranche B Closing Date, 0.03;

(b) if such prepayment occurs on or after the 3rd-year anniversary of the Tranche B Closing Date but prior to the 4th-year anniversary of the Tranche B Closing Date, 0.02; and

(c) if such prepayment occurs on or after the 4th-year anniversary of the Tranche B Closing Date but prior to the Term Loan Maturity Date, 0.01.

For the avoidance of doubt: (x) no Tranche B Prepayment Premium shall be due and owing for any repayment of principal of the Tranche B Loan made on the Term Loan Maturity Date, or the date of any repayment of the Tranche B Loan pursuant to Section 2.2(b)(i), and (y) notwithstanding anything to the contrary herein, in the event the Tranche B Loan is deemed to have been requested by Borrower and to have been advanced by Lenders pursuant to Sections 2.2(a), 2.2(h) and 3.5, and is deemed to have been prepaid by Borrower pursuant to Section 2.2(h), the Tranche B Prepayment Premium shall be due and payable in accordance with Sections 2.2(f) and 2.2(h) hereof.

“Transfer” is defined in Section 6.1.

“Treasury Regulations” mean those regulations promulgated pursuant to the IRC.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.

“TTM Net Product Revenues” means, with respect to any Product acquired by Borrower or any of its Subsidiaries after the Effective Date (excluding, for the avoidance of doubt, any Heron Acquisition Product), and for the trailing twelve month period preceding the date on which Borrower or any of its Subsidiaries acquired such Product, net sales of such Product in the Territory occurring during such trailing twelve month period, as reflected in the financial statements made available to Borrower or such Subsidiary in connection with such acquisition; provided, however, that TTM Net Product Revenues shall exclude any milestone payments, any non-recurring payments and any non-sales-based revenues or proceeds, or any payments, revenues or proceeds from products which are not such Product.

“TTM Net Rezzayo Revenues” means, as of any date of determination and solely with respect to Rezzayo, trailing twelve months net sales of such Product in the Territory, on the basis of information contained in the most recent financial statements that have been delivered pursuant to Section 5.2(a)(i) or Section 5.2(a)(ii) and filed with the SEC (and, to the extent such financial statements do not expressly set forth the applicable amounts, supporting documentation and calculations in reasonable detail, reasonably satisfactory to the Collateral Agent and certified by the Chief Financial Officer of Borrower, evidencing such amounts); provided, however, that TTM Net Rezzayo Revenues shall exclude any milestone payments, any non-recurring payments and any non-sales-based revenues or proceeds, or any payments, revenues or proceeds from products which are not Rezzayo.

“U.K. Laws” means all applicable statutes, rules and regulations implemented administered or enforced by the MHRA, the National Health Services (NHS), or the competent authorities of the United Kingdom’s constituent countries, including, but not limited to, the Human Medicines Regulations 2012 (SI 2012/1916), and related implementing legislation.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America, its fifty (50) states, the District of Columbia, Puerto Rico and any other jurisdiction within the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” is defined in Section 2.6(d)(ii)(3).

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Requirements of Law) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless the context otherwise requires, each reference to a Wholly Owned Subsidiary herein shall be a reference to a Wholly Owned Subsidiary of a Credit Party.

“Withdrawal Event” means: (i) as applicable, (a) any voluntary withdrawal or removal of any Key Product in the Territory by any Credit Party or any of its Subsidiaries, (b) the loss of marketing authorization for any Key Product in the Territory, (c) the receipt by any Credit Party or any of its Subsidiaries of any written notice from FDA or any other Regulatory Agency of pending recommendation to withdraw marketing authorization for any Key Product in the Territory, or (d) the receipt by any Credit Party or any of its Subsidiaries of any written notice from FDA or any other Regulatory Agency of final decision to withdraw marketing authorization for any Key Product in the Territory; provided, however, that no Strategic Marketing Suspension or Cessation with respect to any Key Product shall constitute a Withdrawal Event; and (ii) as of the date of such withdrawal, removal or other event and with respect to any Key Product other than Rezzayo, the Consolidated Total Gross Leverage Ratio with respect to such Key Product exceeds 3.0x for the Test Period most recently ended on or prior to the applicable withdrawal, removal or other event set forth in clause (i) above.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawn Product” means any Product with respect to which an event described in clause (i) of the definition of “Withdrawal Event” has occurred (whether or not such event has resulted in a Withdrawal Event or an Event of Default under Section 7.3(a)).

“Withholding Agent” is defined in Section 2.6(b).

“Working Capital Credit Line” is defined in clause (u) of the definition of “Permitted Indebtedness.”

“Working Capital Indebtedness” is defined in clause (u) of the definition of “Permitted Indebtedness.”

“Zynrelef” is defined in clause (b) of the definition of Heron Acquisition Products.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

CORMEDIX INC.,
as Borrower and a Credit Party

By	/s/ Joseph Todisco
Name:	Joseph Todisco
Title:	Chief Executive Officer

MELINTA THERAPEUTICS, LLC,
as an additional Credit Party

By	/s/ Joseph Todisco
Name:	Joseph Todisco
Title:	Chief Executive Officer

MELINTA SUBSIDIARY CORP.,
as an additional Credit Party

By	/s/ Joseph Todisco
Name:	Joseph Todisco
Title:	Chief Executive Officer

REMPEX PHARMACEUTICALS, INC.,
as an additional Credit Party

By	/s/ Joseph Todisco
Name:	Joseph Todisco
Title:	Chief Executive Officer

Signature Page to Loan Agreement

TARGANTA THERAPEUTICS CORPORATION,
as an additional Credit Party

By	/s/ Joseph Todisco
Name:	Joseph Todisco
Title:	Chief Executive Officer

CEM-102 PHARMACEUTICALS, INC.,
as an additional Credit Party

By	/s/ Joseph Todisco
Name:	Joseph Todisco
Title:	Chief Executive Officer

CEMPRA PHARMACEUTICALS, INC.,
as an additional Credit Party

By	/s/ Joseph Todisco
Name:	Joseph Todisco
Title:	Chief Executive Officer

Signature Page to Loan Agreement

BIOPHARMA CREDIT PLC,
as Collateral Agent

By:	Pharmakon Advisors, LP,
its Investment Manager
By: Pharmakon Management I, LLC,
its General Partner

By	/s/ Pedro Gonzalez de Cosio
Name:	Pedro Gonzalez de Cosio
Title:	Managing Member

BPCR LIMITED PARTNERSHIP,
as a Lender

By:	Pharmakon Advisors, LP,
its Investment Manager
By: Pharmakon Management I, LLC,
its General Partner

By	/s/ Pedro Gonzalez de Cosio
Name:	Pedro Gonzalez de Cosio
Title:	Managing Member

BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP,
as Lender

By:	BioPharma Credit Investments V GP LLC,
its General Partner
By: Pharmakon Advisors, LP,
its Investment Manager

By	/s/ Pedro Gonzalez de Cosio
Name:	Pedro Gonzalez de Cosio
Title:	Managing Member

Signature Page to Loan Agreement

EXHIBIT A

LOAN ADVANCE REQUEST FORM

[Intentionally Omitted.]

EXHIBIT B-1

[Intentionally Omitted.]

EXHIBIT B-2

[Intentionally Omitted.]

EXHIBIT C

FORM OF SECURITY AGREEMENT

[Intentionally Omitted.]

EXHIBIT D

COMMITMENTS; NOTICE ADDRESSES

Lender	Commitments	Notice Address
BPCR Limited Partnership	Tranche A Loan Commitment: $25,000,000.00 Tranche B Loan Commitment: $25,000,000.00

BPCR LIMITED PARTNERSHIP

c/o MUFG Corporate Governance Limited

51 Lime Street

19th Floor

London, United Kingdom

EC3M 7DQ

Attn: Company Secretary

Email: biopharmacreditplc@cm.mpms.mufg.com

with copies (which shall not constitute notice) to:

PHARMAKON ADVISORS, LP

110 East 59th Street, #2800

New York, NY 10022

Attn: Pedro Gonzalez de Cosio

Tel: [***]

Fax: [***]

Email: [***]

and

AKIN GUMP STRAUSS HAUER & FELD LLP

One Bryant Park

New York, NY 10036-6745

Attn: Geoffrey E. Secol

Tel: [***]

Email: [***]

BioPharma Credit Investments V (Master) LP	Tranche A Loan Commitment: $50,000,000.00 Tranche B Loan Commitment: $50,000,000.00

BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP

c/o BioPharma Credit Investments V GP LLC

c/o Walkers Corporate Limited

190 Elgin Avenue,

George Town

Grand Cayman KY1-9008

Attn: Pedro Gonzalez de Cosio

with copies (which shall not constitute notice) to:

PHARMAKON ADVISORS, LP

110 East 59th Street, #2800

New York, NY 10022

Attn: [***]

Tel: [***]

Fax: [***]

Email: [***]

and

AKIN GUMP STRAUSS HAUER & FELD LLP

One Bryant Park

New York, NY 10036-6745

Attn: Geoffrey E. Secol

Tel: [***]

Email: [***]

EXHIBIT E

form of COMPLIANCE CERTIFICATE

[Intentionally Omitted.]

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

[Intentionally Omitted.]

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

[Intentionally Omitted.]

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

[Intentionally Omitted.]

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

[Intentionally Omitted.]